                                                Filed pursuant to Rule 424(b)(5)
                                                Registration No. 333-51789

PROSPECTUS SUPPLEMENT                                                Tesoro Logo
(To Prospectus dated May 14, 1998)

           9,000,000 PREMIUM INCOME EQUITY SECURITIES(SM)("PIES(SM)")

                          TESORO PETROLEUM CORPORATION

      Consisting of Depositary Shares, Each Representing One One-Hundredth
          of a Share of 7 1/4% Mandatorily Convertible Preferred Stock
                            ------------------------
    All of the Premium Income Equity Securities(SM) ("PIES(SM)") offered hereby (the "Offering" or the "PIES Offering") are being sold by Tesoro Petroleum Corporation (the "Company" or "Tesoro"). Each of the PIES represents one one-hundredth of a share of 7 1/4% Mandatorily Convertible Preferred Stock (the "Mandatorily Convertible Preferred Stock") of the Company deposited with the Depositary (as defined herein). Each PIES, through the Depositary, entitles the holder to all proportional rights and preferences of the share of Mandatorily Convertible Preferred Stock represented thereby. The liquidation preference of each PIES is $15.9375, plus accrued and unpaid dividends thereon. See "Description of PIES."

    Unless converted by the holder into the Company's common stock, par value $0.16 2/3 per share (the "Common Stock"), prior thereto, on July 1, 2001 (the "Mandatory Conversion Date") each PIES will automatically convert into shares of Common Stock at the Conversion Rate. The "Conversion Rate" is, subject to adjustment in certain events, equal to (a) if the Conversion Price (as defined below) is greater than or equal to $18.85 (the "Threshold Appreciation Price"),
0.8455 shares of Common Stock per PIES, (b) if the Conversion Price is less than the Threshold Appreciation Price but greater than $15.9375 (the "Initial Price"), a fraction, equal to the Initial Price divided by the Conversion Price, of one share of Common Stock per PIES and (c) if the Conversion Price is less than or equal to the Initial Price, one share of Common Stock per PIES. The Threshold Appreciation Price and the Initial Price are subject to adjustment in certain events. The "Conversion Price" is the average Closing Price (as defined herein) per share of Common Stock for the 20 Trading Days (as defined herein) immediately prior to (but not including) the Mandatory Conversion Date, except as otherwise described herein. See "Description of PIES -- Mandatory Conversion of PIES." At any time after July 26, 1998 and prior to the Mandatory Conversion Date, each PIES is convertible, in whole but not in part, at the option of the holder thereof into 0.8455 shares of Common Stock, subject to adjustment in certain events. See "Description of PIES -- Conversion at the Option of the Holder." The value of the Common Stock that will be received by the holders of PIES upon their conversion may be more or less than the amount paid for the PIES offered hereby due to market fluctuations in the price of the Common Stock.

    Annual dividends on the PIES are cumulative at a rate of $1.1555 per PIES from the date of initial issuance, subject to upward adjustment in certain events, payable in cash quarterly in arrears on each January 1, April 1, July 1 and October 1 and commencing October 1, 1998. The holders of Mandatorily Convertible Preferred Stock (including the shares of Mandatorily Convertible Preferred Stock represented by PIES) are not entitled to any voting rights, except as required by applicable state law and with respect to adverse charter and bylaw amendments or the authorization or creation of classes of capital stock ranking senior as to payment of dividends or liquidation preference to the Mandatorily Convertible Preferred Stock, and in certain circumstances involving protracted dividend arrearages. See "Description of PIES -- Voting Rights."

    The PIES Offering is being made in connection with the acquisition (the "Hawaii Acquisition") of BHP Hawaii (as defined herein) and the acquisition (the "Washington Acquisition", and with the Hawaii Acquisition, the "Acquisitions") of Shell Washington (as defined herein) by the Company. Concurrently with the PIES Offering, the Company is offering 5,000,000 shares of Common Stock, with gross proceeds of $79.7 million. Concurrently with the syndication of the Senior Credit Facility (as defined herein), the Company is offering $300.0 million in aggregate principal amount of its Senior Subordinated Notes (the "Notes"). The PIES Offering is not conditioned upon the closing of the offering of Common Stock (the "Common Stock Offering") or the Notes (the "Notes Offering," and together with the PIES Offering and the Common Stock Offering, the "Offerings"), nor is the closing of any of the Offerings conditioned upon the closing of the Washington Acquisition. Net proceeds from the Offerings, together with borrowings under the Senior Credit Facility, will be used to fund the cash purchase price of the Washington Acquisition, to refinance the Interim Credit Facility (as defined herein) (a portion of which was used to fund the cash purchase price of the Hawaii Acquisition), to pay certain fees and expenses related to the Transactions (as defined herein) and for general corporate purposes (including working capital requirements and capital expenditures). See "Use of Proceeds."

    The PIES have been approved for listing on the New York Stock Exchange (the "NYSE") under the symbol "TSOPrA", with trading on the NYSE scheduled to commence on or about July 2, 1998. The Common Stock issuable upon conversion of the Mandatorily Convertible Preferred Stock represented by the PIES has also been approved for listing on the NYSE. The Mandatorily Convertible Preferred Stock will not be so listed and the Company does not expect that there will be any trading market for the Mandatorily Convertible Preferred Stock except as represented by the PIES.

    The Common Stock is listed on the NYSE under the symbol "TSO." On June 25, 1998, the last sales price of the Common Stock, as reported by the NYSE, was $15 15/16 per share.
                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE S-15 HEREIN FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

========================================================================================================================
                                                                            UNDERWRITING
                                                    PRICE TO                DISCOUNT AND              PROCEEDS TO
                                                     PUBLIC                COMMISSIONS(1)              COMPANY(2)
------------------------------------------------------------------------------------------------------------------------
Per PIES..................................          $15.9375                   $0.478                   $15.4595
------------------------------------------------------------------------------------------------------------------------
Total(3)..................................        $143,437,500               $4,302,000               $139,135,500
========================================================================================================================

(1) The Company has agreed to indemnify the Underwriters (as defined herein) against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses payable by the Company, estimated at $500,000.
(3) The Company has granted an option to the Underwriters to purchase up to an additional 1,350,000 PIES on the same terms and conditions as set forth herein solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Commissions and Proceeds to Company will be $164,953,125, $4,947,300 and $160,005,825, respectively. See "Underwriting."
                            ------------------------

    The PIES offered by this Prospectus Supplement are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the Depositary Receipts (as defined herein) evidencing PIES will be made at the offices of Lehman Brothers Inc., New York, New York, on or about July 1, 1998.
                            ------------------------

LEHMAN BROTHERS                              HOWARD, WEIL, LABOUISSE, FRIEDRICHS
                                                        INCORPORATED
June 26, 1998
 Premium Income Equity Securities(SM) and "PIES(SM)" are service marks owned by
                              Lehman Brothers Inc.

  ----------------------------
  Tesoro PETROLEUM CORPORATION

Tesoro Petroleum Corporation's operations consist of downstream and upstream activities in the United States and selected international markets. Downstream, the Company is involved in petroleum refining, the distribution and marketing of petroleum products and marine logistics services in Alaska, Hawaii, the Pacific Northwest, the U.S. West Coast, and the U.S. Gulf Coast. Upstream, the Company is engaged in the exploration for and production of primarily natural gas in Texas, Louisiana and Bolivia.


DOWNSTREAM

ALASKA The Company owns and operates a 72,000 barrels per day (bpd) refinery in Kenai, Alaska and also operates the largest network of branded retail gas stations throughout the state. Tesoro is a primary supplier of jet fuel in Alaska to the major trans-polar and trans-Pacific aircraft traffic routes going through Anchorage. The refinery also exports products to key cities in the Russian Far East and Asia.

HAWAII The Company owns and operates a 95,000 bpd refinery in Kapolei, Hawaii. The Company is also a major retailer of gasoline (through 32 branded retail outlets) and the largest marketer of jet fuel in Hawaii.

WASHINGTON The Company has entered into an agreement to acquire a 108,000 bpd refinery in Anacortes, Washington. The Washington refinery is a complex, high-conversion refinery that produces approximately 80 percent gasoline and middle distillates and can produce significant amounts of cleaner burning CARB gasoline. The Company is also actively developing a retail market presence in the Pacific Northwest and currently distributes gasoline through 33 dealer-operated branded retail stations in Washington and Oregon.

MARINE SERVICES The Company's other downstream segment, Marine Services, operates a network of 23 terminals located in Louisiana, Texas and on the West Coast. This segment markets and distributes petroleum products, primarily marine diesel fuel and lubricants, and provides a growing number of logistics services to the marine and offshore exploration and production industries.

         CERTAIN PERSONS PARTICIPATING IN THE COMMON STOCK OR PIES OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OR PIES. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF COMMON STOCK OR PIES FOLLOWING THE PRICING OF THE COMMON STOCK OR PIES OFFERINGS TO COVER A SYNDICATED SHORT POSITION IN THE COMMON STOCK OR PIES OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON STOCK OR PIES, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES RELATING TO THIS OFFERING, SEE "UNDERWRITING."

     [map reflecting the locations of certain of the Company's operations]

                                    SUMMARY

     The following summary is qualified in its entirety by and should be read in conjunction with the detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus Supplement. Prospective investors should carefully consider the matters discussed under the caption "Risk Factors." Except as the context otherwise requires, information in this Prospectus Supplement assumes that (i) the Hawaii Acquisition, (ii) the Washington Acquisition, (iii) the initial borrowings under the Senior Credit Facility, (iv) the Notes Offering, (v) the PIES Offering and (vi) the Common Stock Offering (collectively, the "Transactions") have been consummated. AS USED IN THIS PROSPECTUS SUPPLEMENT, THE TERM "TESORO" REFERS TO TESORO PETROLEUM CORPORATION BEFORE THE TRANSACTIONS, AND THE TERM "COMPANY" REFERS TO TESORO PETROLEUM CORPORATION PRO FORMA FOR THE TRANSACTIONS. The information contained in this Prospectus Supplement with respect to BHP Hawaii and Shell Washington has been supplied to Tesoro by BHP (as defined herein) and Shell (as defined herein), respectively. The closing of the PIES Offering is not conditioned upon the closing of the Notes Offering or Common Stock Offering, nor is the closing of any of the Offerings conditioned upon the closing of the Washington Acquisition.

                                  THE COMPANY

OVERVIEW

     The Company is a diversified natural resource company with operations in three business segments: (i) refining crude oil and marketing petroleum products ("Refining and Marketing"), (ii) exploration for, and development and production of, primarily natural gas ("Exploration and Production") and (iii) marketing and distributing petroleum products and providing logistics services to the marine and offshore exploration and production industries ("Marine Services"). Tesoro has demonstrated consistent growth in each of these segments over the past three years. Tesoro's Normalized EBITDA (as defined herein) has increased from $50.0 million in 1995 to $98.2 million in 1997. Pro forma for the Transactions, the Company generated Normalized EBITDA of $178.6 million for the year ended December 31, 1997 (excluding potential cost savings and revenue enhancements anticipated to result from the Acquisitions), with 65% attributable to Refining and Marketing, 32% attributable to Exploration and Production and 3% attributable to Marine Services.

REFINING AND MARKETING

     The Company is the second largest independent refiner and marketer of petroleum products in the Petroleum Administration for Defense District V ("PADD V"), a federal regional designation encompassing Alaska, Arizona, California, Hawaii, Nevada, Oregon and Washington). The Company owns and operates three major West Coast refineries located in: Kenai, Alaska (the "Alaska Refinery"), on the eastern side of the Cook Inlet; Kapolei, Hawaii (the "Hawaii Refinery"), on the island of Oahu; and Anacortes, Washington (the "Washington Refinery"), on the Puget Sound approximately 60 miles north of Seattle. The Alaska Refinery has a rated capacity of 72,000 barrels per day ("bpd") and is the second largest refinery in Alaska. The Hawaii Refinery has a rated capacity of 95,000 bpd and is the largest refinery in Hawaii. The Washington Refinery has a rated capacity of 108,000 bpd and is the third largest refinery in the Pacific Northwest. The Company is also a major retailer of gasoline in Alaska and Hawaii and is continuing to build a retail presence in the Pacific Northwest. As of March 31, 1998, the Company had 160 branded retail stations in Alaska (35 Company owned and operated), 32 branded retail stations in Hawaii (30 Company owned and operated) and 33 branded retail stations in the Pacific Northwest.

     ALASKA. The Alaskan market is geographically isolated, making transportation and terminaling costs a significant competitive factor. The nearest competitive alternative markets to Alaska are Canada and the U.S. Pacific Northwest. The transportation costs involved to move refined products between these markets and Alaska are significant, which results in the Company receiving higher margins on its refined products that are sold in the local Alaskan market. During 1997, approximately 70% of the refined product volumes manufactured at the Alaska Refinery were sold within the local Alaskan market.

     Over the last three years, Tesoro has significantly increased its in-state sales of refined products in Alaska, which have generated substantial improvements in its Alaska refining and marketing operating results. Tesoro has accomplished this goal through a combination of (i) capital improvements and feedstock alterations at its Alaska Refinery that allow the refinery to manufacture a product slate that is more in line with local market demands, and
(ii) an expansion of its in-state marketing channels for gasoline, heavy oils and other refined products. As a result of these and other initiatives, Tesoro's in-state sales of refined products manufactured at the Alaska Refinery have increased by over 4,500 bpd from 1995 to 1997. Over this same time period, the Alaska Refinery's product spread has increased from approximately $3.44 per barrel to $5.09 per barrel and Tesoro's Alaska refining and marketing Normalized EBITDA has increased from $13 million to $33 million.

     Recent major capital improvements to the Alaska Refinery include the construction of a vacuum unit in late 1994 for approximately $25 million and the expansion of the hydrocracker unit in late 1997 for approximately $19 million, which included the introduction of a jet selective catalyst. As a result of these two refinery upgrades, the Company has significantly increased its production of jet fuel, which is currently in short supply in Alaska, and reduced its production of lower margin residual fuel oil and other heavy oils. The majority of these heavy oils must be exported to markets outside of Alaska due to the current level of local demand. Prior to these major capital improvements, the Alaska Refinery's product mix was approximately 37% middle distillates (primarily jet fuel and diesel fuel), 24% gasoline, and 39% residual fuel and other heavy oils on total production of 51,100 bpd in 1993, versus a product mix during the first quarter of 1998 of 44% middle distillates, 26% gasoline and 30% residual fuel oil and other heavy oils on total production of 57,700 bpd.

     The Company also has expanded and enhanced its Alaska retail gasoline network by converting third-party stations to "Tesoro Alaska" branded stations, building and acquiring stations, remodeling existing profitable stations and closing underperforming stations. In the last three years, the number of branded stations selling Company gasoline in Alaska has increased from 131 to 160. The Company plans to add additional branded retail stations in 1998 as a part of its three-year, $50 million Alaskan retail expansion program. Additionally, Tesoro improved its product spread by beginning to manufacture and market liquid asphalt in Alaska in 1996. Due to this change in product slate and the completion of an asphalt terminal in Anchorage, Alaska, sales of liquid asphalt sold in-state by Tesoro tripled from 1996 to 1997.

     HAWAII. The Company's Alaskan operations and its recently acquired Hawaii operations have many similar characteristics. Both markets are geographically isolated, making transportation and terminaling costs a significant competitive factor. Both markets have a small number of local refiners. The Company operates one of two major refineries in Alaska and the larger of two refineries in Hawaii. Both markets have similar supply and demand characteristics for most refined products. Middle distillates account for the largest percentage of total refined product demand. In-state demand for middle distillates is currently higher than in-state production and in-state demand for gasoline and heavy oils is currently lower than in-state production. With these similar market dynamics, both the Alaska and Hawaii Refineries are configured to maximize production of middle distillates. Both refineries process similar grades of crude oil and yield similar refined product slates. Due to the strong similarities between the Alaska and Hawaii Refineries and the corresponding local markets, the Company believes there will be significant opportunities to improve the performance of the Hawaii Refinery by applying some of the same techniques the Company has used in Alaska.

     WASHINGTON. The Washington Acquisition gives the Company a major refining presence in the Pacific Northwest, an area in which Tesoro has been an active marketer of refined products since the 1980s. Tesoro currently markets gasoline (through 33 dealer-operated branded retail stations and one terminal), bunker fuels and other heavy oil products in the Pacific Northwest. BHP Hawaii also currently markets certain excess refined products in the Pacific Northwest.

     The Company believes that the Pacific Northwest is one of the most attractive U.S. refining markets. Washington and Oregon are currently ranked as the sixth and tenth fastest growing states in the U.S., respectively. Population growth in Washington and Oregon averaged 11% for the five-year period ending 1995. Gasoline production in the Pacific Northwest is currently slightly higher than local demand. Due to strong projected demand growth, however, the Company believes that the gasoline market will be in balance or slightly short within two to three years.

     The Washington Refinery is a relatively complex refinery that produces a large percentage of gasoline and other high value products. During 1997, the Washington Refinery's product mix was approximately 53% gasoline, 24% middle distillates and 23% heavy oils and other. Additionally, the Washington Refinery can produce significant amounts of CARB gasoline, a gasoline formulation required in the California market which reduces vehicle emissions.

     The Company believes that there are significant cost saving and revenue enhancement opportunities available through integrating its Washington Refinery with its Alaska and Hawaii Refineries. The Tesoro management team has currently identified $25 million of potential annual cost saving and revenue enhancing synergies including improvements to administrative and logistical efficiencies, further processing of intermediate products and other marketing and operating benefits. Management expects to begin to realize such synergies in the fourth quarter of 1998 with the full annual impact to be achieved in the fiscal year ending December 31, 1999. In addition, the Company believes that there will be incremental opportunities, which have not yet been identified, from owning three refineries in PADD V.

EXPLORATION AND PRODUCTION

     The Company is engaged in the exploration for and acquisition, development and exploitation of primarily natural gas properties in Texas, Louisiana and Bolivia. As of December 31, 1997, the Company had over 517 billion cubic feet equivalent ("Bcfe") of proved reserves, 93% of which are natural gas, with a standardized measure of discounted future net cash flows before income taxes utilizing a 10% discount rate ("Pre-Tax PV10") of approximately $374 million. Approximately 30% of the Company's proved reserves and 45% of the Company's Pre-Tax PV10 are attributable to its U.S. properties.

     The Company has a demonstrated track record of finding, developing and producing oil and gas reserves at a relatively low cost. Over the last five years, the Company has more than doubled worldwide proved reserves at an average finding and development cost of approximately $0.52 per thousand cubic feet equivalent ("Mcfe"). The Company has increased production from approximately 62 million cubic feet equivalents ("MMcfe") per day in 1993 to 109 MMcfe per day in 1997 and was producing approximately 130 MMcfe per day during March 1998. During 1997, the Company increased its domestic proved reserves by 28% and its Bolivian proved reserves by 45% at a worldwide average finding cost of $0.49 per Mcfe. The Company believes it is well positioned to further increase its proved reserves and production in both the U.S. and Bolivia.

     In the U.S., Tesoro has assembled a substantial inventory of new exploration and development prospects. In the last year, the Company almost tripled its net undeveloped acreage to in excess of 130,000 acres. The Company is positioned in four core areas: the Val Verde Basin in Southwest Texas, the Wilcox Trend in South Texas, the Frio/Vicksburg Trend along the U.S. Gulf Coast and the East Texas Basin. During 1997, the Company's U.S. exploration efforts resulted in commercial discoveries in three of these core areas. As a result of these new discoveries, the Company has added a significant inventory of lower risk development drilling opportunities for 1998.

     In Bolivia, a significant portion of the Company's proved developed reserves are currently shut-in due to limited access to markets. However, during 1997, construction began on a 1,900-mile Bolivia-to-Brazil natural gas pipeline which the Company believes will significantly increase the market for Bolivian gas production. The pipeline, which is jointly owned by Enron Corp., Shell International Gas Ltd. and Petroleo Brasileiro S.A. (known as Petrobras, the Brazilian state oil company), among others, is expected to be completed by early 1999. Upon completion of the pipeline, the Company believes that it will be able to increase its Bolivian natural gas production. See "Business -- Exploration and Production -- Overview." Tesoro's Bolivian production during 1997 averaged 37 MMcfe per day (gross), and the Company estimates that it could currently produce from its existing proved developed reserve base approximately 120 MMcfe per day (gross) if access to markets were readily available. The Company's 1998 capital budget includes plans to drill three development wells (gross) and two exploratory wells (gross) which may increase its productive capacity.

MARINE SERVICES

     Tesoro is the largest operator of marine terminals along the Texas and Louisiana Gulf Coast and is building a presence on the U.S. West Coast. The Company currently operates 20 marine terminals in Texas and Louisiana and three terminals on the U.S. West Coast. Through its terminal facilities, the Company markets and distributes a broad range of products, including diesel fuel, lubricants, chemicals and supplies, and provides logistical support services to the marine and offshore exploration and production industries. The marine terminals are generally deep water and are bulkheaded and dredged to provide easy access to vessels receiving products for delivery to customers. Products are also delivered offshore aboard vessels owned or chartered by customers, which include companies engaged in oil and gas exploration and production, seismic evaluation, offshore construction and other drilling-related businesses.

     The acquisition of Coastwide Energy Services, Inc. ("Coastwide") in 1996 plus recent facility improvements and cost reduction initiatives have significantly enhanced the Company's competitive position and operating results in the marine services industry. The Company's Normalized EBITDA attributable to its Marine Services segment has increased from a negative $3.3 million in 1995 to a positive $8.0 million in 1997. The marine services industry remains fragmented. The Company believes that there are significant consolidation opportunities in this sector as well as additional optimization opportunities relating to its existing operations that will allow it to continue to profitably grow this business segment.

                       STRATEGY AND COMPETITIVE STRENGTHS

     The Company's strategy is to (i) maximize return on capital employed and increase the competitiveness of each of its business units by reducing costs, increasing operating efficiencies and optimizing existing assets and (ii) expand its overall market presence through a combination of internal growth initiatives and selective acquisitions which are both accretive to earnings and provide significant operational synergies.

     The Company believes that it is well positioned to execute its strategy as a result of the following competitive strengths:

     STRONG POSITION IN NICHE MARKETS. In Refining and Marketing, the Company operates the largest refinery in Hawaii, the second largest refinery in Alaska and will operate the third largest refinery in Washington. The Company is also a major retailer of gasoline in Alaska and Hawaii and is enhancing its retail presence in the Pacific Northwest. In Exploration and Production, the Company has demonstrated a track record of finding, developing and producing oil and gas reserves at relatively low costs compared to others in the industry. In Marine Services, the Company is the largest operator of marine terminals along the Texas and Louisiana Gulf Coast.

     DIVERSIFIED CASH FLOW BASE. Pro forma for the Transactions, for the year ended December 31, 1997, the Company generated approximately 65% of its Normalized EBITDA from its Refining and Marketing segment, 32% from its Exploration and Production segment and 3% from its Marine Services segment (excluding potential cost savings and revenue enhancement opportunities). Furthermore, pro forma Normalized EBITDA from the Refining and Marketing segment would be distributed among its three areas of operations. The diversity of the Company's assets and successful operation of its three business segments reduce the Company's dependence on any one area of the natural resources industry, which subsequently reduces the volatility of the Company's earnings and Normalized EBITDA.

     STRONG TRACK RECORD. Over the last four years, Tesoro has made significant operating improvements in each of its business segments. From 1993 to 1997, Tesoro's Normalized EBITDA increased from approximately $35 million to $98 million. During this same time period, Tesoro reduced its total debt and preferred stock outstanding from $264 million to approximately $132 million.

     EXPERIENCED MANAGEMENT TEAM. The Company benefits from a strong and experienced management team at both the corporate and the operating levels. Tesoro's senior management team has an average 25 years of experience in the oil and gas industry. The Company's management team has successfully restructured each of its operating segments and significantly improved its operating and financial performance over the last five years.

                                THE TRANSACTIONS

THE ACQUISITIONS

     THE HAWAII ACQUISITION. On May 29, 1998, Tesoro closed the acquisition (the "Hawaii Acquisition") of all of the outstanding capital stock of BHP Petroleum Americas Refining Inc. and BHP Petroleum South Pacific Inc. (together, "BHP Hawaii"), both of which were affiliates of The Broken Hill Proprietary Company Limited ("BHP"). BHP Hawaii owns and operates a 95,000 bpd refinery in Kapolei, Hawaii, on the island of Oahu, approximately 20 miles west of Honolulu, and 32 retail gasoline stations (two of which are dealer-operated) on Oahu, Maui and Hawaii.

     The cash purchase price for the Hawaii Acquisition was $243.5 million. In addition, Tesoro issued an unsecured, non-interest bearing promissory note (the "BHP Note") in the amount of $50 million, payable in five equal annual installments, beginning in 2009. The BHP Note provides for earlier payment based on the performance of BHP Hawaii. The purchase price is subject to adjustment after the closing for the amount by which the working capital of BHP Hawaii on the closing date differs from $68.5 million, the estimated working capital at closing. See "Description of Indebtedness -- Other Indebtedness."

     In order to ensure the continuity of crude supply to the Hawaii Refinery, the Company also entered into a two-year agreement with an affiliate of BHP to assist Tesoro in acquiring crude oil feedstock sourced outside of North America and in arranging for transportation of such crude oil to the Hawaii Refinery. See "Business -- Refining and Marketing -- Crude Oil Supply -- Hawaii."

     THE WASHINGTON ACQUISITION. On May 1, 1998, Tesoro entered into an agreement (the "Washington Agreement") to purchase (the "Washington Acquisition") all of the outstanding capital stock of Shell Anacortes Refining Company ("Shell Washington"), an affiliate of Shell Oil Company ("Shell"). Shell Washington owns and operates a 108,000 bpd refinery (the "Washington Refinery") located in Anacortes, Washington (on the Puget Sound, approximately 60 miles north of Seattle) and related assets.

     Under the terms of the Washington Agreement, the Company has agreed to pay at closing a purchase price of $237 million plus estimated working capital as of closing. The Company has made a $5 million earnest money deposit and has agreed to escrow by July 10, 1998, the balance of the purchase price. Based on the March 31, 1998 balance sheet the Company estimates that the working capital to be acquired is approximately $43 million. The Washington Agreement contains representations and warranties and other general provisions that are customary for transactions of this nature.

     Shell is selling Shell Washington pursuant to agreements with the U.S. Federal Trade Commission (the "FTC") and the states of Oregon and Washington resulting from its western states refining and marketing joint venture with Texaco. The closing of the Washington Acquisition is contingent upon the approval of the FTC and the states of Oregon and Washington and other customary conditions. Tesoro currently anticipates that the Washington Acquisition will close on or after August 1, 1998.

     The Offerings are not conditioned upon the closing of the Washington Acquisition.

THE FINANCINGS

     THE INTERIM CREDIT FACILITY. In conjunction with closing the Hawaii Acquisition, Tesoro refinanced substantially all of its then-existing indebtedness (the "Refinancing"). The total amount of funds required by Tesoro to complete the Hawaii Acquisition and the Refinancing, to pay related fees and expenses and for general corporate purposes was approximately $432 million, which was financed through a secured credit facility (the "Interim Credit Facility") provided by Lehman Commercial Paper Inc. ("LCPI"), an affiliate of Lehman Brothers Inc. The Company intends to refinance all borrowings under the Interim Credit Facility with net proceeds from the Offerings and borrowings under a new senior credit facility.

     THE SENIOR CREDIT FACILITY. Tesoro has obtained a commitment letter from LCPI to arrange a new senior credit facility (the "Senior Credit Facility") in the amount of $500 million. The Senior Credit Facility will be entered into in connection with the Notes Offering and the Washington Acquisition. The Senior Credit Facility will be comprised of term loan facilities aggregating $200 million (two $100 million tranches, the "Tranche A Term Loans" and the "Tranche B Term Loan") and a $300 million revolving credit facility (the "Revolver"). The Senior Credit Facility will be guaranteed by all of the Company's active direct and indirect subsidiaries (the "Guarantors") and will be secured by substantially all of the domestic assets of the Company and each of the Guarantors. See "Description of Indebtedness -- Senior Credit Facility."

     THE OFFERINGS. Concurrently with the PIES Offering, the Company is offering 5,000,000 shares of Common Stock in the Common Stock Offering with gross proceeds of $79.7 million (excluding over-allotment options granted to the underwriters of the Common Stock). Concurrently with the syndication of the Senior Credit Facility, the Company will offer $300 million aggregate principal amount of the Notes in the Notes Offering. The closing of the PIES Offering is not conditioned upon the closing of the Common Stock Offering or the Notes Offering, nor is the closing of any of the Offerings conditioned upon the closing of the Washington Acquisition. See "Description of Indebtedness -- The Notes," "Description of Capital Stock" and "Description of PIES."

     Borrowings under the Senior Credit Facility, together with the net proceeds from the Offerings, will be used to fund the cash purchase price of the Washington Acquisition, to refinance the Interim Credit Facility (a portion of which was used to finance the Hawaii Acquisition), to pay certain fees and expenses related to the Transactions and for general corporate purposes (including working capital requirements and capital expenditures). There can be no assurance that the Company will be able to complete all of the Offerings or that the proceeds from the Offerings will be as currently contemplated. See "Capitalization." The following table illustrates the estimated sources and uses of funds assuming consummation of the Washington Acquisition, the Senior Credit Facility and the Offerings as of May 29, 1998.

                                                             AMOUNT
                                                          -------------
                                                          (IN MILLIONS)
SOURCES:
  Senior Credit Facility -- Revolver(a).................      $ 56
  Senior Credit Facility -- Tranche A Term Loans(b).....        50
  Senior Credit Facility -- Tranche B Term Loan.........       100
  Notes Offering........................................       300
  PIES Offering.........................................       143
  Common Stock Offering.................................        80
                                                              ----
         Total..........................................      $729
                                                              ====
USES:
  Washington Acquisition(c).............................      $275
  Repayment of Interim Credit Facility(d)...............       432
  Other(e)..............................................        22
                                                              ----
         Total..........................................      $729
                                                              ====

---------------

(a) The maximum amount available under the Revolver is $300 million, including availability for letters of credit.

(b) The Tranche A Term Loans provide for additional borrowings of up to $50 million in the aggregate over the first six months following the closing of the Transactions for general corporate purposes (including capital expenditures).

(c) Includes $43 million of estimated working capital (based on the March 31, 1998 balance sheet) to be acquired in connection with the acquisition of the Washington Refinery less the $5 million escrow deposit. The actual amount of working capital will be determined on the date of the closing of the Washington Acquisition.

(d) The Company entered into the Interim Credit Facility in order to fund the cash purchase price of the Hawaii Acquisition, to refinance substantially all of its indebtedness, to pay related fees and expenses and for general corporate purposes. The actual amount refinanced will depend on the Company's revolving borrowings under the Interim Credit Facility.

(e) Includes estimated underwriting and placement discounts, fees and other expenses related to the Transactions.

                               THE PIES OFFERING

Securities Offered.........  9,000,000 PIES, consisting of depositary shares, each representing one one-hundredth of a share of Mandatorily Convertible Preferred Stock, are offered hereby. Each PIES entitles the holder to that proportion of all the rights, preferences and privileges of a share of Mandatorily Convertible Preferred Stock (including dividend, conversion, voting and liquidation rights and preferences) represented thereby.

Dividends..................  $1.1555 per annum per PIES, subject to upward adjustment in certain events, cumulative from the date of initial issuance, payable quarterly in arrears on each January 1, April 1, July 1 and October 1, commencing October 1, 1998. See "Description of PIES -- Dividends" and "Description of PIES -- Mandatory Conversion of PIES."

Mandatory Conversion.......  On July 1, 2001 (the "Mandatory Conversion Date"),
                             each PIES will automatically convert into shares of Common Stock at the Conversion Rate. The "Conversion Rate" is, subject to adjustment in certain events, equal to (a) if the Conversion Price (as defined below) is greater than or equal to $18.85 (the "Threshold Appreciation Price"),
                             0.8455 shares of Common Stock per PIES, (b) if the Conversion Price is less than the Threshold Appreciation Price but is greater than $15.9375 (the "Initial Price"), a fraction, equal to the Initial Price divided by the Conversion Price, of one share of Common Stock per PIES and (c) if the Conversion Price is less than or equal to the Initial Price, one share of Common Stock per PIES. The Threshold Appreciation Price and the Initial Price are also subject to adjustment in certain events. The "Conversion Price" is the average Closing Price per share of Common Stock for the 20 Trading Days (as defined herein) immediately prior to (but not including) the Mandatory Conversion Date, except as otherwise described herein. See "Description of PIES -- Mandatory Conversion of PIES."

Optional Conversion........  At any time after July 26, 1998, and prior to the
                             Mandatory Conversion Date, each PIES is
                             convertible, in whole but not in part, at the option of the holder thereof into 0.8455 shares of Common Stock, subject to adjustment in certain events. See "Description of PIES -- Conversion at the Option of the Holder" and "Description of Depositary Arrangements -- Conversion Provisions."

Voting Rights..............  The holders of PIES will be entitled to direct the voting of the shares of Mandatorily Convertible Preferred Stock represented thereby. See "Description of PIES -- Voting Rights." The Mandatorily Convertible Preferred Stock has no voting rights, except as required by applicable state law and except that (i) if dividends on the Mandatorily Convertible Preferred Stock or any other series of the Company's Preferred Stock are in arrears and unpaid for six quarterly dividend periods, or if any other series of Preferred Stock shall be entitled for any other reason to exercise voting rights, separate from the Common Stock, to elect any directors of the Company, the Mandatorily Convertible Preferred Stock (voting as a class with certain other series of Preferred Stock) will be entitled to elect two directors of the Company and
                             (ii) the Mandatorily Convertible Preferred Stock will have voting rights with respect to certain alterations of the Company's Restated Certificate of Incorporation and Bylaws and the creation or authorization of Preferred Stock or other capital stock (or securities convertible into capital stock) ranking prior to the Mandatorily Convertible Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation. See "Description of Depositary Arrangements -- Voting of Mandatorily Convertible Preferred Stock."

Liquidation Preference and
  Ranking..................  The PIES, as representative of beneficial ownership interests in the Mandatorily Convertible Preferred Stock, will rank prior to the Common Stock as to payment of dividends and distributions of assets upon liquidation. The liquidation preference of each PIES is an amount equal to the sum of (i) $15.9375 and (ii) all accrued and unpaid dividends thereon. See "Description of PIES -- Dividends" and "Description of PIES -- Liquidation Rights."

Listing....................  The PIES and the Common Stock issuable on conversion of the Mandatorily Convertible Preferred Stock have been approved for listing on the NYSE with trading of the PIES on the NYSE scheduled to commence on or about July 2, 1998. The Mandatorily Convertible Preferred Stock will not be so listed and the Company does not expect that there will be any trading market for the Mandatorily Convertible Preferred Stock except as represented by the PIES.

Additional Offerings.......  Concurrently with the PIES Offering, the Company is conducting the Common Stock Offering, with gross proceeds of $79.7 million (excluding over-allotment options granted to the underwriters of the Common Stock Offering). Concurrent with the syndication of the Senior Credit Facility, the Company is conducting the Notes Offering of $300 million aggregate principal amount of Notes. The closing of the PIES Offering is not conditioned upon the closing of the Common Stock Offering or the Notes Offering, nor is the closing of any of the Offerings conditioned upon the closing of the Washington Acquisition.

Use of Proceeds............  The Company will use the net proceeds of the
                             Offerings, together with borrowings under the Senior Credit Facility, to fund the cash purchase price of the Washington Acquisition, to repay amounts owing under the Interim Credit Facility (a portion of which was used to finance the Hawaii Acquisition), to pay certain fees and expenses related to the Transactions and for general corporate purposes (including working capital requirements and capital expenditures). See "Use of Proceeds." Amounts used to repay the Interim Credit Facility (under which $432 million was outstanding as of May 29, 1998) will be received by LCPI. In addition, Lehman Brothers Inc. and LCPI have received and will receive certain fees in connection with the Transactions. See "-- The Transactions" and "Underwriting."

NYSE symbols:
  Common Stock.............  "TSO"

  PIES.....................  "TSOPrA"

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE PIES, SEE "RISK FACTORS."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following tables set forth certain summary historical condensed consolidated financial data for Tesoro and certain historical pro forma information for the Company. The summary historical financial information presented below for each of the three years ended December 31, 1997, and for each of the quarters ended March 31, 1997 and 1998, has been derived from the financial statements included elsewhere herein. The pro forma statements of consolidated operations for the year ended December 31, 1997, and the pro forma statement of consolidated operations for the three months ended March 31, 1998, give effect to the Transactions as if all had occurred on January 1, 1997. The pro forma balance sheet gives effect to the Transactions as if all had occurred on March 31, 1998. The unaudited pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had such Transactions been consummated on January 1, 1997, or that may be achieved in the future. The unaudited pro forma financial statements do not reflect any benefits from potential cost savings or revenue enhancements resulting from the integration of the operations of Tesoro, BHP Hawaii and Shell Washington (estimated by the Company to be $25 million annually beginning in 1999). The information should be read in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations, the Selected Historical Financial Data, the Pro Forma Combined Condensed Statements of Operations and the Pro Forma Financial Statements of Tesoro, BHP Hawaii and Shell Washington and the notes thereto included herein.

                                                                                                   THREE MONTHS
                                                         YEARS ENDED DECEMBER 31,                 ENDED MARCH 31,
                                                 ----------------------------------------   ---------------------------
                                                                                  1997                          1998
                                                   1995       1996      1997    PRO FORMA    1997     1998    PRO FORMA
                                                 --------   --------   ------   ---------   ------   ------   ---------
                                                           (IN MILLIONS EXCEPT PER SHARE AMOUNTS AND RATIOS)
STATEMENTS OF OPERATIONS DATA:
Total revenues(a)..............................  $1,002.9   $1,039.8   $943.4   $2,980.4    $234.9   $196.0   $  607.9
Total segment operating profit(a)(b)...........  $  105.9   $  144.8   $ 72.7   $  163.1    $ 15.0   $ 17.9   $   34.7
Earnings before extraordinary items............  $   57.5   $   76.8   $ 30.7   $   31.9    $  6.1   $  6.1   $    4.9
Earnings per share before extraordinary
  items -- basic...............................  $   2.34   $   2.96   $ 1.16   $   0.68    $ 0.23   $ 0.23   $   0.07
Earnings per share before extraordinary
  items -- diluted.............................  $   2.29   $   2.90   $ 1.14   $   0.67    $ 0.23   $ 0.23   $   0.07
OTHER DATA:
EBITDA(c):
  Refining and marketing.......................  $   12.6   $   18.5   $ 33.2   $  148.4    $  3.2   $  9.5   $   32.5
  Exploration and production...................     139.2      159.6     77.2       77.2      22.1     19.0       19.0
  Marine services..............................      (4.1)       7.3      8.0        8.0       1.3      2.4        2.4
                                                 --------   --------   ------   --------    ------   ------   --------
      Total segment EBITDA.....................     147.7      185.4    118.4      233.6      26.6     30.9       53.9
  Corporate and unallocated....................     (22.3)     (13.4)   (16.2)     (55.0)     (3.7)    (4.1)     (11.6)
                                                 --------   --------   ------   --------    ------   ------   --------
      Total consolidated EBITDA................  $  125.4   $  172.0   $102.2   $  178.6(f) $ 22.9   $ 26.8   $   42.3(f)
                                                 ========   ========   ======   ========    ======   ======   ========
Normalized EBITDA(d):
  Refining and marketing.......................  $   13.0   $   19.3   $ 33.2   $  148.4    $  3.2   $  9.5   $   32.5
  Exploration and production...................      58.8       70.0     73.2       73.2      20.5     19.0       19.0
  Marine services..............................      (3.3)       7.3      8.0        8.0       1.3      2.4        2.4
                                                 --------   --------   ------   --------    ------   ------   --------
      Total segment Normalized EBITDA..........      68.5       96.6    114.4      229.6      25.0     30.9       53.9
  Corporate and unallocated....................     (18.5)     (14.7)   (16.2)     (51.0)     (3.7)    (4.1)     (11.6)
                                                 --------   --------   ------   --------    ------   ------   --------
      Total consolidated Normalized EBITDA.....  $   50.0   $   81.9   $ 98.2   $  178.6(f) $ 21.3   $ 26.8   $   42.3(f)
                                                 ========   ========   ======   ========    ======   ======   ========
Normalized earnings per share -- basic(e)......  $  (0.73)  $   0.53   $ 1.06   $   0.68    $ 0.19   $ 0.23   $   0.07
Normalized earnings per share -- diluted(e)....  $  (0.73)  $   0.53   $ 1.04   $   0.67    $ 0.19   $ 0.23   $   0.07
Capital expenditures
  Refining and marketing.......................  $    9.3   $   11.1   $ 43.9      *        $  2.9   $  2.0      *
  Exploration and production...................      53.4       66.6     92.9      *          11.0     20.5      *
  Marine services..............................       0.4        6.9      9.4      *           2.2      1.2      *
  Other........................................       0.8        0.4      1.3      *           0.2      0.1      *
                                                 --------   --------   ------               ------   ------
      Total capital expenditures...............  $   63.9   $   85.0   $147.5      *        $ 16.3   $ 23.8      *
                                                 ========   ========   ======               ======   ======
Total Debt/Normalized EBITDA...................                                    *                              3.03(g)
Normalized EBITDA/Interest.....................                                     3.40                          3.17
Normalized EBITDA/Interest plus Preferred
  Dividends....................................                                     2.84                          2.66
BALANCE SHEET DATA:
Working capital................................  $   77.5   $   99.5   $ 74.3      *        $104.8   $ 86.7   $  200.0
Property, plant and equipment, net.............  $  261.7   $  316.5   $413.8      *        $320.7   $424.4   $  924.4
Total assets...................................  $  519.2   $  582.6   $627.8      *        $552.0   $635.4   $1,396.2
Total long-term debt and other obligations.....  $  164.5   $   89.3   $132.3      *        $ 89.3   $147.7   $  513.1
Stockholders' equity...........................  $  216.5   $  304.1   $333.0      *        $310.4   $339.4   $  548.0

---------------

*    Not available.

(a) Results for the years 1995 and 1996 include revenues from above-market pricing provisions of a natural gas contract which was terminated effective October 1, 1996. Operating profit included $47 million and $25 million in the years 1995 and 1996, respectively, from the excess of these contract prices over spot market prices. Upon termination of the contract in 1996, the Exploration and Production segment also recorded a non-recurring increase in other income and operating profit of $60 million in connection with the settlement of the contract. In the year 1995, the Exploration and Production segment recorded other income and operating profit of $33 million from the sale of certain interests in the Bob West Field. See Notes C and D of Notes to Tesoro's Consolidated Financial Statements.

(b) Segment operating profit equals gross operating revenues, gains and losses on asset sales and other income less applicable segment costs of sales, operating expenses, depreciation, depletion and other items. Income taxes, interest expense and corporate general and administrative expenses are not included in determining operating profit.

(c) EBITDA represents earnings before extraordinary item, interest expense, income taxes and depreciation, depletion and amortization. Segment EBITDA represents operating profit before depreciation, depletion and amortization. While not purporting to reflect any measure of the Company's operations or cash flows, EBITDA is presented for additional analysis. EBITDA is not a calculation based upon generally accepted accounting principles ("GAAP"); however, the amounts included in the EBITDA calculation are derived from amounts included in Tesoro's Consolidated Financial Statements. In addition, EBITDA should not be considered as an alternative to net earnings or operating profit, as an indication of the operating performance of the Company or an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled items of other companies.

(d) Normalized EBITDA is EBITDA, as defined in (c) above, excluding the impact of the above-market natural gas contract with Tennessee Gas (as defined herein) and other significant items which affect the comparability between the periods presented. The following items have been excluded from EBITDA, as reported, to generate normalized EBITDA for each segment (in millions):

                                                                                           THREE MONTHS
                                                                                               ENDED
                                                       YEARS ENDED DECEMBER 31,              MARCH 31,
                                                   --------------------------------   -----------------------
                                                                            1997                      1998
                                                   1995    1996    1997   PRO FORMA   1997   1998   PRO FORMA
                                                   -----   -----   ----   ---------   ----   ----   ---------
Refining and Marketing...........................  $(0.4)  $(0.8)  $ --     $  --     $ --   $ --     $ --
                                                   -----   -----   ----     -----     ----   ----     ----
Exploration and Production:
  Excess of contract prices over spot market
    prices.......................................   47.1    24.6     --        --       --     --       --
  Income from settlement of a natural gas
    contract.....................................     --    60.0     --        --       --     --       --
  Gain on sale of asset..........................   33.5      --     --        --       --     --       --
  Other non-recurring income (charges), net......   (0.2)    5.0    4.0       4.0      1.6     --       --
                                                   -----   -----   ----     -----     ----   ----     ----
         Total Exploration and Production........   80.4    89.6    4.0       4.0      1.6     --       --
                                                   -----   -----   ----     -----     ----   ----     ----
Marine Services..................................   (0.8)     --     --        --       --     --       --
                                                   -----   -----   ----     -----     ----   ----     ----
Corporate and Unallocated........................   (3.8)    1.3     --      (4.0)(i)   --     --       --
                                                   -----   -----   ----     -----     ----   ----     ----
         Total Adjustments.......................  $75.4   $90.1   $4.0     $  --     $1.6   $ --     $ --
                                                   =====   =====   ====     =====     ====   ====     ====

       (i) Represents BHP Hawaii employee bonuses of $4 million which were awarded based upon the performance of BHP operations that are not to be acquired by Tesoro.

         For further information regarding these significant items, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(e) Normalized earnings per share excludes the impact of the items detailed in footnote (d) above and extraordinary items, all on an after-tax basis.

(f) Pro forma EBITDA represents earnings before extraordinary items plus interest expense, income taxes, depreciation, depletion and amortization, and amortization of financing costs, all on a pro forma basis.

(g) Normalized EBITDA for the three-month period has been annualized to calculate this ratio.

                 SUMMARY REFINING AND MARKETING OPERATING DATA

                                                                                   THREE MONTHS
                                                           FISCAL YEARS(A)            ENDED
                                                      --------------------------    MARCH 31,
                                                       1995      1996      1997        1998
                                                      ------    ------    ------   ------------
REFINERY THROUGHPUT (thousands of bpd)
  Alaska Refinery...................................    50.6      47.5      50.2        56.1
  Hawaii Refinery...................................    90.6      86.7      88.7        86.4
  Washington Refinery...............................   104.9     114.5     113.0       114.6
                                                      ------    ------    ------      ------
          Total Throughput..........................   246.1     248.7     251.9       257.1
                                                      ======    ======    ======      ======
REFINED PRODUCTS MANUFACTURED (thousands of bpd)
  Alaska Refinery --
     Gasoline and gasoline blendstocks..............    14.3      12.8      12.8        15.2
     Middle distillates, including jet fuel and
       diesel fuel..................................    20.7      20.0      21.6        25.2
     Heavy oils and residual products...............    14.5      13.7      14.8        15.1
     Other..........................................     2.5       2.6       2.3         2.2
                                                      ------    ------    ------      ------
          Total Alaska Refinery.....................    52.0      49.1      51.5        57.7
                                                      ------    ------    ------      ------
  Hawaii Refinery --
     Gasoline and gasoline blendstocks..............    22.1      19.0      22.0        19.8
     Middle distillates, including jet fuel and
       diesel fuel..................................    39.3      39.6      40.4        40.3
     Heavy oils and residual products...............    27.1      25.9      24.3        23.4
     Other..........................................     3.2       2.6       2.9         3.5
                                                      ------    ------    ------      ------
          Total Hawaii Refinery.....................    91.7      87.1      89.6        87.0
                                                      ------    ------    ------      ------
  Washington Refinery --
     Gasoline and gasoline blendstocks..............    60.3      64.2      62.1        63.2
     Middle distillates, including jet fuel and
       diesel fuel..................................    24.1      28.9      28.3        29.9
     Heavy oils and residual products...............    14.9      15.3      17.1        16.2
     Other..........................................     9.6      10.4       9.9        10.0
                                                      ------    ------    ------      ------
          Total Washington Refinery.................   108.9     118.8     117.4       119.3
                                                      ------    ------    ------      ------
          Total Refined Products Manufactured.......   252.6     255.0     258.5       264.0
                                                      ======    ======    ======      ======
REFINERY PRODUCT SPREAD ($/barrel)
  Alaska Refinery(b)................................  $ 3.44    $ 4.29    $ 5.09      $ 4.75
  Hawaii Refinery(c)................................  $ 5.53    $ 5.48    $ 5.45      $ 4.00
  Washington Refinery(b)............................  $ 3.63    $ 3.63    $ 2.89      $ 1.07
NUMBER OF STATIONS SELLING THE REFINERIES'
  GASOLINE(d)
  Alaska --
     Company-operated...............................      32        33        35          35
     Branded jobbers and dealers....................      99       126       129         125
     Unbranded jobbers and dealers..................      28        29        28          25
  Pacific Northwest -- branded jobbers and
     dealers........................................      10        18        30          33
  Hawaii -- Company-operated........................      28        28        28          30
  Hawaii -- Dealer-operated.........................       1         2         2           2
                                                      ------    ------    ------      ------
          Total Stations............................     198       236       252         250
                                                      ======    ======    ======      ======

---------------

(a)  Amounts for Tesoro and Shell Washington are for fiscal years ended December
     31. Amounts for BHP Hawaii are for fiscal years ended May 31. Refining and marketing data for the Hawaii Refinery and Washington Refinery have been provided by BHP and Shell, respectively.

(b) Refinery product spread for the Alaska Refinery and Washington Refinery is calculated as the per barrel difference between the average yield value of refined products manufactured at the Alaska Refinery or

     Washington Refinery during the periods presented and the average cost to manufacture these products. Refinery product spread does not take into account adjustments due to selling a volume and mix of products that is different than actual volumes manufactured during the periods. Refinery product spread for the Alaska Refinery also does not take into account margins on product purchased and resold.

(c) Refinery product spread for the Hawaii Refinery is calculated as the per barrel difference between net sales of refined products manufactured and the landed cost of crude oil processed on a FIFO inventory valuation method. The calculation is based on sales volumes during the periods presented and does not include manufacturing cost allocations or refined products purchased and resold

(d) Branded gasoline stations sell the Alaska Refinery's gasoline under the "Tesoro Alaska" name in Alaska, Oregon and Washington (191 stations as of March 31, 1998) and under the "Union 76" name in Southeast Alaska (two stations as of March 31, 1998). Stations that sell the Company's gasoline under a different name are considered unbranded. Branded gasoline stations sell the Hawaii Refinery's gasoline under the "Gas Express" name in Hawaii. As of March 31, 1998, the Company operated 38 convenience stores located in Alaska, 35 of which sell gasoline.

                       SUMMARY EXPLORATION AND PRODUCTION
                           RESERVE AND OPERATING DATA

                                                                                    THREE MONTHS
                                                      YEARS ENDED DECEMBER 31,         ENDED
                                                      ------------------------       MARCH 31,
                                                       1995     1996     1997           1998
                                                      ------   ------   ------   ------------------
NET PROVED RESERVES AT END OF PERIOD (BCFE)+
  U.S. .............................................   106.4    117.8    150.4              *
  Bolivia...........................................    98.0    253.0    366.4              *
                                                      ------   ------   ------
          Total.....................................   204.4    370.8    516.8              *
                                                      ======   ======   ======
  % Natural Gas.....................................      95%      94%      93%             *
PRE-TAX PV10 AT END OF PERIOD ($ MILLIONS)
  U.S. .............................................  $168.8   $222.7   $167.5              *
  Bolivia...........................................    48.7    133.8    206.5              *
                                                      ------   ------   ------
          Total.....................................  $217.5   $356.5   $374.0              *
                                                      ======   ======   ======
AVERAGE DAILY NET PRODUCTION (MMCFE)+
  U.S. .............................................   114.5     87.8     86.7          100.2
  Bolivia...........................................    22.1     23.8     22.7           27.6
                                                      ------   ------   ------         ------
          Total.....................................   136.6    111.6    109.4          127.8
                                                      ======   ======   ======         ======
  % Natural Gas.....................................      98%      97%      97%            95%
AVERAGE SALES PRICES
  Natural gas ($/Mcf):
     U.S. --
       Spot market(a)...............................  $ 1.34   $ 1.95   $ 2.17         $ 2.01
       Average(b)...................................  $ 2.57   $ 2.75   $ 2.17         $ 2.01
     Bolivia........................................  $ 1.28   $ 1.33   $ 1.15         $ 0.97
  Oil and condensate ($/barrel) --
     U.S. ..........................................  $16.82   $21.99   $18.90         $14.13
     Bolivia........................................  $14.39   $17.98   $15.71         $15.78
AVERAGE OPERATING EXPENSES ($/MCFE)+
  U.S. .............................................  $ 0.35   $ 0.27   $ 0.30         $ 0.32
  Bolivia...........................................  $ 0.48   $ 0.42   $ 0.42         $ 0.40
THREE-YEAR AVERAGE COSTS OF ADDING RESERVES
  ($/MCFE)(C)
  U.S. .............................................  $ 0.70   $ 0.94   $ 0.85              *
  Bolivia...........................................  $ 2.86   $ 0.09   $ 0.14              *
          Total.....................................  $ 0.74   $ 0.53   $ 0.43              *

---------------

 *   Not available

+ Bcfe, MMcfe and Mcfe are based on the assumption that six Mcf of natural gas is equal to one barrel of crude oil.

(a) Includes effects of the Company's natural gas commodity price agreements which amounted to a gain of $0.01 per thousand cubic feet ("Mcf") in the year 1995 and to losses of $0.11 per Mcf and $0.05 per Mcf in the years 1996 and 1997, respectively (see Note N of Notes to Tesoro's Consolidated Financial Statements).

(b) Average natural gas sales prices for the years 1995 and 1996 include the effect of above-market pricing provisions under the contract with Tennessee Gas that terminated effective October 1, 1996 (see Note D of Notes to Tesoro's Consolidated Financial Statements).

(c) Represents total capital costs for the three years ended 1995, 1996 and 1997, respectively, divided by total proved reserve additions for the same periods. Total capital costs include exploration, development and property acquisition costs. Total reserve additions include extensions, discoveries, purchases of minerals in place and revisions of previous estimates.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus Supplement contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus Supplement, including without limitation statements that use terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "plan," "predict," "should," "will" and similar expressions, are forward-looking statements. These forward-looking statements include, among other things, discussions of anticipated revenue enhancements and cost savings following the Acquisitions, the Company's business strategy and expectations concerning the Company's market position, future operations, margins, profitability, liquidity and capital resources, expenditures for capital projects and attempts to reduce costs. Although the Company believes that the assumptions upon which the forward-looking statements contained in this Prospectus Supplement are based are reasonable, any of the assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. All phases of the operations of the Company involve risks and uncertainties, many of which are outside the control of the Company and any one of which, or a combination of which, could materially affect the results of the Company's operations and whether the forward-looking statements ultimately prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations are set forth under the captions "Summary," "Risk Factors," "Pro Forma Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and elsewhere in this Prospectus Supplement. Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, the timing and extent of changes in commodity prices and underlying demand and availability of crude oil and other refinery feedstocks, refined products, and natural gas; changes in the cost or availability of third-party vessels, pipelines and other means of transporting feedstocks and products; execution of planned capital projects; adverse changes in the credit ratings assigned to the Company's trade credit; future well performance; the extent of the Company's success in acquiring oil and gas properties and in discovering, developing and producing reserves; state and federal environmental, economic, safety and other policies and regulations, any changes therein, and any legal or regulatory delays or other factors beyond the Company's control; adverse rulings, judgments, or settlements in litigation or other legal matters, including unexpected environmental remediation costs in excess of any reserves; actions of customers and competitors; weather conditions affecting the Company's operations or the areas in which the Company's products are marketed; earthquakes or other natural disasters affecting operations; political developments in foreign countries; and the conditions of the capital markets and equity markets during the periods covered by the forward-looking statements. Future results will also be dependent upon the ability of the Company to integrate the Acquisitions with the Company's other operations. Many of the factors are described in greater detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, and other of the Company's filings with the Securities and Exchange Commission (the "Commission"). All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing. The Company undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

     Prospective purchasers of the PIES should carefully review the information contained elsewhere in this Prospectus Supplement and should particularly consider the following matters before making an investment in the PIES. See "Forward-Looking Statements."

SUBSTANTIAL LEVERAGE AND DEBT SERVICE

     In connection with the Transactions, the Company has incurred and will incur substantial additional indebtedness with significant debt service requirements. Upon issuance of the Notes in the Notes Offering, entering into the Senior Credit Facility and the application of the estimated net proceeds therefrom as described in "Use of Proceeds," the Company's pro forma consolidated indebtedness as of March 31, 1998, would have been $513.1 million (including the Notes, but excluding an additional $322.2 million available for borrowings under the Senior Credit Facility). In addition, depending on prevailing financial, economic and market conditions, the Company may be unable to consummate one or more of the Offerings. Accordingly, if the Notes Offering is not consummated, the amount outstanding under the Senior Credit Facility may be greater than currently contemplated and, if the Common Stock Offering is not consummated, stockholders' equity may be lower than currently contemplated. See "Capitalization." The Company's high degree of leverage may have important consequences including the following: (i) the ability of the Company to obtain additional financing for capital expenditures, working capital, acquisitions or other purposes, if necessary, may be impaired or such financing may not be on terms favorable to the Company; (ii) a substantial portion of the Company's cash flow will be used to make debt service payments, which will reduce the funds that would otherwise be available to the Company for its operations and future business opportunities; (iii) the Company's flexibility in planning for or reacting to changes in market conditions may be limited; (iv) the Company may be more vulnerable to the impact of a downturn in its business or the economy generally; and (v) to the extent of the Company's outstanding debt under the Senior Credit Facility, the Company will be vulnerable to the impact of an increase in interest rates. See "Description of Indebtedness" and "Description of Capital Stock -- Mandatorily Convertible Preferred Stock."

     The Company's ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, its indebtedness (including the Notes), or to fund planned capital expenditures, will depend upon its future performance, which, in turn, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon current levels of operations, the Company believes that its cash flow from operations, amounts available under the Senior Credit Facility and available cash will be adequate to meet its anticipated future requirements for working capital, capital expenditures, scheduled payments of principal and interest on its indebtedness, including the Notes, and preferred stock dividend payments. There can be no assurance, however, that the Company's business will generate cash flow at or above anticipated levels or that the Company will be able to borrow funds under the Senior Credit Facility in an amount sufficient to enable the Company to service its indebtedness, including the Notes, preferred stock dividend payments or make anticipated capital expenditures. If the Company is unable to generate sufficient cash flow from operations or to borrow sufficient funds in the future to service its debt and to make its preferred stock dividend payments, it may be required to sell assets, reduce capital expenditures, refinance all or a portion of its existing debt (including the Notes) or obtain additional financing. There can be no assurance that any such financing could be obtained, particularly in view of the restrictions on the Company's ability to incur additional debt under the Senior Credit Facility and the Indenture, and the fact that substantially all of the Company's domestic assets will be pledged to secure obligations under the Senior Credit Facility.

CONSEQUENCES OF FAILURE TO CLOSE WASHINGTON ACQUISITION

     The Offerings are not contingent upon the consummation of the Washington Acquisition. If the Washington Acquisition is not consummated, or the Washington Agreement is terminated before such consummation, prior to December 31, 1998, the Company will be required to redeem 50% of the original aggregate principal amount of the Notes offered in the Notes Offering at the Special Redemption Price (as defined herein) plus accrued and unpaid interest and liquidated damages, if any, to the Special Redemption

Date (as defined herein). If the Washington Acquisition is not consummated, the Company's assets, operations, capital and expected financial results will be substantially different from those set forth herein on a pro forma basis. The outstanding indebtedness of the Company would be reduced as a result of the failure to consummate the Washington Acquisition and the subsequent special redemption of the Notes. See "Capitalization," "Pro Forma Financial Statements" and "Description of Indebtedness -- The Notes."

RESTRICTIVE DEBT COVENANTS

     The Indenture contains covenants that will restrict, among other things, the ability of the Company to incur additional indebtedness, pay dividends or make certain other Restricted Payments (as defined therein), enter into transactions with affiliates, make certain asset dispositions, merge or consolidate with, or transfer substantially all of its assets to another person, encumber assets under certain circumstances, restrict dividends and other payments from Restricted Subsidiaries (as defined therein), issue capital stock of Wholly Owned Restricted Subsidiaries (as defined therein), engage in certain business activities, or engage in certain change of control transactions. In addition, the Senior Credit Facility will contain other and more restrictive covenants and will prohibit the Company from voluntary or optional prepayments of certain of its indebtedness, including the Notes. Under the Senior Credit Facility, the Company will also be required to comply with specified financial covenants, including a maximum ratio of total debt to EBITDA and a minimum interest coverage ratio. The failure by the Company to comply with such financial covenants or to comply with the restrictions contained in the Senior Credit Facility or the Indenture could result in a default thereunder, which in turn could cause such indebtedness (and by reason of cross-default provisions, other indebtedness) to become immediately due and payable. The Company's ability to comply with such covenants can be affected by many events beyond its control and no assurance can be given that the Company's future operating results will be sufficient to enable compliance with such covenants, or in the event of a default, to remedy such default. See "Description of Indebtedness."

INTEGRATION OF OPERATIONS; THE ACQUISITIONS

     Tesoro does not have an operating history with respect to the Hawaii Refinery (or any other operations of BHP Hawaii) or the Washington Refinery. These Acquisitions are expected to triple Tesoro's annual revenues. There is no assurance that, following the Acquisitions, the combination of entities will be profitable, or will be able to achieve the potential cost savings, revenue enhancements and operational improvements anticipated by Tesoro or that the projected demand for or prices of refinery feedstocks and refined products assumed by Tesoro in connection with the Acquisitions will be realized. Additionally, although Tesoro has conducted a due diligence investigation in connection with each of the Acquisitions, the scope of such investigations, particularly in light of the volume of environmental, litigation and other matters to be investigated, has necessarily been limited. Both the agreement to purchase BHP Hawaii (the "Hawaii Agreement") and the Washington Agreement provide for indemnification with respect to breaches of representations and warranties made therein and for additional indemnification, subject to certain terms, conditions and limitations, with respect to other matters. However, there can be no assurance that other material matters, not identified or fully investigated in due diligence, will not subsequently be identified or that the matters heretofore identified will not prove to be more significant than currently expected, or that the indemnification provisions and monetary limits thereon associated with each of the Acquisitions will be sufficient to fully compensate the Company for any environmental or other losses resulting in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Capital Resources and Liquidity -- Environmental."

     While BHP Hawaii and Shell Washington will operate as one or more wholly owned subsidiaries of the Company, the success of the Acquisitions nevertheless will depend in part on the ability of management of the Company to integrate the operations of BHP Hawaii and Shell Washington with those of the Company and to integrate various departments, systems and procedures. The integration of the operations of BHP Hawaii and Shell Washington with those of the Company may require substantial attention of management. The Company anticipates that it will begin to realize cost savings and revenue enhancements in the fourth quarter of 1998, with the full impact, which the Company estimates could approximate $25 million annually, being achieved in the fiscal year ended December 31, 1999; however, no assurance can be given that such cost savings and revenue enhancements will be realized according to the anticipated time frame or in such amount. Any inability of the Company to integrate the operations of BHP Hawaii and Shell Washington with those of the Company in a timely and efficient manner would adversely affect the Company's ability to realize its planned revenue enhancements and cost savings.

HAWAII REFINED PRODUCT MARKET; ECONOMIC CONDITIONS IN HAWAII

     In the Hawaiian refined product market, local refined product supply currently is reasonably balanced to slightly surplus for all finished products except jet fuel. This could limit the potential future growth in earnings generated by the Hawaii Refinery. One competing gasoline marketer has begun importing gasoline for retail sale in Hawaii. In addition, the growth rate in Hawaii's gross state product from 1991 through 1997 was substantially below the U.S. average. If these trends continue, they may have an adverse effect on the business and results of operations of the Company.

HAWAIIAN STATE GOVERNMENT INVESTIGATIONS AND GASOLINE RETAILING RESTRICTIONS

     In September 1990, the Attorney General for the State of Hawaii released a preliminary report pursuant to an investigation under the Hawaii antitrust statute indicating that the price of gasoline in Hawaii is persistently higher than on the mainland. The Attorney General has not found any violations of federal or state antitrust provisions in the investigation. However, the pricing investigation remains open and all Hawaii gasoline retailers, including the Company's Hawaii operations, may be subject to further inquiries and documentation requests relating to their operations, costs and pricing policies.

     In 1991 and 1993 at the request of independent gasoline dealers, the Hawaii legislature enacted a series of two-year moratorium periods during which refiners and jobbers were prevented or restricted from operating additional retail stations pending the outcome of legislative studies. In 1995, legislation was enacted which restricted refiners and jobbers to only one company-operated station per dealer station opened, subject to a maximum of two company-operated stations. In 1997, the Hawaii legislature ended the moratorium with the enactment of a statute that permits refiners and jobbers to acquire or build any number of retail stations, provided these are situated at least one-eighth of a mile from any existing dealer station in the urban Honolulu area and at least one-fourth of a mile from any existing dealer station in the remainder of the State.

VOLATILITY OF PRICES; EFFECT ON EARNINGS AND CASH FLOWS

     The Company's refining and marketing earnings and cash flow from operations are dependent upon the margin above fixed and variable expenses (including the cost of crude oil feedstocks) at which the Company is able to sell refined products. In recent years, the prices of crude oil and refined products have fluctuated substantially. These prices depend on numerous factors, including the demand for crude oil, gasoline and other refined products, which in turn depend on, among other factors, changes in the economy, the level of foreign and domestic production of crude oil and refined products, political conditions in the Middle East, the availability of imports of crude oil and refined products, the marketing of alternative and competing fuels and the extent of government regulation. The prices received by the Company for its refined products are also affected by local factors such as local market conditions and the level of operations of other refineries in Alaska, Hawaii and Washington.

     The price at which the Company can sell its refined products will be strongly influenced by the commodity price of crude oil. Generally, an increase or decrease in the price of crude oil results in a corresponding increase or decrease in the price of gasoline and other refined products and could have a significant short-term impact on the Company's refining operations and the earnings and cash flow of the Company as a whole. However, each of the Company's refineries maintains inventories of crude oil, intermediate products and refined products, the value of each of which is subject to rapid fluctuations in market prices. In addition, crude oil supply contracts are generally contracts with market-responsive pricing provisions.

     Any significant decline in the price for natural gas could have a material adverse effect on the Company's exploration and production operations and the financial condition of the Company as a whole. Prices for natural gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include the domestic and foreign supply of natural gas, the level of consumer demand, weather conditions, domestic and foreign government regulations, the price and availability of alternative fuels and overall economic conditions. While the Company from time to time enters into agreements with respect to a portion of its future production in an effort to reduce price risk, including commodity price contracts and forward sales agreements, there can be no assurance that such transactions will reduce risk or mitigate the effect of any substantial or prolonged decline in the price of natural gas.

CRUDE OIL SUPPLY

     The Company believes an adequate supply of crude oil will be available to its three refineries to sustain the Company's refining operations for the foreseeable future at substantially the levels currently being experienced. However, there can be no assurance that this situation will continue. If additional supplemental crude oil becomes necessary at one or more of its refineries, the Company intends to implement available alternatives that are most advantageous under then prevailing conditions. Implementation of some alternatives could require the consent or cooperation of third parties and other considerations beyond the control of the Company. If the Company is unable to obtain such supplemental crude oil volumes, or is only able to obtain such volumes at uneconomic prices, the Company's results from operations could be materially adversely effected. See "-- Government Regulations and Environmental Risks."

RISKS ASSOCIATED WITH BOLIVIAN AND OTHER INTERNATIONAL OPERATIONS

     The Company's international operations are primarily conducted in Bolivia, where it has operated for over 20 years and where it currently explores for and produces hydrocarbons through four contracts with the Bolivian government. Substantially all of the Company's current Bolivian production is sold under contract to the Bolivian government for export to Argentina, as there is currently little internal demand in Bolivia for natural gas. As a result, the Company's Bolivian operations are heavily dependent on its relations with the Bolivian government. Moreover, a majority of the Company's Bolivian reserves are currently shut-in. The Company believes that the completion of a 1,900-mile pipeline currently under construction from Bolivia to Brazil will provide access to gas-consuming markets. In addition, upon completion of the pipeline, the Company will face intense competition from major and independent natural gas companies operating in Bolivia for a share of the contractual volumes to be exported to Brazil. It is anticipated that each producer's share of the contractual volumes will be allocated by YPFB (as defined herein) according to a number of factors, including each producer's reserve volumes and production capacity. Although the Company expects gas deliveries on the pipeline to begin in 1999, there can be no assurance that the pipeline will be operational by such date. With the exception of the volumes currently under contract with the Bolivian government, the Company cannot be assured of the amount of additional volumes that will be exported to Brazil upon completion of the pipeline. Upon completion of the Brazil gas pipeline, the Company's Bolivian gas production will become dependent to a large extent upon the continued demand for natural gas in Brazil and the stability of such markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Exploration and Production -- Bolivia" and "Business -- Exploration and Production -- Bolivia."

     The future success of the Company's international operations in Bolivia and elsewhere is subject to political, economic and other uncertainties, including, among others, risk of war, revolution, border disputes, expropriation, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs, taxation policies, including royalty and tax increases and retroactive tax claims, exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over the Company's international operations. The Company's international operations may also be adversely affected by laws and policies of the United States affecting foreign trade, taxation and investment. Furthermore, in the event of a dispute arising from its Bolivian or other international operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. The Company believes Bolivia possesses relatively stable political and economic environments in which to operate; however, there can be no assurance that political and economic and other uncertainties will not develop in Bolivia or neighboring countries. Such uncertainty or instability could result in new governments or the adoption of new policies that might assume a substantially more hostile attitude toward foreign investment. In an extreme case, such a change could result in voiding pre-existing contracts and/or expropriation of foreign-owned assets.

REPLACEMENT OF RESERVES

     The future success of the Company's exploration and production operations depends upon the ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. The proved reserves of the Company will generally decline as reserves are depleted, except to the extent that the Company conducts successful exploration or development activities, acquires properties containing proved reserves, or both. In order to increase reserves and production, the Company must continue its development and exploration drilling and recompletion programs or undertake other replacement activities. The Company's current strategy includes continuing to exploit its existing properties, discovering new reserves through exploration and increasing its reserve base through acquisitions of producing properties. There can be no assurance, however, that the Company's planned exploration, development and acquisition activities will result in significant additional reserves or that the Company will have continuing success drilling productive wells at low finding and development costs. For a discussion of the Company's reserves, see "Business -- Exploration and Production -- U.S. -- Reserves" and
"Business -- Exploration and Production -- Bolivia -- Reserves."

DRILLING RISKS

     Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells drilled by the Company will be productive or that the Company will recover all or any portion of its investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, completing, operating, and other costs. The cost of drilling, completing and operating wells is often uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the Company's control, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services.

RELIANCE ON ESTIMATES OF PROVED RESERVES

     There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond the control of the Company. The Company's historical reserve information set forth in this Prospectus Supplement represents estimates based on evaluations audited by Netherland, Sewell & Associates, Inc., as of December 31, 1997.

     Petroleum engineering is not an exact science. Information relating to the Company's proved oil and gas reserves is based upon engineering estimates. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material. See "Business -- Exploration and Production -- U.S. -- Reserves" and "Business -- Exploration and
Production -- Bolivia -- Reserves."

     The Pre-Tax PV10 referred to in this Prospectus Supplement should not be construed as the current market value of the estimated oil and gas reserves attributable to the Company's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is required by the Commission to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company or the oil and gas industry in general.

OPERATING HAZARDS AND UNINSURED RISKS

     The Company's operations are subject to hazards and risks inherent in drilling for, producing and transporting oil and natural gas and refining crude oil, such as fires, natural disasters, explosions, blowouts, cratering, pipeline ruptures, and spills, any of which can result in loss of hydrocarbons, environmental pollution, personal injury claims, and other damage to properties of the Company and others. As protection against operating hazards, the Company maintains insurance coverage against some, but not all, potential losses. The Company's coverages include, but are not limited to, operator's extra expense, physical damage on certain assets, employer's liability, comprehensive general liability, automobile, workers' compensation and loss of production income insurance. The Company believes that its insurance is adequate and customary for companies of a similar size engaged in operations similar to those of the Company, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could have an adverse impact on the Company's financial condition and results of operations.

CONCENTRATION OF OPERATIONS

     A significant portion of the Company's domestic exploration and production operations are located in the Wilcox Trend along the Texas and Louisiana Gulf Coast. At December 31, 1997, approximately 39% of the Company's domestic net proved gas reserves were located in the Bob West Field, which is located in the Wilcox Trend. Similarly, all of the Company's international exploration and production activities are located within two production blocks in Bolivia. As a result, any interruption of the Company's production in the Bob West Field or in Bolivia due to any one or more of a variety of conditions and events, including natural disaster, reservoir damage, mechanical difficulties, unavailability of equipment and supplies, transportation problems, title and contractual controversies, government regulation or international political uncertainties could have a material adverse effect on the Company's operations and its ability to service the Notes. See "Business -- Exploration and
Production -- U.S. -- Reserves" and "Business -- Exploration and
Production -- Bolivia -- Reserves."

     The Company's refining activities currently are conducted at its three refineries in Hawaii, Alaska and Washington. The refineries are three of the Company's principal operating assets. As a result, the operations of the Company, and its ability to service the Notes, are subject to significant interruption if one or more of the refineries were to experience a major accident, be damaged by severe weather or other natural disaster, or otherwise be forced to shut down. Although the Company maintains business interruption insurance against some types of risks in amounts which the Company believes to be economically prudent, if the refineries were to experience an interruption in operations, the Company's business could be materially adversely affected. See "Business -- Refining and Marketing."

COMPETITION

     The petroleum industry is highly competitive in all phases, including the refining of crude oil and the marketing of refined petroleum products, the search for and development of oil and natural gas reserves and the marine services business. The industry also competes with other industries that supply the energy and fuel requirements of industrial, commercial and individual consumers. The Company competes with a substantial number of major integrated oil companies and other companies having materially greater financial and other resources than the Company. These competitors have a greater ability to bear the economic risks inherent in all phases of the industry. In addition, unlike the Company, many of its competitors produce large volumes of crude oil which can then be used in connection with their refining operations. See
"Business -- Competition and Other."

GOVERNMENT REGULATIONS AND ENVIRONMENTAL RISKS

     The Company's operations are subject to a variety of foreign, federal, state and local environmental laws and regulations governing the discharge of pollutants into the air, soil, and water and the generation, treatment, storage, transportation and disposal of solid and hazardous waste and materials. Environmental laws and regulations that affect the Company's operations, processes and margins have become and are becoming increasingly stringent. Examples are the Clean Air Act Amendments of 1990 (the "Clean Air Act Amendments") and other additional environmental regulations adopted by the United States Environmental Protection Agency (the "EPA") and state and local environmental agencies to implement the Clean Air Act Amendments. Although the Company believes that it conducts its exploration and production, refining and marketing and marine services operations in substantial compliance with existing environmental laws and regulations, the Company cannot predict the nature, scope or effect of legislation or regulatory requirements that could be imposed or how existing or future laws or regulations will be administered or interpreted with respect to products or activities to which they have not been previously applied. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies, could adversely affect the financial position and the results of operations of the Company and could require substantial expenditures by the Company. See "Business -- Government Regulation and Legislation."

     Under the agreement related to the Washington Acquisition, Shell Refining Holding Company, a subsidiary of Shell, generally has agreed to indemnify the Company for environmental liabilities at the Washington Refinery arising out of conditions which existed at or prior to the closing date. However, the Company is responsible for the first $0.5 million in environmental costs in each year and 50% of environmental costs over $1 million in each year, subject to a maximum aggregate liability of $5 million. While Tesoro has done environmental investigations of the Washington and Hawaii Refineries there is no assurance that the indemnified amounts will be adequate with respect to future environmental claims or the remediation of existing or unknown environmental conditions.

     The Company's Refining and Marketing segment operates in environmentally sensitive coastal waters, where tanker and pipeline operations are closely regulated by local and Federal agencies and monitored by environmental interest groups. Each of the Company's Refineries imports crude oil feedstocks by tanker. Transportation of crude oil and refined product by tanker involves inherent risk and, additionally, subjects the Company to the provisions of the Federal Oil Pollution Act of 1990 ("OPA 90"), and state laws in Alaska, Hawaii and Washington, which require the Company to demonstrate its capacity to respond to a "worst case discharge" to the maximum extent possible. The Company has contracted with various spill response service companies in the areas in which the Company transports crude oil and refined product by tanker to meet the requirements of OPA 90 and state laws. However, there can be no assurance that there will not be any accidents involving tankers transporting crude oil or refined product for the Company, or that such response services will respond to a "worst case discharge" in a manner that will adequately contain such discharge.

     The Company's operations are inherently subject to accidental spills, discharges or other releases of petroleum or hazardous substances which may give rise to liability to governmental entities or private parties under foreign, federal, state or local environmental laws, as well as under common law. Although the Company has invested substantial resources to prevent future accidental discharges and to remediate contamination resulting from prior discharges, there can be no assurance that accidental discharges will not occur in the future, that future action will not be taken in connection with past discharges, that governmental agencies will not assess penalties against the Company in connection with any past or future contamination, or that third parties will not assert claims against the Company for damages allegedly arising out of any past or future contamination.

     The Company has been identified by the EPA as a potentially responsible party ("PRP") pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") for the D.L. Mud Superfund site in Abbeville, Louisiana, but does not believe its liability at such site to be material. See "Business -- Government Regulation and Legislation." In addition, while the Company from time to time has been, and presently is, subject to litigation and investigations with respect to environmental and related matters, the Company does not believe that such proceedings will have a material adverse effect on the results of operations or competitive position of the Company. See
"Business -- Legal Proceedings." However, there can be no assurance that the Company will not become involved in further litigation or other proceedings, or that if the Company were to be held responsible for damages in any litigation or proceedings (including existing ones), such costs would not be material.

     The Company has in the past operated service stations with underground storage tanks ("USTs") in various jurisdictions, and currently operates service stations in Alaska and Hawaii which have USTs. All such storage tanks are subject to governmental regulation and legislation. See "Business -- Government Regulation and Legislation." The operation of USTs also poses certain risks apart from costs associated with regulatory requirements. These risks are predominantly damages associated with the underground leaks to soil and groundwater of petroleum products. The Company currently has leak detection and tank testing programs in effect to mitigate the threat of such risks. However, there can be no assurance that leaks from USTs at one or more of the Company's service stations will not occur, or that previously operated service stations do not have impacted soil or groundwater that could result in fines or civil liability for the Company.

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offerings (assuming no exercise of the over-allotment option granted to the underwriters of the Common Stock Offering), the Company will have 31,558,068 shares of Common Stock outstanding and 9,000,000 PIES (convertible after July 26, 1998 into 7,609,500 shares of Common Stock, subject to adjustment in certain circumstances) outstanding. Future sales of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act, or through the exercise of outstanding registration rights or otherwise, could have an adverse effect on the prevailing market price of the Common Stock and the Company's ability to raise additional capital. Except for the Common Stock to be sold in the Common Stock Offering, the PIES, the Mandatorily Convertible Preferred Stock and shares of Common Stock issued upon conversion of the PIES and the Mandatorily Convertible Preferred Stock, the Company has agreed not to offer, sell, contract to sell or otherwise issue any shares of Common Stock (except pursuant to outstanding options and warrants) or other capital stock or securities convertible into or exchangeable for, or any rights to acquire, Common Stock or other capital stock, with certain exceptions including certain exceptions for Common Stock or other capital stock issued or sold in connection with future acquisitions by the Company, prior to the expiration of 90 days from the date of this Prospectus Supplement without the prior written consent of Lehman Brothers Inc. ("Lehman Brothers"). The Company's executive officers and directors have agreed not to sell any such shares for 90 days following the date of this Prospectus Supplement without the consent of Lehman Brothers. Thereafter, all such shares held by the Company's officers, directors and principal stockholders will be eligible for sale in the public market (subject, in most cases, to applicable volume limitations and other resale conditions imposed by Rule 144). The sale, or the availability for sale, of substantial amounts of Common Stock or securities convertible into Common Stock in the public market at any time subsequent to the date of this Prospectus Supplement could adversely affect the prevailing market price of the Common Stock and the PIES. See "Principal Stockholders," "Description of Capital Stock" and "Underwriting."

LESS EQUITY APPRECIATION FOR PIES THAN COMMON STOCK

     The opportunity for equity appreciation afforded by an investment in the PIES is less than the opportunity for equity appreciation afforded by an investment in Common Stock. Holders of PIES will realize no equity appreciation if at the Mandatory Conversion Date the Conversion Price of the Common Stock is below the Threshold Appreciation Price, and less than all of the equity appreciation if at such time the Conversion Price of the Common Stock is above the Threshold Appreciation Price. Holders of PIES will realize the entire decline in equity value if at such time the Conversion Price of the Common Stock is below the Initial Price. See "Description of PIES -- Mandatory Conversion of PIES."

DILUTION OF COMMON STOCK

     The Conversion Rate, the Optional Conversion Rate (as defined herein), the Threshold Appreciation Price and the Initial Price (each as defined herein) on the PIES are subject to adjustment for certain events, such as stock splits and combinations, stock dividends, certain other actions by the Company that modify its capital structure and certain other transactions involving the Company. See "Description of PIES -- Conversion Adjustments" and "Description of
PIES-- Adjustment for Certain Consolidations or Mergers." Such rates and prices will not be adjusted for other events, such as offerings of Common Stock for cash or in connection with acquisitions that may adversely affect the market price of Common Stock. Due to the relationship of such rates and prices to the market price of Common Stock, such other events may also adversely affect the trading price of the PIES. There can be no assurance that the Company will not make such offerings of Common Stock or as to the size of such offerings, if any.

LIMITED VOTING RIGHTS FOR PIES

     The Mandatorily Convertible Preferred Stock represented by the PIES does not carry any right to vote at the stockholders' meetings of the Company, except with respect to adverse charter and bylaw amendments or the authorization or creation of classes of capital stock ranking senior as to payment of dividends or liquidation preference to the Mandatorily Convertible Preferred Stock, as well as in certain circumstances involving protracted dividend arrearages. See "Description of PIES -- Voting Rights." As a result, unless holders of PIES voluntarily convert their PIES into Common Stock prior to the Mandatory Conversion Date, such holders will not be entitled to any rights with respect to the Common Stock (including, without limitation, voting rights and the right to receive any dividends or other distributions on the Common Stock) until such time, and will generally have no influence on virtually all matters submitted for general stockholder approval.

UNCERTAINTY OF FEDERAL INCOME TAX CONSEQUENCES FOR MANDATORILY CONVERTIBLE PREFERRED STOCK

     No statutory, judicial or administrative authority directly addresses the characterization of the Mandatorily Convertible Preferred Stock or instruments similar to the Mandatorily Convertible Preferred Stock for U.S. Federal income tax purposes. As a result, significant aspects of the U.S. Federal income tax consequences of an investment in the Mandatorily Convertible Preferred Stock (including investments in PIES representing interests in Mandatorily Convertible Preferred Stock) are not certain. No ruling is being requested from the Internal Revenue Service (the "Service") with respect to the Mandatorily Convertible Preferred Stock or the PIES and no assurance can be given that the Service will agree with the conclusions expressed under "Description of PIES -- Federal Income Tax Consequences."

     Distributions on the Mandatorily Convertible Preferred Stock will be taxable for U.S. Federal income tax purposes as ordinary dividend income and, subject to limitations described in "Description of PIES -- Federal Income Tax Consequences -- Dividends," will be eligible for the dividends-received deduction that is available to certain U.S. corporate holders only to the extent paid out of current or accumulated earnings profits of the Company as determined for U.S. Federal income tax purposes. Such distributions otherwise will be treated in the manner described under "Description of PIES -- Federal Income Tax Consequences -- Dividends." Although there can be no guarantee, the Company currently expects that distributions on the Mandatorily Convertible Preferred Stock will not exceed the Company's current and accumulated earnings and profits. Therefore, the Company expects that, subject to the limitations and qualifications discussed in

"Description of PIES -- Federal Income Tax Consequences -- Dividends," distributions to U.S. corporate holders of the Mandatorily Convertible Preferred Stock will be eligible for the dividends-received deduction. To the extent that the amount of such distributions exceeds the Company's current and accumulated earnings and profits, distributions on the Mandatorily Convertible Preferred Stock (whether actual or constructive) will constitute tax-free returns of capital to the extent of the holder's tax basis in the Mandatorily Convertible Preferred Stock and thereafter will constitute capital gain, and will not be eligible for the dividends-received deduction.

ABSENCE OF A PREVIOUS MARKET FOR THE PIES

     The PIES are a new issue of securities with no established trading market. The PIES have been approved for listing on the NYSE, with trading scheduled to commence on or about July 2, 1998, but no assurance can be given as to the development or liquidity of any trading market in the PIES. If an active market does not develop, the market price and liquidity of the PIES will be adversely affected.

CERTAIN ANTI-TAKEOVER CONSIDERATIONS; CHANGE OF CONTROL

     Certain provisions of the Company's Restated Certificate of Incorporation and By-laws may have the effect of discouraging or delaying attempts to gain control of the Company, including provisions which could result in the Company's stockholders receiving less for their shares of Common Stock than otherwise might be available in the event of a take-over attempt. These provisions include: (i) authorizing directors to fill vacancies on the Board of Directors that occur between annual meetings; (ii) restricting the persons who may call a special meeting of stockholders; (iii) authorizing the issuance of Preferred Stock; (iv) requiring advance notice for stockholder proposals; and (v) requiring the Board of Directors to fix a record date prior to conducting a consent solicitation. Furthermore, certain provisions of Delaware Law may also discourage or hinder attempts by third parties to obtain control of the Company. See "Description of Capital Stock -- Delaware Law and Certain Charter and Bylaws Provisions." In addition, certain events that could lead to a change of control of the Company will constitute a Change of Control under the Indenture relating to the Notes, and require the Company to make an offer to purchase the Notes. A Change of Control is also a default under the Senior Credit Facility.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the PIES, after deducting the expenses of the PIES Offering, are expected to be approximately $139 million. The net proceeds of the PIES Offering, together with the $500 million available under the Senior Credit Facility and the net proceeds from the Common Stock Offering and the Notes Offering, will be used to fund the purchase price of the Washington Acquisition, to refinance amounts owing under the Interim Credit Facility (a portion of which was used to fund the cash purchase price of the Hawaii Acquisition), to pay certain fees and expenses related to the Transactions and for general corporate purposes (including working capital requirements and capital expenditures).

     Amounts used to repay the Interim Credit Facility (under which $432 million was outstanding as of May 29, 1998) will be received by LCPI. In addition, Lehman Brothers and LCPI have received and will receive certain fees in connection with the Transactions. See "Underwriting."

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of March 31, 1998 on a (i) historical basis and (ii) as adjusted to give effect to the Acquisitions, the Offerings (not giving effect to the exercise of the over-allotment options granted to the underwriters of PIES and Common Stock) and the initial borrowings under Senior Credit Facility and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." The adjustments made assume the ability of the Company to complete the Offerings in the amounts described below, which the Company believes to be reasonable in light of its knowledge of current market conditions. There can be no assurance that the Company will be able to complete the Notes Offering, or that the proceeds from the Notes Offering will be as currently contemplated. The closing of the PIES Offering is not conditioned upon the closing of the Common Stock Offering or the Notes Offering, nor is the closing of any of the Offerings conditioned upon the closing of the Washington Acquisition.

     This table should be read in conjunction with Tesoro's Consolidated Financial Statements and the Pro Forma Financial Statements, including the notes thereto, contained elsewhere in this Prospectus Supplement.

                                                                      MARCH 31, 1998
                                                        ------------------------------------------
                                                                      ADJUSTMENTS     AS ADJUSTED
                                                          TESORO        FOR THE         FOR THE
                                                        HISTORICAL    TRANSACTIONS    TRANSACTIONS
                                                        ----------    ------------    ------------
                                                                (IN THOUSANDS OF DOLLARS)
Total debt and other obligations, including current
  maturities:
  Senior Credit Facility:
     Revolver(a)......................................   $     --      $  27,847       $   27,847
     Tranche A Term Loans(b)..........................         --         50,000           50,000
     Tranche B Term Loan..............................         --        100,000          100,000
  BHP Note(c).........................................         --         14,615           14,615
  Liability to State of Alaska........................     61,780        (61,780)              --
  Other senior debt and obligations...................     85,938        (65,335)          20,603(d)
  The Notes...........................................         --        300,000          300,000
                                                         --------      ---------       ----------
          Total debt..................................    147,718        365,347          513,065
Mandatorily Convertible Preferred Stock...............         --        143,438(e)       143,438
Common stockholders' equity...........................    339,359         65,192(f)       404,551
                                                         --------      ---------       ----------
          Total capitalization........................   $487,077      $ 573,977       $1,061,054
                                                         ========      =========       ==========

---------------

(a) The maximum amount available for the Revolver is $300 million, including availability of letters of credit.

(b) The Term Loans provide for additional borrowings of up to $50 million in the aggregate over the first six months following closing of the Transactions for general corporate purposes (including capital expenditures).

(c) The amount reflects the scheduled payments of the $50 million, non-interest bearing BHP Note discounted to present value using a 10% discount rate.

(d) Other debt as adjusted for the Transactions consists primarily of the Company's obligation to the Department of Energy of approximately $7.9 million and capitalized lease obligations of approximately $9 million for tugs and barges used in transportation of petroleum products within Hawaii. The remaining amount consists primarily of obligations of subsidiaries, none of which are material. See Note I of Notes to Tesoro's Consolidated Financial Statements.

(e) Includes the impact of the PIES Offering (gross proceeds of $143.4 million).

(f) Includes the impact of the Common Stock Offering (gross proceeds of $79.7 million) and the aftertax charge against earnings for early extinguishment of debt.

                         PRO FORMA FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements give effect to the Transactions. There can be no assurance that the Offerings will be completed as anticipated or that the net proceeds therefrom will be the amount assumed in the following pro forma financial statements. The Acquisitions are being accounted for using the purchase method of accounting. These unaudited pro forma combined condensed statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto, which are included in or incorporated by reference in this Prospectus Supplement.

     The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the Transactions as if each had occurred on March 31, 1998. The Unaudited Pro Forma Condensed Statements of Operations for the year ended December 31, 1997, and the quarter ended March 31, 1998, give effect to the Transactions as if each had occurred on January 1, 1997. BHP Hawaii's results of operations, which are reported on a fiscal year ending May 31, have been adjusted to Tesoro's reporting periods. The estimates of the fair value of BHP Hawaii's and Shell Washington's assets and liabilities are based on valuations that are preliminary. Such valuations may be updated with respect to the Hawaii Acquisition and the Washington Acquisition, and may change from the amounts shown herein; however, the Company does not expect such changes to be material. The unaudited pro forma combined condensed financial statements are intended for informational purposes and are not necessarily indicative of the future financial position or future results of the combined companies or of the financial position or the results of operations that would have actually occurred had the Acquisitions been in effect as of the date or for the periods presented. The Unaudited Pro Forma Combined Condensed Statements of Operations do not reflect any benefits from potential cost savings or revenue enhancements resulting from the integration of the operations of Tesoro, BHP Hawaii and Shell Washington (estimated by the Company to be $25 million annually beginning in 1999). Such cost savings and revenue enhancements are discussed in Note (a) to the Unaudited Pro Forma Combined Condensed Statements of Operations.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 1998

                                                   HISTORICAL
                                        --------------------------------
                                                     BHP        SHELL       PRO FORMA        PRO FORMA
                                         TESORO     HAWAII    WASHINGTON   ADJUSTMENTS      COMBINED(L)
                                        --------   --------   ----------   -----------      -----------
                ASSETS                                     (IN THOUSANDS OF DOLLARS)
Current Assets:
  Cash and cash equivalents...........  $  2,274   $  2,519    $     25     $  (2,544)(a)   $    2,274
  Receivables.........................    64,518     84,304      12,600       (42,372)(a)      119,050
  Inventories.........................    97,793     71,050      41,305        10,891(b)       221,039
  Prepayments and other...............     7,984      3,919       4,349          (688)(c)       15,564
                                        --------   --------    --------     ---------       ----------
          Total Current Assets........   172,569    161,792      58,279       (34,713)         357,927
                                        --------   --------    --------     ---------       ----------
Property, Plant and Equipment:
  Refining and marketing..............   368,183    209,804     372,768       (82,572)(d)      868,183
  Exploration and production..........   311,872         --          --                        311,872
  Marine services.....................    48,201         --          --                         48,201
  Corporate...........................    13,802         --          --                         13,802
                                        --------   --------    --------     ---------       ----------
                                         742,058    209,804     372,768       (82,572)       1,242,058
     Less accumulated depreciation,
       depletion and amortization.....   317,645         --     188,127      (188,127)(d)      317,645
                                        --------   --------    --------     ---------       ----------
     Net Property, Plant and
       Equipment......................   424,413    209,804     184,641       105,555(d)       924,413
                                        --------   --------    --------     ---------       ----------
Other Assets..........................    38,447      3,295       8,774        47,271(e)       113,871
                                                                               17,819(f)
                                                                               (1,735)(c)
                                        --------   --------    --------     ---------       ----------
          Total Assets................  $635,429   $374,891    $251,694     $ 134,197       $1,396,211
                                        ========   ========    ========     =========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable....................  $ 44,275   $ 46,831    $  9,819     $  (3,553)(a)   $   97,372
  Accrued liabilities and current
     income taxes payable.............    30,253     12,901       4,833         9,886(g)        57,873
  Current maturities of long-term debt
     and other obligations............    11,428      1,003          --        (9,731)(f)        2,700
                                        --------   --------    --------     ---------       ----------
          Total Current Liabilities...    85,956     60,735      14,652        (3,398)         157,945
                                        --------   --------    --------     ---------       ----------
Deferred Income Taxes.................    31,003         --      25,523        55,065(i)       111,591
                                        --------   --------    --------     ---------       ----------
Other Liabilities.....................    42,821     29,460      14,412       (18,372)(g)       68,321
                                        --------   --------    --------     ---------       ----------
Long-Term Debt and Other Obligations,
  Less Current Maturities.............   136,290      8,433          --       365,642(f)       510,365
                                        --------   --------    --------     ---------       ----------
Notes Payable to Affiliate............        --    145,000          --      (145,000)(a)           --
                                        --------   --------    --------     ---------       ----------
Stockholders' Equity:
  Preferred Stock.....................        --         --          --       143,438(k)       143,438
  Common Stock........................     4,419      8,208           3           833(k)         5,252
                                                                               (8,211)(j)
  Additional paid-in capital..........   191,000     52,362     181,011        69,920(k)       260,920
                                                                             (233,373)(j)
  Retained earnings...................   147,039     70,693      16,093       (86,786)(j)      141,478
                                                                               (8,178)(f)
                                                                                2,617(h)
  Treasury stock......................    (3,099)        --          --                         (3,099)
                                        --------   --------    --------     ---------       ----------
          Total Stockholders'
            Equity....................   339,359    131,263     197,107      (119,740)         547,989
                                        --------   --------    --------     ---------       ----------
          Total Liabilities and
            Stockholders' Equity......  $635,429   $374,891    $251,694     $ 134,197       $1,396,211
                                        ========   ========    ========     =========       ==========

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 1998

(a) Represents an adjustment to exclude assets and liabilities of BHP Hawaii and Shell Washington that are not acquired by Tesoro.

(b) Represents an adjustment of finished goods inventories to net realizable value, less an allowance for a normal profit margin, and of raw materials inventories to replacement cost.

(c) Represents an adjustment to conform the accounting policy for refinery maintenance costs to that of Tesoro.

(d)  Represents an adjustment of property, plant and equipment to fair value.

(e) Represents the excess purchase price over the book value of net assets acquired.

(f) Represents an adjustment to reflect the $50 million non-interest bearing BHP Note (discounted at 10%) plus aggregate borrowings of $478 million to finance the Acquisitions, to refinance existing indebtedness of Tesoro and to pay related fees, expenses and debt issue costs.

(g) Represents an adjustment to liabilities for certain employee benefits and for environmental matters taking into effect environmental agreements which provide for certain environmental indemnifications.

(h) Represents an adjustment to reduce income taxes payable for the tax effect resulting from charges to earnings related to the refinancing of existing indebtedness.

(i) Represents an adjustment to record the deferred tax obligations for differences in book and tax basis for the Washington Acquisition.

(j) Represents the elimination of historical equity of BHP Hawaii and Shell Washington.

(k) Represents an adjustment for the issuance of Mandatorily Convertible Preferred Stock and Common Stock, the proceeds of which were used to finance the Transactions.

(1) The following are pro forma consolidated balance sheet data excluding the effects of the Washington Acquisition, but including the effects of the Offerings and the mandatory special redemption of 50% of the aggregate principal amount of Notes offered in the Notes Offering:

Current assets.......................................  $300,095
Property, plant and equipment, net...................  $639,413
Total assets.........................................  $999,430
Current liabilities..................................  $136,010
Long-term debt and other obligations, less current
  maturities.........................................  $231,039

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                            HISTORICAL
                                ----------------------------------
                                              BHP         SHELL        PRO FORMA         PRO FORMA
                                 TESORO      HAWAII     WASHINGTON   ADJUSTMENTS(A)     COMBINED(L)
                                --------   ----------   ----------   --------------     -----------
                                              (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues:
  Refining and marketing......  $720,868   $  946,727   $1,089,918     $                $2,757,513
  Exploration and
     production...............    84,798           --           --                          84,798
  Marine services.............   132,251           --           --                         132,251
  Other income................     5,543          211           52                           5,806
                                --------   ----------   ----------     ---------        ----------
          Total Revenues......   943,460      946,938    1,089,970                       2,980,368
                                --------   ----------   ----------     ---------        ----------
Operating Costs and Expenses:
  Refining and marketing......   687,036      882,104    1,038,085         1,500(b)      2,608,725
  Exploration and
     production...............    13,230           --           --                          13,230
  Marine services.............   124,725           --           --                         124,725
  Depreciation, depletion and
     amortization.............    45,729       13,762       12,715        (3,543)(c)        70,554
                                                                           1,891(d)
  Refinery assets writedown...                 88,813           --       (88,813)(e)            --
  Goodwill write-off..........        --       30,351           --       (30,351)(e)            --
                                --------   ----------   ----------     ---------        ----------
          Total Operating
            Costs and
            Expenses..........   870,720    1,015,030    1,050,800      (119,316)        2,817,234
                                --------   ----------   ----------     ---------        ----------
Operating Profit (Loss).......    72,740      (68,092)      39,170       119,316           163,134
General and Administrative....   (13,588)     (25,054)(f)    (14,277)                      (52,919)
Interest Expense, Net of
  Capitalized Interest........    (6,699)      (8,227)        (252)       14,291(g)        (52,579)
                                                                         (51,692)(h)
Interest Income...............     1,597           --           --                           1,597
Other Expense, Net............    (4,930)          --           --        (2,894)(i)        (7,824)
                                --------   ----------   ----------     ---------        ----------
Earnings Before Income
  Taxes.......................    49,120     (101,373)      24,641        79,021            51,409
Income Tax Provision..........    18,435      (27,032)       8,902        19,230(j)         19,535
                                --------   ----------   ----------     ---------        ----------
Earnings Before Extraordinary
  Item........................    30,685      (74,341)      15,739        59,791            31,874
Preferred Dividend............        --           --           --       (10,399)(k)       (10,399)
                                --------   ----------   ----------     ---------        ----------
Earnings Before Extraordinary
  Items Available for Common
  Shares......................  $ 30,685   $  (74,341)  $   15,739     $  49,392        $   21,475
                                ========   ==========   ==========     =========        ==========
Weighted Average Common
  Shares -- Basic.............    26,410                                   5,000            31,410
                                ========                               =========        ==========
Weighted Average Common Shares
  and Potentially Dilutive
  Common Shares -- Diluted....    26,868                                   5,000            31,868
                                ========                               =========        ==========
Earnings Before Extraordinary
  Items:
  Per Share -- Basic..........  $   1.16                                                $     0.68
                                ========                                                ==========
  Per Share -- Diluted........  $   1.14                                                $     0.67
                                ========                                                ==========

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                             HISTORICAL
                                  ---------------------------------
                                                BHP        SHELL         PRO FORMA       PRO FORMA
                                   TESORO     HAWAII     WASHINGTON    ADJUSTMENTS(A)   COMBINED(L)
                                  --------   ---------   ----------    --------------   -----------
                                               (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues:
  Refining and marketing........  $140,213   $ 210,447    $201,431       $               $ 552,091
  Exploration and production....    22,222          --                                      22,222
  Marine services...............    32,818          --                                      32,818
  Other income..................       786          (3)         30                             813
                                  --------   ---------    --------       ---------       ---------
          Total Revenues........   196,039     210,444     201,461                         607,944
                                  --------   ---------    --------       ---------       ---------
Operating Costs and Expenses:
  Refining and marketing........   130,720     191,642     195,685           1,500(b)      519,547
  Exploration and production....     3,925          --          --                           3,925
  Marine services...............    30,597          --          --                          30,597
  Depreciation, depletion and
     amortization...............    12,944          --       3,703           2,030(c)       19,150
                                                                               473(d)
  Refinery assets writedown.....        --     125,049          --        (125,049)(e)          --
                                  --------   ---------    --------       ---------       ---------
          Total Operating Costs
            and Expenses........   178,186     316,691     199,388        (121,046)        573,219
                                  --------   ---------    --------       ---------       ---------
Operating Profit (Loss).........    17,853    (106,247)      2,073         121,046          34,725
General and Administrative......    (3,372)     (5,139)     (2,512)                        (11,023)
Interest Expense, Net of
  Capitalized Interest..........    (2,665)     (2,436)        (10)          4,708(g)      (13,326)
                                                                           (12,923)(h)
Interest Income.................       108          --          --                             108
Other Expense, Net..............    (1,034)         --          --            (703)(i)      (1,737)
                                  --------   ---------    --------       ---------       ---------
Earnings Before Income Taxes....    10,890    (113,822)       (449)        112,128           8,747
Income Tax Provision............     4,831     (33,676)        (80)         32,774(j)        3,849
                                  --------   ---------    --------       ---------       ---------
Earnings Before Extraordinary
  Items.........................     6,059     (80,146)       (369)         79,354           4,898
Preferred Dividend..............        --          --          --          (2,600)         (2,600)
                                  --------   ---------    --------       ---------       ---------
Earnings Before Extraordinary
  Items Available for Common
  Shares........................  $  6,059   $ (80,146)   $   (369)      $  76,754       $   2,298
                                  ========   =========    ========       =========       =========
Weighted Average Common Shares
  Basic.........................    26,309                                   5,000          31,309
                                  ========                               =========       =========
Weighted Average Common Shares
  and Potentially Dilutive
  Common Shares -- Diluted......    26,789                                   5,000          31,789
                                  ========                               =========       =========
Earnings Before Extraordinary
  Items:
  Per Share -- Basic............  $    .23                                               $    0.07
                                  ========                                               =========
  Per Share -- Diluted..........  $    .23                                               $    0.07
                                  ========                                               =========

    NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1997 AND THREE MONTHS ENDED MARCH 31, 1998

(a) The Unaudited Pro Forma Combined Condensed Statements of Operations do not give any effect to potential cost savings or revenue enhancements, which the Company believes will result from integrating the operations of the companies after the Acquisitions. Management expects to begin to realize such projected cost savings and revenue enhancements in the fourth quarter of 1998. The full annual impact of such projected cost savings and revenue enhancements is expected to be achieved in the fiscal year ending December 31, 1999, and is estimated to be approximately $25 million annually beginning in 1999.

(b)  Represents an adjustment for a Tesoro contract termination.

(c) Represents an adjustment in depreciation expense due to the change in property, plant and equipment to fair value. Pro forma depreciation is calculated on the straight-line method over estimated useful lives of 28 years for refineries and five to ten years for machinery, equipment and buildings.

(d)  Represents the amortization of goodwill over 25 years.

(e) Represents elimination of the charge for asset and goodwill impairment recognized in the BHP Hawaii historical financial statements.

(f) Includes BHP Hawaii employee bonuses of $4 million in the year ended December 31, 1997, which were awarded based upon the performance of BHP operations that are not to be acquired by Tesoro.

(g) Represents elimination of interest on BHP Hawaii's obligations that will not be assumed by Tesoro and the elimination of interest on Tesoro's obligations that will be refinanced.

(h) Represents additional interest under the Revolver, the Term Loans, the Notes and accretion of the $50 million non-interest bearing BHP Note. See "Description of Indebtedness -- Other Indebtedness."

(i) Represents the amortization of debt issuance costs related to the Revolver, the Term Loans and the Notes.

(j) Represents the tax effect of the adjustments above, excluding amortization of goodwill for the Washington Acquisition.

(k) Represents an assumed 7 1/4% annual dividend rate on the Mandatorily Convertible Preferred Stock.

(l) The following are pro forma consolidated results of operations excluding the effects of the Washington Acquisition, but including the effect of the Offerings and the mandatory special redemption of 50% of the aggregate principal amount of the Notes offered in the Notes Offering:

                                                                 THREE MONTHS
                                                 YEAR ENDED         ENDED
                                                DECEMBER 31,      MARCH 31,
                                                    1997             1998
                                                ------------     ------------
Revenues......................................   $1,890,398        $406,483
Expenses......................................   $1,846,127        $394,239
Earnings before income taxes..................   $   44,271        $ 12,244
Income tax provision..........................   $   16,216        $  5,388
Earnings before extraordinary items...........   $   28,055        $  6,856

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth certain selected historical consolidated financial information for Tesoro based upon its historical financial statements included in or incorporated by reference in this Prospectus Supplement.

                                                                                                               THREE MONTHS
                                                                    YEARS ENDED DECEMBER 31,                  ENDED MARCH 31,
                                                       ---------------------------------------------------   -----------------
                                                        1993      1994       1995        1996       1997      1997      1998
                                                       -------   -------   ---------   ---------   -------   -------   -------
                                                                  (IN MILLIONS EXCEPT PER SHARE AMOUNTS AND RATIOS)
STATEMENTS OF OPERATIONS DATA
Total revenues.......................................  $ 830.4   $ 871.9   $ 1,002.9   $ 1,039.8   $ 943.4   $ 234.9   $ 196.0
Total segment operating profit(a)(b).................  $  52.3   $  64.4   $   105.9   $   144.8   $  72.7   $  15.0   $  17.9
Net earnings.........................................  $  17.0   $  15.7   $    54.6   $    74.5   $  30.7   $   6.1   $   6.1
Net earnings applicable to common stock..............  $   7.8   $  13.0   $    54.6   $    74.5   $  30.7   $   6.1   $   6.1
Earnings per share -- basic(c).......................  $  0.55   $  0.58   $    2.22   $    2.87   $  1.16   $  0.23   $  0.23
Earnings per share -- diluted(c).....................  $  0.54   $  0.56   $    2.18   $    2.81   $  1.14   $  0.23   $  0.23
OTHER DATA
EBITDA, as reported(d):
  Refining and marketing.............................  $  25.5   $  12.8   $    12.6   $    18.5   $  33.2   $   3.2   $   9.5
  Exploration and production.........................     51.8      88.6       139.2       159.6      77.2      22.1      19.0
  Marine services....................................     (3.2)     (2.0)       (4.1)        7.3       8.0       1.3       2.4
                                                       -------   -------   ---------   ---------   -------   -------   -------
        Total segment EBITDA.........................     74.1      99.4       147.7       185.4     118.4      26.6      30.9
  Corporate and unallocated..........................    (18.3)    (18.6)      (22.3)      (13.4)    (16.2)     (3.7)     (4.1)
                                                       -------   -------   ---------   ---------   -------   -------   -------
        Total consolidated EBITDA....................  $  55.8   $  80.8   $   125.4   $   172.0   $ 102.2   $  22.9   $  26.8
                                                       =======   =======   =========   =========   =======   =======   =======
Normalized EBITDA(e):
  Refining and marketing.............................  $  25.5   $   7.0   $    13.0   $    19.3   $  33.2   $   3.2   $   9.5
  Exploration and production.........................     32.1      49.7        58.8        70.0      73.2      20.5      19.0
  Marine services....................................     (3.2)     (0.1)       (3.3)        7.3       8.0       1.3       2.4
                                                       -------   -------   ---------   ---------   -------   -------   -------
        Total segment EBITDA.........................     54.4      56.6        68.5        96.6     114.4      25.0      30.9
  Corporate and unallocated..........................    (19.7)    (18.5)      (18.5)      (14.7)    (16.2)    ( 3.7)    ( 4.1)
                                                       -------   -------   ---------   ---------   -------   -------   -------
        Total consolidated EBITDA....................  $  34.7   $  38.1   $    50.0   $    81.9   $  98.2   $  21.3   $  26.8
                                                       =======   =======   =========   =========   =======   =======   =======
Capital expenditures
  Refining and marketing.............................  $   7.1   $  32.0   $     9.3   $    11.1   $  43.9   $   2.9   $   2.0
  Exploration and production.........................     29.3      65.6        53.4        66.6      92.9      11.0      20.5
  Marine services....................................      0.3       0.2         0.4         6.9       9.4       2.2       1.2
  Other..............................................      0.8       1.8         0.8         0.4       1.3       0.2       0.1
                                                       -------   -------   ---------   ---------   -------   -------   -------
        Total capital expenditures...................  $  37.5   $  99.6   $    63.9   $    85.0   $ 147.5   $  16.3   $  23.8
                                                       =======   =======   =========   =========   =======   =======   =======
BALANCE SHEET DATA
Working capital......................................  $ 124.5   $  85.9   $    77.5   $    99.5   $  74.3   $ 104.8   $  86.7
Property, plant and equipment, net...................  $ 213.2   $ 273.3   $   261.7   $   316.5   $ 413.8   $ 320.7   $ 424.4
Total assets.........................................  $ 434.5   $ 484.4   $   519.2   $   582.6   $ 627.8   $ 552.0   $ 635.4
Total long-term debt and other obligations(f)........  $ 185.5   $ 199.6   $   164.5   $    89.3   $ 132.3   $  89.3   $ 147.7
Redeemable preferred stock(f)........................  $  78.1   $    --   $      --   $      --   $    --   $    --   $    --
Stockholders' equity(f)..............................  $  58.5   $ 160.7   $   216.5   $   304.1   $ 333.0   $ 310.4   $ 339.4

---------------

(a) Results for the years 1993, 1994, 1995 and 1996 include revenues from above-market pricing provisions of a natural gas contract which was terminated effective October 1, 1996. Operating profit included $20 million, $39 million, $47 million and $25 million in the years 1993, 1994, 1995 and 1996, respectively, from the excess of these contract prices over spot market prices. Upon termination of the contract in 1996, the Exploration and Production segment also recorded a non-recurring increase in other income and operating profit of $60 million in connection with the settlement of the contract. In the year 1995, the Exploration and Production segment recorded other income and operating profit of $33 million from the sale of certain interests in the Bob West Field. See Notes C and D of Notes to Tesoro's Consolidated Financial Statements.

(b) Segment operating profit equals gross operating revenues, gains and losses on asset sales and other income less applicable segment costs of sales, operating expenses, depreciation, depletion and other items. Income taxes, interest expense and corporate general and administrative expenses are not included in determining operating profit.

(c) Earnings per share amounts for periods prior to the quarter ended December 31, 1997 have been restated, where appropriate, to conform with the requirements of Statement of Financial Accounting Standard ("SFAS") No.
     128. See Note A of Notes to Tesoro's Consolidated Financial Statements.

(d) EBITDA represents earnings before extraordinary item, interest expense, income taxes and depreciation, depletion and amortization. Segment EBITDA represents operating profit before depreciation, depletion and amortization. While not purporting to reflect any measure of the Company's operations or cash flows, EBITDA is presented for additional analysis. EBITDA is not a calculation based upon GAAP; however, the amounts included in the EBITDA calculation are derived from amounts included in Tesoro's Consolidated Financial Statements. In addition, EBITDA should not be considered as an alternative to net earnings or operating profit, as an indication of the operating performance of the Company or an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled items of other companies.

(e) Normalized EBITDA is EBITDA, as defined in (d) above, excluding the impact of the above-market natural gas contract with Tennessee Gas and other significant items which affect the comparability between the periods presented. The following items have been excluded from EBITDA, as reported, to generate normalized EBITDA for each segment (in millions):

                                                                                                            THREE
                                                                                                           MONTHS
                                                                                                            ENDED
                                                                        YEARS ENDED DECEMBER 31,          MARCH 31,
                                                                  ------------------------------------   -----------
                                                                  1993    1994    1995    1996    1997   1997   1998
                                                                  -----   -----   -----   -----   ----   ----   ----
    Refining and Marketing......................................  $  --   $ 5.8   $(0.4)  $(0.8)  $ --   $ --   $--
                                                                  -----   -----   -----   -----   ----   ----   ---
    Exploration and Production:
      Excess of contract prices over spot market prices.........   19.7    38.9    47.1    24.6     --     --    --
      Income from settlement of a natural gas contract..........     --      --      --    60.0     --     --    --
      Gain on sale of asset.....................................     --      --    33.5      --     --     --    --
      Other non-recurring income (charges), net.................     --      --    (0.2)    5.0    4.0    1.6    --
                                                                  -----   -----   -----   -----   ----   ----   ---
            Total Exploration and Production....................   19.7    38.9    80.4    89.6    4.0    1.6    --
                                                                  -----   -----   -----   -----   ----   ----   ---
    Marine Services.............................................     --    (1.9)   (0.8)     --     --     --    --
                                                                  -----   -----   -----   -----   ----   ----   ---
    Corporate and Unallocated...................................    1.4    (0.1)   (3.8)    1.3     --     --    --
                                                                  -----   -----   -----   -----   ----   ----   ---
            Total Adjustments...................................  $21.1   $42.7   $75.4   $90.1   $4.0   $1.6   $--
                                                                  =====   =====   =====   =====   ====   ====   ===

     For further information regarding these significant items, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(f) In 1994, the Company restructured its outstanding debt and preferred stock by completing a recapitalization and equity offering.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following analysis of the financial condition and results of operations of Tesoro should be read in conjunction with Tesoro's Consolidated Financial Statements, including the notes thereto, included elsewhere in this Prospectus Supplement. Those statements in the Management's Discussion and Analysis that are not historical in nature should be deemed forward-looking statements that are inherently uncertain. See "Forward-Looking Statements" on page S-14 for discussion of the factors which could cause actual results to differ materially from those projected in such statements.

GENERAL

     The Company's strategy is to (i) maximize return on capital employed and increase the competitiveness of each of its business units by reducing costs, increasing operating efficiencies and optimizing existing assets and (ii) expand its overall market presence through a combination of internal growth initiatives and selective acquisitions which are both accretive to earnings and provide significant operational synergies. In 1998, the Company plans to further improve profitability in the Refining and Marketing segment by enhancing processing capabilities, strengthening marketing channels and improving supply and transportation functions. In the Exploration and Production segment, the strategy includes evaluating ways in which the Company can continue to diversify its oil and gas reserve base through both acquisitions and the drill bit and enhanced technical capabilities. The Company has made significant progress in diversifying its U.S. operations to areas other than the Bob West Field and has taken steps to begin serving emerging markets in South America. Improved profitability has positioned the Marine Services segment to participate in the consolidation of the industry by pursuing opportunities for expansion, as well as optimizing existing operations.

     In May 1998, Tesoro acquired the Hawaiian refining and marketing assets of two subsidiaries of BHP and entered into an agreement to acquire the Washington Refinery and related refining assets from a subsidiary of Shell. The Acquisitions are expected to triple Tesoro's annual revenues and significantly increase the scope of Tesoro's refining and marketing operations. Tesoro expects that the results of the Acquisitions will be accretive to earnings and cash flows beginning in 1999. The impact of the Acquisitions on earnings and cash flow may be neutral in 1998 primarily due to the mid-year timing of the Acquisitions and a scheduled maintenance turnaround at the Hawaii Refinery to begin in the summer of 1998. The Company will continue to pursue other opportunities that are operationally and geographically complementary with its asset base.

     As part of the Company's long-term strategy, growth initiatives are planned in 1998 with a capital budget of $195 million, excluding amounts required to fund the Acquisitions and capital expenditures related to the Hawaii and Washington operations following such acquisitions, which are projected to be approximately $15 to $20 million in 1998. The $195 million capital budget represents an increase of 33% over 1997 capital expenditures. Approximately 71% of the 1998 capital budget is directed toward increased drilling and other related exploration costs, both in Bolivia and the U.S. Another 25% is planned for downstream operations, primarily improvements in the Alaska marketing operations. The remaining 4% of the 1998 capital budget is dedicated to corporate expenditures, primarily upgrading information systems.

     The Company operates in an environment where its results and cash flows are sensitive to volatile changes in energy prices. Major shifts in the cost of crude oil used for refinery feedstocks and the price of refined products can result in a change in margin from the Refining and Marketing operations, as prices received for refined products may or may not keep pace with changes in crude oil costs. These energy prices, together with volume levels, also determine the carrying value of crude oil and refined product inventory. The Company uses the last-in, first-out method of accounting for inventories of crude oil and U.S. wholesale refined products in its Refining and Marketing segment. This method results in inventory carrying amounts that are less likely to represent current values and in costs of sales which more closely represent current costs. Similarly, changes in natural gas, condensate and oil prices impact revenues and the present value of estimated future net revenues and cash flows from the Company's Exploration and Production operations. Tesoro may increase or decrease its natural gas production in response to market conditions. The carrying value of oil and gas assets may be subject to noncash write-downs based on changes in natural gas prices and other determining factors. Changes in natural gas prices also influence the level of drilling activity in the Gulf of Mexico. The Company's Marine Services operation, whose customers include offshore drilling contractors and related industries, could be impacted by significant fluctuations in natural gas prices. The Company's Marine Services segment uses the first-in, first-out method of accounting for inventories of fuels. Changes in fuel prices can significantly impact inventory valuations and costs of sales in this segment.

RESULTS OF OPERATIONS

     This "Results of Operations" section reflects only the results of operations of Tesoro for periods prior to the consummation of the Transactions and does not include any financial information concerning BHP Hawaii and Shell Washington.

SUMMARY

     Tesoro's net earnings of $6.1 million, or $0.23 per share, for the three months ended March 31, 1998 ("1998 Quarter") compare with net earnings of $6.1 million, or $0.23 per share, for the three months ended March 31, 1997 ("1997 Quarter"). Improved refined product margins combined with higher sales volumes in the Company's Refining and Marketing segment and Marine Services segment during the 1998 Quarter were offset by lower natural gas prices in the Company's Exploration and Production segment.

     Tesoro's net earnings for the year 1997 were $30.7 million ($1.16 per basic share, $1.14 per diluted share) compared to $74.5 million ($2.87 per basic share, $2.81 per diluted share) in the year 1996 and $54.6 million ($2.22 per basic share, $2.18 per diluted share) in the year 1995. In the years 1996 and 1995, Tesoro incurred noncash aftertax extraordinary losses of $2.3 million and $2.9 million, respectively, for early extinguishments of debt. Earnings before extraordinary losses amounted to $76.8 million ($2.96 per basic share, $2.90 per diluted share) and $57.5 million ($2.34 per basic share, $2.29 per diluted share) in the years 1996 and 1995, respectively. Results for the years 1996 and 1995 included revenues from sales of natural gas at above-market prices under a contract with Tennessee Gas Pipeline Company ("Tennessee Gas") which was terminated effective October 1, 1996. Results of operations in 1997 and future years no longer benefit from above-market revenues under this contract. Significant items, including the impact of the Tennessee Gas contract, which affect the comparability between results of operations are highlighted in the table below (in millions except per share amounts):

                                                                             THREE MONTHS
                                               YEARS ENDED DECEMBER 31,    ENDED MARCH 31,
                                               -------------------------   ----------------
                                                1995      1996     1997     1997     1998
                                               -------   ------   ------   ------   -------
Net Earnings as Reported.....................  $ 54.6    $74.5    $30.7    $ 6.1    $  6.1
Extraordinary Loss on Debt Extinguishments,
  Net of Income Tax Benefit..................     2.9      2.3       --       --        --
                                               ------    -----    -----    -----    ------
Earnings Before Extraordinary Item...........    57.5     76.8     30.7      6.1       6.1
                                               ------    -----    -----    -----    ------
Significant Items Affecting Comparability,
  Pretax:
  Income from settlement of a natural gas
     contract................................      --     60.0       --       --        --
  Operating profit from excess of contract
     prices over spot market prices..........    47.1     24.6       --       --        --
  Other, including gain on sale and other
     income and expense items................    28.3      5.5      4.0      1.6        --
                                               ------    -----    -----    -----    ------
     Total Significant Items, Pretax.........    75.4     90.1      4.0      1.6        --
     Income Tax Effect.......................      --     27.2      1.2      0.5        --
                                               ------    -----    -----    -----    ------
     Total Significant Items, Aftertax.......    75.4     62.9      2.8      1.1        --
                                               ------    -----    -----    -----    ------
Net Earnings (Loss) Excluding Significant
  Items and Extraordinary Item...............  $(17.9)   $13.9    $27.9    $ 5.0    $  6.1
                                               ======    =====    =====    =====    ======

                                                                             THREE MONTHS
                                               YEARS ENDED DECEMBER 31,    ENDED MARCH 31,
                                               -------------------------   ----------------
                                                1995      1996     1997     1997     1998
                                               -------   ------   ------   ------   -------
Earnings Per Share -- Basic:
  As reported................................  $ 2.22    $2.87    $1.16    $0.23    $ 0.23
  Extraordinary loss.........................   (0.12)   (0.09)      --       --        --
  Impact of contract prices over spot market
     prices and settlement income............    1.92     2.28       --       --        --
  Effect of other significant items..........    1.15     0.15     0.10     0.04        --
                                               ------    -----    -----    -----    ------
  Excluding significant items and
     extraordinary item......................  $(0.73)   $0.53    $1.06    $0.19    $ 0.23
                                               ======    =====    =====    =====    ======
Earnings Per Share -- Diluted:
  As reported................................  $ 2.18    $2.81    $1.14    $0.23    $ 0.23
  Extraordinary loss.........................   (0.11)   (0.09)      --       --        --
  Impact of contract prices over spot market
     prices and settlement income............    1.88     2.23       --       --        --
  Effect of other significant items..........    1.14     0.14     0.10     0.04        --
                                               ------    -----    -----    -----    ------
  Excluding significant items and
     extraordinary item......................  $(0.73)   $0.53    $1.04    $0.19    $ 0.23
                                               ======    =====    =====    =====    ======

     As shown above, excluding the significant items affecting comparability, Tesoro's net earnings would have been $27.9 million ($1.06 per basic share, $1.04 per diluted share) in the year 1997, as compared to net earnings of $13.9 million ($0.53 per basic and diluted share) in the year 1996 and a net loss of $17.9 million ($0.73 per basic and diluted share) in the year 1995. The resulting $14 million increase in net earnings in the year 1997 was primarily attributable to better refined product margins, higher spot market natural gas prices and lower corporate interest expense.

     When comparing the year 1996 to 1995, after excluding significant items, the improvement in net earnings of approximately $32 million was primarily attributable to improvements within Tesoro's Refining and Marketing and Marine Services segments together with reduced general and administrative expenses and interest expense. These improvements were partially offset by an increase in Tesoro's total effective tax rate in the year 1996 as earnings subject to U.S. taxes exceeded available net operating loss and tax credit carryforwards.

     A discussion and analysis of the factors contributing to these results are presented below. The accompanying consolidated financial statements and related footnotes, together with the following information, are intended to provide shareholders and other investors with a reasonable basis for assessing Tesoro's operations, but should not serve as the sole criterion for predicting the future performance of Tesoro.

REFINING AND MARKETING

     The following table summarizes the Refining and Marketing segment's results of operations for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998.

                                                                               THREE MONTHS
                                                YEARS ENDED DECEMBER 31,      ENDED MARCH 31,
                                               ---------------------------   -----------------
                                                1995      1996      1997      1997      1998
                                               -------   -------   -------   -------   -------
                                               (DOLLARS IN MILLIONS EXCEPT PER BARREL AMOUNTS)
GROSS OPERATING REVENUES
  Total refined products.....................  $ 664.5   $ 620.8   $ 643.7   $ 155.8   $ 122.7
  Other, primarily crude oil resales and
     merchandise.............................    106.5     124.6      77.2      18.6      17.5
                                               -------   -------   -------   -------   -------
          Total Gross Operating Revenues.....  $ 771.0   $ 745.4   $ 720.9   $ 174.4   $ 140.2
                                               =======   =======   =======   =======   =======

TOTAL OPERATING PROFIT
  Gross margin:
     Refinery(a).............................  $  63.5   $  74.6   $  93.3   $  18.3   $  24.0
     Non-refinery(b).........................     34.1      32.7      36.6       6.4       9.7
                                               -------   -------   -------   -------   -------
          Total gross margin.................     97.6     107.3     129.9      24.7      33.7
  Operating expenses.........................     84.7      87.9      96.0      21.5      24.2
  Depreciation and amortization..............     11.9      12.5      12.7       3.1       3.0
  Loss on sales of assets and other..........      0.3       0.9       0.7        --        --
                                               -------   -------   -------   -------   -------
          Total Operating Profit.............  $   0.7   $   6.0   $  20.5   $   0.1   $   6.5
                                               =======   =======   =======   =======   =======

CAPITAL EXPENDITURES.........................  $   9.3   $  11.1   $  43.9   $   2.9   $   2.0
                                               =======   =======   =======   =======   =======

REFINERY PRODUCT SPREAD ($/barrel)...........  $  3.44   $  4.29   $  5.09   $  4.13   $  4.75
                                               =======   =======   =======   =======   =======

TOTAL SEGMENT PRODUCT SALES (average bpd)(c)
  Gasoline...................................   24,526    17,427    17,393    16,738    14,495
  Middle distillates.........................   37,988    29,651    30,576    26,253    32,875
  Heavy oils and residual products...........   14,787    15,089    17,929    17,890    18,308
                                               -------   -------   -------   -------   -------
          Total Product Sales................   77,301    62,167    65,898    60,881    65,678
                                               =======   =======   =======   =======   =======

TOTAL SEGMENT PRODUCT SALES PRICES($/barrel)
  Gasoline...................................  $ 28.21   $ 32.72   $ 33.71   $ 33.64   $ 28.52
  Middle distillates.........................  $ 24.40   $ 29.01   $ 28.36   $ 32.09   $ 22.33
  Heavy oils and residual products...........  $ 13.66   $ 17.61   $ 17.30   $ 18.19   $ 11.32

TOTAL SEGMENT GROSS MARGINS ON PRODUCT SALES
  ($/barrel)(d)
  Average sales price........................  $ 23.55   $ 27.28   $ 26.76   $ 28.43   $ 20.65
  Average costs of sales.....................    20.53     23.15     21.92     24.63     15.58
                                               -------   -------   -------   -------   -------
          Gross Margin.......................  $  3.02   $  4.13   $  4.84   $  3.80   $  5.07
                                               =======   =======   =======   =======   =======

---------------

(a)  Represents throughput at the Alaska Refinery times refinery product spread.

(b) Non-refinery margin includes margins on products purchased and resold, margins on products sold in markets outside of Alaska, intrasegment pipeline revenues, retail margins, and adjustments due to selling a volume and mix of products that is different than actual volumes manufactured.

(c) Sources of total product sales include products manufactured at the Alaska Refinery, products drawn from inventory balances and products purchased from third parties. Tesoro's purchases of refined products for resale averaged approximately 25,500, 11,600 and 11,300 bpd in the years 1995, 1996 and 1997, respectively, and 11,500 and 11,700 bpd in the three months ended March 31, 1997 and 1998, respectively.

(d) Gross margins on total product sales include margins on sales of purchased products, together with the effect of changes in inventories.

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     The Refining and Marking segment's operating profit of $6.5 million in the 1998 Quarter increased $6.4 million from operating profit of $0.1 million in the 1997 Quarter. The improvement in results from Refining and Marketing was due to a combination of factors, including improved refined product yields, higher throughput volumes at the refinery and increased sales within the segment's core Alaska market, all of which contributed to improved refinery margins. The 1998 Quarter benefitted from an expansion completed in October 1997 of the Alaska Refinery's hydrocracker unit, which increased the unit's capacity by approximately 25% and enables the Company to produce more jet fuel, a product in short supply in Alaska. The expansion, together with the addition of a new, high-yield jet fuel hydrocracker catalyst, began to favorably impact this segment's results in the fourth quarter of 1997.

     During the 1998 Quarter, throughput at the Alaska Refinery increased by 7,000 bpd, a 14% increase over the 1997 Quarter. Production of middle distillates increased by 4,300 bpd (a 21% increase over the 1997 Quarter) and production of gasoline increased by 2,300 bpd (an 18% increase over the 1997 Quarter). Product sales volumes increased by 8% over the 1997 Quarter, which included a 15% increase within the core Alaska market. The increase in sales in Alaska was mainly due to a long-term retail capital spending program, primarily focused in the Anchorage area, which was initiated in 1997. The improved product slate and marketing efforts contributed to an increase in the Alaska Refinery's product spread to $4.75 per barrel in the 1998 Quarter, compared to $4.13 per barrel in the 1997 Quarter, reflecting a 39% decrease in the Company's per barrel feedstock cost with a 30% decline in per barrel yield value.

     Revenues from sales of refined products in the Refining and Marketing segment decreased during the 1998 Quarter due to a 27% decline in average sales prices partly offset by the 8% increase in sales volumes. Other revenues included crude oil resales of $10.5 million in the 1998 Quarter and $10.7 million in the 1997 Quarter. Costs of sales decreased in the 1998 Quarter due to lower feedstock prices. Margins from non-refinery activities increased to $9.7 million in the 1998 Quarter due primarily to a 14% increase in retail volumes and improved margins on products sold outside Alaska. Operating expenses were higher in the 1998 Quarter due to increased marketing costs.

     The Company's initiatives to enhance its product slate and sell more products within Alaska, as discussed above, have improved the fundamental earnings potential of this segment. Certain of these initiatives, such as the hydrocracker expansion, were completed in the fourth quarter of 1997. Future quarters will continue to benefit from the impact of these initiatives. Future profitability of this segment, however, will continue to be influenced by market conditions, particularly as these conditions influence costs of crude oil relative to prices received for sales in refined products, and other additional factors that are beyond the control of the Company. As previously discussed, the revenues and scope of the Refining and Marketing segment will be significantly increased upon the consummations of the Hawaii Acquisition and Washington Acquisition.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     The Refining and Marketing segment's operating profit of $20.5 million in 1997 increased $14.5 million from operating profit of $6.0 million in 1996. The improvement in results from Refining and Marketing has been due in part to Tesoro's initiatives to enhance its product slate, improve efficiencies and sell a larger portion of the Alaska Refinery's production within the core Alaska market. In these regards, in early October 1997, Tesoro completed an expansion of the Alaska Refinery's hydrocracker unit which began to favorably impact this segment's results in the fourth quarter of 1997. With respect to crude oil supply, during

1997, Tesoro negotiated contracts to purchase the remaining Cook Inlet crude oil production available for sale and, in October 1997, began purchasing approximately 25,000 bpd of Cook Inlet crude oil in addition to the approximate 9,000 bpd under previously existing contracts. Substantially all of the contracts for purchases of Cook Inlet crude oil are for various periods extending through December 1998. As part of a three-year, $50 million Alaskan retail marketing expansion program initiated in 1997, Tesoro built two new retail stations, remodeled three stations, bought two stations and closed two uneconomic stations. At year-end 1997, the total number of retail stations selling Tesoro's gasoline totaled 222 as compared to 206 in 1996. Of these stations, 30 are located in the Pacific Northwest, compared to 18 at year-end 1996.

     During 1997, Tesoro's production of refined products increased in total by 5% due to higher throughput levels at the Alaska Refinery. The operational changes, previously discussed, resulted in an 8% increase in the production of middle distillates, primarily jet fuel, while gasoline production remained flat. Production of heavy oils and residual products increased by 7% in 1997. The improved product slate, which better matches Tesoro's product supply with demand in Alaska, reflected the change of a hydrocracker catalyst in late 1996 and the hydrocracker expansion and catalyst change in late 1997. Tesoro's sales of refined products within Alaska increased by 6% in 1997 contributing to higher product margins. The improved product slate and marketing efforts, together with generally favorable industry conditions, resulted in an increase in Tesoro's refinery spread to $5.09 per barrel in 1997, compared to $4.29 per barrel in 1996, reflecting a 10% decrease in Tesoro's per barrel feedstock cost with only a 5% decline in per barrel yield value. Both years included scheduled 30-day maintenance turnarounds.

     Revenues from sales of refined products in Tesoro's Refining and Marketing segment increased during 1997 due primarily to a 6% increase in sales volumes, partially offset by slightly lower average sales prices. Total refined product sales averaged 65,898 bpd in 1997 as compared to 62,167 bpd in 1996. Other revenues, which included crude oil resales of $44.4 million in 1997 and $93.8 million in 1996, declined due to lower sales volumes and prices. Tesoro had less crude oil available for resale in 1997 as throughput at the Alaska Refinery increased by 2,721 bpd, or 6%, from 1996 and fewer spot purchases of crude oil were made. Export sales of refined products, including sales to the Russian Far East, amounted to $16.1 million in 1997 compared to $22.0 million in 1996. Costs of sales decreased in 1997 due to lower spot purchases of crude oil and lower prices. Margins from non-refinery activities increased to $36.6 million in 1997 due primarily to higher retail sales and improved margins on products sold outside of Alaska. Operating expenses increased in 1997 due primarily to higher employee costs, professional fees and marketing expenses.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Results from Tesoro's Refining and Marketing segment improved during 1996 with operating profit of $6.0 million, compared to operating profit of $0.7 million in 1995. This improvement was achieved during a year when the industry was facing rapidly rising prices in the crude oil market. In addition, Tesoro's production level at the Alaska Refinery was reduced in September 1996 for a scheduled 30-day maintenance turnaround. Despite these factors, Tesoro was able to achieve a refinery product spread of $4.29 per barrel for 1996, compared to $3.44 per barrel in 1995. Tesoro's results were helped by its initiatives to control costs, improve the Alaska Refinery's product slate and expand the marketing program for its refined products. Tesoro's average refined product yield value per barrel increased by 19% in 1996, while Tesoro's feedstock costs per barrel increased by 17%.

     During 1996, Tesoro's production of refined products declined in total by 6%, which included the impact of the scheduled maintenance period. Of this decline, gasoline production decreased by 11% and middle distillates decreased by only 3%. These reductions reflected the change of a hydrocracker catalyst during the maintenance period, which allows for increased production of jet fuel and reduced production of gasoline beginning in the fourth quarter of 1996, which better matches Tesoro's product supply with demand in Alaska.

     During 1996, Tesoro's marketing efforts added 31 stations in Alaska and eight stations in the Pacific Northwest, bringing the total to 188 branded, unbranded and Company-operated stations in Alaska and 18 branded stations in the Pacific Northwest at year-end 1996. Two uneconomic stations in these areas were closed in 1996. In addition, Tesoro began producing and marketing liquid asphalt, which is a seasonal product in Alaska. Export sales of refined products, including sales to the Russian Far East, amounted to $22.0 million in 1996 and $18.5 million in 1995.

     Revenues from sales of refined products in Tesoro's Refining and Marketing segment decreased in 1996 due primarily to a 20% decline in sales volumes, partially offset by a 16% increase in average sales prices. Total refined product sales averaged 62,167 bpd in 1996 as compared to 77,301 bpd in 1995. This decline reflected the lower production volumes and Tesoro's withdrawal from certain U.S. West Coast markets during 1996, which also reduced Tesoro's purchases from other refiners and suppliers to 11,600 bpd in 1996 as compared to 25,500 bpd in 1995. One of the U.S. West Coast facilities was sold in 1996 resulting in a loss of $0.8 million. Sales of previously purchased crude oil increased to $93.8 million in 1996, compared to $75.8 million in 1995, due primarily to higher crude oil prices and in part due to sales of excess crude supply volumes during the maintenance period. Costs of sales decreased in 1996 due to lower volumes of refined products, partially offset by higher prices for crude oil and refined products. Operating expenses were higher in 1996 due primarily to higher environmental and employee costs partially offset by lower insurance costs.

EXPLORATION AND PRODUCTION

     The following table summarizes the Exploration and Production segment's results of operations for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998.

                                                                                    THREE MONTHS
                                                    YEARS ENDED DECEMBER 31,      ENDED MARCH 31,
                                                  ----------------------------   ------------------
                                                    1995      1996      1997      1997       1998
                                                  --------   -------   -------   -------   --------
                                                    (DOLLARS IN MILLIONS EXCEPT PER UNIT AMOUNTS)
U.S.(a)(b)
  Gross operating revenues......................  $  113.0   $  93.8   $  73.6   $  21.5   $   19.1
  Income from settlement of a natural gas
     contract...................................        --      60.0        --        --         --
  Other income, including gain on asset sale in
     1995.......................................      33.5       4.8       3.2       1.6        0.6
  Production costs..............................      12.0       5.3       7.4       1.7        2.5
  Administrative support and other operating
     expenses...................................       3.2       3.8       2.3       0.5        0.4
  Depreciation, depletion and amortization......      29.3      25.6      29.8       7.9        8.9
                                                  --------   -------   -------   -------   --------
          Total Operating Profit -- U.S.........     102.0     123.9      37.3      13.0        7.9
                                                  --------   -------   -------   -------   --------
BOLIVIA
  Gross operating revenues......................      11.7      13.7      11.2       1.9        3.1
  Other income related to collection of a
     receivable.................................        --        --       2.2        --         --
  Production costs..............................       0.6       0.8       0.9       0.2        0.3
  Administrative support and other operating
     expenses...................................       3.2       2.8       2.4       0.5        0.6
  Depreciation, depletion and amortization......       0.3       1.3       1.5       0.2        0.5
                                                  --------   -------   -------   -------   --------
          Total Operating Profit -- Bolivia.....       7.6       8.8       8.6       1.0        1.7
                                                  --------   -------   -------   -------   --------
TOTAL OPERATING PROFIT -- EXPLORATION AND
  PRODUCTION....................................  $  109.6   $ 132.7   $  45.9   $  14.0   $    9.6
                                                  ========   =======   =======   =======   ========
U.S.
  Average Daily Net Production:
     Natural gas (Mcf)..........................   114,490    87,654    86,052    94,103     99,135
     Oil (barrels)..............................         1        27       118       145        173
     Total (Mcfe)...............................   114,496    87,816    86,760    94,973    100,173
  Average Prices:
     Natural gas ($/Mcf) --
       Spot market(c)...........................  $   1.34   $  1.95   $  2.17   $  2.34   $   2.01
       Average(b)...............................  $   2.57   $  2.75   $  2.17   $  2.34   $   2.01
     Oil ($/barrel).............................  $  16.82   $ 21.99   $ 18.90   $ 21.14   $  14.13

                                                                                    THREE MONTHS
                                                    YEARS ENDED DECEMBER 31,      ENDED MARCH 31,
                                                  ----------------------------   ------------------
                                                    1995      1996      1997      1997       1998
                                                  --------   -------   -------   -------   --------
                                                    (DOLLARS IN MILLIONS EXCEPT PER UNIT AMOUNTS)
  Average Operating Expenses ($/Mcfe):
     Lease operating expenses...................  $   0.11   $  0.14   $  0.20   $  0.16   $   0.21
     Severance taxes............................      0.18      0.03      0.03      0.04       0.06
                                                  --------   -------   -------   -------   --------
          Total production costs................      0.29      0.17      0.23      0.20       0.27
     Administrative support and other...........      0.06      0.10      0.07      0.05       0.05
                                                  --------   -------   -------   -------   --------
          Total Operating Expenses..............  $   0.35   $  0.27   $  0.30   $  0.25   $   0.32
                                                  ========   =======   =======   =======   ========
  Depletion ($/Mcfe)............................  $   0.69   $  0.79   $  0.93   $  0.91   $   0.97
  Capital Expenditures (including U.S. gas
     transportation)............................  $   49.6   $  59.7   $  65.4   $   7.0   $   18.2
BOLIVIA
  Average Daily Net Production:
     Natural gas (Mcf)..........................    18,650    20,251    19,537    10,999     22,769
     Condensate (barrels).......................       567       584       518       316        816
     Total (Mcfe)...............................    22,052    23,755    22,645    12,895     27,665
  Average Prices:
     Natural gas ($/Mcf)........................  $   1.28   $  1.33   $  1.15   $  1.32   $   0.97
     Condensate ($/barrel)......................  $  14.39   $ 17.98   $ 15.71   $ 19.28   $  15.78
  Average Operating Expenses ($/Mcfe):
     Production costs...........................  $   0.07   $  0.10   $  0.11   $  0.16   $   0.11
     Value-added taxes..........................      0.06      0.05        --        --         --
     Administrative support and other...........      0.35      0.27      0.31      0.41       0.29
                                                  --------   -------   -------   -------   --------
          Total Operating Expenses..............  $   0.48   $  0.42   $  0.42   $  0.57   $   0.40
                                                  ========   =======   =======   =======   ========
  Depletion ($/Mcfe)............................  $   0.03   $  0.15   $  0.19   $  0.15   $   0.21
  Capital Expenditures..........................  $    3.8   $   6.9   $  27.5   $   4.0   $    2.3

---------------

(a) Represents Tesoro's U.S. oil and gas operations combined with gas transportation activities.

(b) Results for the years 1995 and 1996 included revenues from above-market pricing provisions of a contract with Tennessee Gas which was terminated effective October 1, 1996. Operating profit for the years 1995 and 1996 included $47.1 million and $24.6 million, respectively, for the excess of these contract prices over spot market prices. Net natural gas production sold under the contract averaged approximately 20 million cubic feet ("MMcf") per day in 1995 and 11 MMcf per day in 1996. Upon termination of the contract, Tesoro recorded other income and operating profit of $60 million during the fourth quarter of 1996. See Note D of Notes to Tesoro's Consolidated Financial Statements.

(c) Includes effects of Tesoro's natural gas commodity price agreements which amounted to a gain of $0.01 per Mcf in the year 1995 and losses of $0.11 per Mcf and $0.05 per Mcf in the years 1996 and 1997 respectively, and a loss of $0.19 per Mcf for the 1997 Quarter. There were no such agreements during the 1998 Quarter.

EXPLORATION AND PRODUCTION -- U.S.

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     Operating profit from the Company's U.S. exploration and production operations was $7.9 million in the 1998 Quarter compared with $13 million in the 1997 Quarter. While the Company's production increased by 5%, natural gas prices declined by $0.33 per Mcf, or 14%, to $2.01 per Mcf in the 1998 Quarter compared to $2.34 per Mcf in the 1997 Quarter. The 1997 Quarter also benefitted from income of $1.6 million for retroactive severance tax refunds for production in prior years, with no substantial refunds received in the 1998 Quarter.

     The Company's production volumes averaged 100.2 MMcfe per day in the 1998 Quarter compared to 95.0 MMcfe per day in the quarter ended March 31, 1997. This increase in the Company's production consisted of a 30.4 MMcf per day decline from the Bob West Field offset by a 35.6 MMcfe per day production increase from other U.S. fields. The Company's production outside of the Bob West Field rose to 51% of total production during the 1998 Quarter, as compared to 17% in the 1997 Quarter.

     Gross operating revenues from the Company's U.S. operations decreased by $2.4 million, primarily due to lower spot market prices for sales of natural gas. Other income was lower in the 1998 Quarter due to fewer refunds of severance taxes. Production costs were higher by $0.8 million ($0.07 per Mcfe) primarily due to higher lease operating expenses. Lease operating costs in the aggregate for the Bob West Field remained relatively flat, while production volumes have declined, resulting in an increase in per unit lease operating expenses from $0.13 per Mcf in the 1997 Quarter to $0.22 per Mcf in the 1998 Quarter. Lease operating costs in the aggregate for other fields have doubled, while production volumes have tripled, resulting in a decrease in per unit lease operating cost from $0.29 per Mcfe to $0.19 per Mcfe. Depreciation, depletion and amortization increased by $1.0 million, or 13%, due to a higher depletion rate and increased volumes.

     From time to time, the Company enters into commodity price agreements to reduce the risk caused by fluctuation in the prices of natural gas in the spot market. During the 1997 Quarter, the Company used such agreements to set the price of 34% of the natural gas production that it sold in the spot market and recognized a loss of $1.6 million ($.19 per Mcf) related to these price agreements. The Company did not have any such transactions during the 1998 Quarter.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Operating profit from Tesoro's U.S. exploration and production operations was $37.3 million in 1997, compared with $123.9 million in 1996. Comparability between these years was impacted by several major transactions in 1996, including the favorable resolution in August 1996 of litigation regarding the Tennessee Gas contract and the termination of the remainder of the contract effective October 1, 1996. As provided for in the Tennessee Gas contract, which was to expire in January 1999, Tesoro was selling a portion of the gas produced in the Bob West Field pursuant to a contract price, which was substantially above the average spot market price. In total, during 1996, Tesoro received approximately $120 million in cash for the resolution of litigation and termination of the Tennessee Gas contract, with Tesoro's Exploration and Production segment recording operating profit of $60 million upon termination of the contract. In 1996 and 1995, the Exploration and Production segment's operating profit also included $24.6 million and $47.1 million, respectively, from the excess of Tennessee Gas contract prices over spot market prices. See Note D of Notes to Tesoro's Consolidated Financial Statements.

     Additionally, during 1996, substantially all of Tesoro's proved producing reserves in the Bob West Field were certified by the Texas Railroad Commission as high-cost gas from a designated tight formation, eligible for state severance tax exemptions from the date of first production through August 2001. Accordingly, no severance tax is recorded on current production from the exempt wells in the Bob West Field beginning in 1996. In 1997 and 1996, Tesoro recognized income of $1.8 million and $5.0 million, respectively, for retroactive severance tax refunds for production in prior years.

     Excluding the impact of the incremental contract value and income from the severance tax refunds, operating profit from Tesoro's U.S. operations would have been $35.5 million in 1997 compared to $34.3 million in 1996. The resulting increase of $1.2 million was primarily attributable to higher spot market prices for sales of natural gas, partially offset by higher depletion and operating expenses.

     Prices realized by Tesoro on its natural gas production sold in the spot market increased 11% to $2.17 per Mcf in 1997 from $1.95 per Mcf in 1996. Tesoro's weighted average sales price, which included the above-market pricing of the Tennessee Gas contract in 1996, decreased in 1997 due to the termination of the contract. Tesoro's net production averaged 86.8 MMcfe per day in 1997, a decrease of 1.0 MMcfe per day from 1996. This decrease consisted of a 16.1 MMcf per day decline from the Bob West Field, partially offset by a 15.1 MMcfe per day increase from other U.S. fields. Tesoro's U.S. production outside of the Bob West Field rose to 50% of its total U.S. production by January 1998, as compared to 7% at 1996 year-end.

     Gross operating revenues from Tesoro's U.S. operations, after excluding amounts related to Tennessee Gas, increased due to the higher spot market prices. Production costs were higher by $2.1 million ($0.06 per Mcfe) due mainly to costs at the Bob West Field, including increased compression costs and a charge for ad valorem taxes in 1997 as well as the impact of lower processing fees in 1996. Administrative support and other operating expenses decreased by $1.5 million. Depreciation and depletion increased by $4.2 million, or 16%, due to a higher depletion rate.

     From time to time, Tesoro enters into commodity price agreements to reduce the risk caused by fluctuations in the prices of natural gas in the spot market. During 1997, 1996 and 1995, Tesoro used such agreements to set the price of 9%, 30% and 38%, respectively, of the natural gas production that it sold in the spot market. During 1997 and 1996, Tesoro realized losses of $1.6 million ($0.05 per Mcf) and $3.1 million ($0.11 per Mcf), respectively, from these price agreements. In 1995, the effects of natural gas price agreements resulted in a gain of $0.3 million ($0.01 per Mcf). Tesoro had no remaining price agreements outstanding at December 31, 1997.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Operating profit of $123.9 million from Tesoro's U.S. exploration and production operations in 1996 increased $21.9 million from operating profit of $102.0 million in 1995. Comparability between these years was impacted by several major transactions. As discussed above, the 1996 results included the impact of the incremental value of the Tennessee Gas contract. Operating profit for 1995 included a gain of $33.5 million from the sale of certain interests in the Bob West Field (see Note C of Notes to Tesoro's Consolidated Financial Statements). Excluding the impact of the incremental contract value from both years and the gain on sale of assets from 1995, operating profit from Tesoro's U.S. operations for 1996 would have been $34 million compared to $21 million for 1995. The resulting increase was primarily due to higher spot market prices for sales of natural gas as industry demand increased due to unusually cold weather combined with below-normal storage levels.

     Prices realized by Tesoro on its natural gas production sold in the spot market increased 46% to $1.95 per Mcf in 1996 from $1.34 per Mcf in 1995. Excluding 24,500 Mcf per day related to the sold interests from 1995, Tesoro's spot production increased by 6,600 Mcf per day during 1996. Tesoro's exploration and acquisition programs outside of the Bob West Field contributed 3,800 Mcf per day of the increase in spot production with the remaining increase attributable to sales to Tennessee Gas at spot prices effective October 1, 1996. Tesoro's weighted average sales price increased 7% to $2.75 per Mcf in 1996 as compared to $2.57 per Mcf in 1995. The Bob West Field production declined by 6,100 Mcf per day after excluding amounts related to sold interests in 1995.

     Gross operating revenues from Tesoro's U.S. operations, after excluding $11.7 million related to the sold interests from 1995, decreased by $7.5 million due primarily to the decline in volumes sold under the Tennessee Gas contract, and losses under commodity price agreements discussed above, partially offset by increases in spot market sales prices and production. The decline in production costs of $6.7 million, or $0.12 per Mcfe, was mainly attributable to the severance tax exemptions in the Bob West Field. Total depreciation, depletion and amortization was lower in 1996 due to lower production volumes, partially offset by a higher depletion rate.

EXPLORATION AND PRODUCTION -- BOLIVIA

     Tesoro's Bolivian natural gas production is sold to Yacimientos Petroliferos Fiscales Bolivianos ("YPFB"), a Bolivian governmental agency, which in turn sells the natural gas to Yacimientos Petroliferos Fiscales, SA ("YPF"), a publicly-held company based in Argentina. Currently, Tesoro's sales of natural gas production are based on the volume and pricing terms in a contract between YPFB and YPF, which was extended in April 1997 for an additional two years to March 31, 1999, with an option to extend the contract a maximum of one additional year if a pipeline being constructed from Bolivia to Brazil is not complete. In the contract extension, YPF negotiated an 11% reduction in the minimum contract volume that it is required to import from Bolivia, which in turn resulted in a corresponding 11% reduction of Tesoro's minimum contract volume to 36.9 MMcf per day gross (26.2 net). The contract gas prices fluctuate since they are linked to a monthly average fuel oil price posted in the New York spot market.

     A lack of market access has constrained natural gas production in Bolivia. Tesoro believes that the completion of a 1,900-mile pipeline from Bolivia to Brazil will provide access to larger gas-consuming markets. Upon completion of this pipeline, Tesoro will face intense competition from major and independent natural gas companies operating in Bolivia for a share of the contractual volumes to be exported to Brazil. It is anticipated that each producer's share of the contractual volumes will be allocated by YPFB according to a number of factors, including each producer's reserve volumes and production capacity. Although Tesoro expects gas deliveries on the pipeline to begin in early 1999, there can be no assurance that the pipeline will be operational by such date. With the exception of the volumes currently under contract with the Bolivian government, Tesoro cannot be assured of the amount of additional volumes that will be exported to Brazil upon completion of the pipeline.

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     Operating profit from the Company's Bolivian operations increased to $1.7 million in the 1998 Quarter, from $1.0 million operating profit in the 1997 Quarter. Although Bolivian natural gas prices fell to $0.97 per Mcf from $1.32 per Mcf realized in the 1997 Quarter, net production volumes more than doubled to 27.7 Mmcfe per day from 12.9 Mmcfe per day in the 1997 Quarter. Production in the 1997 Quarter was affected by lower contractual purchases made to balance prior over-production in 1996 and also by constraints from repairs to a non-Company-owned pipeline that transports gas from Bolivia to Argentina. Additionally, production in the 1998 Quarter reflects an increase resulting from the Company's purchase of interests held by its former joint venture participant in July 1997.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Operating profit from Tesoro's Bolivian operations decreased to $8.6 million in 1997, from $8.8 million operating profit in 1996. Results for 1997 benefitted from income of $2.2 million related to the collection of a receivable for prior years' production. Without this income, operating profit would have decreased by $2.4 million in 1997 due to declines in natural gas and condensate production and prices. With Tesoro's purchase of interests held by its former joint venture participant in July 1997, Tesoro's share of production from Bolivia increased by approximately 33% beginning in the 1997 third quarter (see Note C of Notes to Tesoro's Consolidated Financial Statements). However, earlier in the year, Tesoro's Bolivian natural gas production was lower due to a reduction in minimum takes under the new contract between YPFB and YPF and also due to constraints arising from repairs to a third-party pipeline that transports gas from Bolivia to Argentina. In addition, during 1996, production was higher due to requests from YPFB for additional production from Tesoro to meet export specifications. Natural gas prices fell 14% to $1.15 per Mcf in 1997, compared to $1.33 per Mcf in 1996. Condensate prices fell 13% to $15.71 per barrel in 1997, compared to $17.98 per barrel in 1996.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Operating profit from Tesoro's Bolivian operations increased to $8.8 million in 1996, from the $7.6 million operating profit in 1995. This improvement was primarily due to a 9% increase in production of natural gas, primarily due to increased demand from YPFB during the second and third quarters of 1996, together with higher prices received for both natural gas and condensate. Operating expenses declined by 12% on a per unit basis reflecting a 6% decrease in costs combined with the increase in volumes. Partially offsetting these improvements was an increase in depreciation, depletion and amortization of $1.0 million.

MARINE SERVICES

     The following table summarizes the Marine Services segment's results of operations for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998.

                                                                                     THREE MONTHS
                                                        YEARS ENDED DECEMBER 31,    ENDED MARCH 31,
                                                        -------------------------   ---------------
                                                         1995     1996     1997      1997     1998
                                                        ------   ------   -------   ------   ------
                                                                   (DOLLARS IN MILLIONS)
Gross Operating Revenues
  Fuels...............................................  $61.9    $98.9    $104.5    $28.2    $25.8
  Lubricants and other................................   12.0     14.9      16.4      4.3      4.1
  Services............................................    0.6      8.7      11.3      3.0      2.9
                                                        -----    -----    ------    -----    -----
          Gross Operating Revenues....................   74.5    122.5     132.2     35.5     32.8
Costs of Sales........................................   64.9     93.0      96.7     27.3     23.6
                                                        -----    -----    ------    -----    -----
          Gross Profit................................    9.6     29.5      35.5      8.2      9.2
Operating Expenses and Other..........................   13.7     22.2      27.5      6.9      6.8
Depreciation and Amortization.........................    0.3      1.2       1.7      0.4      0.6
                                                        -----    -----    ------    -----    -----
          Operating Profit (Loss).....................  $(4.4)   $ 6.1    $  6.3    $ 0.9    $ 1.8
                                                        =====    =====    ======    =====    =====
Capital Expenditures..................................  $ 0.4    $ 6.9    $  9.4    $ 2.2    $ 1.2

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     Gross operating revenues declined by $2.7 million during the 1998 Quarter due primarily to lower fuel sales prices partly offset by increased volumes. Cost of sales decreased by $3.7 million, which also reflects the lower fuel prices. In total, operating profit improved by $0.9 million largely due to increased margins.

     The Marine Services business is largely dependent upon the volume of oil and gas drilling, workover, construction and seismic activity in the Gulf of Mexico.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Gross operating revenues increased by $9.7 million, which included a $7.1 million increase in fuels and lubricant revenues and a $2.6 million increase in service revenues. The increase in fuels and lubricant revenues was primarily due to a 10% increase in sales volumes, partially offset by lower prices. The service revenue increase of 30% was due in part to increased rig activity in the Gulf of Mexico and Tesoro's focus to serve these customers. Additional terminal locations stemming from an acquisition consummated in February 1996 together with internal growth initiatives have enabled Tesoro to increase its sales activity. Costs of sales increased in 1997 due to the higher volumes. The improvement of $6.0 million in gross profit was offset by higher operating and other expenses associated with the increased activity together with upgrades to facilities and services.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     In February 1996, Tesoro acquired Coastwide Energy Services, Inc. ("Coastwide") and combined these operations with Tesoro's marine petroleum products distribution business, forming a Marine Services segment. Operating results from Coastwide have been included in Tesoro's Marine Services segment since the date of acquisition. See Note C of Notes to Tesoro's Consolidated Financial Statements.

     The Marine Services segment consisted of 20 terminals at year-end 1996, compared to 14 at the prior year-end. The increase of $39.9 million in fuels and lubricants revenues was primarily due to the added locations and associated volumes combined with higher fuel prices. In addition, revenues from services grew by $8.1 million. These increases in revenues together with improved margins during 1996 were partially offset by higher operating and other expenses associated with the increased activity. Depreciation and amortization increased during 1996 due to capital additions during the year. In total, operating profit of $6.1 million in 1996 reflected a turnaround from the losses incurred in the prior year.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses increased from $3.0 million for the 1997 Quarter to $3.4 million for the 1998 Quarter. General and administrative expenses were $13.6 million in the year 1997, compared with $12.7 million in the year 1996 and $16.4 million in the year 1995. The increase in the year 1997 was primarily due to higher employee costs partially offset by lower professional fees and insurance costs. When comparing the year 1996 to the year 1995, the decrease was primarily due to lower employee and labor costs resulting from cost reduction measures implemented by Tesoro in late 1995.

INTEREST EXPENSE AND INTEREST INCOME

     Interest expense of $2.7 million for the 1998 Quarter increased from the $1.6 million in the 1997 Quarter primarily due to higher borrowings under Tesoro's credit facility to fund net working capital requirements, arising primarily from higher crude oil levels at the Alaska Refinery and to fund capital expenditures. Interest expense totaled $6.7 million in the year 1997, compared with $15.4 million in the year 1996 and $20.9 million in the year 1995. Tesoro's redemption of public debt of $74.1 million in November 1996 and $34.6 million in December 1995 contributed to these interest savings.

     Interest income was $1.6 million in the year 1997, compared with $8.4 million in the year 1996 and $1.8 million in the year 1995. The fluctuation in the year 1996 included interest of approximately $7 million received from Tennessee Gas in conjunction with the collection of a receivable which resulted from underpayment for natural gas sold in prior periods (see Note D of Notes to Tesoro's Consolidated Financial Statements).

OTHER EXPENSE, NET

     Other expense was $4.9 million in the year 1997, compared with $10 million in the year 1996 and $8.5 million in the year 1995. In the year 1996, Tesoro incurred costs of $2.3 million to resolve a shareholder consent solicitation, together with a write-off of deferred financing costs and increased expenses related to Tesoro's former operations. There were no material comparable costs recorded in the year 1997. When comparing the year 1996 to the year 1995, the increase in other expense was due to the costs recorded in the year 1996, partially offset by lower employee termination and restructuring costs.

INCOME TAX PROVISION

     The income tax provision for the 1998 Quarter was $4.8 million (44% effective tax rate) compared with $3.5 million (36% effective tax rate) for the 1997 Quarter. The increase in effective tax rate primarily reflects an increase in foreign taxes related to Tesoro's Bolivian revenues. The income tax provision was $18.4 million in the year 1997, compared with $38.3 million in the year 1996 and $4.4 million in the year 1995. Effective income tax rates were 7%, 33% and 37% in the years 1995, 1996 and 1997, respectively (see Note H of Notes to Tesoro's Consolidated Financial Statements). The decrease in the income tax provision in the year 1997 was primarily attributable to lower earnings, partially offset by a higher effective rate due to Bolivian taxes. When comparing the year 1996 to the year 1995, the income tax provision increased due to earnings subject to U.S. taxes exceeding available net operating loss and tax credit carryforwards.

CAPITAL RESOURCES AND LIQUIDITY

OVERVIEW

     The Company's primary sources of liquidity are its cash and cash equivalents, internal cash generation and external financing. The Company operates in an environment in which its liquidity and capital resources are impacted by changes in the supply of and demand for crude oil, natural gas and refined petroleum products, market uncertainty and a variety of additional risks that are beyond the control of the Company. These risks include, among others, the level of consumer product demand, weather conditions, the proximity of the Company's natural gas reserves to pipelines, the capacities of such pipelines, fluctuations in seasonal demand, governmental regulations, the price and availability of alternative fuels and overall market and economic conditions. The Company's future capital expenditures as well as borrowings under its credit arrangements and other sources of capital will be affected by these conditions.

CREDIT ARRANGEMENTS

     Following completion of the Transactions, including closing of the Senior Credit Facility and the Offerings, the Company will have pro forma indebtedness as of March 31, 1998 of approximately $513.1 million (including the Notes, but excluding an additional $322.2 million available under the Senior Credit Facility). The Company's primary capital requirements are expected to include capital expenditures, working capital and debt service. The primary sources of capital are expected to be cash flow from operations and borrowings under the Senior Credit Facility, which will incur interest at variable rates. Based upon current and anticipated future operations and anticipated future cost savings, the Company believes that available capital resources will be adequate to meet anticipated future capital requirements. There can be no assurance, however, that the Company's business will generate sufficient cash flow that, together with other sources of capital, will enable the Company to service its indebtedness, preferred stock dividend payments or make anticipated capital expenditures. If the Company is unable to generate sufficient cash flow from operations or to borrow sufficient funds in the future to service its debt, it may be required to sell assets, reduce capital expenditures, refinance all or a portion of its existing indebtedness, or obtain additional financing. See "Risk Factors -- Substantial Leverage and Debt Service."

     The Senior Credit Facility, the Notes and PIES will, and other debt instruments of the Company may, impose various restrictions and covenants on the Company that could potentially limit the Company's ability to respond to market conditions, to provide for unanticipated capital investments, to raise additional debt or equity capital or to take advantage of business opportunities. See "Description of Indebtedness," "Description of Capital Stock" and "Description of PIES."

CAPITAL SPENDING

     Capital spending in 1997 totaled $147 million which was funded from available cash reserves, internally-generated cash flows from operations and external financing. Capital expenditures for the Exploration and Production segment were approximately $93 million, including $65 million for U.S. operations and $28 million for Bolivia operations. In the U.S., capital expenditures were principally for participation in the drilling of 11 development wells (nine completed), 12 exploratory wells (eight completed), the purchase of 33 Bcfe of proved reserves and 82,000 net undeveloped lease acres and seismic activity. In Bolivia, capital expenditures included the purchase of contract interests from its former joint venture participant (see Note C of Notes to Tesoro's Consolidated Financial Statements), exploratory drilling, seismic activity and workovers. Capital projects for the Refining and Marketing segment in 1997 totaled $44 million, primarily for costs related to the hydrocracker expansion and the commencement of a long-term capital program to improve marketing operations. In the Marine Services segment, capital spending totaled $9 million during 1997, primarily for expansion and improvement of operations along the Gulf of Mexico.

     For 1998, the Company has a total capital budget of approximately $195 million, excluding amounts required to fund the Acquisitions and capital expenditures of $15 to $20 million in 1998 related to the Hawaii and Washington operations following the Acquisitions. Through the quarter ended March 31, 1998, the Company's capital spending totaled $24 million. The Exploration and Production segment accounts for $139 million, or 71%, of the budget with $82 million planned for U.S. activities and $57 million for Bolivia. Planned U.S. expenditures include $25 million for acquisitions, $21 million for development drilling (participation in 30 gross wells), $17 million for leasehold, geological and geophysical, and $17 million for exploratory drilling (participation in 20 gross wells). In Bolivia, the drilling program is budgeted at $14 million for development drilling (three wells) and $12 million for exploratory drilling (two gross wells), with the remainder planned for upgrading a gas processing plant, laying gathering lines to shut-in wells, workovers and three-dimensional seismic activity. Capital spending, other than capital expenditures related to the Hawaii and Washington operations, for the Refining and Marketing segment is planned at approximately $39 million, which includes $20 million towards the retail marketing expansion program in Alaska started in 1997, $8 million for environmental and $8 million for improvements to the Alaska Refinery. The Marine Services capital budget is $9 million, primarily directed towards equipment and facility upgrades together with potential acquisitions. The Company also expects to spend $7 million for corporate capital projects, including upgrades to information systems. Capital expenditures for 1998 are expected to be financed through a combination of cash flows from operations, available cash reserves and additional borrowings under the Senior Credit Facility. Actual capital expenditures may vary from these projections due to a number of factors, including the timing of drilling projects and the extent to which properties are acquired.

CASH FLOW SUMMARY

     Components of Tesoro's cash flows are set forth below (in millions):

                                                                        THREE MONTHS
                                           YEARS ENDED DECEMBER 31,    ENDED MARCH 31,
                                           -------------------------   ---------------
                                            1995     1996     1997      1997     1998
                                           ------   ------   -------   ------   ------
Cash Flows From (Used In):
  Operating Activities...................  $ 35.4   $178.9   $  95.6   $ 23.8   $  6.4
  Investing Activities...................     2.4    (94.2)   (151.5)   (16.8)   (29.5)
  Financing Activities...................   (37.8)   (75.9)     41.5      1.6     17.0
                                           ------   ------   -------   ------   ------
Increase (Decrease) in Cash and Cash
  Equivalents............................  $   --   $  8.8   $ (14.4)  $  8.6   $ (6.1)
                                           ======   ======   =======   ======   ======

     Net cash from operating activities during the 1998 Quarter totaled $6 million, compared to $24 million in the 1997 Quarter. Although the level of earnings during both quarters was relatively the same, working capital components were higher during the 1998 Quarter. Net cash used in investing activities of $29 million during the 1998 Quarter included capital expenditures of $24 million, primarily in the Company's exploration and production segment, and an escrow deposit of $5 million for the Hawaii Acquisition. Net cash from financing activities of $17 million during the 1998 Quarter included additional borrowings of $23 million under the Company's credit facility, partially offset by payments of other long-term debt, including repayment and termination of a marine services loan. During the 1998 Quarter, gross borrowings under revolving credit lines were $110 million, with $92 million of repayments. At March 31, 1998, the Company's outstanding borrowings under its current credit facility were $51 million and net working capital totaled $87 million, which included cash and cash equivalents of $2.3 million.

     During the year 1997, net cash from operating activities totaled $96 million, compared with $179 million in 1996. Operating cash flows in 1997 included a $57 million decrease in receivables due in part to collections related to product and crude oil sales volumes at 1996 year-end, Bolivian production sold in prior years and retroactive severance taxes, partially offset by income tax and other payments. The 1996 operating cash flows included the impact of receipts from Tennessee Gas. Net cash used in investing activities of $151 million in 1997 included capital expenditures of $93 million for Tesoro's Exploration and Production activities, $44 million for Refining and Marketing activities and $9 million for Marine Services. Net cash from financing activities of $41 million in 1997 included net borrowings of $28 million under the former credit facility and receipt of $16 million under a loan for the hydrocracker expansion, partially offset by payments of other long-term debt and repurchases of Common Stock. During 1997, gross borrowings under Tesoro's former Credit facility were $150 million, with $122 million of repayments. At December 31, 1997, Tesoro's net working capital totaled $74 million, which included cash and cash equivalents of $8 million.

     During the year 1996, net cash from operating activities totaled $179 million, compared with $35 million in 1995. This increase in operating cash flows in 1996 was primarily due to the receipt of $120 million from Tennessee Gas for the favorable resolution of litigation in August 1996 and termination of the natural gas purchase and sales contract effective October 1, 1996. In addition, improved profitability plus noncash items, such as depreciation, depletion and amortization and deferred income taxes, contributed to higher cash flows from operations. Partially offsetting these increases were higher net working capital balances, particularly receivables which increased primarily due to higher year-end sales volumes together with higher prices. Net cash used in investing activities of $94 million in 1996 included capital expenditures of $85 million and cash consideration of nearly $8 million for the acquisition of Coastwide. Net cash used in financing activities of

$76 million during 1996 was primarily due to the redemption of public debt aggregating $74 million together with payments of other long-term debt. During 1996, Tesoro's gross borrowings and repayments under its corporate revolving credit line amounted to $165 million.

     During the year 1995, net cash from operating activities totaled $35 million. Although natural gas production from Tesoro's South Texas operations increased during 1995, lower cash receipts for sales of natural gas adversely affected Tesoro's cash flows from operations. Net cash from investing activities of $2 million in 1995 included proceeds of $70 million from sales of assets, primarily certain interests in the Bob West Field, partially offset by $64 million of capital expenditures and $3 million for acquisition of the Kenai Pipe Line Company ("KPL"). Net cash used in financing activities of $38 million in 1995 was primarily related to the redemption of $34.6 million of public debt and payments of other long-term debt. Tesoro's gross borrowings and repayments under the former credit facility totaled $262 million during 1995.

INCENTIVE COMPENSATION STRATEGY

     On May 12, 1998, employee incentive payments were triggered when the high and low trading price of the Company's Common Stock averaged $20 per share over a 20 consecutive trading day period under an incentive strategy approved by the Company's Board of Directors in June 1996. The triggering of those awards reflects an aggregate increase of more than $250 million in the market value of the Company's Common Stock since June 1996. The triggering of the incentive program will result in a pretax charge of approximately $23 million (of which approximately $10 million is non-cash) during the second quarter of 1998. On an aftertax basis, the charge will be approximately $15 million ($0.57 per share) which represents approximately 6% of the increase in Tesoro's market value since June 1996. For further information related to the incentive strategy, see Note K of Tesoro's Notes to Condensed Consolidated Financial Statements.

ENVIRONMENTAL

     In connection with the Hawaii Acquisition, the Company and certain subsidiaries of BHP (the "BHP Sellers") have executed an environmental agreement in which the BHP Sellers have agreed to indemnify the Company for environmental costs arising out of conditions at the Hawaii Refinery, terminals and retail stations previously operated by BHP Hawaii which existed at or prior to May 31, 1998, the effective closing date of the Hawaii Acquisition, subject to a maximum limit of $9.5 million. Under the environmental agreement, the first $5 million of environmental costs are the responsibility of the BHP Sellers and the next $6 million are to be shared on the basis of 75% by the BHP Sellers and 25% by the Company. The BHP Sellers' environmental indemnification will survive for a ten-year period. Certain environmental claims arising out of prior operations of the BHP Sellers are not subject to the $9.5 million limit or ten-year time limit for claims made.

     Under the agreement related to the Washington Acquisition, Shell Refining Holding Company, a subsidiary of Shell, generally has agreed to indemnify the Company for environmental liabilities at the Washington Refinery arising out of conditions which existed at or prior to the closing date. However, the Company is responsible for the first $0.5 million in environmental costs in each year and 50% of environmental costs over $1 million in each year, subject to a maximum aggregate liability of $5 million.

     To comply with environmental laws and regulations, the Company anticipates that it will make capital improvements of approximately $7 million in 1998 and $2 million in 1999. In addition, capital expenditures for alternate secondary containment systems for existing storage tank facilities are estimated to be $2 million in 1998 and $2 million in 1999 with a remaining $5 million to be spent by 2002. At the Hawaii Refinery, the Company expects to make capital improvements, including improvements to sulphur emission controls and new tank roof seals, of $4 million in 1998 and $1 million in 1999. At the Washington Refinery, the Company anticipates that it will make capital improvements of approximately $2 million in 1998 and $1 million in 1999, primarily for replacing certain storage tank seals and increasing the hydraulic capacity of the facility storm water conveyance system.

     The Company is subject to extensive foreign, federal, state and local environmental laws and regulations. These laws, which change frequently, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites or install additional controls or other modifications or changes in use for certain emission sources. The Company is currently involved in remediation response and has incurred cleanup expenditures associated with environmental matters at a number of sites, including certain of its current and prior-owned properties. At March 31, 1998, Tesoro's accruals for environmental expenses amounted to $8.7 million, which included a noncurrent liability of $2.5 million for remediation of KPL's properties that has been funded by the former owners of KPL through a restricted escrow deposit.

     Conditions that require additional expenditures may exist for various Company sites, including, but not limited to, the Alaska Refinery, the Hawaii Refinery, the Washington Refinery, retail stations (current and closed locations) and petroleum product terminals, and for compliance with the Clean Air Act, and other mandated programs. The amount of such future expenditures cannot currently be determined by the Company. For further information on environmental contingencies, see Note L of Notes to Tesoro's Consolidated Financial Statements.

YEAR 2000 COMPLIANCE

     The efficient operation of Tesoro's business is dependent on its computer hardware, operating systems and software programs (collectively, "Systems and Programs"). These Systems and Programs are used in several key areas of Tesoro's business operating systems and controls, including information management services and financial reporting, as well as in various administrative functions. Tesoro has been evaluating its Systems and Programs to identify potential year 2000 compliance problems, as well as manual processes, external interfaces with customers and services supplied by vendors. The year 2000 problem refers to the limitations of the programming code in certain existing hardware and software programs to recognize date sensitive information for the year 2000 and beyond. Unless replaced or modified prior to the year 2000, such hardware and systems may not properly recognize such information and could generate erroneous data or cause a system to fail to operate properly.

     Based on current information, Tesoro expects to attain year 2000 compliance and institute appropriate testing of its modifications and replacements in a timely fashion and in advance of the year 2000 date change. It is anticipated that modification or replacement of Tesoro's Systems and Programs will be performed in-house by company personnel. Tesoro believes that, with hardware replacement and modifications to existing software or conversions to new software, the year 2000 date change will not pose a significant operational problem for Tesoro. It is possible that non-compliant third party computer systems or programs may not interface properly with Tesoro's computer systems. Tesoro has requested assurance from third parties that their computers, systems or programs be year 2000 compliant. Tesoro could, however, be adversely affected by the year 2000 problem if it or unrelated parties fail to successfully address this issue. Management of Tesoro currently anticipates that the expenses and capital expenditures associated with its year 2000 compliance project will not have a material effect on its financial position or results of operations.

     Tesoro has recently undertaken a review of the year 2000 compliance status of BHP Hawaii and Shell Washington, and is currently unable to determine whether it has exposure to contingencies related to the year 2000 issue in connection with the Acquisitions.

NEW ACCOUNTING STANDARDS

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments in annual financial statements and requires that selected information about operating segments be included in interim financial reports issued to shareholders. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 becomes effective for the Company's 1998 year-end and need not be applied to interim financial information until 1999. In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes the disclosures related to pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets and eliminates certain disclosures previously required. SFAS No. 132 becomes effective for the Company in 1998. Both statements contain provisions for restatement of prior period information. The Company is evaluating the effects that these new statements will have on its financial reporting and disclosures. The new statements will have no effect on the Company's results of operations, financial position or cash flows.

                                    BUSINESS

GENERAL

     The Company is a diversified natural resource company engaged in petroleum refining, distributing and marketing of petroleum products, marine logistics services and the exploration and production of natural gas and oil. These operations are conducted through three business segments: Refining and Marketing, Exploration and Production, and Marine Services.

     The Company is the second largest independent refiner and the fifth largest refiner overall in PADD V. The Company's Refining and Marketing segment operates petroleum refineries at Kenai, Alaska; Kapolei, Hawaii; and Anacortes, Washington. The Company currently sells gasoline through a large network of branded stations in Alaska and Hawaii and is expanding its retail gasoline marketing presence in the Pacific Northwest. This segment is also a major supplier of jet fuel to the Anchorage, Honolulu and the Seattle/Tacoma airports and diesel fuel to Alaska, Hawaii and Washington's fishing and marine industries. The Company's Marine Services segment operates through a network of 23 marine terminals located in Louisiana and Texas and on the U.S. West Coast, distributing petroleum products and providing logistics services to the offshore drilling industry and other customers. Upstream, the Company's Exploration and Production segment focuses on exploration, development and production of natural gas and oil onshore in Texas, Louisiana and Bolivia. The Company's net proved worldwide reserves totaled 517 Bcfe of natural gas at year-end 1997.

     The Company's strategy is to (i) maximize return on capital employed and increase the competitiveness of each of its business units by reducing costs, increasing operating efficiencies and optimizing existing assets and (ii) expand its overall market presence through a combination of internal growth initiatives and selective acquisitions which are both accretive to earnings and provide significant operational synergies.

     Tesoro was incorporated in Delaware in 1968 (a successor by merger to a California corporation incorporated in 1939). Its principal executive offices are located at 8700 Tesoro Drive, San Antonio, Texas 78217-6218 and its telephone number is (800) 837-6768.

REFINING AND MARKETING

OVERVIEW

     The Company conducts petroleum refining operations in Alaska, Washington and Hawaii and sells refined products to a wide variety of customers in Alaska and Hawaii, along the U.S. West Coast, primarily in the Pacific Northwest, American Samoa, Tahiti and in certain Far Eastern markets, including Russia, Japan and Korea.

REFINERIES

     ALASKA

     The Alaska Refinery has a rated throughput capacity of 72,000 bpd and is capable of producing liquefied petroleum gas, gasoline, jet fuel, diesel fuel, heating oil, liquid asphalt, heavy oils and residual products. Alaska North Slope ("ANS") and Cook Inlet crude oils are the primary feedstocks for the Alaska Refinery. To assure the availability of crude oil to the Alaska Refinery, the Company has a royalty crude oil purchase contract with the State of Alaska and contracts with various Cook Inlet producers (see "-- Crude Oil Supply" discussed below). During 1997, these crude oils were processed to yield refined products consisting of approximately 25% gasoline, 42% middle distillates, 29% heavy oils and residual products and 4% other products. Throughput at the Alaska Refinery was reduced during both 1997 and 1996 for scheduled 30-day maintenance turnarounds.

     In early October 1997, the Company completed an expansion of the Alaska Refinery's hydrocracker unit, which increased the unit's capacity by approximately 25% to 12,500 bpd and enables the Company to produce more jet fuel, a product currently in short supply in Alaska. The expansion, together with the addition of a new, high-yield jet fuel hydrocracker catalyst, cost approximately $19 million and has a projected payback period of two years. The expansion, together with increased shipments of Cook Inlet crude oil beginning in October 1997, began to improve the Alaska Refinery's product slate during the fourth quarter of 1997.

     HAWAII

     The Hawaii Refinery, located 22 miles west of Honolulu, Hawaii, has a rated throughput capacity of 95,000 bpd and is the largest refinery in the state. It is capable of producing liquefied petroleum gas, gasoline, jet fuel, diesel fuel, fuel oil for ships and electrical power plants and liquid asphalt.

     ANS and crude oil from Australia and Southeast Asia are the primary feedstocks for the Hawaii Refinery. During 1997, these crude oils were processed to yield refined products consisting of approximately 45% middle distillates, 28% gasoline, naphtha and liquefied petroleum gases, and 27% residual fuel oil. Crude throughput at the Hawaii Refinery was reduced by 20% in June and July of 1997 to allow a scheduled maintenance turnaround on the marine mooring facility. Planned shutdowns were taken in January 1996 and March 1997 on the catalytic reformer unit to allow regeneration of catalyst, and the Hawaii Refinery is scheduled to shut down for 30 days beginning in late June 1998 for a routine maintenance turnaround.

     In addition to crude and vacuum distillation, refining operations include catalytic reforming, hydrocracking, hydrogen generation, visbreaking, light ends recovery and liquid asphalt production.

     WASHINGTON

     The Washington Refinery has a rated throughput capacity of 108,000 bpd and is the third largest refinery in the Pacific Northwest. The Washington Refinery is located approximately 60 miles north of Seattle near Anacortes, Washington. Approximately 35% of the refinery's crude oil feedstock is ANS with the remaining sources primarily from Canada. Crude oil feedstock is received via ship across the Company's dock in the Puget Sound and via pipeline. During 1997, the Washington Refinery yielded a product slate comprised of approximately 53% gasoline, 24% middle distillates and 23% residual fuel oil and other heavy oil products. Although Shell incorporated Shell Washington on January 4, 1996, Shell Washington commenced operations on May 1, 1996.

CRUDE OIL SUPPLY

     ALASKA

     The Alaska Refinery is designed to process crude oil with up to 1.0% sulphur content. As such, the Alaska Refinery can process Cook Inlet, ANS and certain other foreign and domestic crude oils. Historically, the Company's Alaska Refinery has processed primarily ANS crude oil. Beginning in the fourth quarter of 1997, Cook Inlet crude became a major feedstock for the Alaska Refinery and the Company anticipates that Cook Inlet will be a major feedstock for 1998.

     Cook Inlet Crude Oil. Cook Inlet crude oil, a lighter crude oil that contains an average of 0.1% sulphur, accounted for 26% of the Alaska Refinery's feedstock in 1997. In the first nine months of 1997, the Company processed approximately 9,300 bpd of Cook Inlet crude oil, or 19% of the Alaska Refinery's throughput, which was obtained from several producers on the Kenai peninsula under short-term contracts. During October 1997, the Company began purchasing all of the approximately 34,000 bpd of Cook Inlet production from various producers under contracts that extend through December 1998. A contract to purchase 4,500 bpd, of the 34,000 bpd, has been extended through March 31, 2001. During the fourth quarter of 1997, the Company processed approximately 24,900 bpd of Cook Inlet crude oil, or approximately 44% of the Alaska Refinery's throughput. During 1998, the Company expects that Cook Inlet crude oil will be a major feedstock for the Alaska Refinery.

     Cook Inlet crude oil is delivered by tanker through KPL's marine terminal or by pipeline to the Alaska Refinery.

     ANS Crude Oil. ANS crude oil, a heavy crude oil which has a sulphur content of approximately 1.0%, accounted for 71% of the Alaska Refinery's feedstock in 1997. The Company purchased approximately 35,700 bpd of ANS crude oil during 1997 under the royalty crude oil purchase contract with the state of Alaska. This contract, which covers the period January 1, 1996, through December 31, 1998, provides for the purchase of 30% of the state of Alaska's ANS royalty crude oil produced from the Prudhoe Bay Unit at prices based on royalty values computed by the state of Alaska. The contract contains provisions that, under certain conditions, allow the Company to temporarily or permanently reduce its purchase obligation. Under the contract, the Company is required to utilize in its Alaska Refinery operations volumes equal to at least 80% of the ANS crude oil purchased from the state of Alaska. The Company is presently in discussions with the state of Alaska in regard to extending this contract for an additional year.

     Tesoro also purchases approximately 6,000 bpd of ANS crude oil from a producer under a contract with a term of one year which began January 1, 1998.

     ANS crude oil feedstock is delivered to the Alaska Refinery by a Tesoro-chartered tanker through the KPL marine terminal, which is owned and operated by the Company.

     For information related to a settlement of a contractual dispute with the state of Alaska, see Note I of Notes to Tesoro's Consolidated Financial Statements.

     Other Supply. In 1997, the Alaska Refinery obtained 3% of its feedstock supply from other sources. The other supply primarily consisted of spot purchases of crude oil which were delivered to the Alaska Refinery by tanker through KPL's marine terminal. The Company evaluates the economic viability of processing various types of foreign and domestic crude oils in the Alaska Refinery and will occasionally purchase spot quantities to supplement its normal crude oil supply.

     HAWAII

     The Hawaii Refinery has the ability to process a wide range of crudes and is located geographically such that it is economic to transport and receive crudes from several parts of the world. The Hawaii Refinery is designed to process crude with a sulphur content as high as 1.0% and also has the capability to process combinations of crudes with naphtha/gasoline content as high as 35% and residual fuel oil content as high as 30%. The Hawaii Refinery has processed crude oil from Alaska, Australia, Malaysia, Indonesia and occasionally from other countries. The Company evaluates the economics of a wide range of crudes on a regular basis and is able to respond to movements in regional trading markets by changing crude selection. The Company currently purchases 10,000 bpd of Indonesian Duri crude oil from two suppliers under three one-year contracts and 20,000 bpd of ANS crude oil from a producer under a 90-day contract with an evergreen clause. All other crude oil is purchased on a spot basis. In connection with the Hawaii Acquisition, the Company and an affiliate of BHP entered into a crude supply agreement pursuant to which the BHP affiliate will assist the Company in acquiring crude oil feedstock sourced outside of North America and arrange for transportation of such crude oil to the Hawaii Refinery. The crude supply agreement is for a period of two years and provides for annual payments of $1.4 million by the Company to the BHP affiliate for such services.

     WASHINGTON

     Waterborne cargos, primarily ANS, are received over the refinery ship dock and Canadian crude is received via Transmountain Pipeline. Either facility has the capability to provide almost 100% of the Washington Refinery's needs. Historically, approximately 60% of the Washington Refinery's crude supply has been sweet Canadian crude received from the pipeline. However, after the expansion of the sulphur plant anticipated to be completed in September 1998, the Washington Refinery will be able to receive and process heavy Canadian crude which has a higher sulphur content. Butanes are received through the Washington Refinery's rail car rack. Small volumes of miscellaneous feedstocks are received by barge. Both the ANS and Canadian crudes are purchased from a variety of producers under multiple contracts.

MARKETING

     ALASKA

     Gasoline. The Company distributes gasoline to end users in Alaska, either by retail sales through 35 Company-operated stations, by wholesale sales through 125 branded and 25 unbranded dealers and jobbers (as of March 31, 1998) or by deliveries to major oil companies for their retail operations in Alaska in exchange for gasoline delivered to the Company on the U.S. West Coast. During 1997, the Company-operated retail stations sold an aggregate of 93,000 gallons of gasoline per day.

     In 1997, the Company initiated a three-year, $50 million retail marketing expansion program focused primarily in Anchorage, Alaska, the state's largest motor fuel market. During the year, two new retail stations were built, three stations were remodeled and two uneconomic stations were closed. In addition, in late 1997, the Company purchased the Union 76 marketing assets in Alaska, which included three retail stations located in Southeast Alaska and the rights to use the Union 76 trademark within Alaska.

     Gasoline produced in excess of Alaska's market demand is shipped to the U.S. West Coast or exported to the Far East by chartered vessel.

     Middle Distillates. The Company is a major supplier of commercial jet fuel into the Alaskan marketplace, with a majority of its production being marketed to passenger and cargo airlines. The demand for jet fuel in Alaska is growing and currently exceeds the production of all refiners in Alaska. Several marketers, including the Company, import jet fuel into Alaska to meet excess demand. The expansion of the Alaska Refinery's hydrocracker unit has increased the Company's jet fuel production to help meet this growing market.

     Substantially all of the Company's diesel fuel production is sold on a wholesale basis in Alaska primarily for marine, transportation and industrial purposes. As part of the purchase of the Union 76 marketing assets discussed above, the Company acquired a terminal with a 110,000-barrel capacity in Ketchikan, Alaska. Diesel fuel will be supplied to this terminal from the Alaska Refinery and the U.S. West Coast. The product will be delivered to the terminal by marine barge. Generally, the production of diesel fuel by refiners in Alaska is in balance with demand; however, because of the variability of the demand, there are occasions when diesel fuel is imported into or exported from Alaska. See "-- Government Regulation and Legislation -- Environmental Controls" for a discussion of the effect of governmental regulations on the production of low-sulphur diesel fuel for on-highway use in Alaska.

     Heavy Oils and Residual Products. The Alaska Refinery's vacuum unit uses crude tower bottoms as a feedstock and further processes these volumes into light vacuum gas oil ("LVGO"), heavy vacuum gas oil ("HVGO") and vacuum tower bottoms ("VTBs"). The LVGO is further processed in the Alaska Refinery's hydrocracker where it is converted into gasoline and jet fuel. HVGO is sold to refiners on the U.S. West Coast where it is used as fluid catalytic cracker feedstock. The VTBs are used to produce liquid asphalt or they are sold on the U.S. West Coast. The Company sells its liquid asphalt, which is used in the manufacturing of highway paving materials, primarily in Alaska where the demand is seasonal because mild weather conditions are needed for highway construction. During 1997, the Company opened an asphalt marketing facility in Anchorage, which helped increase sales of this product in Alaska.

     HAWAII

     Petroleum products manufactured at the Hawaii Refinery are sold under various contracts on a term basis or on a spot basis principally in Hawaii, the Far East, the Pacific Islands and, to a lesser extent, the U.S. West Coast.

     Gasoline. The Company distributes gasoline to end users in Hawaii by retail sales through 30 Company-operated stations and by wholesale sales through two dealer-operated stations or by deliveries to major oil companies for their retail operations in Hawaii. During 1997, the Company-operated retail stations sold an average of 120,500 gallons of gasoline and diesel per day.

     In 1994, BHP Hawaii initiated a three-year, $26 million retail gas station and convenience store upgrade program. Since 1994, three new retail facilities were built, two were purchased, five stations were rebuilt and 18 stations and three car washes were remodeled.

     Middle Distillates. The Company is the major supplier of commercial jet fuel into the Hawaiian marketplace with a majority of its production being marketed to passenger airlines. The demand for jet fuel currently exceeds the production of both refiners in Hawaii. Several marketers, including BHP Hawaii, import jet fuel into Hawaii to meet demand.

     Substantially all of the Company's diesel fuel production is sold on a wholesale basis in Hawaii primarily for marine, transportation, utility and military purposes. Generally, the production of diesel by refiners in Hawaii is in balance with demand. However, because of the variability of demand, there are occasions when diesel fuel is imported into or exported from Hawaii.

     Heavy Oils and Residual Products. The Hawaii Refinery's vacuum unit uses crude tower bottoms as feedstock and further processes these volumes into medium vacuum gas oil ("MVGO"), HVGO and VTBs. The MVGO is further processed in the Hawaii Refinery's hydrocracker where it is converted into naphtha, jet fuel and diesel. The HVGO is primarily used within the Hawaii Refinery for fuel oil blending and occasionally sold to other refiners for use as fluid catalytic cracker feedstock when inventories and economics are favorable. The VTBs are used to produce liquid asphalt or are visbroken and blended to produce bunker fuel or low sulphur fuel for use by utility power producers in Hawaii.

     PACIFIC NORTHWEST

     The Washington Refinery produces a variety of products including gasoline, CARB gasoline, diesel, jet fuel, residual fuel and liquefied petroleum gases. Up to 35% of the gasoline production will be sold to Shell through an off-take agreement, approximately 30% is sold in the spot market and Chevron receives approximately 30% in exchange for products in California. Jet fuel is sold primarily to the Seattle/Tacoma Airport via pipeline. Diesel is sold to barging companies and via truck rack. Heavy oil and residual products are currently sold to another refiner and, locally, as bunker fuel. Upon completion of an asphalt facility, a portion of the bottoms will be marketed as liquid asphalt. Combined with the Alaska Refinery's production of heavy oil, the Company will be the largest marketer of bunker fuels in the Pacific Northwest.

     The Company conducts wholesale marketing operations along the U.S. West Coast, primarily in Oregon and Washington, selling refined products in the bulk market and through eight terminal facilities, including three operated by the Company. In 1997, these operations sold approximately 10,300 bpd of refined products, primarily gasoline and diesel fuel, of which approximately 25% was received from major oil companies in exchange for products from the Alaska Refinery, approximately 24% was received directly from the Alaska Refinery and 51% was purchased from other suppliers. In January 1998, operations of the three Company-operated facilities on the U.S. West Coast were transferred to the Company's Marine Services segment.

     The Company's retail presence in Oregon and Washington was expanded during 1997 by adding 12 branded stations, bringing the number of "Tesoro Alaska" branded gasoline stations in the Pacific Northwest to 30 at year-end. The Washington Acquisition will not include any retail outlets.

     FAR EAST

     From time to time, the Company exports refined products from the Alaska Refinery to certain markets in the Far East, including Russia. These exported products, primarily gasoline, are transported to the Far East by a chartered Russian flag vessel, described below, or at times by spot charters. Gasoline blendstocks (reformate and naphtha) produced in excess of Hawaii's market is exported to the Far East.

TRANSPORTATION

     ALASKA

     The Company charters two American flag vessels, the Potomac Trader and the Chesapeake Trader. These vessels are used to transport ANS crude oil from the Trans Alaska Pipeline System ("TAPS") terminal at Valdez, Alaska, and Cook Inlet crude oil from the Drift River terminal to the Alaska Refinery. The vessels are also used to transport heavy oils and residual products to the U.S. West Coast and occasionally to transport other feedstocks or products to the Alaska Refinery. The Potomac Trader and the Chesapeake Trader are chartered under five-year agreements expiring in 2000. The Company charters a Russian flag vessel, the Igrim, to primarily transport refined products from the Alaska Refinery to the Far East. The Igrim is chartered under an agreement expiring in June 1999, which may be extended at the Company's option through June 2000. The Company plans to continue marketing its products in the Far East and is evaluating transportation alternatives. From time to time, the Company also charters tankers and ocean-going barges to transport petroleum products to its customers within Alaska, on the U.S. West Coast and in the Far East.

     The Company operates a common carrier petroleum products pipeline from the Alaska Refinery to its terminal in Anchorage. This ten-inch diameter pipeline has a capacity to transport approximately 40,000 barrels of petroleum products per day and allows the Company to transport light products to the terminal throughout the year regardless of weather conditions. During 1997, the Company transported for its own account an average of approximately 24,100 barrels of petroleum products per day through this pipeline. The Company also owns and operates KPL, a common carrier pipeline and marine dock facility, which assures the Company of uninterrupted use of the dock and pipeline for unloading crude oil feedstocks and loading product inventory on tankers and barges. During 1997, the Company transported for its own account approximately 49,700 barrels of crude oil per day and 37,300 barrels of refined products per day through the KPL facilities.

     For further information on transportation in Alaska, see "-- Government Regulation and Legislation -- Environmental Controls."

     HAWAII

     Crude oil is transported to Hawaii by tankers and discharged through a single point mooring terminal ("SPM") about 1.5 miles offshore from the Hawaii Refinery. The Company charters barges and tugs to transport petroleum products to its customers in the Hawaiian Islands and a foreign flag vessel, the Carla Hills, to transport diesel fuel, jet fuel and gasoline to customers in American Samoa, and fuel oil to a customer in Tahiti. The Carla Hills is also used to transport product imports and exports between Hawaii and the Far East. The Company also is a party to two Contracts of Affreightment with independent parties to charter vessels to meet its transportation requirements for crude oil and clean products.

     Three underwater pipelines connect the SPM to the Hawaii Refinery to allow crude oil and products to be transferred to the Hawaii Refinery and to load products from the Hawaii Refinery to ships and barges. Refined products are distributed to customers on the island of Oahu through a pipeline system with connections to the military at several locations, to commercial customers via terminals at Honolulu International Airport and Honolulu Harbor, and by barge to facilities on the outer islands of Maui, Kauai and Hawaii. Four product pipelines connect the Hawaii Refinery to Barbers Point Harbor which is 2.5 miles away. The Barbers Point Harbor is able to accommodate barges and product tankers up to 800 feet in length and helps relieve traffic at the SPM.

     WASHINGTON

     Crude oils from Canada are received through the 24-inch Transmountain Pipeline which originates in Edmonton, Canada. Other crudes, including ANS, are received through the Washington Refinery's ship dock. Both the pipeline and the ship dock are each capable of providing almost 100% of the Washington Refinery's feedstock needs.

     Over 90% of the Washington Refinery's clean products (gasoline, jet fuel and diesel) leave via Olympic Pipeline. Olympic serves the Seattle area with 16-inch and 20-inch lines and continues to Portland with a 14-inch line. Over 20% of the Washington Refinery's clean product is delivered (via Olympic) to Chevron, for which Shell receives products in California. A small amount of Shell branded gasoline is delivered over the neighboring Texaco Washington Refinery's truck rack and jet fuel is occasionally shipped by barge. The Washington Refinery has the capability to move significant volumes of all clean products over the ship dock. All of the fuel oil production is shipped by water. Propane is shipped by both truck and rail.

REFINING AND MARKETING STATISTICS

     The following table summarizes the Company's refining and marketing operations for the fiscal years indicated and three months ended March 31, 1998:

                                                                                THREE MONTHS
                                                           FISCAL YEARS(A)         ENDED
                                                        ---------------------    MARCH 31,
                                                        1995    1996    1997        1998
                                                        -----   -----   -----   ------------
REFINERY THROUGHPUT (thousands of bpd)
  Alaska Refinery.....................................   50.6    47.5    50.2       56.1
  Hawaii Refinery.....................................   90.6    86.7    88.7       86.4
  Washington Refinery.................................  104.9   114.5   113.0      114.6
REFINED PRODUCTS MANUFACTURED (thousands of bpd)
  Alaska Refinery --
    Gasoline and gasoline blendstocks.................   14.3    12.8    12.8       15.2
    Middle distillates, including jet fuel and diesel
       fuel...........................................   20.7    20.0    21.6       25.2
    Heavy oils and residual products..................   14.5    13.7    14.8       15.1
    Other.............................................    2.5     2.6     2.3        2.2
                                                        -----   -----   -----      -----
         Total Alaska Refinery........................   52.0    49.1    51.5       57.7
                                                        -----   -----   -----      -----
  Hawaii Refinery --
    Gasoline and gasoline blendstocks.................   22.1    19.0    22.0       19.8
    Middle distillates, including jet fuel and diesel
       fuel...........................................   39.3    39.6    40.4       40.3
    Heavy oils and residual products..................   27.1    25.9    24.3       23.4
    Other.............................................    3.2     2.6     2.9        3.5
                                                        -----   -----   -----      -----
         Total Hawaii Refinery........................   91.7    87.1    89.6       87.0
                                                        -----   -----   -----      -----
  Washington Refinery --
    Gasoline and gasoline blendstocks.................   60.3    64.2    62.1       63.2
    Middle distillates, including jet fuel and diesel
       fuel...........................................   24.1    28.9    28.3       29.9
    Heavy oils and residual products..................   14.9    15.3    17.1       16.2
    Other.............................................    9.6    10.4     9.9       10.0
                                                        -----   -----   -----      -----
         Total Washington Refinery....................  108.9   118.8   117.4      119.3
                                                        -----   -----   -----      -----
         Total Refined Products Manufactured..........  252.6   255.0   258.5      264.0
                                                        =====   =====   =====      =====
NUMBER OF STATIONS SELLING THE REFINERIES' GASOLINE(B)
  Alaska --
    Company-operated..................................     32      33      35         35
    Branded jobbers and dealers.......................     99     126     129        125
    Unbranded jobbers and dealers.....................     28      29      28         25
  Pacific Northwest -- branded jobbers and dealers....     10      18      30         33
  Hawaii -- Company-operated..........................     28      28      28         30
  Hawaii -- Dealer-operated...........................      1       2       2          2
                                                        -----   -----   -----      -----
         Total Stations...............................    198     236     252        250
                                                        =====   =====   =====      =====

---------------

(a)  Amounts for Tesoro and Shell Washington are for fiscal years ended December
     31. Amounts for BHP Hawaii are for fiscal years ended May 31.

(b) Branded gasoline stations sell the Alaska Refinery's gasoline under the "Tesoro Alaska" name in Alaska, Oregon and Washington (191 stations as of March 31, 1998) and under the "Union 76" name in Southeast Alaska (two stations as of March 31, 1998). Stations that sell the Company's gasoline under a different name are considered unbranded. Branded Gasoline stations sell the Hawaii Refinery's gasoline under the "Gas Express" name in Hawaii. As of March 31, 1998, the Company operated 38 convenience stores located in Alaska, 35 of which sell gasoline.

EXPLORATION AND PRODUCTION

OVERVIEW

     The Company's Exploration and Production segment is engaged in the exploration for, and development and production of natural gas and oil onshore in Texas, Louisiana and Bolivia. This segment also includes the transportation of natural gas, including the Company's production, to common carrier pipelines in South Texas. During 1997, the Company increased its worldwide net proved reserves by 39% to 517 Bcfe of natural gas. Worldwide net production of natural gas and oil averaged 109 MMcfe per day during 1997 and increased to approximately 130 MMcfe per day in March 1998.

     In the U.S., the Company has made significant progress in diversifying its operations to areas other than the Bob West Field in South Texas. The Company's U.S. production from fields other than the Bob West Field rose to 50% of its total U.S. production in January 1998, as compared to 7% at year-end 1996. During the past two years, the Company has acquired approximately 120,000 net undeveloped acres in the U.S., bringing its total to approximately 133,000 net undeveloped U.S. acres at December 31, 1997. During 1996 and 1997, the Exploration and Production segment purchased interests in the Frio/Vicksburg Trend and the Wilcox Trend in South Texas, in the Val Verde Basin in Southwest Texas and in the East Texas Basin. By January 1998, the Company served as operator of 44% of its U.S. net production, compared to 5% at year-end 1996. During 1997, the Company's U.S. net proved reserve volumes increased 27% to 150 Bcfe and net production averaged 87 MMcfe per day. The Company participated in the completion of nine gross development wells and eight gross exploratory wells in 1997, with seven gross wells drilling at year-end.

     In Bolivia, the Company operates under four contracts with the Bolivian government to explore for and produce hydrocarbons. The Company's Bolivian natural gas production is sold under contract to the Bolivian government for export to Argentina. The majority of the Company's natural gas and oil reserves in Bolivia are shut-in awaiting access to gas-consuming markets which is expected to be provided by a 1,900-mile pipeline from Bolivia to Brazil. Pipeline construction began in 1997 and first gas deliveries are expected in early 1999. Upon completion of the pipeline, the Company will face intense competition from major and independent natural gas companies operating in Bolivia for an additional share of the contractual volumes to be exported to Brazil. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Exploration and Production -- Bolivia." In July 1997, the Company acquired the interests of its former joint venture participant, increasing its net proved reserve volumes in Bolivia by 35%. During 1997, the Company's Bolivian net proved reserve volumes increased in total by 45% to 366 Bcfe and net production averaged 23 MMcfe per day.

WORLDWIDE RESERVE REPLACEMENT AND COSTS OF ADDING RESERVES

     In 1997, the Company's worldwide net proved reserve additions included 156 Bcfe from discoveries, extensions and purchases of proved properties (89 Bcfe in Bolivia and 67 Bcfe domestically) and 30 Bcfe from upward revisions of previous estimates. Excluding revisions, 156 Bcfe were added for a 390% replacement of 40 Bcfe of production. Additions were realized with a 74% drilling success rate during 1997, reflecting an 82% success rate on 11 development wells and a 67% success rate on 12 exploratory wells. The Company's three-year worldwide average cost of adding these reserves was $0.43 per Mcfe. Domestically, 67 Bcfe were added through discoveries, extensions and acquisitions for a 209% replacement of 32 Bcfe of production. In Bolivia, 89 Bcfe were added through an acquisition, a more than tenfold replacement of eight Bcfe of production. The three-year average cost of adding reserves was $0.85 per Mcfe in the U.S. and $0.14 per Mcfe in Bolivia. See Note N of Notes to Tesoro's Consolidated Financial Statements.

UNITED STATES

     RESERVES

     The following table shows the estimated net proved reserves, based on evaluations audited by Netherland, Sewell & Associates, Inc., and gross producing wells for each of the Company's U.S. fields:

                                                                                                 DECEMBER 31,
                                                                DECEMBER 31, 1997                    1996
                                                    ------------------------------------------   -------------
                                                                                  NET PROVED      NET PROVED
                                                    PRESENT VALUE     GROSS      GAS RESERVES    GAS RESERVES
                                                      OF PROVED     PRODUCTIVE   -------------   -------------
     FIELD          LOCATION           TREND         RESERVES(A)      WELLS       BCFE     %      BCFE     %
     -----          --------           -----        -------------   ----------   ------   ----   ------   ----
                                                    ($ THOUSANDS)
Bob West         South Texas      Wilcox              $ 74,659          63        59.0     39%    88.0     75%
Los Indios       South Texas      Frio/Vicksburg        11,751          26        15.3     10     16.8     14
Vinegarone East  Southwest Texas  Val Verde             16,457           4        14.3     10       --     --
Kent Bayou       South Louisiana  Frio/Vicksburg        13,749           1        10.5      7       --     --
Oak Hill         East Texas       East Texas Basin       5,389           5         9.9      7       --     --
Berry R. Cox     South Texas      Wilcox                14,426           5         8.6      6      2.9      3
La Reforma       South Texas      Frio/Vicksburg         8,558          18         7.7      5      2.8      2
Woodlawn         East Texas       East Texas Basin       3,883           2         6.5      4       --     --
Carthage         East Texas       East Texas Basin       2,740          --         4.7      3       --     --
Other            Various          Various               15,883          54        13.9      9      7.4      6
                                                      --------         ---       -----    ---    -----    ---
                                                      $167,495         178       150.4    100%   117.9    100%
                                                      ========         ===       =====    ===    =====    ===

---------------

(a) Represents the discounted future net cash flows before income taxes. See Note N of Notes to Tesoro's Consolidated Financial Statements for additional information regarding the Company's proved reserves and standardized measure.

     Wilcox Trend. The Company has 23,088 net acres, including 17,147 net undeveloped acres, under lease in the Wilcox Trend. Approximately 52% (78.4
Bcfe) of the Company's U.S. net proved reserve volumes are located in 11 producing fields in this trend, including the Bob West Field, the Company's largest U.S. field. The Wilcox Trend extends from Northern Mexico through South Texas into the other Gulf Coast states. Multiple pay sands exist within the Wilcox Trend, where extensive faulting has trapped hydrocarbons in numerous producing zones.

     Frio/Vicksburg Trend. The Company has 7,667 net acres, including 2,897 net undeveloped acres, under lease in the Frio/Vicksburg Trend. Approximately 24% (36.5 Bcfe) of the Company's U.S. net proved reserve volumes are located in eight producing fields in this trend, primarily the Los Indios, La Reforma and Kent Bayou Fields. The Frio/Vicksburg Trend lies between the Gulf Coast shoreline and the Wilcox Trend.

     East Texas Basin. The Company has 16,988 net acres, including 14,064 net undeveloped acres, under lease in the East Texas Basin. The undeveloped acreage is located on prospects in the Cotton Valley Pinnacle Reef play and on prospects targeting various Cretaceous aged objectives. The Company is currently acquiring 3-D seismic surveys to evaluate its acreage holdings. Approximately 14% (21.3
Bcfe) of the Company's U.S. net proved reserve volumes are in this basin, which is located in the northeastern part of Texas.

     Val Verde Basin. The Company has 94,761 net acres, primarily undeveloped, under lease in the Val Verde Basin in Edwards and Val Verde Counties, Texas. As of December 31, 1997, approximately 10% (14.3 Bcfe) of the Company's U.S. net proved reserve volumes are in this basin, which is located in the southwestern part of Texas. In April 1998, the Company completed a new well which significantly increased proved reserves and production in this basin.

     GAS GATHERING AND TRANSPORTATION

     The Company owns a 70% interest in the Starr County Gathering System, which consists of two 10-inch diameter pipelines and one 20-inch diameter pipeline that transport natural gas eight miles from the Bob West

Field in South Texas to common carrier pipeline facilities. In addition, the Company owns a 50% interest in the 20-inch diameter Starr-Zapata Pipe Line, which transports natural gas 26 miles from the Starr County Gathering System to a market hub at Fandango, Texas. The Company does not operate either pipeline. During 1997, gross throughput averaged 169 MMcf per day for both the Starr County Gathering System and the Starr-Zapata Pipe Line, with approximately 50% of the throughput consisting of the Company's working interest of Bob West Field production. The Starr County Gathering System receives a transportation fee of $0.06 per Mcf and the Starr-Zapata Pipe Line receives a fee of $0.07 per Mcf for volumes transported.

     MARKETING

     The Company's U.S. natural gas production is sold on the spot market and under short-term contracts with a variety of purchasers, including intrastate and interstate pipelines, their marketing affiliates, independent marketing companies and other purchasers who have the ability to move the gas under firm transportation or interruptible agreements. Prices for the Company's natural gas production are subject to regional discounts or premiums tied to regional spot market prices.

     U.S. ACREAGE AND PRODUCTIVE WELLS

     The Company holds its U.S. acreage through oil and natural gas leases and lease options. The leases have a variety of primary terms and may require delay rentals to continue the primary term if not productive. The leases may be surrendered by the operator at any time for various reasons, which may include cessation of production, fulfillment of commitments, or failure to make timely payment of delay rentals. The following tables set forth the Company's U.S. gross and net acreage and productive wells at December 31, 1997:

                                                   UNDEVELOPED ACREAGE   DEVELOPED ACREAGE
                                                   -------------------   -----------------
                    LOCATION                        GROSS       NET       GROSS      NET
                    --------                       --------   --------   -------   -------
Val Verde Basin, Southwest Texas.................   98,466     94,401       480       360
East Texas Basin, East Texas.....................   56,278     14,064     3,303     2,924
Wilcox Trend, South Texas........................   37,986     17,147    19,349     5,941
Frio/Vicksburg Trend, South Texas................    4,034      2,017    10,556     4,538
Frio/Vicksburg Trend, South Louisiana............      880        880       315       232
                                                   -------    -------    ------    ------
          Total Leased Acres.....................  197,644    128,509    34,003    13,995
Fee Acres, Various Locations.....................   15,838      4,352       338       325
                                                   -------    -------    ------    ------
          Total Acres............................  213,482    132,861    34,341    14,320
                                                   =======    =======    ======    ======

                                                              GAS WELLS      OIL WELLS
                                                             ------------   -----------
                                                             GROSS   NET    GROSS   NET
                                                             -----   ----   -----   ---
Productive Wells(a)........................................   168    86.9    10     5.4

---------------

(a) Includes three gross (1.6 net) gas wells and two gross (1.0 net) oil wells with multiple completions. At December 31, 1997, the Company was participating in the drilling of seven gross (6.3 net) wells.

     U.S. OPERATING STATISTICS

     The following table summarizes the Company's U.S. exploration and production activities for the years ended December 31, 1995, 1996 and 1997 and three months ended March 31, 1998:

                                           YEARS ENDED DECEMBER 31,       THREE MONTHS
                                          ---------------------------    ENDED MARCH 31,
                                           1995       1996      1997          1998
                                          -------    ------    ------    ---------------
Average Daily Net Production:
  Natural gas (Mcf).....................  114,490    87,654    86,052         99,135
  Oil (barrels).........................        1        27       118            173
  Total (Mcfe)..........................  114,496    87,816    86,760        100,173
Exploratory Wells Drilled(a):
  Productive -- gross...................      5.0       4.0       8.0            3.0
  Productive -- net.....................      1.5       1.7       6.3            2.5
  Dry holes -- gross....................      4.0       2.0       4.0            4.0
  Dry holes -- net......................      2.1       1.0       2.9            3.3
Development Wells Drilled(a):
  Productive -- gross...................     17.0      15.0       9.0            3.0
  Productive -- net.....................      9.7       6.3       5.1            2.3
  Dry holes -- gross....................       --       1.0       2.0             --
  Dry holes -- net......................       --       0.5       1.0             --

---------------

(a) All of the Company's drilling is performed by independent drilling contractors.

     For further information regarding the Company's U.S. exploration and production operations, see Notes B, C and N of Notes to Tesoro's Consolidated Financial Statements.

BOLIVIA

     The Company's Bolivian exploration, development and production operations are located in the Chaco Basin in southern Bolivia near the border of Argentina. The Company has discovered six fields in Bolivia since 1976, five of which have currently estimated proved reserves totaling 366 Bcfe at December 31, 1997. The Company intends to complete additional seismic studies and appraisal wells before assigning proved reserves to the sixth field. With production of 37 MMcfe per day (gross) in 1997, the Company is one of the largest operators in Bolivia. The Company estimates that it currently could produce from its existing proved developed producing reserve base approximately 120 MMcfe per day (gross) if ready markets were available. The Company holds four shared risk contracts with YPFB, the Bolivian governmental agency responsible for administration of these contracts, covering a total of 879,938 gross acres in Block 18 and Block 20.

     ACQUISITION

     In July 1997, the Company purchased the interests held by its former joint venture participant in the then existing two contract blocks, consisting of a 25% interest in Block 18 and a 27.4% interest in Block 20. Upon completion of this purchase, the Company held a 100% interest in both blocks, subject to a farmout agreement discussed below. The purchase price was approximately $20 million, which included working capital and assumption of certain liabilities. The Company's net proved Bolivian reserve volumes increased by approximately 35% as a result of this acquisition.

     BOLIVIAN HYDROCARBONS LAW

     In 1996, a new Hydrocarbons Law was passed by the Bolivian government that significantly impacts the Company's operations in Bolivia. The new law, among other matters, granted the Company the option to convert its Contracts of Operation to new shared risk contracts. On November 6, 1997, the Company completed the conversion of its Contracts of Operation into four shared risk contracts. The new contracts, which have an effective date of July 29, 1996, extend the Company's term of operation, provide more favorable acreage relinquishment terms and provide for a more favorable fiscal regime of royalties and taxes. The new contract for Block 18 is extended to the year 2017. The new contracts for Block 20 are extended to the year 2018 for Block 20-Los Suris, which is in the development phase, and to the year 2029 for Block 20-West and Block 20-East, which are in the exploration phase.

     FARMOUT AGREEMENT

     A farmout agreement executed June 19, 1997, between the Company and Total Exploration Production Bolivie S.A. ("Total"), an affiliate of Total S.A., covers a portion of Block 20-West. Pursuant to the farmout agreement, Total established a financial guarantee to the Bolivian government to guarantee the performance of exploration work on Block 20-West. Total has the right to drill, at its sole cost, two exploratory wells to earn a 75% interest in the farmout area which consists of 315,000 acres of Block 20-West. If Total drills only one well, Total will earn a 37.5% interest in the farmout area. On December 31, 1997, the Company assigned a 75% interest and operatorship in the farmout area to Total, subject to reversion if Total does not drill two wells.

     YPF AND YPFB CONTRACT

     The Company is currently selling all of its natural gas production from Block 18 to YPFB, which in turn sells the natural gas to YPF, a publicly-held company based in Argentina. Currently, the Company's sales of natural gas are based on the volume and pricing terms in the contract between YPFB and YPF. The Company has historically provided approximately 20% of the contract volumes required by YPF. The contract to sell gas to YPF expired March 31, 1997, and a contract extension was signed effective April 1, 1997, extending the contract term two years to March 31, 1999, with an option to extend the contract a maximum of one additional year if the pipeline being constructed from Bolivia to Brazil is not complete. In the contract extension, YPF negotiated an 11% reduction in the minimum contract volume that it is required to import from Bolivia, which in turn resulted in a corresponding 11% reduction of the Company's minimum contract volume to 36.9 MMcf per day gross (26.2 net). The contract gas prices fluctuate because they are linked to a monthly average fuel oil price posted in the New York spot market.

     ACCESS TO NEW MARKETS

     A lack of market access has constrained natural gas production in Bolivia. With little internal gas demand, all of the Company's Bolivian natural gas production is sold under contract to the Bolivian government for export to Argentina. Major developments in South America indicate that new markets will open for the Company's production. Construction of a new 1,900-mile pipeline that will link Bolivia's extensive gas reserves with markets in Brazil commenced in 1997 and is expected to be operational in early 1999. The owners of the new pipeline include Petroleo Brasileiro S.A. (the Brazilian state oil company), other Brazilian investors, Enron Corp., Shell International Gas Ltd., British Gas PLC, El Paso Energy Corp., BHP, and Bolivian pension funds. When completed, the new pipeline will have a capacity of approximately one billion cubic feet ("Bcf") per day. It is anticipated that each producer's share of the contractual volumes will be allocated by YPFB according to a number of factors, including each producer's reserve volumes and production capacity. The Company's 1998 capital budget includes plans to drill three development wells (gross) and two exploratory wells (gross) which may increase its productive capacity.

     RESERVES

     The table below shows the estimated proved reserves, based on evaluations prepared by Netherland, Sewell & Associates, Inc., and productive wells for each of the Company's Bolivian fields. Each of the following fields is operated by the Company:

                                                                                                        DECEMBER 31,
                                                        DECEMBER 31, 1997                                   1996
                               --------------------------------------------------------------------   -----------------
                                                    NET PROVED RESERVES
                                            -----------------------------------
                                                OIL
                               PRODUCTIVE   (MILLIONS OF    GAS    TOTAL             PV-10 AFTER         PV-10 AFTER
        FIELD          BLOCK     WELLS        BARRELS)     (BCF)   (BCFE)    %    BOLIVIAN TAXES(A)   BOLIVIAN TAXES(A)
        -----          -----   ----------   ------------   -----   ------   ---   -----------------   -----------------
                                                                                    ($ THOUSANDS)       ($ THOUSANDS)
Palo Marcado.........   20          2           2.0        140.1   152.1     42%      $ 38,871             $24,667
Los Suris............   20          2           1.1         97.6   104.2     28         32,685              13,135
Escondido............   18          4           1.6         78.0    87.6     24         23,926              23,330
La Vertiente.........   18          4           0.5         19.0    22.0      6          5,971               3,090
Taiguati.............   18          1            --          0.4     0.4     --             --                 221
                                   --           ---        -----   -----    ---       --------             -------
                                   13           5.2        335.1   366.3    100%      $101,453             $64,443
                                   ==           ===        =====   =====    ===       ========             =======

---------------

(a) Represents the discounted future net cash flows after Bolivian taxes. See Note N of Notes to Tesoro's Consolidated Financial Statements for additional information regarding the Company's proved reserves and standardized measure.

     BOLIVIAN ACREAGE AND PRODUCTIVE WELLS

     The following table sets forth the Company's Bolivian gross and net acreage and productive wells at December 31, 1997:

                                                               GROSS      NET
                                                              -------   -------
Acreage:
  Developed.................................................   92,625    92,625
  Undeveloped...............................................  787,313   551,063
  Productive Gas Wells(a)...................................       13        13

---------------

(a) Included in productive gas wells are five gross (five net) wells with multiple completions. The Company has no producing oil wells in Bolivia.

     BOLIVIA OPERATING STATISTICS

     The following table summarizes the Company's Bolivian exploration and production activities for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998:

                                              YEARS ENDED DECEMBER 31,    THREE MONTHS
                                              ------------------------   ENDED MARCH 31,
                                               1995     1996     1997         1998
                                              ------   ------   ------   ---------------
Average Daily Net Production:
  Natural gas (Mcf).........................  18,650   20,251   19,537       22,769
  Condensate (barrels)......................     567      584      518          816
  Total (Mcfe)..............................  22,052   23,755   22,645       27,665
Exploratory Wells Drilled:
  Productive -- gross.......................     1.0      2.0       --           --
  Productive -- net.........................     0.7      1.5       --           --
  Dry holes -- gross........................      --       --       --           --
  Dry holes -- net..........................      --       --       --           --

     For further information regarding the Company's Bolivian operations, see Notes B, C and N of Notes to Tesoro's Consolidated Financial Statements.

MARINE SERVICES

OVERVIEW

     The Company's Marine Services segment markets and distributes a broad range of products, including diesel fuel, lubricants, chemicals and supplies, and provides logistical support services to the marine and offshore exploration and production industries operating in the Gulf of Mexico. These operations were conducted in 1997 through a network of 18 marine and two land terminals located on the Texas Gulf Coast in Galveston, Freeport, Harbor Island, Port O'Connor, Sabine Pass, Channelview and Houston and along the Louisiana Gulf Coast in Cameron, Intracoastal City, Berwick, Venice, Port Fourchon, Amelia and Harahan. The marine terminals are generally deep water and are bulkheaded and dredged to provide easy access to vessels receiving products for delivery to customers. Products are delivered offshore aboard vessels owned or chartered by customers, which include companies engaged in oil and gas exploration and production, seismic evaluation, offshore construction and other drilling-related businesses. In January 1998, the Marine Services operations were expanded to include the operations of three terminals located on the U.S. West Coast, previously operated by the Company's Refining and Marketing segment (see
"-- Marketing -- Pacific Northwest" discussed above).

FUELS AND LUBRICANTS

     Fuels and lubricants, which are used by operations such as offshore drilling rigs, offshore production and transmission platforms and various ships and equipment engaged in seismic surveys, are marketed and distributed from the Company's terminals. These terminals and a fleet of seven tugboats (including four owned by the Company) and 14 barges (including 12 owned by the Company) serve offshore workboats, tugboats and barges using the Intracoastal Canal System, as well as ships entering the ports of Houston, New Orleans, Lake Charles, Corpus Christi and Port Arthur. The Company obtains its supply of fuel from refiners in the Gulf Coast area. Total gallons of fuel, primarily diesel fuel, sold by Marine Services amounted to 112.5 million, 142.7 million and 156.4 million in the years 1995, 1996 and 1997, respectively. During the three months ended March 31, 1997 and 1998, total gallons of fuel sold by Marine Services were approximately 39.6 million and 47.9 million, respectively.

     The Company is a distributor of major brands of marine lubricants and greases, offering a full spectrum of grades. Lubricants are delivered to customers by trucks or tugs and barges. Total gallons of lubricants sold by Marine Services amounted to 2.5 million, 2.3 million and 2.7 million for the years ended December 31 1995, 1996 and 1997, respectively. For the three months ended March 31, 1997 and 1998, total gallons of lubricants were 0.7 and 1.7 million, respectively.

LOGISTICAL SERVICES

     Through many of its terminals, the Company provides full-service shore-based support for offshore drilling rigs and production platforms. These quayside services provide cranes, forklifts and loading docks for supply boats serving the offshore exploration and production industry. In addition, the Company provides long-term parking for offshore workers, helicopter landing pads and office space with living quarters. The Company's terminals also serve as delivery points for drilling products, primarily mud, by providing warehousing, blending, inventory control and delivery services. In the years 1995, 1996 and 1997, revenues from these logistical services were $0.6 million, $8.7 million and $11.3 million, respectively. In the three months ended March 31, 1997 and 1998, revenues from logistical services were $3.0 million and $2.9 million, respectively.

COMPETITION AND OTHER

     The petroleum industry is highly competitive in all phases, including the refining of crude oil, the marketing of refined petroleum products, the search for and development of oil and gas reserves and the marine services business. The industry also competes with other industries that supply the energy and fuel requirements of industrial, commercial and individual consumers. The Company competes with a substantial number of major integrated oil companies and other companies having materially greater financial and other resources than the Company. These competitors have a greater ability to bear the economic risks inherent in all phases of the industry. In addition, unlike the Company, many of its competitors produce large volumes of crude oil which can then be used in connection with their refining operations. The North American Free Trade Agreement has further streamlined and simplified procedures for the importation and exportation of natural gas among Mexico, the United States and Canada. These changes are likely to enhance the ability of Canadian and Mexican producers to export natural gas and other products to the United States, thereby further increasing competition for domestic sales.

     The refining and marketing businesses are highly competitive, with price being the principal factor in competition. In the refining industry, the Alaska Refinery competes primarily with other refineries in Alaska and on the U.S. West Coast. The Company's refining competition in Alaska includes two refineries situated near Fairbanks and one refinery situated near Valdez. The Company estimates that such other refineries have a combined capacity to process approximately 184,000 bpd of crude oil. The Company believes that ANS crude oil is the only feedstock used in these competing refineries. After processing the crude oil and removing the lighter-end products, which the Company believes represent approximately 30% of each barrel processed, these refiners are permitted, because of their direct connection to the TAPS, to return the remainder of the processed crude back into the pipeline system as "return oil" in consideration for a fee, thereby eliminating their need to market residual products. The Alaska Refinery is not directly connected to the TAPS, and the Company, therefore, cannot return its residual products to the TAPS. The Company's refining competition from the U.S. West Coast includes many large, integrated oil companies that do business in Alaska and have materially greater financial and other resources. The Hawaii Refinery competes primarily with one other refinery in Hawaii which is also located at Kapolei and which has a rated capacity of 55,000 bpd of crude oil. Historically, the other refinery in Hawaii produced lower volumes of jet fuel than BHP Hawaii. The Washington Refinery competes with several refineries on the U.S. West Coast, including refineries which are larger than the Washington Refinery and which are owned by companies substantially larger than the Company.

     The Company is a major producer and distributor of gasoline in Alaska and Hawaii through a large network of Company-operated stations and branded and unbranded dealers and jobbers. The Company is also a supplier to a major oil company through a product exchange agreement, whereby gasoline in Alaska is provided in exchange for gasoline delivered to the Company on the U.S. West Coast. In addition, the Company is a supplier to a major oil company in Hawaii through a gasoline sales agreement. Competitive factors affecting the marketing of gasoline in Alaska and Hawaii include such factors as product price, location and quality together with station appearance and brand-name identification. The Company competes with other petroleum companies, distributors and other developers for new locations. The Company believes it is in a position to compete effectively as a marketer of gasoline in Alaska and Hawaii because of its strong presence in these markets.

     The Company's jet fuel sales in Alaska are concentrated in Anchorage, where it is one of the principal suppliers to the Anchorage International Airport, which is a major hub for air cargo traffic between manufacturing regions in the Far East and consuming regions in the United States and Europe. In Hawaii, jet fuel sales are concentrated in Honolulu, where the Company is the principal supplier to the Honolulu Airport. The Company also serves four airports on other islands in Hawaii. The Company sells its diesel fuel primarily on a wholesale basis. Refined products from foreign sources also compete for distillate markets in the Company's Alaskan market area.

     The Company's Pacific Northwest marketing business is primarily a distribution business selling to independent dealers and jobbers. In addition, the Company sells its gasoline through 30 branded gasoline stations in the Pacific Northwest. The Company competes against independent marketing companies and integrated oil companies when engaging in these marketing operations.

     The exploration for and production of natural gas and oil is highly competitive in both the United States and in South America. In seeking to acquire producing properties, new leases, concessions and exploration prospects, the Company faces competition from both major and independent oil and natural gas companies. Many of these competitors have financial and other resources substantially in excess of those available to the Company and, therefore, may be better positioned to acquire and develop prospects, hire personnel and market production. The larger competitors may also be able to better respond to factors that influence the market for oil and natural gas production, such as changes in worldwide prices and governmental regulations. Such factors are beyond the control of the Company.

     The Company's natural gas production in Bolivia is sold under contract to YPFB, which in turn exports the natural gas to Argentina, as the internal demand for natural gas in Bolivia is limited. The Company believes that the completion of a 1,900-mile pipeline from Bolivia to Brazil will provide access to larger gas-consuming markets. Upon completion of this pipeline, the Company will face intense competition from major and independent natural gas companies operating in Bolivia for a share of the contractual volumes to be exported to Brazil. It is anticipated that each producer's share of the contractual volumes will be allocated by YPFB according to a number of factors, including each producer's reserve volumes and production capacity. Although the Company expects gas deliveries on the pipeline to begin in early 1999, there can be no assurance that the pipeline will be operational by such date. With the exception of the volumes currently under contract with the Bolivian government, the Company cannot be assured of the amount of additional volumes that will be exported to Brazil upon completion of the pipeline.

     Demand for services and products offered by the Company's Marine Services segment is closely related to the level of oil and gas exploration, development and production in the Gulf of Mexico. Various factors, including general economic conditions, demand for and prices of natural gas, availability of equipment and materials and government regulations and energy policies cause exploration and development activity to fluctuate and directly impact the revenues of the Marine Services segment. Management believes that the principal competitive factors affecting the Marine Services operations are location of facilities, availability of logistical support services, experience of personnel and dependability of service. The market for the Marine Services segment's products and services, particularly diesel fuel, is price sensitive. The Company competes with several independent operations, and in certain locations with one or more major mud companies who maintain their own marine terminals.

     A portion of the Company's operations are conducted in foreign countries where the Company is also subject to risks of a political nature and other risks inherent in foreign operations. The Company's operations outside the United States in recent years have been, and in the future may be, materially affected by host governments through increases or variations in taxes, royalty payments, export taxes and export restrictions and adverse economic conditions in the foreign countries, the future effects of which the Company is unable to predict.

GOVERNMENT REGULATION AND LEGISLATION

UNITED STATES

     Natural Gas and Oil Regulations. Historically, all domestic natural gas sold in so-called "first sales" was subject to federal price regulations under the Natural Gas Policy Act of 1978 ("NGPA"), the Natural Gas Act ("NGA") and the regulations and orders issued by the Federal Energy Regulatory Commission ("FERC") in implementing such Acts. Under the Natural Gas Wellhead Decontrol Act of 1989, all remaining federal natural gas wellhead pricing and sales regulation was terminated on January 1, 1993.

     The FERC also regulates interstate natural gas pipeline transportation rates and service conditions, which affect the marketing of gas produced by the Company, as well as the revenues received by the Company for sales of such gas. Since the latter part of 1985, through a series of orders, the FERC has endeavored to make natural gas transportation more accessible to gas buyers and sellers on an open and non-discriminatory basis, and the FERC's efforts have significantly altered the marketing and pricing of natural gas. These orders have gone through various permutations, but have generally remained intact as promulgated. The FERC considers these changes necessary to improve the competitive structure of the interstate natural gas pipeline industry and to create a regulatory framework that will put gas sellers into more direct contractual relations with gas buyers than has historically been the case. The result of the changes has brought to an end the interstate pipelines' traditional role as wholesalers of natural gas in favor of providing only gathering, transportation and storage services for others which will buy and sell natural gas. Although these orders do not directly regulate gas producers, such as the Company, they are intended to foster increased competition within all phases of the natural gas industry. It is unclear what impact, if any, increased competition within the natural gas industry will have on the Company and its gas sales efforts. Several aspects of these orders are still being reviewed by the courts and the FERC. It is not possible to predict what, if any, effect these proceedings will have on the Company. The Company does not believe, however, that it will be affected any differently than other gas producers or marketers with which it competes.

     The oil and gas exploration and production operations of the Company are subject to various types of regulation at the state and local levels. Such regulation includes requiring drilling permits and the maintenance of bonds in order to drill or operate wells, the regulation of the location of wells, the method of drilling and casing of wells and the surface use and restoration of properties upon which wells are drilled, and the plugging and abandoning of wells. The operations of the Company are also subject to various conservation regulations, including regulation of the size of drilling and spacing units or proration units, the density of wells that may be drilled in a given area and the unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of lands and leases. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally prohibit the venting or flaring of gas and impose certain requirements regarding the ratability of production. The effect of these regulations is to limit the amounts of crude oil, condensate and natural gas the Company can produce from its wells and the number of wells or the locations at which the Company can drill.

     Additional proposals and proceedings that might affect the natural gas industry are considered from time to time by Congress, the FERC, state regulatory bodies and the courts. The Company cannot predict when or if any such proposals might become effective, or their effect, if any, on the Company's operations.

     Environmental Controls. Federal, state, area and local laws, regulations and ordinances relating to the protection of the environment affect all operations of the Company to some degree. An example of a federal environmental law that will require operational additions and modifications is the Clean Air Act, which was amended in 1990. While the Company believes that its facilities generally are in substantial compliance with current regulatory standards for air emissions, over the next several years the Company's facilities will be required to comply with the new requirements being adopted and promulgated by the EPA and the states in which the Company operates. These regulations will necessitate the installation of additional controls or other modifications or changes in use for certain emission sources at the Alaska, Hawaii and Washington Refineries. Specifics as to the cost of these requirements, and the necessity for changes at other Company facilities, are still being determined. As part of these requirements, the Alaska, Hawaii and Washington Refineries, as well as some other Company facilities submitted applications for Clean Air Act Amendment Title V permits. Each application has been deemed complete by their respective states and will undergo technical review in 1998. The Company believes it can comply with these new requirements, and in some cases already has done so, without adversely affecting operations.

     The passage of the Federal Clean Air Act Amendments of 1990 prompted adoption of regulations by the state of Alaska obligating the Company to produce oxygenated gasoline for delivery to the Anchorage and Fairbanks, Alaska markets starting on November 1, 1992. Controversies surrounding the potential health effects in Arctic regions of oxygenated gasoline containing methyl tertiary butyl ether ("MTBE") prompted early discontinuance of the program in Fairbanks. The EPA has been directed to conduct studies of potential health effects of oxygenated fuel in Alaska. The state of Alaska mandated the use of oxygenated fuels containing ethanol in the Anchorage area. No requirements for use of such products in Fairbanks have been issued, but are expected. Additional federal regulations promulgated on August 21, 1990, which went into effect on October 1, 1993, set limits on the quantity of sulphur in on-highway diesel fuels which the Company produces. The state filed an application with the federal government in February 1993 for a waiver from this requirement since only 5% of the diesel fuel sold in Alaska was for on-highway vehicles. On March 14, 1994, the EPA granted the State of Alaska a waiver from the requirements of the EPA's low sulphur diesel fuel program, permanently exempting Alaska's remote areas and providing a temporary exemption for areas served by the Federal Aid Highway System until October 1, 1996. On August 19, 1996, the EPA extended the temporary exemption until October 1, 1998. The Company estimates that substantial capital expenditures would be required to enable the Company to produce low-sulphur diesel fuel to meet these federal regulations. If the state of Alaska is unable to obtain a permanent waiver from the federal regulations, the Company would discontinue sales of diesel fuel for on-highway use after October 1, 1998. The Company estimates that such sales accounted for less than 1% of its refined product sales in Alaska during 1997. While the Company is unable to predict the outcome of these matters, their ultimate resolution should not have a material impact on its operations.

     Underground Storage Tanks. Regulations promulgated by the EPA on September 23, 1988, require that all underground storage tanks used for storing gasoline or diesel fuels either be closed or upgraded not later than December 22, 1998, in accordance with specified regulatory standards. The Company's gasoline retail stations which are subject to upgrading requirements are limited to sites in Alaska and Hawaii. The Company is expected to incur a total cost of approximately $1 million by December 22, 1998 for the removal, replacement or upgrading of underground storage tanks at current and former service stations in Alaska and Hawaii. In Hawaii, all but two gasoline retail stations have been brought into compliance with the 1998 regulatory requirements. Of the two remaining, one station is scheduled to be demolished and completely rebuilt to comply with regulatory requirements. Pending resolution of a dispute over the lease to the other station, the Company has not to date scheduled nor committed to complete upgrades until its interests to the property are resolved. If the Company commits to remain at the site, then the necessary upgrades will be completed prior to the regulatory deadline.

     Total Environmental Expenditures. Tesoro's total capital expenditures for environmental control purposes were $2.2 million during 1997. Capital expenditures for the alternate secondary containment systems in Alaska, discussed above, are estimated to be $2 million in 1998 and $2 million in 1999 with the remaining $5 million to be spent by 2002. Capital expenditures for other Alaska environmental control purposes are estimated to be $7 million in 1998 and $2 million in 1999. Capital expenditures for Hawaii environmental controls are expected to be $4 million in 1998 and $1 million in 1999, the majority of which are to install specific sulphur emission control devices at the Hawaii Refinery. Capital expenditures for the Washington Refinery are expected to be $2 million in 1998 and $1 million in 1999, primarily for new storage tank roof seals and improving drainage controls. For further information regarding environmental matters, see "-- Legal Proceedings" and "-- Environmental Controls," "-- Oil Spill Prevention and Response" and
"-- Underground Storage Tanks."

     Oil Spill Prevention and Response. The Federal Oil Pollution Act of 1990 ("OPA 90") and related state regulations require most refining, transportation and oil storage facilities to prepare oil spill prevention contingency plans for use during an oil spill response. The Company has prepared and submitted these plans for approval and, in most cases, has received federal and state approvals necessary to meet various regulations and to avoid the potential of negative impacts on the operation of its facilities.

     The Company currently charters tankers to transport crude oil from the Valdez, Alaska, pipeline terminal through Prince William Sound and Cook Inlet to the Alaska Refinery. In addition, the Company routinely charters, on a long-term and short-term basis, additional tankers and barges for shipment of crude oil and refined products through Alaska, Pacific Northwest and Hawaii waters. OPA 90 requires, as a condition of operation, that the Company demonstrate the capability to respond to the "worst case discharge" to the maximum extent practicable. Alaska law requires the Company to provide spill-response capability to contain or control, and cleanup within 72 hours, an amount equal to (i) 50,000 barrels for a tanker carrying fewer than 500,000 barrels of crude oil or (ii) 300,000 barrels for a tanker carrying more than 500,000 barrels. To meet these requirements, the Company has entered into a contract with Alyeska Pipeline Service Company ("Alyeska") to provide initial spill response services in Prince William Sound, with the Company later to assume those responsibilities after mutual agreement with Alyeska and State and Federal On-Scene

Coordinators. The Company has also entered into an agreement with Cook Inlet Spill Prevention and Response, Incorporated for oil spill response services in Cook Inlet. Similarly, the Company has entered into contracts with the Clean Islands Council in Hawaii, Clean Sound Cooperative, Inc. in the State of Washington and the Marine Spill Response Corporation in Hawaii, Washington and the Texas-Louisiana Gulf Coast, for spill response services. The Company believes these contracts provide for the additional services necessary to meet spill response requirements established by state and federal law.

     Transportation, storage and refining of crude oil results in the greatest regulatory impact with respect to oil spill prevention and response. Oil transportation and terminalling operations at other Company facilities also result in compliance mandates for oil spill prevention and response. The Company contracts with various oil spill response cooperatives or local contractors to provide necessary oil spill response capabilities which may be required on a location by location basis.

     Regulations promulgated by the Alaska Department of Environmental Conservation ("ADEC") would have required the installation of dike liners in secondary containment systems for petroleum storage tanks by January 1997. However, on December 18, 1996, ADEC approved the Company's alternative compliance schedule which allows the Company until the year 2002 to implement alternative secondary containment systems for all of the Company's existing petroleum storage tank facilities. The total estimated cost of these improvements is approximately $9 million, which is expected to be spent over a five-year period beginning in 1998.

BOLIVIA

     The Company's operations in Bolivia are subject to the Bolivian Hydrocarbons Law and various other laws and regulations. In the Company's opinion, neither the Hydrocarbons Law nor other requirements currently imposed by Bolivian laws, regulations and practices will have a material adverse effect upon its Bolivian operations. For information on the Bolivian Hydrocarbons Law and Bolivian taxation, see "-- Exploration and Production -- Bolivia" discussed above.

EMPLOYEES

     At December 31, 1997, Tesoro employed approximately 1,100 persons, of whom approximately 40 were located in foreign countries, BHP Hawaii employed approximately 800 persons and Shell Washington employed approximately 300 persons. Approximately 180 employees at the Washington Refinery are covered by a collective bargaining agreement. The Company considers its relations with its employees to be satisfactory.

LEGAL PROCEEDINGS

     The Company, along with numerous other parties, has been identified by the EPA as a potentially responsible party ("PRP") pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") for the D.L. Mud Superfund site in Abbeville, Louisiana (the "Site"). The Company arranged for the disposal of a minimal amount of materials at the Site, but CERCLA might impose joint and several liability on each PRP at the Site. The EPA is seeking reimbursement for its response costs incurred to date at the Site, as well as a commitment from the PRPs either to conduct future remedial activities or to finance such activities. The extent of the Company's allocated financial contributions to the cleanup of the Site is expected to be limited based upon the number of companies, volumes of waste involved, and an estimated total cost of approximately $500,000 among all of the parties to close the Site. The Company is currently involved in settlement discussions with the EPA and other PRPs involved at the Site. The Company expects, based on these discussions, that its liability at the Site will not exceed $25,000.

     The Hawaii Department of Health ("HDOH"), under authority of the Hawaii Environmental Response Law, has undertaken an investigation of environmental conditions within a portion of the Honolulu Harbor area, which has been designated the Iwilei Unit, to determine the extent of hydrocarbon contamination. A group of owners and operators at the Iwilei Unit, including BHP Hawaii, have entered into a voluntary agreement with the HDOH to undertake an initial phase of environmental site investigation within the Iwilei unit in exchange for certain commitments from the HDOH, including the notification of additional potentially responsible parties to participate in this activity. The costs associated with this proceeding cannot be determined at this early stage. BHP Hawaii owned and operated facilities in the Iwilei unit, including, but not limited to the Pier 29 terminal facilities (which were returned, upon expiration of the lease term, to the State of Hawaii Department of Transportation) and the Pier 34 terminal facilities (which are now owned and operated by the Company under a lease with the same agency). Under the indemnity provisions of the environmental agreement between the BHP Sellers and the Company, the Company is fully indemnified for claims arising out of this proceeding as it relates to the Iwilei Unit by affiliates of BHP and this indemnity is not subject to the $9.5 million cap or ten-year claim period. See discussion in "-- Government Regulation and Legislation" above.

     The EPA issued a Notice of Violation ("NOV") on June 24, 1997, against the Hawaii Refinery alleging violations of the Clean Water Act associated with the content and implementation of the Refinery's Spill Prevention, Control and Countermeasures ("SPCC") Plan, and further alleging violations based on a series of oil releases. The Company and the EPA remain engaged in settlement discussions with remaining issues limited to alleged deficiencies in the content of the refinery Spill Prevention, Control and Countermeasures Plan. This proceeding is subject to the indemnity provision of the environmental agreement between BHP Sellers and the Company.

     Also on June 24, 1997, a NOV was issued against BHP Companies pursuant to
Section 103 of CERCLA and Section 304 of the Emergency Planning and Community Right to Know Act ("EPCRA") regarding past releases of reportable quantities of regulated substances and oil. This matter remains subject to EPA review and penalty amounts have not been assessed to date. This proceeding is subject to the indemnity provisions of the environmental agreement between BHP Sellers and the Company.

     On August 5, 1996, the EPA issued a Finding of Violation ("FOV") against BHP Hawaii pursuant to disclosures made by BHP Hawaii pursuant to a permit application for compliance with Title V of the Clean Air Act. The parties have engaged in settlement negotiations and no penalty amount has been assessed. This proceeding is subject to the indemnity provision of the environmental agreement between affiliates of BHP and the Company. See discussion in "-- Government Regulation and Legislation" above.

     The EPA issued a NOV on May 19, 1998, against the Alaska Refinery alleging violations of the Resource Conservation and Recovery Act ("RCRA") associated with the failure to maintain closure of certain containers of hazardous waste when not in use and the failure to retain on-site certain records of land disposal restriction notifications. The Company has initiated an investigation into these allegations, but does not believe that the resolution thereof will have a material effect on the Company.

     The EPA has notified Shell that it is a PRP at the Swinomish dump site in Washington State. In the environmental agreement between Shell Washington and the Company, Shell has fully indemnified the Company for environmental liabilities arising from wastes delivered to the Swinomish dump site prior to the closing of the Washington Acquisition. The Company does not currently plan to utilize this site following the closing of the Washington Acquisition.

                                   MANAGEMENT

INFORMATION CONCERNING EXECUTIVE OFFICERS

     The following is a list of Tesoro's executive officers, their ages and their positions with the Company at May 31, 1998.

NAME                                AGE   POSITION                             POSITION HELD SINCE
----                                ---   --------                             -------------------
Bruce A. Smith....................  54    Chairman of the Board of             June 1996
                                          Directors, President and Chief
                                          Executive Officer
William T. Van Kleef..............  46    Executive Vice President,            September 1996
                                          Operations
James C. Reed, Jr.................  53    Executive Vice President, General    September 1995
                                          Counsel and Secretary
Thomas E. Reardon.................  51    Senior Vice President, Corporate     May 1998
                                          Resources
Donald A. Nyberg..................  46    President, Tesoro Marine Services,   November 1996
                                          Inc.
Robert W. Oliver..................  44    President, Tesoro Exploration and    September 1995
                                          Production Company
Stephen L. Wormington.............  53    President, Tesoro Alaska Petroleum   May 1998
                                          Company, and Executive Vice
                                          President and Chief Operating
                                          Officer of Tesoro Refining,
                                          Marketing & Supply Company
Don E. Beere......................  57    Vice President, Information          May 1998
                                          Technology Projects
Don M. Heep.......................  49    Vice President, Controller           May 1998
Gregory A. Wright.................  48    Vice President, Finance and          May 1998
                                          Treasurer

     There are no family relationships among the officers listed, and there are no arrangements or understandings pursuant to which any of them were elected as officers. Officers are elected annually by the Board of Directors at its first meeting following the Annual Meeting of Stockholders, each to hold office until the corresponding meeting of the Board in the next year or until a successor shall have been elected or shall have qualified.

     All of the Company's executive officers have been employed by the Company or its subsidiaries in an executive capacity for at least the past five years, except for those named below who have had the business experience indicated during that period. Positions, unless otherwise specified, are with the Company.

William T. Van Kleef.......  Executive Vice President, Operations since
                             September 1996. Senior Vice President and Chief Financial Officer from September 1995 to September 1996. Vice President, Treasurer from March 1993 to September 1995. Independent financial consultant from January 1992 to February 1993.

Thomas E. Reardon..........  Senior Vice President, Corporate Resources since
                             May 1998. Vice President, Human Resources and Environmental, from September 1995 to May 1998. Vice President, Human Resources and Environmental Services, of Tesoro Petroleum Companies, Inc., a subsidiary of the Company, from October 1994 to September 1995. Vice President, Human Resources, of Tesoro Petroleum Companies, Inc. from February 1990 to October 1994.

Donald A. Nyberg...........  President of Tesoro Marine Services, Inc., a
                             subsidiary of the Company, since November 1996. Vice President, Strategic Planning, of MAPCO

                             Inc. from January 1996 to November 1996. President and Chief Executive Officer of Marya Resources from August 1994 to January 1996. President and Chief Executive Officer of BP Pipelines Inc. and Vice President, BP Exploration, of The British Petroleum Group, Ltd., from 1991 to 1994.

Robert W. Oliver...........  President of Tesoro Exploration and Production
                             Company, a subsidiary of the Company, since
                             September 1995. Independent consultant from
                             November 1994 to September 1995. Vice President, Exploration/Acquisitions, of Bridge Oil (USA) Inc. from December 1988 to November 1994.

Stephen L. Wormington......  President of Tesoro Alaska Petroleum Company, a
                             subsidiary of the Company, since September 1995, and Executive Vice President and Chief Operating Officer of Tesoro Refining, Marketing & Supply Company, a subsidiary of the Company, since May 1998. Vice President, Supply and Operations Coordination, of Tesoro Alaska Petroleum Company from April 1995 to September 1995. General Manager, Strategic Projects, from January 1995 to April 1995. Executive Vice President, Special Projects, of MG Refining & Marketing, Inc. from January 1994 to January 1995. Executive Vice President of MG Natural Gas Corp. from May 1992 to January 1994.

Don M. Heep................  Vice President, Controller since May 1998. Senior
                             Vice President, Administration for Tesoro Alaska Petroleum Company, a subsidiary of the Company, from November 1996 to May 1998. Senior Vice President and Chief Financial Officer of Valero Energy Corporation from 1994 to 1996. Vice President and Chief Accounting Officer of Valero Energy Corporation from 1992 to 1994.

Gregory A. Wright..........  Vice President, Finance and Treasurer since May
                             1998. Vice President and Treasurer from September 1995 until May 1998. Vice President, Corporate Communications, from February 1995 to September 1995. Vice President, Corporate Communications, of Tesoro Petroleum Companies, Inc., a subsidiary of the Company, from January 1995 to February 1995. Vice President, Business Development, of Valero Energy Corporation from 1994 to January 1995. Vice President, Corporate Planning, of Valero Energy Corporation from 1992 to 1994.

INFORMATION CONCERNING DIRECTORS

     Certain information as to each director is set forth in the table below and in the following paragraphs. Certain of the information appearing in the table and the notes thereto has been furnished to the Company by the respective directors.

                                                 SERVED AS
                                                DIRECTOR OF
                                    AGE AT      THE COMPANY
                                    MAY 31,    OR PREDECESSOR        OTHER POSITIONS AND OFFICES
               NAME                  1998      COMPANIES FROM             WITH THE COMPANY
               ----                 -------    --------------        ---------------------------
Steven H. Grapstein...............    40            1992         Vice Chairman of the Board of
                                                                 Directors(a)(b)(c)
William J. Johnson................    63            1996                       (b)(d)
Alan J. Kaufman...................    60            1996                       (b)(d)
Raymond K. Mason, Sr..............    71            1983                       (a)(d)
Bruce A. Smith....................    54            1995         Chairman of the Board of Directors,
                                                                 President and Chief Executive
                                                                 Officer(a)
Patrick J. Ward...................    67            1996                       (c)(d)
Murray L. Weidenbaum..............    71            1992                       (a)(c)

---------------

(a)  Member of the Executive Committee (Mr. Smith, Chairman).

(b)  Member of the Audit Committee (Mr. Grapstein, Chairman).

(c)  Member of the Governance Committee (Dr. Weidenbaum, Chairman).

(d)  Member of the Compensation Committee (Mr. Mason, Chairman).

     Steven H. Grapstein has been Chief Executive Officer of Kuo Investment Company and subsidiaries ("Kuo"), an international investment group, since January 1997. From September 1985 to January 1997, Mr. Grapstein was a Vice President of Kuo. He is also a director of several of the Kuo companies. Mr. Grapstein has been a Vice President of Oakville N.V. since 1989. Mr. Grapstein is also a director of Baldwin Plc., which is an entertainment and leisure-related entity.

     William J. Johnson has been a petroleum consultant and investor since 1994. From 1990 through 1994, Mr. Johnson served as President, Chief Operating Officer and a director of Apache Corporation, a large independent oil and gas company. Mr. Johnson is on the Board of Directors of Camco International, Inc., an oil field equipment and services company; Snyder Oil Corporation, an exploration and production company; and J. Ray McDermott, S.A., an engineering and construction company.

     Alan J. Kaufman, M.D., is an investor in a number of companies and a retired neurosurgeon. Since 1987, he has been a director of Newpark Resources, Inc., a company engaged primarily in providing oil field services.

     Raymond K. Mason, Sr., has been Chairman of the Board of Directors of American Banks of Florida, Inc. since 1978.

     Bruce A. Smith has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since June 1996. He has been a director of the Company since July 1995. Mr. Smith was President and Chief Executive Officer of the Company from September 1995 to June 1996; Executive Vice President, Chief Financial Officer and Chief Operating Officer of the Company from July 1995 to September 1995; Executive Vice President responsible for Exploration and Production and Chief Financial Officer of the Company from September 1993 to July 1995; and Vice President and Chief Financial Officer of the Company from September 1992 to September 1993.

     Patrick J. Ward has 47 years of experience in international energy operations with Caltex Petroleum Corporation, a 50/50 joint venture of Chevron Corp. and Texaco, Inc., engaged in the business of refining and marketing. Prior to his retirement in August 1995, he was Chairman, President and Chief Executive Officer of Caltex, positions he held since 1990.

     Murray L. Weidenbaum, an economist and educator, has been the Mallinckrodt Distinguished University Professor and Chairman of the Center for the Study of American Business at Washington University in St. Louis, Missouri, since 1975. Dr. Weidenbaum is a director of May Department Stores Company.

     No director of the Company has a family relationship with any other director or executive officer of the Company.

                             PRINCIPAL STOCKHOLDERS

DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

     The following table shows the beneficial ownership of the Company's Common Stock reported to the Company as of May 31, 1998, including shares as to which a right to acquire ownership exists (for example, through the exercise of stock options or stock awards) within the meaning of Rule 13d-3(d)(1) under the Exchange Act for each director, the Chief Executive Officer, the other four most highly compensated officers of the Company during 1997 and, as a group, such persons and other executive officers. Unless otherwise indicated, each person or member of the group listed has sole voting and investment power with respect to the shares of Common Stock listed.

                                                               BENEFICIAL OWNERSHIP OF
                                                                   COMMON STOCK ON
                                                                    MAY 31, 1998
                                                              -------------------------
                                                                               PERCENT
                                                               SHARES          OF CLASS
                                                              ---------        --------
Steven H. Grapstein.........................................    855,118(a)(b)    3.222
William J. Johnson..........................................      6,818(a)       0.026
Alan J. Kaufman.............................................    572,318(a)(c)    2.156
Raymond K. Mason, Sr. ......................................     26,246(a)       0.099
Bruce A. Smith..............................................    371,711(d)       1.388
Patrick J. Ward.............................................     13,818(a)(e)    0.052
Murray L. Weidenbaum........................................      9,818(a)       0.037
William T. Van Kleef........................................    120,289(f)       0.452
James C. Reed, Jr. .........................................    110,491(g)       0.416
Stephen L. Wormington.......................................    109,475(h)       0.411
Robert W. Oliver............................................     94,738(i)       0.356
All directors and executive officers as a group (16
  individuals)..............................................  2,505,195(j)       9.169

---------------

(a) The shares shown for Mr. Grapstein, Mr. Mason and Dr. Weidenbaum include 8,000 shares each which such directors had the right to acquire through the exercise of stock options on May 31, 1998, or within 60 days thereafter. The shares shown for Mr. Johnson, Dr. Kaufman and Mr. Ward include 6,000 shares, 7,000 shares and 7,000 shares, respectively, which such directors had the right to acquire through the exercise of stock options on May 31, 1998, or within 60 days thereafter. In addition, the shares shown for each director include 818 shares of Common Stock as payment of one-half of each director's annual retainer for fiscal year 1997. Units of phantom stock payable in cash which have been credited to the directors under a phantom stock plan are not included in the shares shown above.

(b) The shares shown include 846,300 shares of the Company's Common Stock owned by Oakville. Mr. Grapstein is an officer of Oakville. As an officer, Mr. Grapstein shares voting and investment power with respect to such shares.

(c) The shares shown include 9,000 shares held in the name of Dr. Kaufman's spouse for which he disclaims beneficial ownership, and 20,000 shares owned by the Kaufman Children's Trust for which Dr. Kaufman has sole power to vote and direct the disposition thereof.

(d) The shares shown include 2,696 shares credited to Mr. Smith's account under the Company's Thrift Plan and 239,267 shares which Mr. Smith had the right to acquire through the exercise of stock options on May 31, 1998, or within 60 days thereafter.

(e) The shares shown include 6,000 shares owned by the P&L Family Partnership Ltd. which Mr. Ward and his spouse control through 90 percent ownership.

(f) The shares shown include 1,906 shares credited to Mr. Van Kleef's account under the Company's Thrift Plan and 66,913 shares which Mr. Van Kleef had the right to acquire through the exercise of stock options or stock awards on May 31, 1998, or within 60 days thereafter.

(g) The shares shown include 1,171 shares credited to Mr. Reed's account under the Company's Thrift Plan and 50,267 shares which Mr. Reed had the right to acquire through the exercise of stock options on May 31, 1998, or within 60 days thereafter.

(h) The shares shown include 1,142 shares credited to Mr. Wormington's account under the Company's Thrift Plan and 108,333 shares which Mr. Wormington had the right to acquire through the exercise of stock options on May 31, 1998, or within 60 days thereafter.

(i) The shares shown include 405 shares credited to Mr. Oliver's account under the Company's Thrift Plan and 93,333 shares which Mr. Oliver had the right to acquire through the exercise of stock options on May 31, 1998, or within 60 days thereafter. The shares shown also include 1,000 shares held in the name of Mr. Oliver's spouse for which he disclaims beneficial ownership.

(j) The shares shown include 9,964 shares credited to the accounts of executive officers and directors under the Company's Thrift Plan and 787,903 shares which directors and executive officers had the right to acquire through the exercise of stock options or stock awards on May 31, 1998, or within 60 days thereafter. The shares shown also include 1,334 shares held in the name of an executive's spouse for which such executive disclaims beneficial ownership and 3,000 shares acquired in the name of an executive officer's mother with respect to which such executive officer has voting and investment power.

CERTAIN BENEFICIAL OWNERS

     The following table sets forth information based on filings made with the Commission as to each person or group who on May 31, 1998, beneficially owned more than five percent of the outstanding shares of Common Stock of the Company.

                                                                             AMOUNT AND NATURE
                                                                               OF BENEFICIAL
                                                                                 OWNERSHIP
                                                                            --------------------
                                                                             NUMBER     PERCENT
          TITLE OF CLASS              NAME AND ADDRESS OF BENEFICIAL OWNER  OF SHARES   OF CLASS
          --------------              ------------------------------------  ---------   --------
Common Stock......................    Wanger Asset Management, L.P.(a)      2,571,000      9.689
                                      227 West Monroe Street, Suite 3000
                                      Chicago, IL 60606
Common Stock......................    Heartland Advisors, Inc.(b)           1,721,620      6.488
                                      790 North Milwaukee Street
                                      Milwaukee, WI 53202

---------------

(a) According to Amendment No. 1 to a Schedule 13G filed with the Commission, Wanger Asset Management, L.P. ("WAM"), states that it is a Delaware limited partnership and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and Wanger Asset Management Ltd. states that it is a Delaware corporation and the General Partner of the Investment Adviser. Amendment No. 1 to the Schedule 13G indicates that the shares reported therein have been acquired on behalf of discretionary clients of WAM and that persons other than WAM are entitled to receive all dividends from, and proceeds from, the sale of those shares. According to Amendment No. 1 to the Schedule 13G, WAM, within the meaning of Rule 13d-3, beneficially owns the shares shown in the table above and possesses shared power to vote or to direct the vote and shared power to dispose or direct the disposition of these shares.

(b) According to Amendment No. 1 to a Schedule 13G filed with the Commission, Heartland Advisors, Inc. ("Heartland"), states that it is a corporation organized under the laws of the state of Wisconsin and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. In Amendment No. 1 to the Schedule 13G, Heartland states that the shares of the Company's Common Stock are held in investment advisory accounts of Heartland, and as a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities. The interests of one such account, Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company, relates to more than five percent of the class. Within the meaning of Rule 13d-3 of the Act, 1,721,620 shares of the Company's Common Stock may be deemed beneficially owned by Heartland. According to Amendment No. 1 to the
    Schedule 13G, Heartland has sole voting power with respect to 1,677,420 of these shares and sole dispositive power with respect to 1,721,620 of these shares.

                          DESCRIPTION OF INDEBTEDNESS

     In conjunction with the closing of the Hawaii Acquisition, Tesoro refinanced substantially all of its existing indebtedness. The total amount of funds required by Tesoro to complete the Hawaii Acquisition and the Refinancing, to pay related fees and expenses and for general corporate purposes was approximately $432 million, which was financed through the Interim Credit Facility provided by LCPI. The Interim Credit Facility also provides Tesoro with sufficient additional capacity to fund the cash purchase price of the Washington Acquisition (if necessary) and the Company's future working capital and general corporate requirements (including funding a portion of the Company's 1998 capital expenditure budget). The Interim Credit Facility is comprised of $750 million in term loan facilities and a $350 million revolving credit facility, of which $432 million was outstanding on May 29, 1998. The Company intends to refinance all borrowings under the Interim Credit Facility with net proceeds from the Offerings and borrowings under the Senior Credit Facility described below.

SENIOR CREDIT FACILITY

     Upon consummation of the Offerings, the Interim Credit Facility will be amended and restated as the Senior Credit Facility. The following is a summary of the material terms and conditions of the Senior Credit Facility and the various related documents to be entered into a connection therewith.

     Loans, Interest Rates. The Senior Credit Facility will be comprised of term loan facilities aggregating not more than $200 million of Term Loans and a $300 million Revolver, which will be implemented in conjunction with the closing of the Offerings. The Term Loans will consist of Tranche A Term Loans ($50 million of which will be initially funded) and a $100 million Tranche B Term Loan, both available on the date of the closings of the Senior Credit Facility. In addition, the Company may borrow up to $50 million under the Tranche A Term Loans, in up to five draws, for a period of up to six months following the closing of the Senior Credit Facility. The Revolver will be available on a revolving basis during the period commencing on the date of the closing of the Senior Credit Facility and ending on the date that is three years after the date of the closing of the Senior Credit Facility. The Revolver and the Tranche A Term Loans will bear interest, at the Company's election, at either the Base Rate (as defined in the Senior Credit Facility) plus a margin ranging from 0.00% to 0.625% or the Eurodollar Rate (as defined in the Senior Credit Facility) plus a margin ranging from 1.125% to 2.125%. The Tranche B Term Loan will bear interest, at the Company's election, at either the Base Rate plus a margin ranging from 0.50% to 0.625% or the Eurodollar Rate plus a margin ranging from 2.00% to 2.125%.

     Repayment. The principal amount of the Tranche A Loans and the Tranche B Loan is repayable in quarterly installments during their respective terms in the following approximate aggregate annual amounts:

         TRANCHE A LOANS(A)                                 TRANCHE B LOAN
-------------------------------------            -------------------------------------
         YEAR               AMOUNT                        YEAR               AMOUNT
         ----             -----------                     ----             -----------
1......................   $         0            1......................   $ 1,000,000
2......................    20,000,000            2......................     1,000,000
3......................    25,000,000            3......................     1,000,000
4......................    25,000,000            4......................     1,000,000
5......................    30,000,000            5......................     1,000,000
                                                 5 1/2..................    95,000,000

---------------

(a) Assuming the $50 million of additional borrowing capacity under the Tranche A Term Loans is fully utilized.

     Security. The obligations under the Senior Credit Facility and the related documents will be secured by a first priority lien upon all material domestic real and personal property of the Company and its subsidiaries, including its refineries and domestic oil and gas reserves, and a pledge of all of the capital stock of the Company's active subsidiaries (provided that no lien will be granted on the assets of foreign subsidiaries and no capital stock of foreign subsidiaries will be pledged to the extent that the granting of such lien or the making of such pledge would result in materially adverse United States Federal income tax consequences to the Company or would violate applicable law).

     Guarantees. The obligations of the Company under the Senior Credit Facility will be guaranteed by all of the Company's active subsidiaries (provided that no guarantee by a foreign subsidiary shall be made if such guarantee would result in materially adverse United States federal income tax consequences to the Company or would violate applicable law).

     Prepayment. The Company will be required to make prepayments to the Tranche A Term Loans and Tranche B Term Loan, with customary exceptions, in an amount equal to 100% of the net proceeds of certain incurred indebtedness, 100% of the net proceeds received by the Company and its subsidiaries (other than certain net proceeds reinvested in the business of the Company or its subsidiaries) from the disposition of any assets, including proceeds from the sale of stock of any of the Company's subsidiaries and a percentage of excess cash flow, depending on certain credit statistics.

     Conditions and Covenants. The obligations of the lenders under the Senior Credit Facility are subject to the satisfaction of certain conditions precedent customary in similar credit facilities or otherwise appropriate under the circumstances. The Company and each of its subsidiaries will be subject to certain negative covenants contained in the Senior Credit Facility, including, without limitation, covenants that restrict, subject to specified exceptions:
(i) the incurrence of additional indebtedness and other obligations and the granting of additional liens; (ii) mergers, acquisitions, investments and acquisitions and dispositions of assets; (iii) investments, loans and advances;
(iv) dividends, stock repurchases and redemptions; (v) prepayment or repurchase of other indebtedness and amendments to certain agreements governing indebtedness, including the Indenture and the Notes; (vi) engaging in transactions with affiliates; (vii) sales and leasebacks; (viii) changes in fiscal periods; (ix) changes of lines of business; and (x) entering into agreements which prohibit the creation of liens or limit the Company's subsidiaries' ability to pay dividends. The Senior Credit Facility will also contain customary affirmative covenants, including compliance with environmental laws, maintenance of corporate existence and rights, maintenance of insurance, property and interest rate protection, financial reporting, inspection of property, books and records and agreements to cause Shell Washington and its subsidiaries, if any, to become Guarantors and to create security interests in their assets. In addition, the Senior Credit Facility requires the Company to maintain compliance with certain specified financial covenants including a maximum ratio of total debt to EBITDA and a minimum interest coverage ratio. Certain of these financial, negative and affirmative covenants are more restrictive than those set forth in the Indenture.

     Events of Default. The Senior Credit Facility also will include events of default that are typical for senior credit facilities and appropriate in the context of the Transactions, including, without limitation, nonpayment of principal, interest, fees or reimbursement obligations with respect to letters of credit, violation of covenants, inaccuracy of representations and warranties in any material respect, cross default to certain other indebtedness and agreements, bankruptcy and insolvency events, material judgments and liabilities, defaults or judgments under ERISA and change of control. The occurrence of any of such events of default could result in acceleration of the Company's obligations under the Senior Credit Facility and foreclosure on the collateral securing such obligations, which could have material adverse results to holders of the Notes.

     Failure to Close Washington Acquisition. In the event that the Washington Acquisition does not close on or prior to December 31, 1998, the difference between the amount of proceeds used to fund the Special Redemption ($151.5 million) and the amount held in escrow for the Washington Acquisition will be used first to prepay the Tranche B Term Loan with any remainder to prepay outstanding Tranche A Term Loans. Simultaneously with such prepayment, (i) the Revolver will be reduced to $250 million, (ii) the portion of the Revolver available for letters of credit will be reduced to $150 million and (iii) the undrawn commitments under the Tranche A Term Loans will be reduced by an amount equal to the outstanding principal amount of the Tranche A Term Loans after giving effect to the foregoing prepayment.

THE NOTES

     The Company anticipates that the Notes will be issued in the aggregate principal amount of $300 million in the Notes Offering and will mature between 2003 and 2008. Except in the event the Washington

Acquisition is not consummated, the Notes will not be subject to any mandatory redemption or entitled to any sinking fund payment.

     The Notes will be general unsecured obligations of the Company subordinate in right of payment to all existing and future senior debt of the Company and the guarantors of the Notes, including borrowings under the Senior Credit Facility, and senior in right of payment to, or pari passu with, all other present or future indebtedness of the Company. As of March 31, 1998, after giving pro forma effect to the Transactions, the Company and the guarantors would have had approximately $213.1 million of such senior debt outstanding (exclusive of an additional $322.2 million available under the Senior Credit Facility). The Indenture pursuant to which the Notes will be issued (the "Indenture") will permit the Company and its subsidiaries to incur additional indebtedness, including additional senior debt, subject to certain conditions. The closing of the PIES Offering is not conditioned upon the closing of the Notes Offering.

     The Notes will not initially be registered under the Securities Act; however, the Company has agreed to register the Notes (or a new series of securities identical in all material respects to Notes) under the Securities Act within a prescribed time period. If such registration is not effected within such time period, the holders of the notes will be entitled to liquidated damages until such registration is effected.

     The Company's payment obligations under the Notes will be jointly and severally guaranteed on a senior subordinated basis by substantially all of the Company's direct and indirect active subsidiaries. The guarantees will be subordinate in right of payment to all senior debt of the guarantors, including the guarantors' guarantees of the Company's obligations under the Senior Credit Facility.

     The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after the date set forth in the Indenture at the redemption prices set forth therein, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of redemption. In addition, at any time prior to an earlier date set forth in the Indenture, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Notes outstanding at a redemption price set forth in the Indenture, plus accrued and unpaid interest and liquidated damages, if any, thereon, to the date of redemption, with the net cash proceeds of one or more public equity offerings (as defined herein); provided that at least 65% of the aggregate principal amount of Notes offered in the Notes Offering remains outstanding immediately after each such redemption.

     If the Washington Acquisition is not consummated, or the related acquisition agreement is terminated before such consummation, on or prior to the earlier of December 31, 1998 and the date ten business days following termination of the related acquisition agreement (the "Special Redemption Date"), the Company will be required to redeem 50% of the aggregate principal amount of the Notes offered in the Notes Offering on the Special Redemption Date at a price equal to 101% of the redeemed principal amount thereof (the "Special Redemption Price"), plus accrued and unpaid interest and liquidated damages, if any, to the Special Redemption Date. Upon closing of the Notes Offering, a substantial portion of the net proceeds of the Notes Offering will be deposited into an escrow account created pursuant to such agreement to secure payment of the purchase price for the Washington Acquisition. It is expected that the escrow arrangement created for the Washington Acquisition will provide that in the event the Washington Acquisition is not consummated (without fault to the Company), such escrowed funds will be available to fund payment of the Special Redemption Price, to holders of the Notes on the Special Redemption Date.

     Upon the occurrence of a Change of Control (as defined in the Indenture), each holder of the Notes will have the right to require the Company to repurchase all or any part of such Holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of repurchase.

     The Indenture will contain certain covenants that, among other things, restrict the ability of the Company and its Restricted Subsidiaries (as defined in the Indenture) to: (i) incur additional indebtedness and issue preferred stock; (ii) pay dividends or make certain other restricted payments; (iii) enter into transactions with affiliates; (iv) make certain asset dispositions; (v) merge or consolidate with, or transfer substantially all of its assets to, another person or entity; (vi) encumber assets under certain circumstances;
(vii) restrict dividends and other payments from Restricted Subsidiaries; (viii) issue capital stock of Wholly Owned Restricted

Subsidiaries; or (ix) engage in certain business activities. In addition, under certain circumstances, the Company will be required to offer to repurchase the Notes at a price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase, with the excess proceeds of certain asset sales.

OTHER INDEBTEDNESS

     After consummation of the Transactions, the Company will have other indebtedness outstanding consisting primarily of an obligation to the Department of Energy ("DOE"). See Note I to Tesoro's Consolidated Financial Statements. At December 31, 1997, the Company's remaining obligation was to pay the DOE $9.2 million, exclusive of interest at 6%, over the next five years. In February 1998, the Company paid the DOE $1.3 million of this amount. The remaining amount of outstanding indebtedness consists primarily of obligations of subsidiaries for various equipment and properties, none of which is material to the consolidated indebtedness of the Company. The Company also has capitalized lease obligations of approximately $9 million for tugs and barges used in transportation of petroleum products within Hawaii.

     In connection with the Hawaii Acquisition, the Company issued the BHP Note, an unsecured, non-interest bearing promissory note in the amount of $50 million payable in five equal annual installments of $10 million each beginning in May 2009. The BHP Note provides for earlier payment to the extent of one-half of the amount by which earnings from the acquired assets, before interest expense, income taxes and depreciation, depletion and amortization, as specified in the BHP Note, exceed $50 million in any calendar year. Upon acceleration due to an event of default, the amount outstanding to be paid under the BHP Note will be reduced to present value using a discount rate of 9%.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     The Company's Restated Certificate of Incorporation, as amended, currently authorizes the Company to issue up to 50,000,000 shares of Common Stock. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock (as defined herein), holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. There are no redemption provisions with respect to any shares of Common Stock. All of the outstanding shares of Common Stock are, and the Common Stock offered hereby will be, upon issuance against full payment of the purchase price therefor, fully paid and nonassessable. As of June 9, 1998, there were issued and outstanding 26,558,068 shares of Common Stock.

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services L.L.C.

PREFERRED STOCK

     The Company's authorized capital stock includes 5,000,000 shares of preferred stock, no par value per share (the "Preferred Stock"). The Preferred Stock may be issued in series, and shares of each series will have such rights and preferences as are fixed by the Board of Directors in resolutions authorizing the issuance of that particular series. In designating any series of Preferred Stock, the Board of Directors may, without further action by the holders of the Common Stock, fix the number of shares constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Common Stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of such series of Preferred Stock. Holders of any series of Preferred Stock, when and if issued, may have priority claims to dividends and to any distributions upon liquidation of the Company, and other preferences over the holders of the Common Stock. After giving effect to the Transactions, 90,000 shares of Preferred Stock will be outstanding (assuming no exercise of the overallotment options granted to the underwriters of the PIES Offering).

MANDATORILY CONVERTIBLE PREFERRED STOCK

     Pursuant to the PIES Offering, the Company will issue PIES in respect of its Mandatorily Convertible Preferred Stock. The terms of the PIES and the Mandatorily Convertible Preferred Stock are described under "Description of PIES."

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offerings (assuming no exercise of the over-allotment option granted to the underwriters of the Common Stock Offering), the Company will have 31,558,068 shares of Common Stock outstanding and 9,000,000 PIES (convertible after July 26, 1998, into approximately 7,609,500 shares of Common Stock, subject to adjustment in certain circumstances) outstanding. Future sales of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act, or through the exercise of outstanding options, warrants or otherwise, could have an adverse effect on the prevailing market price of the Common Stock and the Company's ability to raise additional capital. Except for the Common Stock to be sold in the Common Stock Offering, and shares of Common Stock issued upon conversion of the PIES the Company has agreed not to offer, sell, contract to sell or otherwise issue any shares of Common Stock (except pursuant to outstanding options and warrants) or other capital stock or securities convertible into or exchangeable for, or any rights to acquire, Common Stock or other capital stock, prior to the expiration of 90 days from the date of this Prospectus Supplement without the prior written consent of Lehman Brothers. The Company's executive officers and directors, who beneficially own in the aggregate approximately 2,505,195 shares of Common Stock

(including shares issuable upon exercise of outstanding options and warrants and outstanding shares of restricted stock), have agreed not to sell any such shares for 90 days following the date of this Prospectus Supplement without the consent of Lehman Brothers. Thereafter, all such shares held by the Company's executive officers and directors will be eligible for sale in the public market (subject, in most cases, to applicable volume limitations and other resale conditions imposed by Rule 144). The sale, or the availability for sale, of substantial amounts of Common Stock or securities convertible into Common Stock in the public market at any time subsequent to the date of this Prospectus Supplement could adversely affect the prevailing market price of the Common Stock and the PIES.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAWS PROVISIONS

     Certain provisions of the Delaware General Corporation Law (the "Delaware Law") may also be considered to have an anti-takeover effect. Section 203 of the Delaware Law prohibits a corporation from engaging in a "business combination" (as hereinafter defined) with an "interested stockholder" (defined generally to mean a person who, together with his affiliates, owns, or if the person is an affiliate of the corporation did own within the last three years, 15% or more of the outstanding voting stock of the corporation) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the board of directors of the corporation approved the business combination or the transaction in which the stockholder became an interested stockholder; (ii) as a result of the business combination, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (iii) on or subsequent to the date of the business combination, the board of directors and the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder approve the business combination. The Delaware Law defines a "business combination" generally as: (i) a merger or consolidation with the interested stockholder or with any other corporation if the merger or consolidation is caused by the interested stockholder; (ii) a sale or other disposition to or with an interested stockholder of assets with an aggregate market value greater than or equal to 10% or more of either the aggregate market value of all assets of the corporation or the aggregate market value of all of the outstanding stock of the corporation; (iii) with certain exceptions, any transaction resulting in the issuance or transfer by the corporation or any majority-owned subsidiary of any stock of the corporation or such subsidiary to the interested stockholder; (iv) any transaction involving the corporation or a majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of the corporation or any such subsidiary owned by the interested stockholder; or (v) any receipt by the interested stockholder of the benefit of any loans or other financial benefits provided by the corporation or any majority-owned subsidiary. The Delaware Law permits a corporation to elect not to be governed by Section
203. Tesoro has not made such an election.

     Tesoro's Restated Certificate of Incorporation contains provisions that require a higher percentage of stockholders' votes to approve an "interested combination" (as defined below) than would otherwise be required by Delaware Law. Pursuant to these provisions, an "involved stockholder" is defined generally to mean any person, who at the record date for the determination of stockholders entitled to vote thereon or consent thereto, or at any time within the preceding twelve months has been, the beneficial owner of 10% or more of the outstanding shares of stock of Tesoro entitled to vote-in elections of directors. The holders of not less than 80% of the outstanding shares of capital stock of Tesoro entitled to vote in the election of directors must approve the "interested combination" with an "involved stockholder." The term "interested combination" is defined generally to include any of the following transactions in which an "involved stockholder" is involved: (i) a merger or consolidation,
(ii) sale or other disposition of all or substantially all the assets, or any part of such assets having a then fair market value equal to or greater than 50% of the then fair market value of the total assets of Tesoro, and (iii) the issuance or transfer by Tesoro of any voting securities of Tesoro in exchange or payment for the securities or assets of the "involved stockholder."

     The special stockholder voting requirement is not applicable to an "interested combination" involving an "involved stockholder" if the Board of Directors by resolution shall have approved a memorandum of understanding with such other person setting forth the principal terms of such transaction and such transaction is substantially consistent therewith, provided that a majority of those members of the Board of Directors voting in favor of such resolution were duly elected and acting members of the Board of Directors prior to the time such "involved stockholder" became the beneficial owner of 10% or more of the outstanding shares of Tesoro capital stock entitled to vote in elections of directors.

     In addition, the Restated Certificate of Incorporation and Bylaws of the Company contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of the Company, including (i) authorizing directors to fill vacancies on the Board of Directors that occur between annual meetings; (ii) restricting the persons who may call a special meeting of stockholders; (iii) authorizing the issuance of Preferred Stock; (iv) requiring advanced notice for stockholder proposals; and (v) requiring the Board of Directors to fix a record date prior to conducting a consent solicitation. Further, the applicable Indenture requires the Company to make an offer to purchase the Notes upon a Change of Control (as defined therein) of the Company.

     Under certain circumstances, Section 203 of the Delaware Law and Tesoro's Restated Certificate of Incorporation and Bylaws may make it more difficult for a person who would be an "interested stockholder" or "involved stockholder" to effect various business combinations with Tesoro. It is anticipated that the provisions of Section 203 of the Delaware Law and Tesoro's Restated Certificate of Incorporation and Bylaws may encourage companies interested in acquiring Tesoro to negotiate in advance with the Board of Directors. Notwithstanding the foregoing, Section 203 of the Delaware Law and the Tesoro Restated Certificate of Incorporation and Bylaws could result in (i) the Company being less attractive to a potential acquiror, and (ii) the Company's stockholders receiving less for their shares of Common Stock than otherwise might be available in the event of a take-over attempt.

                              DESCRIPTION OF PIES

     Each of the PIES represents beneficial ownership of one one-hundredth of a share of Mandatorily Convertible Preferred Stock and entitles the holder (as evidenced by its record holding of the depositary receipt (collectively, the "Depositary Receipts") evidencing the PIES) to that proportion of all the rights, preferences and privileges of the proportionate share of Mandatorily Convertible Preferred Stock represented thereby. See "Description of Depositary Arrangements". The summary of those rights, preferences and privileges and otherwise of the terms of the PIES contained herein supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of Preferred Stock and Depositary Shares set forth in the accompanying Prospectus under "Description of Preferred Stock" and "Description of Depositary Shares" to which reference is hereby made. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of the form of Certificate of Designation relating to the shares of Mandatorily Convertible Preferred Stock (the "Certificate of Designation"), a copy of which will be incorporated by reference to the Registration Statement of which the accompanying Prospectus is a part.

DIVIDENDS

     Holders of the PIES will be entitled to receive, through the Depositary, when, as and if declared on the Mandatorily Convertible Preferred Stock represented thereby by the Board of Directors, cash dividends out of funds legally available therefor from the date of initial issuance of the PIES (which issuance will be evidenced by the initial issuance of the Depositary Receipts) (the "Issue Date") at the rate of 7 1/4% per annum or 1.8125% per quarter payable quarterly in arrears on January 1, April 1, July 1 and October 1 or, if any such date is not a Business Day (as defined herein), on the next succeeding Business Day (each such date, a "Regular Dividend Payment Date"), subject to upward adjustment as described below. The first dividend will be for the period from the Issue Date to, but excluding, October 1, 1998, and will be payable on such date. Dividends will be payable on the Mandatorily Convertible Preferred Stock to holders of record of shares of Mandatorily Convertible Preferred Stock as they appear on the stock register of the Company on record dates not less than 15 nor more than 60 days preceding the payment date thereof, as will be fixed by the Board of Directors. The Depositary will be the holder of record of shares of Mandatorily Convertible Preferred Stock represented by the PIES, and dividends paid by the Company in respect of such shares of Mandatorily Convertible Preferred Stock will, accordingly, be paid to the Depositary. The Depositary will distribute dividends on the Mandatorily Convertible Preferred Stock paid to it by the Company to holders of the PIES in accordance with the procedures described in "Description of Depositary Arrangements -- Dividends and Other Distributions." Dividends will cease to become payable by the Company to the Depositary for distribution to the holders of the PIES when dividends cease to accrue on the Mandatorily Convertible Preferred Stock represented thereby on the Mandatory Conversion Date or on the date of the earlier conversion of the PIES at the option of the holder. Dividends distributed through the Depositary to the holders of the PIES for any period less than a full quarterly dividend period will be paid by the Company to the Depositary on the Mandatorily Convertible Preferred Stock represented thereby on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month.

     Dividends on the Mandatorily Convertible Preferred Stock will accrue whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.

     Accrued but unpaid dividends on the Mandatorily Convertible Preferred Stock will cumulate as of the dividend payment date on which they first become payable, but no interest will accrue on any accumulated but unpaid dividends.

     If a Reset Transaction (as defined below) has occurred, the dividend rate on the PIES will be increased (but not decreased) to the rate per annum that is the arithmetic average of the rates quoted by two Reference Dealers (as defined herein) selected by the Company or its successor as the dividend rate that the PIES should bear so that the fair market value, expressed in dollars, of a PIES immediately after the later of (i) the public announcement of such Reset Transaction and (ii) the public announcement of a change in dividend policy in connection with such Reset Transaction but without giving effect to any adjustments described under

"-- Conversion Adjustments," will equal the average Closing Price of a PIES for the 20 Trading Days immediately preceding the date of public announcement of such Reset Transaction. A "Reset Transaction" is any consolidation, merger, sale, transfer or statutory exchange described under "-- Adjustment for Certain Consolidations or Mergers" or any dividend or distribution described in clause
(f) under "-- Conversion Adjustments," as a result of which the PIES are convertible on and after the effective date of such transaction into shares (including those of the Company) which either (i) had a Dividend Yield (as defined below) for the four fiscal quarters immediately preceding the public announcement of such transaction which was, or (ii) are issued by an entity (including the Company) that has publicly announced a dividend policy prior to the effective date of such transaction which policy, if implemented, would result in a Dividend Yield on such shares for the next four fiscal quarters which would be, more than 250 basis points higher than the Dividend Yield on the Common Stock for the four fiscal quarters immediately preceding the public announcement of such transaction. The "Dividend Yield," on any security for any period, means the dividends paid or proposed to be paid pursuant to an announced dividend policy on such security for such period divided by, if with respect to dividends paid on such security, the average Closing Price (as defined herein) of such security during such period and, if with respect to dividends so proposed to be paid on such security, the Closing Price of such security on the effective date of the related Reset Transaction. "Reference Dealer" means a dealer engaged in the trading of convertible securities.

     The PIES, as representative of beneficial ownership interests in the Mandatorily Convertible Preferred Stock, will rank on a parity, both as to payment of dividends and distribution of assets upon liquidation, with any Preferred Stock issued in the future by the Company that by its terms ranks pari passu with the Mandatorily Convertible Preferred Stock.

     Whether or not the Mandatory Conversion Date has occurred,

          (A) no dividends (other than dividends payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, any capital stock, including without limitation, the Common Stock, of the Company ranking junior to the Mandatorily Convertible Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation (collectively "Junior Stock") and cash in lieu of fractional shares in connection with any such dividend) may be paid or declared in cash or otherwise, nor may any other distribution be made (other than a distribution payable in Junior Stock and cash in lieu of fractional shares in connection with any such distribution), on any Junior Stock;

          (B) no shares of any Junior Stock may be purchased, redeemed or otherwise acquired by the Company or any of its subsidiaries (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares in connection therewith) or the purchase, redemption or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares in connection therewith)) nor may any funds be set aside or made available for any sinking funds for the purchase, redemption or acquisition of any Junior Stock; and

          (C) no dividends or other distributions may be declared or paid on any Preferred Stock (including the Mandatorily Convertible Preferred Stock) that does not constitute Junior Stock ("Parity Preferred Stock") (other than dividends or other distributions payable in Junior Stock and cash in lieu of fractional shares in connection therewith), and the Company may not purchase, redeem or otherwise acquire any Parity Preferred Stock (except with any Junior Stock and cash in lieu of fractional shares in connection therewith and except with the right, subject to the requirement set out following clause (iv) of this paragraph and any similar requirement of any other Preferred Stock, to receive accrued and unpaid dividends)

unless, in the case of either (A) or (B) or (C):

          (i) full dividends on Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating on or prior to the date of such dividend, distribution, purchase, redemption, acquisition, setting aside or making available, as applicable, to the extent such dividends are cumulative,

          (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative,

          (iii) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement and sinking funds, if any, for any Parity Preferred Stock, and

          (iv) the Company is not in default on any of its obligations to redeem any Parity Preferred Stock,

or, in the case of (C) only, with respect to the declaration and payment of dividends on Parity Preferred Stock, any such dividends are declared and paid pro rata so that the amounts of any dividends declared and paid per share of Mandatorily Convertible Preferred Stock and each other share of Parity Preferred Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per share of Mandatorily Convertible Preferred Stock and such other share of Parity Preferred Stock bear to each other.

MANDATORY CONVERSION OF PIES

     Unless voluntarily converted into Common Stock prior thereto, on July 1, 2001 (the "Mandatory Conversion Date"), each PIES will automatically convert into a number of shares of Common Stock at the Conversion Rate (as defined below) and the holder thereof will have the right to receive cash in an amount equal to the accrued and unpaid dividends on the Mandatorily Convertible Preferred Stock represented by such PIES to the Mandatory Conversion Date (other than previously declared dividends deliverable to a holder of record of the Depositary Receipt evidencing such PIES as of a prior date), whether or not declared (the "Accrued Amount"), out of funds legally available for the payment of dividends, subject to the requirement set forth following clause (iv) of the immediately preceding paragraph and any other similar requirement of any other Preferred Stock.

     The "Conversion Rate" is equal to (a) if the Conversion Price (as defined below) is greater than or equal to $18.85 (the "Threshold Appreciation Price"),
0.8455 shares of Common Stock per PIES, (b) if the Conversion Price is less than the Threshold Appreciation Price but is greater than $15.9375 (the "Initial Price"), a fraction, equal to the Initial Price divided by the Conversion Price, of one share of Common Stock per PIES and (c) if the Conversion Price is less than or equal to the Initial Price, one share of Common Stock per PIES. Each of the Conversion Rate, the Threshold Appreciation Price and the Initial Price are subject to adjustment as provided in "-- Conversion Adjustments." THE VALUE OF THE COMMON STOCK TO BE RECEIVED BY HOLDERS OF THE PIES UPON MANDATORY CONVERSION WILL NOT NECESSARILY EQUAL THE LIQUIDATION VALUE OF THE PIES. Any shares of Common Stock received by holders of PIES that are not affiliated with the Company will be free of any transfer restrictions and the holders of the PIES will be responsible for the payment of any and all brokerage costs upon the subsequent sale of such shares. No fractional shares of Common Stock will be delivered by the Depositary to the holders of PIES upon mandatory conversion on the Mandatory Conversion Date (see "--Fractional Shares" below).

     Notwithstanding the foregoing, (i) in the case of certain dilution events, the Conversion Rate, the Threshold Appreciation Price and the Initial Price will be subject to adjustment and (ii) in the case of certain adjustment events, the consideration received by holders of the PIES upon mandatory conversion at the Mandatory Conversion Date will be shares of Common Stock, other securities and/or cash. See "-- Conversion Adjustments" and "-- Adjustment for Certain Consolidations or Mergers" below.

     The "Conversion Price" is the average Closing Price per share of Common Stock for the 20 Trading Days immediately prior to (but not including) the Mandatory Conversion Date; provided, however, that, if there are not 20 Trading Days for the Common Stock occurring later than the 60th calendar day immediately prior to, but not including, the Mandatory Conversion Date, the "Conversion Price" will be the market value per share of Common Stock as of the Mandatory Conversion Date as determined by a nationally recognized investment banking firm retained for such purpose by the Company. The "Closing Price" of any security on any date of determination means (i) the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such security (regular way) on the NYSE on such date, (ii) if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed,
(iii) if such security is not so listed on a United States securities exchange, as reported by the NASDAQ Stock Market, (iv) if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or
(v) if such security is not so quoted, the average of the midpoint of the last bid and ask prices for such security from each of at least three nationally recognized investment banking firms selected by the Company for such purpose. A "Trading Day" is defined as a Business Day on which the security, the Closing Price of which is being determined, (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security. "Business Day" means any day that is not a Saturday, a Sunday or a day on which the NYSE, banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

     For illustrative purposes only, the following chart shows the number of shares of Common Stock that a holder of PIES would receive for each PIES at various Conversion Prices. The table assumes that there will be no adjustments to the Conversion Rate described under "-- Conversion Adjustments" below. There can be no assurance that the Conversion Price will be within the range set forth below. Given the Initial Price of $15.9375 per PIES and the Threshold Appreciation Price of $18.85 per PIES, a holder of PIES would receive, through the Depositary, upon mandatory conversion at the Mandatory Conversion Date the following number of shares of Common Stock:

    CONVERSION PRICE        NUMBER OF SHARES
    OF COMMON STOCK       OF COMMON STOCK(A)
------------------------  ------------------
        $20.0000                 0.8455
        18.8500                  0.8455
        17.0000                  0.9375
        15.9375                  1.0000
        14.0000                  1.0000

---------------
(a) In lieu of any fractional share otherwise deliverable in respect of the aggregate number of PIES of any holder that are converted upon mandatory conversion, such holder will be entitled to receive an amount in cash equal to the same fraction of the Closing Price of the Common Stock as of the fifth Trading Day immediately preceding the Mandatory Conversion Date.

As the foregoing chart illustrates, if upon mandatory conversion at the Mandatory Conversion Date the Conversion Price is greater than or equal to $18.85, the Company will be obligated to deliver, through the Depositary, 0.8455 shares of Common Stock per PIES, resulting in the holders of the PIES receiving only 84.55% of the appreciation in market value of the Common Stock above $18.85. If upon mandatory conversion at the Mandatory Conversion Date the Conversion Price is greater than $15.9375 and less than $18.85, the Company will be obligated to deliver, through the Depositary, only a fraction of a share of Common Stock having a market value equal to $15.9375 per PIES, resulting in the holders of the PIES receiving none of the appreciation in the market value of the Common Stock from $15.9375 to $18.85. If upon mandatory conversion at the Mandatory Conversion Date, the Conversion Price is less than or equal to $15.9375, the Company will be obligated to deliver, through the Depositary, one share of Common Stock per PIES, regardless of the market price of such shares, resulting in the holders of the PIES realizing the entire loss on the decline in market value of the Common Stock.

CONVERSION AT THE OPTION OF THE HOLDER

     The PIES are convertible, in whole but not in part, at the option of the holders thereof, at any time after July 26, 1998 and prior to the Mandatory Conversion Date, into shares of Common Stock at a rate of 0.8455 shares of Common Stock for each PIES (the "Optional Conversion Rate"), equivalent, for each PIES, to a conversion price of $18.85 per share of Common Stock (the "Optional Conversion Price"), subject to adjustment as described under "-- Conversion Adjustments" below. No fractional shares of Common Stock will be delivered by the Depositary to the holders of PIES upon their optional conversion (see "-- Fractional Shares" below).

     Conversions of PIES at the option of the holders may be effected in accordance with the procedures described in "Description of Depositary Arrangements -- Conversion Provisions -- Conversion at the Option of the Holder."

     Holders of PIES at the close of business on a record date for any payment of declared dividends on the Mandatorily Convertible Preferred Stock will be entitled to receive the dividends so declared on the corresponding dividend payment date notwithstanding the optional conversion of the PIES following such record date and prior to such dividend payment date. However, PIES (as evidenced by Depositary Receipts) surrendered for optional conversion after the close of business on a record date for any payment of declared dividends and before the opening of business on the next succeeding dividend payment date must be accompanied by payment in cash of an amount equal to the dividend payable on such date. Except as provided above, upon any optional conversion of PIES, the Company will make no payment of or allowance for unpaid dividends, whether or not in arrears, through the Depositary on such PIES or previously declared dividends or distributions on the shares of Common Stock issued upon such conversion.

CONVERSION ADJUSTMENTS

     The Conversion Rate and the Optional Conversion Rate are each subject to adjustment as appropriate in certain circumstances, including if the Company shall (a) pay a stock dividend or make a distribution with respect to its Common Stock in shares of Common Stock, (b) subdivide or split its outstanding Common Stock, (c) combine its outstanding Common Stock into a smaller number of shares,
(d) issue by reclassification of its shares of Common Stock any shares of Common Stock, (e) issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price (as defined below) of the Common Stock on the record date for the determination of stockholders entitled to receive such rights or warrants or (f) pay a dividend or distribute to all holders of its Common Stock evidences of its indebtedness, cash or other assets (including capital stock of the Company but excluding any cash dividends or distributions, other than Extraordinary Cash Distributions (as defined below), and dividends referred to in clause (a) above) or issue rights or warrants (other than those referred to in clause (e) above) to all holders of its Common Stock entitling them to subscribe for or purchase any of its securities. If an adjustment is made to the Conversion Rate pursuant to any of clauses (a) through (f) above, an adjustment will also be made to the Threshold Appreciation Price and Initial Price as such terms are used to determine which of clauses (a), (b) or (c) of the definition of Conversion Rate will apply at the Mandatory Conversion Date and for purposes of calculating the fraction in clause (b) of such definition. The required adjustments to the Threshold Appreciation Price and the Initial Price will be made at the Mandatory Conversion Date by multiplying each by the inverse of the fractional adjustment made to the Conversion Rate in such circumstances pursuant to the Certificate of Designation. In addition, the Company will be entitled (but will not be required) to make upward adjustments in the Conversion Rate and the Optional Conversion Rate as the Company, in its sole discretion, shall determine to be advisable, in order that any stock dividend, subdivision or split of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended (the "Code")) hereafter made by the Company to its stockholders will not be taxable in whole or in part.

     "Current Market Price" means, as of any date of determination, the average Closing Price per share of Common Stock for the 20 Trading Days immediately prior to the date of determination; provided, however, that if there are not 20 Trading Days for the Common Stock occurring later than the 60th calendar day immediately prior to, but not including, such date, the Current Market Price will be determined as the market value per share of Common Stock as of such date as determined by a nationally recognized investment banking firm retained for such purpose by the Company. "Extraordinary Cash Distributions" means, with respect to any cash dividend or distribution paid on any date, the amount, if any, by which all cash dividends and cash distributions on the Common Stock paid during the consecutive 12-month period ending on and including such date (other than cash dividends and cash distributions for which an adjustment to the Conversion Rate or the Optional Conversion Rate was previously made) exceeds, on a per share of Common Stock basis, 10% of the average of the daily Closing Price of the Common Stock over such consecutive 12-month period. All adjustments to the Conversion Rate and the Optional Conversion Rate will be calculated to the nearest 1/100th of a share of Common Stock. No adjustment in the Conversion Rate or the Optional Conversion Rate will be required unless such adjustment would require an increase or decrease of at least 1% therein; provided, however, that any adjustments which, by reason of the foregoing, are not required to be made will be carried forward and taken into account in any subsequent adjustment. All adjustments will be made successively.

     Whenever the Conversion Rate, the Threshold Appreciation Price, the Initial Price and the Optional Conversion Rate are adjusted as provided in the preceding paragraph, the Company will file with the Depositary and the transfer agent for the shares of Mandatorily Convertible Preferred Stock a certificate with respect to such adjustment, make a prompt public announcement thereof and mail a notice to holders of the PIES.

     No adjustment will be made to the Conversion Rate, the Threshold Appreciation Price, the Initial Price or the Optional Conversion Rate in the event that the Company issues Common Stock for cash, including at prices below its then-existing market price, the Conversion Price or the Optional Conversion Price. The Conversion Rate, the Threshold Appreciation Price, the Initial Price and the Optional Conversion Rate will also not be adjusted for other events, such as issuances of Common Stock in connection with acquisitions, that may adversely affect the market price of the Common Stock. See "Risk
Factors -- Dilution of Common Stock."

ADJUSTMENT FOR CERTAIN CONSOLIDATIONS OR MERGERS

     In case of any consolidation or merger to which the Company is a party (other than a merger or consolidation in which the Company is the surviving or continuing corporation and in which each share of Common Stock outstanding immediately prior to the merger or consolidation remains unchanged in all material respects), or in case of any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, or in case of any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), each PIES will, after consummation of such transaction, be subject to (i) conversion at the option of the holder into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock (including fractional shares for this purpose) into which such PIES might have been converted immediately prior to consummation of such transaction (or, if such transaction is consummated prior to July 26, 1998, into which such PIES might have been converted immediately prior to consummation of such transaction if such conversion had occurred immediately after such date) and (ii) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock (including fractional shares for this purpose) into which such PIES would have been converted if the conversion on the Mandatory Conversion Date had occurred immediately prior to the date of consummation of such transaction, plus, in the case of (ii), the right, subject to the rights of other Preferred Stock, to receive, through the Depositary, cash in an amount equal to all accrued and unpaid dividends on the Mandatorily Convertible Preferred Stock represented by such PIES (other than previously declared dividends deliverable to a holder of record of the Depositary Receipt evidencing such PIES as of a prior record date); and assuming in each case that such holder of shares of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that, if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share will be deemed to be the kind and amount so receivable per share by a plurality of the nonelecting shares).

     The kind and amount of securities into or for which the PIES will be convertible after consummation of such transaction will be subject to adjustment as described above under the caption "-- Conversion

Adjustments" following the date of consummation of such transaction. The Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing and with the provisions described under "-- Dividends" relating to upward adjustments in the dividend rate per annum on the PIES in certain events.

FRACTIONAL SHARES

     No fractional shares of Common Stock will be delivered by the Depositary upon conversion of the PIES. In lieu of any fractional share otherwise deliverable in respect of the aggregate number of PIES of any holder that are converted upon mandatory conversion or any voluntary conversion, such holder will be entitled to receive an amount in cash equal to the same fraction of the Closing Price of the Common Stock (A) as of the fifth Trading Day immediately preceding the Mandatory Conversion Date, in the case of mandatory conversion, or
(B) as of the second Trading Day immediately preceding the effective date of conversion, in the case of an optional conversion by a holder. If more than one PIES is surrendered for conversion at one time by or for the same holder, the number of shares of Common Stock issuable upon conversion thereof will be computed on the basis of the aggregate number of PIES so converted.

     In the event that (i) mandatory conversion of the PIES or (ii) voluntary conversions of PIES result in more than one holder of PIES being entitled to cash in lieu of a fractional share on the related date of conversion, the Company will deliver to the Depositary for distribution to the holders of the PIES cash in an amount equal to the total amount of cash to which all holders of PIES are entitled in lieu of fractional shares on such date.

     If payment in cash in lieu of fractional shares of Common Stock in accordance with the preceding two paragraphs would result in the Company's failure to be in compliance with any debt instrument to which it is a party, the Company will be entitled to deliver a whole share of Common Stock in lieu of cash to holders of PIES entitled to fractional shares of Common Stock (beginning with the holders entitled to the largest fractional shares) until delivery of cash in lieu of fractional shares of Common Stock to the remaining holders of PIES would no longer result in the Company's failure to be in compliance with such debt instrument.

LIQUIDATION RIGHTS

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, and subject to the rights of holders of any other series of Preferred Stock, the holders of PIES will be entitled to receive an amount equal to the per share price to public of the PIES shown on the cover page of this Prospectus Supplement plus accrued and unpaid dividends on the Mandatorily Convertible Preferred Stock represented thereby, out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Junior Stock upon liquidation, dissolution or winding up.

     If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company are insufficient to permit the payment of the full preferential amounts payable with respect to shares of Mandatorily Convertible Preferred Stock and all other series of Parity Preferred Stock, the holders of shares of Mandatorily Convertible Preferred Stock and of all other series of Parity Preferred Stock will share ratably in any distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Mandatorily Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. A consolidation or merger of the Company with one or more corporations or a sale or transfer of substantially all of the assets of the Company shall not be deemed to be a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     The holders of shares of Mandatorily Convertible Preferred Stock (including shares of Mandatorily Convertible Preferred Stock represented by PIES) will not be entitled to any voting rights, except as required by applicable state law and as described below.

     In the event that dividends on the Mandatorily Convertible Preferred Stock (including shares of Mandatorily Convertible Preferred Stock represented by
PIES) or any other series of Preferred Stock are in arrears and unpaid for six quarterly dividend periods, or if any other series of Preferred Stock shall be entitled for any other reason to exercise voting rights, separate from the Common Stock, to elect any Directors of the Company ("Preferred Stock Directors"), the holders of the shares of Mandatorily Convertible Preferred Stock (voting separately as a class with holders of all other series of Preferred Stock which do not have a separate class vote and upon which like voting rights have been conferred and are exercisable), with each share of Mandatorily Convertible Preferred Stock entitled to 100 votes (equivalent to one vote for each PIES) on this and other matters in which Preferred Stock votes as a group, will be entitled to vote for the election of two Preferred Stock Directors, such Directors to be in addition to the number of Directors constituting the Board of Directors immediately prior to the accrual of such right. Such right, when vested, will continue until all dividends in arrears on the Mandatorily Convertible Preferred Stock and such series of Preferred Stock will have been paid in full and the right of any other series of Preferred Stock to exercise voting rights, separate from the Common Stock, to elect any Preferred Stock Directors will terminate or have terminated, and, when so paid and such termination occurs or has occurred, such voting right will cease. Upon any termination of the aforesaid voting right, subject to the requirements of the Delaware corporation law and the Restated Certificate of Incorporation of the Company, such Preferred Stock Directors will cease to be Directors of the Company and will be required to resign.

     The Company will not, without the approval of the holders of at least
66 2/3% of all the shares of Mandatorily Convertible Preferred Stock then outstanding: (i) amend, alter or repeal any of the provisions of the Restated Certificate of Incorporation or the Bylaws of the Company so as to affect adversely the powers, preferences or rights of the holders of the shares of Mandatorily Convertible Preferred Stock then outstanding or reduce the minimum time required for any notice to which only the holders of the shares of Mandatorily Convertible Preferred Stock then outstanding may be entitled (an amendment of the Restated Certificate of Incorporation to authorize or create, or increase the authorized amount of or to issue, Junior Stock, Preferred Stock ranking on parity with the shares of Mandatorily Convertible Preferred Stock or any stock of any class ranking on parity with the shares of Mandatorily Convertible Preferred Stock will be deemed not to affect adversely the powers, preferences or rights of the holders of the shares of Mandatorily Convertible Preferred Stock); (ii) create any series of Preferred Stock ranking prior to the shares of Mandatorily Convertible Preferred Stock as to payment of dividends or the distribution of assets upon liquidation; or (iii) authorize or create, or increase the authorized amount of, any capital stock, or any security convertible into capital stock, of any class ranking prior to the shares of Mandatorily Convertible Preferred Stock as to payment of dividends or the distribution of assets upon liquidation.

TRANSFER AGENT AND REGISTRAR

     The Bank of New York will act as transfer agent and registrar for, and paying agent for the payment of dividends on, the PIES and shares of Mandatorily Convertible Preferred Stock.

LISTING

     The PIES and the Common Stock issuable on conversion of the Mandatorily Convertible Preferred Stock have been approved for listing on the NYSE, with trading of the PIES on the NYSE scheduled to commence on or about July 2, 1998. The Mandatorily Convertible Preferred Stock will not be so listed and the Company does not expect that there will be any trading market for the Mandatorily Convertible Preferred Stock except as represented by the PIES.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a general discussion regarding the material United States Federal income tax consequences expected to apply to a holder with respect to the purchase, ownership, conversion and disposition of the PIES representing interests in Mandatorily Convertible Preferred Stock. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and the administrative and judicial interpretations thereof, all as in effect on the date of this Prospectus Supplement. This discussion is intended for informational purposes only, and does not address aspects of taxation, other than Federal income taxation, or all tax consequences that may be relevant in the particular circumstances of each holder (some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations and foreign persons, may be subject to special rules). There can be no assurance that future changes in applicable law or administrative and judicial interpretations thereof, any of which could have a retroactive effect, will not adversely affect the tax consequences discussed herein or that there will not be differences of opinion as to the interpretation of applicable law. Stock having terms closely resembling those of the shares of Mandatorily Convertible Preferred Stock has not been the subject of any regulation, ruling or judicial decision currently in effect, and there can be no assurance that the Service will take the positions set forth below. The Company has not and will not seek a ruling from the Service as to any tax matters relating to the PIES or the shares of Mandatorily Convertible Preferred Stock. Persons considering the purchase of the PIES should consult their tax advisors with respect to the application of the United States Federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. The following discussion relates only to PIES, shares of Mandatorily Convertible Preferred Stock or shares of Common Stock received upon conversion thereof or in exchange therefor that are held as capital assets within the meaning of Section 1221 of the Code. This summary pertains only to a holder that is (i) a citizen or resident of the U.S. for U.S. Federal income tax purposes, (ii) an estate subject to U.S. Federal income taxation without regard to the source of its income, (iii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the U.S. or any political subdivision thereof or (iv) a trust which is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons.

     Holders of the PIES will be treated for United States Federal income tax purposes as owners of the shares of Mandatorily Convertible Preferred Stock represented by the PIES. Accordingly, the tax treatment of the owners of the PIES will be the same as the tax treatment of the owners of the Mandatorily Convertible Preferred Stock as described below.

     Thus, upon the withdrawal of Mandatorily Convertible Preferred Stock in exchange for Depositary Receipts evidencing the ownership of PIES as provided in the Deposit Agreement, (i) no gain or loss will be recognized by an exchanging holder, (ii) the tax basis of each share of Mandatorily Convertible Preferred Stock to an exchanging holder will be the same as the portion of the tax basis of the PIES attributable to such share and (iii) the holding period of Mandatorily Convertible Preferred Stock in the hands of an exchanging holder will include the period during which such holder held the PIES exchanged therefor.

     References in this section "-- Federal Income Tax Consequences" to holders of the Mandatorily Convertible Preferred Stock will mean both holders of shares of Mandatorily Convertible Preferred Stock and holders of PIES representing shares of Mandatorily Convertible Preferred Stock. References to shares of Mandatorily Convertible Preferred Stock will mean both shares of Mandatorily Convertible Preferred Stock and PIES.

     Dividends. Dividends paid on the shares of Mandatorily Convertible Preferred Stock out of the Company's current or accumulated earnings and profits will be taxable as ordinary income and, with respect to corporate holders, will generally qualify for the 70 percent intercorporate dividends-received deduction provided that the minimum holding period (generally at least 46 days) with respect to such dividend and that other applicable requirements are satisfied, and subject further to the discussion of Code Section 1059(f) below. Under certain circumstances, a corporate holder may be subject to the alternative minimum tax with respect to a portion of the amount of its dividends-received deduction. To the extent the Company does not have sufficient current or accumulated earnings and profits in the years that the Mandatorily Convertible Preferred Stock is outstanding, distributions made with respect to the Mandatorily Convertible Preferred Stock for any such year will be treated as a return of capital rather than a taxable dividend. Such distributions will reduce the holder's tax basis in its Mandatorily Convertible Preferred Stock and, to the extent distributions exceed such tax basis, they will be treated as capital gain. Such distributions will not be eligible for the dividends-received deduction. Although there can be no guarantee, the Company currently expects that distributions on the Mandatorily Convertible Preferred Stock will not exceed the Company's current and accumulated earnings and profits. Therefore, the Company expects that, subject to the limitations and qualifications discussed herein, distributions to U.S. corporate holders of the Mandatorily Convertible Preferred Stock will be eligible for the 70 percent intercorporate dividends received deduction.

     Under certain circumstances, a corporation that receives an "extraordinary dividend," as defined in Section 1059(c) of the Code, is required to reduce its stock basis by the non-taxed portion of such dividend. Generally, quarterly dividends that are not in arrears and that are paid to an original holder of the shares of the Mandatorily Convertible Preferred Stock will not constitute extraordinary dividends under Section 1059(c). However, under Section 1059(f), any dividend with respect to "disqualified preferred stock" is treated as an "extraordinary dividend." For this purpose, "disqualified preferred stock" includes stock which is preferred as to dividends if, among other characteristics, the issue price of such stock exceeds its liquidation rights or redemption price. However, although the issue is not free from doubt, it is believed that the Mandatorily Convertible Preferred Stock is not "disqualified preferred stock."

     Mandatory or Optional Conversion into Common Stock. Gain or loss generally will not be recognized by a holder upon the conversion of shares of Mandatorily Convertible Preferred Stock into shares of Common Stock if no cash is received. Income may be recognized, however, to the extent cash is received in payment of accrued and unpaid dividends upon a conversion. Such income would probably be characterized as dividend income although some uncertainty exists as to the appropriate characterization of payments in satisfaction of undeclared accrued and unpaid dividends. In addition, a holder who receives cash in lieu of a fractional share will be treated as having received the fractional share and exchanged it for cash in a transaction subject to Section 302 of the Code and related provisions. This exchange generally should result in capital gain or loss measured by the difference between the cash received for the fractional share interest and the holder's basis in the fractional share.

     Generally, a holder's tax basis in the Common Stock received upon the conversion of the shares of Mandatorily Convertible Preferred Stock will equal the adjusted tax basis of the converted shares of Mandatorily Convertible Preferred Stock (exclusive of any basis allocable to a fractional share interest) and the holding period of such Common Stock will include the holding period of the converted shares of Mandatorily Convertible Preferred Stock.

     Adjustment of Conversion Rate. Certain adjustments (or failure to make adjustments) to the Conversion Rate and the Optional Conversion Rate to reflect the Company's issuance of certain rights, warrants, evidences of indebtedness, securities or other assets to holders of Common Stock may result in constructive distributions under Section 305(c) of the Code taxable as dividends to the holders of the shares of Mandatorily Convertible Preferred Stock which may constitute (and cause other dividends to constitute) "extraordinary dividends" to corporate holders as described above.

     Conversion of Mandatorily Convertible Preferred Stock After Dividend Record Date. If a holder of shares of Mandatorily Convertible Preferred Stock exercises the holder's right to convert the shares of Mandatorily Convertible Preferred Stock into shares of Common Stock after a dividend record date but before payment of the dividend, then, upon conversion, the holder generally will be required to pay the Company an amount equal to the portion of such dividend attributable to the current quarterly dividend period, which amount would increase the tax basis of the Common Stock received. The holder would recognize the dividend payment as income in accordance with the rules described under "-- Dividends" above.

     Disposition of Mandatorily Convertible Preferred Stock and Common Stock. A holder that disposes of or is deemed to dispose of Mandatorily Convertible Preferred Stock or Common Stock that was received upon the conversion of such Mandatorily Convertible Preferred Stock generally will realize gain (or loss) to the extent that the proceeds of such disposition (not including any proceeds attributable to any declared accrued but unpaid dividends which will be taxable as such to holders of record who have not previously included such dividends in income), net of certain reasonable costs of disposition, exceed (or are exceeded
by) the adjusted tax basis of the Mandatorily Convertible Preferred Stock or Common Stock that is disposed of by such holder. Such gain or loss will be capital gain or loss, and, for individual holders that held the Mandatorily Convertible Preferred Stock and Common Stock for more than 18 months, may be subject to a preferential tax rate of 20%.

     Backup Withholding. Certain non-corporate holders may be subject to backup withholding at a current rate of 31 percent on dividends and the gross proceeds from the sale of Mandatorily Convertible Preferred Stock and Common Stock in certain broker transactions. Generally, backup withholding applies only if a taxpayer fails to furnish or certify a proper taxpayer identification number or if the taxpayer is notified by the Service that the taxpayer has failed to report payments of interest and dividends properly. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

MISCELLANEOUS

     Upon issuance, the shares of Mandatorily Convertible Preferred Stock will be fully paid and nonassessable. Holders of PIES and Mandatorily Convertible Preferred Stock will have no preemptive rights. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Mandatorily Convertible Preferred Stock, such number of shares of Common Stock as will from time to time be issuable upon the conversion of all the shares of Mandatorily Convertible Preferred Stock then outstanding. Shares of Mandatorily Convertible Preferred Stock converted into Common Stock of the Company or otherwise acquired by the Company will resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and will be available for subsequent issuance.

                     DESCRIPTION OF DEPOSITARY ARRANGEMENTS

     The following summary of the terms and provisions of the depositary arrangements for the PIES does not purport to be complete and is subject to, and qualified in its entirety by, the Deposit Agreement, as defined below (which contains the form of the Depositary Receipt, as defined below).

     Each PIES represents one one-hundredth of a share of Mandatorily Convertible Preferred Stock deposited under a Deposit Agreement (the "Deposit Agreement"), among the Company, The Bank of New York as depositary (the "Depositary"), and the holders from time to time of depositary receipts executed and delivered thereunder (the "Depositary Receipts"). Subject to the terms of the Deposit Agreement, each owner of a PIES is entitled, proportionately, to all the rights, preferences and privileges of the shares of Mandatorily Convertible Preferred Stock represented thereby (including dividend, conversion, voting and liquidation rights), subject to all of the limitations of the shares of Mandatorily Convertible Preferred Stock represented thereby, contained in the Certificate of Designation and summarized under "Description of PIES." The corporate trust office of The Bank of New York is located at 108 Barclay Street, New York, New York 10286.

     The PIES are evidenced by Depositary Receipts. Copies of the Deposit Agreement, the form of which will be incorporated by reference into the Registration Statement of which the accompanying Prospectus is a part, are available for inspection at the office of the Depositary listed above.

EXECUTION AND DELIVERY OF DEPOSITARY RECEIPTS

     The Company will deposit the shares of Mandatorily Convertible Preferred Stock represented by the PIES being offered hereby with the Depositary, in exchange for Depositary Receipts, which the Company will deliver to the underwriters of the PIES upon consummation of the PIES Offering. The Deposit Agreement does not provide for the deposit of shares of Mandatorily Convertible Preferred Stock and the withdrawal of Depositary Receipts by any party other than the Company.

WITHDRAWAL OF MANDATORILY CONVERTIBLE PREFERRED STOCK

     Upon surrender of Depositary Receipts at the corporate trust office of the Depositary, the owner of the PIES evidenced thereby is entitled to delivery at such office of certificates evidencing the number of shares of Mandatorily Convertible Preferred Stock (but only in whole shares of Mandatorily Convertible Preferred Stock) represented by such PIES. If the Depositary Receipts delivered by the holder evidence a number of PIES in excess of the number of PIES representing the number of shares of Mandatorily Convertible Preferred Stock to be withdrawn, the Depositary will at the same time deliver to such holder a new Depositary Receipt or Receipts evidencing such excess number of PIES. The Company does not expect that there will be any public trading market for the shares of Mandatorily Convertible Preferred Stock except as represented by the PIES. See "Risk Factors -- Absence of a Previous Market for the PIES."

CONVERSION PROVISIONS

     Mandatory Conversion. As described under "Description of PIES--Mandatory Conversion of PIES," the PIES are subject to mandatory conversion into shares of Common Stock on the Mandatory Conversion Date.

     Conversion at the Option of the Holder. As described under "Description of PIES -- Conversion at the Option of the Holder," the PIES may be converted, in whole but not in part, into shares of Common Stock at the option of the holder at any time after July 26, 1998, and prior to the Mandatory Conversion Date. To effect such an optional conversion, a holder of PIES must deliver Depositary Receipts evidencing the PIES to be converted, together with a written notice of conversion and a proper assignment of the Depositary Receipts to the Company or in blank (and, if such conversion is to occur after the close of business on a record date for any payment of declared dividends and before the opening of business on the next succeeding dividend payment date, payment in cash of an amount equal to the dividend payable on such date), to the Depositary or its agent. A holder who delivers Depositary Receipts evidencing the PIES to the Depositary on a record date for any payment of declared dividends for conversion on the succeeding dividend payment date will not be required to include payment of the dividend payable on such date upon delivery of such Depositary Receipts. Each optional conversion of PIES shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied. The conversion shall be at the Optional Conversion Rate in effect at such time and on such date.

     If only a portion of the PIES evidenced by a Depositary Receipt is to be converted, a new Depositary Receipt or Receipts will be issued for any PIES not converted. No fractional shares of Common Stock will be issued to any holder upon mandatory or optional conversion of its PIES. See "-- Dividends and Other Distributions" below.

     After the date fixed for conversion, the PIES so converted will no longer be deemed to be outstanding and all rights of the holders of such PIES will cease, except the right to receive the Common Stock and amounts payable on such conversion and any money or other property to which the holders of such PIES are entitled upon such conversion, upon surrender to the Depositary of the Depositary Receipt or Receipts evidencing such PIES.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions (other than cash dividends or cash distributions paid by the Company to the Depositary in lieu of fractional shares) and all distributions paid by the Company in shares of Common Stock (other than payments of whole shares of Common Stock in lieu of fractional shares pursuant to the final paragraph under "Description of PIES -- Fractional Shares") in respect of the Mandatorily Convertible Preferred Stock to the record holders of Depositary Receipts in proportion, insofar as practicable, to the number of PIES owned by such holders. The Depositary will distribute whole shares of Common Stock paid by the Company to it on the Mandatory Conversion Date in lieu of cash payments for fractional shares otherwise payable by the Company on the Mandatorily Convertible Preferred Stock to holders of PIES entitled to such fractional shares, beginning with the holders entitled to the largest fractional shares.

     The Depositary will distribute cash dividends or other cash distributions received by it from the Company in lieu of fractional shares to a record holder of Depositary Receipts on the basis of such holder's aggregate record holdings of Depositary Receipts which are to be converted into Common Stock on a conversion date if delivering shares of Common Stock on that basis upon conversion would otherwise result in delivery of a fractional share. The Depositary will, in any such event, deliver an amount in cash to such record holder as set forth in "Description of PIES -- Fractional Shares." In the event that (i) mandatory conversion of the PIES or (ii) voluntary conversions of PIES result in any holder of PIES being entitled to cash in lieu of a fractional share on the related date of conversion, the Company will deliver to the Depositary for distribution to all such holders cash in an amount equal to the total amount of cash to which all such holders are entitled in lieu of fractional shares on such date.

     In the event of a distribution other than cash or Common Stock in respect of the shares of Mandatorily Convertible Preferred Stock, the Depositary will distribute property received by it to the record holders of Depositary Receipts in proportion, insofar as practicable, to the number of PIES owned by such holders, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including sale (at public or private sale) of such property and distribution of the net proceeds from such sale to such holders.

     The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Depositary on account of taxes.

RECORD DATE

     Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the shares of

Mandatorily Convertible Preferred Stock, or (ii) the Depositary shall receive notice of any meeting at which holders of shares of Mandatorily Convertible Preferred Stock are entitled to vote or of which holders of shares of Mandatorily Convertible Preferred Stock are entitled to notice, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date for the shares of Mandatorily Convertible Preferred Stock) for the determination of the holders of Depositary Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting.

VOTING OF MANDATORILY CONVERTIBLE PREFERRED STOCK

     Upon receipt of notice of any meeting at which holders of shares of Mandatorily Convertible Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of Depositary Receipts. Each record holder of Depositary Receipts on the record date (which will be the same date as the record date for the shares of Mandatorily Convertible Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Mandatorily Convertible Preferred Stock represented by such holder's PIES. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Mandatorily Convertible Preferred Stock represented by such PIES in accordance with such instructions, and the Company has agreed to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of Mandatorily Convertible Preferred Stock to the extent it does not receive specific written voting instructions from the holders of Depositary Receipts.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

     The form of Depositary Receipts and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment that imposes any fees, taxes or other charges payable by holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated under "-- Charges of Depositary"), or that otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not take effect as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment has been mailed to the record holders of outstanding Depositary Receipts. Every holder of Depositary Receipts at the time any such amendment becomes effective shall be deemed to consent and agree to such amendment and to be bound by the Deposit Agreement, as so amended. In no event may any amendment impair the right of any owner of PIES, subject to the conditions specified in the Deposit Agreement, upon surrender of the Depositary Receipts evidencing such PIES to receive shares of Mandatorily Convertible Preferred Stock or, upon conversion of the shares of Mandatorily Convertible Preferred Stock represented by PIES, to receive shares of Common Stock, and in each case any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law.

     The Depositary may resign or be removed by the Company. Such resignation or removal will only become effective upon the appointment of a qualified successor depositary which expressly assumes the obligations of the Depositary under the Deposit Agreement.

CHARGES OF DEPOSITARY

     The Company will pay all charges of the Depositary including charges in connection with the initial deposit of the shares of Mandatorily Convertible Preferred Stock, the initial execution and delivery of the Depositary Receipts, the distribution of information to the holders of Depositary Receipts with respect to matters on which shares of Mandatorily Convertible Preferred Stock are entitled to vote, withdrawals of the shares of Mandatorily Convertible Preferred Stock by the holders of Depositary Receipts or conversion of the shares of Mandatorily Convertible Preferred Stock, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are provided in the Deposit Agreement to be at the expense of holders of Depositary Receipts or persons depositing shares of Mandatorily Convertible Preferred Stock.

GENERAL

     The Depositary will make available for inspection by holders of Depositary Receipts at its corporate office all reports and communications from the Company that are delivered to the Depositary and made generally available to the holders of the shares of Mandatorily Convertible Preferred Stock.

     Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control from or in performing its obligations under the Deposit Agreement.

                                  UNDERWRITING

     The Company has entered into an Underwriting Agreement dated June 25, 1998 (the "Underwriting Agreement") with the underwriters named below (the "Underwriters") pursuant to which, on the terms and subject to the conditions thereof, the Company has agreed to sell to the Underwriters, and the Underwriters have agreed to purchase from the Company, the aggregate number of PIES set forth opposite their names below:

                                                              NUMBER OF
                                                                 PIES
UNDERWRITERS                                                  ----------
Lehman Brothers Inc.........................................   8,100,000
Howard, Weil, Labouisse, Friedrichs Incorporated............     900,000
                                                              ----------
          Total.............................................   9,000,000
                                                              ==========

     The Underwriting Agreement provides that the obligation of the Underwriters to purchase PIES is subject to certain conditions, including delivery of certain legal opinions by their counsel. Subject to the terms and conditions of the Underwriting Agreement, the Underwriters are committed to purchase all of the PIES if any are purchased. The Closing of the PIES Offering, the Common Stock Offering and the Notes Offering are not conditioned upon each other.

     The Company has been advised by the Underwriters that they propose to offer the PIES offered hereby initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain selected dealers (who may include the Underwriters) at such public offering price less a concession not to exceed $0.29 per PIES. The Underwriters or such selected dealers may reallow a commission to certain other dealers not to exceed $0.10 per PIES. After the initial public offering of the PIES, the public offering price, the concession to selected dealers and the reallowance to the other dealers may be changed by the Underwriters.

     Except for the PIES to be sold in the PIES Offering (and the Mandatorily Convertible Preferred Stock represented thereby) and the Common Stock to be sold in the Common Stock Offering or issued upon conversion of the PIES or the Mandatorily Convertible Preferred Stock, the Company has agreed not to offer, sell, contract to sell or otherwise issue any shares of Common Stock or other capital stock or securities convertible into or exchangeable for, or any rights to acquire Common Stock or other capital stock, prior to the expiration of 90 days from the date of this Prospectus Supplement without the prior written consent of Lehman Brothers. The Company's directors and executive officers have agreed not to, directly or indirectly, offer, sell or otherwise dispose of shares of Common Stock of the Company or any securities convertible into or exchangeable for or any rights to acquire, Common Stock or other capital stock of the Company for 90 days following the date of this Prospectus Supplement without the prior written consent of Lehman Brothers.

     The Company has granted to the Underwriters an option to purchase up to an additional 1,350,000 PIES at the initial public offering price to the public, less the underwriting discounts and commissions shown on the cover page of this Prospectus Supplement, solely to cover over-allotments, if any. The option may be exercised at any time up to 30 days after the date of this Prospectus Supplement. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed (subject to certain conditions) to purchase a number of additional shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and will contribute to payments the Underwriters may be required to make in respect hereof.

     Until the distribution of the PIES offered hereby is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the PIES and the Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the PIES and the Common Stock. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the PIES and the Common Stock.

     If the Underwriters create a short position in the PIES in connection with the PIES Offering (i.e., if they sell more PIES than are set forth on the cover page of this Prospectus), the Underwriters may reduce that short position by purchasing PIES in the open market after the distribution has been completed.

     The Underwriters also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Underwriters purchase PIES in the open market to reduce their short position or to stabilize the price of the PIES, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those PIES as part of the PIES Offering.

     In general, purchases of a security for the purposes of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the applicable offering.

     Neither the Company nor either of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the PIES. In addition, neither the Company nor either of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commended, will not be discontinued without notice.

     The PIES and the Common Stock into which the Mandatorily Convertible Preferred Stock are convertible have been approved for listing on the NYSE with trading of the PIES on the NYSE scheduled to commence on or about July 2, 1998. The Mandatorily Convertible Preferred Stock will not be so listed and the Company does not expect that there will be any trading market for the Mandatorily Convertible Preferred Stock except as represented by the PIES. The PIES are a new issue of securities with no established trading market. No assurance can be given as to the development or liquidity of any trading market in the PIES. If an active market does not develop, the market price and liquidity of the PIES will be adversely affected.

     Lehman Brothers has provided investment banking and other services to the Company in the past and has acted as financial advisor to the Company in connection with the Acquisitions, for which it has received customary fees in connection therewith. LCPI is the lender on the Interim Credit Facility. In connection with the Offerings, LCPI will be repaid approximately $432 million on the Interim Credit Facility and the remaining outstanding amounts of indebtedness will be refinanced through the Senior Credit Facility. LCPI received customary arranger and syndication fees in connection with providing the Interim Credit Facility. LCPI will serve as arranger with respect to the Senior Credit Facility and will receive customary fees in connection therewith. Lehman Brothers Inc. and LCPI have received and will receive certain fees in connection with the Acquisitions. Lehman Brothers is acting as lead managing underwriter on each of the Offerings for which it will receive customary underwriter compensation. Since the amount to be repaid to LCPI exceeds 10% of the net proceeds of the PIES Offering to be received by the Company, the National Association of Securities Dealers, Inc. (the "NASD") may view the PIES Offering as a participation by Lehman Brothers Inc. in the distribution in a public offering of securities issued by a company with which Lehman Brothers Inc. has a conflict of interest. As a result, the PIES Offering is being made pursuant to the provisions of Rule 2710(c)(8) and 2720 of the NASD's Conduct Rules. Such provisions require, among other things, that the initial public offering price be no higher than that recommended by a "qualified independent underwriter," who must participate in the preparation of this Prospectus Supplement and who must exercise the usual standards of "due diligence" with respect thereto. Howard, Weil, Labouisse, Friedrichs Incorporated is acting as a qualified independent underwriter in the PIES Offering, and the initial public offering price of the PIES will not be higher than the price recommended by Howard, Weil, Labouisse, Friedrichs Incorporated.

                                 LEGAL MATTERS

     The validity of the PIES offered hereby will be passed upon for the Company by Fulbright & Jaworski L.L.P., Houston, Texas. Certain legal matters in connection with the PIES Offering will be passed upon for the Underwriters by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The Tesoro Consolidated Financial Statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in this Prospectus Supplement, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The combined balance sheets of BHP Petroleum Americas Refining Inc. and BHP Petroleum South Pacific Inc. as of May 31, 1997 and 1996, and the related combined statements of operations, stockholders' equity and cash flows for each of the three years in the period ended May 31, 1997 included in this Prospectus Supplement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The financial statements of Shell Anacortes Refining Company as of December 31, 1997 and 1996 and for the period from inception (January 4, 1996) through December 31, 1996 and for the year ended December 31, 1997 included in this Prospectus Supplement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

     The information for the year ended December 31, 1997 relating to estimated proved reserves of oil and gas and the related estimates of future net cash flows and present values thereof as of December 31, 1995, December 31, 1996 and December 31, 1997, included in this Prospectus Supplement have been prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers, and are included herein upon the authority of such firm as an expert in petroleum engineering.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
CONSOLIDATED FINANCIAL STATEMENTS OF TESORO PETROLEUM
  CORPORATION
Independent Auditors' Report................................   F-2
Statements of Consolidated Operations -- Years Ended
  December 31, 1995, 1996 and 1997 and Three Months Ended
  March 31, 1997 and 1998...................................   F-3
Consolidated Balance Sheets -- December 31, 1996 and 1997
  and March 31, 1998........................................   F-4
Statements of Consolidated Stockholders' Equity -- Years
  Ended December 31, 1995, 1996 and 1997 and Three Months
  Ended March 31, 1998......................................   F-5
Statements of Consolidated Cash Flows -- Years Ended
  December 31, 1995, 1996 and 1997 and Three Months Ended
  March 31, 1997 and 1998...................................   F-6
Notes to Consolidated Financial Statements..................   F-7
AUDITED COMBINED FINANCIAL STATEMENTS OF BHP PETROLEUM
  AMERICAS REFINING INC. AND BHP PETROLEUM SOUTH PACIFIC
  INC.
Report of Independent Public Accountants....................   F-37
Combined Statements of Operations -- Years Ended May 31,
  1995, 1996 and 1997.......................................   F-38
Combined Balance Sheets -- May 31, 1996 and 1997............   F-39
Combined Statements of Stockholders' Equity -- Years Ended
  May 31, 1995, 1996 and 1997...............................   F-40
Combined Statements of Cash Flows -- Years Ended May 31,
  1995, 1996 and 1997.......................................   F-41
Notes to Combined Financial Statements......................   F-42
UNAUDITED COMBINED FINANCIAL STATEMENTS OF BHP PETROLEUM
  AMERICAS REFINING INC. AND BHP PETROLEUM SOUTH PACIFIC
  INC.
Combined Statements of Operations -- Seven Months Ended
  December 31, 1996 and 1997................................   F-54
Combined Balance Sheets -- December 31, 1996 and 1997.......   F-55
Combined Statements of Cash Flows -- Seven Months Ended
  December 31, 1996 and 1997................................   F-56
Notes to Combined Financial Statements......................   F-57
UNAUDITED COMBINED FINANCIAL STATEMENTS OF BHP PETROLEUM
  AMERICAS REFINING INC. AND BHP PETROLEUM SOUTH PACIFIC
  INC.
Combined Statements of Operations -- Ten Months Ended March
  31, 1997 and 1998.........................................   F-61
Combined Balance Sheets -- March 31, 1997 and 1998..........   F-62
Combined Statements of Cash Flows -- Ten Months Ended March
  31, 1997 and 1998.........................................   F-63
Notes to Combined Financial Statements......................   F-64
FINANCIAL STATEMENTS OF SHELL ANACORTES REFINING COMPANY
Report of Independent Accountants...........................   F-68
Statement of Income -- Period from inception (January 4,
  1996) through December 31, 1996 and the year ended
  December 31, 1997 and the three months ended March 31,
  1997 and 1998.............................................   F-69
Consolidated Balance Sheet -- December 31, 1996 and 1997 and
  March 31, 1998............................................   F-70
Statement of Shareholder's Equity -- Period from inception
  (January 4, 1996) through December 31, 1996 and the year
  ended December 31, 1997 and the three months ended March
  31, 1998..................................................   F-71
Statement of Cash Flows -- Period from inception (January 4,
  1996) through December 31, 1996 and the year ended
  December 31, 1997 and the three months ended March 31,
  1997
  and 1998..................................................   F-72
Notes to Financial Statements...............................   F-73

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Tesoro Petroleum Corporation

     We have audited the accompanying consolidated balance sheets of Tesoro Petroleum Corporation and subsidiaries as of December 31, 1997 and 1996, and the related statements of consolidated operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tesoro Petroleum Corporation and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/  DELOITTE & TOUCHE LLP

San Antonio, Texas
January 28, 1998

                          TESORO PETROLEUM CORPORATION

                     STATEMENTS OF CONSOLIDATED OPERATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                       THREE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,             MARCH 31,
                                                  ----------------------------------   -------------------
                                                     1995         1996        1997       1997       1998
                                                  ----------   ----------   --------   --------   --------
                                                                                           (UNAUDITED)
REVENUES
  Refining and marketing........................  $  771,035   $  745,413   $720,868   $174,400   $140,213
  Exploration and production....................     124,670      107,415     84,798     23,358     22,222
  Marine services...............................      74,467      122,533    132,251     35,495     32,818
  Income from settlement of a natural gas
    contract....................................          --       60,000         --         --         --
  Gain on sale of assets and other income.......      32,711        4,417      5,543      1,599        786
                                                  ----------   ----------   --------   --------   --------
         Total Revenues.........................   1,002,883    1,039,778    943,460    234,852    196,039
                                                  ----------   ----------   --------   --------   --------
OPERATING COSTS AND EXPENSES
  Refining and marketing........................     758,329      726,029    687,036    171,154    130,720
  Exploration and production....................      19,055       12,968     13,230      2,845      3,925
  Marine services...............................      77,803      115,314    124,725     34,216     30,597
  Depreciation, depletion and amortization......      41,776       40,627     45,729     11,597     12,944
                                                  ----------   ----------   --------   --------   --------
         Total Operating Costs and Expenses.....     896,963      894,938    870,720    219,812    178,186
                                                  ----------   ----------   --------   --------   --------
OPERATING PROFIT................................     105,920      144,840     72,740     15,040     17,853
General and Administrative......................     (16,453)     (12,733)   (13,588)    (3,038)    (3,372)
Interest Expense, Net of Capitalized Interest in
  1997..........................................     (20,902)     (15,382)    (6,699)    (1,570)    (2,665)
Interest Income.................................       1,845        8,423      1,597        434        108
Other Expense, Net..............................      (8,542)     (10,001)    (4,930)    (1,291)    (1,034)
                                                  ----------   ----------   --------   --------   --------
EARNINGS BEFORE INCOME TAXES AND EXTRAORDINARY
  ITEM..........................................      61,868      115,147     49,120      9,575     10,890
Income Tax Provision............................       4,379       38,347     18,435      3,444      4,831
                                                  ----------   ----------   --------   --------   --------
EARNINGS BEFORE EXTRAORDINARY ITEM..............      57,489       76,800     30,685      6,131      6,059
Extraordinary Loss on Extinguishments of Debt
  (Net of Income Tax Benefit of $886 in 1996)...      (2,857)      (2,290)        --         --         --
                                                  ----------   ----------   --------   --------   --------
NET EARNINGS....................................  $   54,632   $   74,510   $ 30,685   $  6,131   $  6,059
                                                  ==========   ==========   ========   ========   ========
NET EARNINGS PER SHARE -- BASIC.................  $     2.22   $     2.87   $   1.16   $   0.23   $   0.23
                                                  ==========   ==========   ========   ========   ========
NET EARNINGS PER SHARE -- DILUTED...............  $     2.18   $     2.81   $   1.14   $   0.23   $   0.23
                                                  ==========   ==========   ========   ========   ========
WEIGHTED AVERAGE COMMON SHARES -- BASIC.........      24,557       25,999     26,410     26,430     26,309
                                                  ==========   ==========   ========   ========   ========
WEIGHTED AVERAGE COMMON SHARES AND POTENTIALLY
  DILUTIVE COMMON SHARES -- DILUTED.............      25,107       26,499     26,868     26,829     26,789
                                                  ==========   ==========   ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              -------------------    MARCH 31,
                                                                1996       1997        1998
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
                                     ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $ 22,796   $  8,352    $  2,274
  Receivables, less allowance for doubtful accounts.........   128,013     76,282      64,518
  Inventories...............................................    74,488     87,359      97,793
  Prepayments and other.....................................    12,046      9,842       7,984
                                                              --------   --------    --------
         Total Current Assets...............................   237,343    181,835     172,569
                                                              --------   --------    --------
PROPERTY, PLANT AND EQUIPMENT
  Refining and marketing....................................   328,522    370,174     368,183
  Exploration and production, full-cost method of
    accounting:
    Properties being amortized..............................   179,433    251,604     275,512
    Properties not yet evaluated............................    12,344     31,918      28,556
    Gas transportation......................................     6,703      7,889       7,804
  Marine services...........................................    33,820     43,072      48,201
  Corporate.................................................    12,531     13,689      13,802
                                                              --------   --------    --------
                                                               573,353    718,346     742,058
    Less accumulated depreciation, depletion and
      amortization..........................................   256,842    304,523     317,645
                                                              --------   --------    --------
         Net Property, Plant and Equipment..................   316,511    413,823     424,413
                                                              --------   --------    --------
OTHER ASSETS................................................    28,733     32,150      38,447
                                                              --------   --------    --------
         Total Assets.......................................  $582,587   $627,808    $635,429
                                                              ========   ========    ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................  $ 80,747   $ 58,767    $ 44,275
  Accrued liabilities.......................................    33,256     31,372      28,626
  Current income taxes payable..............................    13,822        354       1,627
  Current maturities of long-term debt and other
    obligations.............................................    10,043     17,002      11,428
                                                              --------   --------    --------
         Total Current Liabilities..........................   137,868    107,495      85,956
                                                              --------   --------    --------
DEFERRED INCOME TAXES.......................................    19,151     28,824      31,003
                                                              --------   --------    --------
OTHER LIABILITIES...........................................    42,243     43,211      42,821
                                                              --------   --------    --------
LONG-TERM DEBT AND OTHER OBLIGATIONS, LESS CURRENT
  MATURITIES................................................    79,260    115,314     136,290
                                                              --------   --------    --------
COMMITMENTS AND CONTINGENCIES (Notes K and L)
STOCKHOLDERS' EQUITY
  Preferred stock, no par value; authorized 5,000,000 shares including redeemable preferred shares; none issued or
    outstanding
  Common stock, par value $0.16 2/3; authorized 50,000,000
    shares; 26,414,134, 26,506,601 and 26,515,868 shares
    issued and outstanding, respectively....................     4,402      4,418       4,419
  Additional paid-in capital................................   189,368    190,925     191,000
  Retained earnings.........................................   110,295    140,980     147,039
  Treasury stock, 200,198 common shares in 1998, at cost
    (216,453 in 1997).......................................        --     (3,359)     (3,099)
                                                              --------   --------    --------
    Total Stockholders' Equity..............................   304,065    332,964     339,359
                                                              --------   --------    --------
         Total Liabilities and Stockholders' Equity.........  $582,587   $627,808    $635,429
                                                              ========   ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
   (INFORMATION FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 1998 IS UNAUDITED)
                                 (IN THOUSANDS)

                                                                               RETAINED
                                               COMMON STOCK     ADDITIONAL     EARNINGS      TREASURY STOCK
                                             ----------------    PAID-IN     (ACCUMULATED   ----------------
                                             SHARES    AMOUNT    CAPITAL       DEFICIT)     SHARES   AMOUNT
                                             -------   ------   ----------   ------------   ------   -------
BALANCE AT DECEMBER 31, 1994...............   24,390   $4,065    $175,514      $(18,847)       --    $    --
  Net earnings.............................       --       --          --        54,632        --         --
  Shares issued pursuant to exercise of
     stock options and stock awards........      390       65       1,085            --        --         --
                                             -------   ------    --------      --------      ----    -------
BALANCE AT DECEMBER 31, 1995...............   24,780    4,130     176,599        35,785        --         --
  Net earnings.............................       --       --          --        74,510        --         --
  Issuance of Common Stock.................    1,308      218      11,054            --        --         --
  Shares issued pursuant to exercise of
     stock options and stock awards........      326       54       1,715            --        --         --
                                             -------   ------    --------      --------      ----    -------
BALANCE AT DECEMBER 31, 1996...............   26,414    4,402     189,368       110,295        --         --
  Net earnings.............................       --       --          --        30,685        --         --
  Shares repurchased.......................       --       --          --            --      (236)    (3,701)
  Shares issued pursuant to exercise of
     stock options and stock awards and
     employee benefit plans................       45        7         440            --        20        342
  Other....................................       48        9       1,117            --        --         --
                                             -------   ------    --------      --------      ----    -------
BALANCE AT DECEMBER 31, 1997...............   26,507    4,418     190,925       140,980      (216)    (3,359)
  Net earnings (unaudited).................       --       --          --         6,059        --         --
  Shares issued pursuant to exercise of
     stock options and employee benefit
     plans (unaudited).....................        9        1          75            --        16        260
                                             -------   ------    --------      --------      ----    -------
BALANCE AT MARCH 31, 1998 (unaudited)......   26,516   $4,419    $191,000      $147,039      (200)   $(3,099)
                                             =======   ======    ========      ========      ====    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
                                 (IN THOUSANDS)

                                                                                           THREE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,              MARCH 31,
                                                     ---------------------------------    --------------------
                                                       1995        1996        1997         1997        1998
                                                     --------    --------    ---------    --------    --------
                                                                                              (UNAUDITED)
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
  Net earnings.....................................  $ 54,632    $ 74,510    $  30,685    $  6,131    $  6,059
  Adjustments to reconcile net earnings to net cash
    from operating activities:
    Depreciation, depletion and amortization.......    42,620      41,459       46,363      11,747      13,154
    Loss (gain) on sales of assets.................   (32,659)        835          523         (18)        (59)
    Amortization of deferred charges and other.....     1,556       1,601          951          69           5
    Extraordinary loss on extinguishments of debt,
      net of income tax benefit....................     2,857       2,290           --          --          --
    Changes in operating assets and liabilities:
      Receivables..................................     9,746     (42,542)      56,785      43,533      11,764
      Receivable from Tennessee Gas Pipeline
         Company...................................   (37,456)     50,680           --          --          --
      Inventories..................................   (11,599)      7,210      (11,517)     (3,089)    (10,434)
      Other assets.................................    (3,573)     (3,521)         296       3,487       1,691
      Accounts payable and accrued liabilities.....     4,605      28,165      (37,854)    (40,741)    (15,980)
      Deferred income taxes........................       807      14,649        9,673       1,426       2,179
      Obligation payments to State of Alaska.......    (2,892)     (4,047)      (4,401)     (1,064)     (1,412)
      Other liabilities and obligations............     6,769       7,673        4,131       2,276        (530)
                                                     --------    --------    ---------    --------    --------
         Net cash from operating activities........    35,413     178,962       95,635      23,757       6,437
                                                     --------    --------    ---------    --------    --------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES
  Capital expenditures.............................   (63,930)    (84,957)    (147,498)    (16,300)    (23,761)
  Proceeds from sales of assets....................    69,786       2,569          112          69          46
  Deposits and other acquisition costs (Note C)....    (3,029)     (7,720)      (5,086)         --      (5,976)
  Other............................................      (423)     (4,092)         927        (548)        201
                                                     --------    --------    ---------    --------    --------
         Net cash from (used in) investing
           activities..............................     2,404     (94,200)    (151,545)    (16,779)    (29,490)
                                                     --------    --------    ---------    --------    --------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
  Payments of long-term debt.......................    (2,979)     (3,838)      (4,095)       (764)       (732)
  Net borrowings under revolving credit
    facilities.....................................        --         883       32,728       2,182      17,689
  Issuance of long-term debt.......................        --          --       16,200          --          --
  Repurchase of common stock.......................        --          --       (3,701)         --          --
  Repurchase of debentures and notes...............   (34,634)    (74,116)          --          --          --
  Other............................................      (281)      1,164          334         171          18
                                                     --------    --------    ---------    --------    --------
         Net cash from (used in) financing
           activities..............................   (37,894)    (75,907)      41,466       1,589      16,975
                                                     --------    --------    ---------    --------    --------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...       (77)      8,855      (14,444)      8,567      (6,078)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.....    14,018      13,941       22,796      22,796       8,352
                                                     --------    --------    ---------    --------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD...........  $ 13,941    $ 22,796    $   8,352    $ 31,363    $  2,274
                                                     ========    ========    =========    ========    ========
SUPPLEMENTAL CASH FLOW DISCLOSURES
  Interest paid, net of $419 capitalized in the
    year 1997......................................  $ 18,132    $ 12,450    $   2,127    $  1,010    $  1,706
                                                     ========    ========    =========    ========    ========
  Income taxes paid................................  $  4,046    $  6,285    $  22,412    $ 14,245    $  1,379
                                                     ========    ========    =========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          TESORO PETROLEUM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (INFORMATION FOR THE THREE-MONTH PERIODS ENDED MARCH 31, 1997 AND 1998 IS
                                   UNAUDITED)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying Consolidated Financial Statements include the accounts of Tesoro Petroleum Corporation and its subsidiaries (collectively, the "Company" or "Tesoro"). All significant intercompany accounts and transactions have been eliminated. Tesoro is a natural resource company engaged in petroleum refining, distributing and marketing of petroleum products, marine logistics services and the exploration and production of natural gas and oil.

  Use of Estimates and Presentation

     The preparation of the Company's Consolidated Financial Statements in conformity with generally accepted accounting principles required the use of management's best estimates and judgment that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

  Interim Reporting

     The interim consolidated financial statements are unaudited but, in the opinion of management, incorporate all adjustments necessary for a fair presentation of the Company's financial position and results of operations for such interim periods. Such adjustments are of a normal recurring nature. The results of operations for any interim period are not necessarily indicative of results for the full year.

  Cash and Cash Equivalents

     Cash equivalents consist of highly-liquid debt instruments such as commercial paper and certificates of deposit purchased with an original maturity date of three months or less. Cash equivalents are stated at cost, which approximates market value. The Company's policy is to invest cash in conservative, highly-rated instruments and to invest in various institutions to limit the amount of credit exposure in any one institution. The Company performs ongoing evaluations of the credit standing of these financial institutions.

  Inventories

     Inventories are stated at the lower of cost or market. The last-in, first-out ("LIFO") method was used to determine the cost of the Company's refining and marketing inventories of crude oil and U.S. wholesale refined products. The cost of remaining refined product inventories, including fuel at the Company's marine service terminals, was determined principally on the first-in, first-out ("FIFO") method. Merchandise and materials and supplies are valued at average cost, not in excess of market value. See Note F.

  Property, Plant and Equipment

     Additions to property, plant and equipment and major improvements and modifications are capitalized at cost. Maintenance and repairs are charged to operations when incurred. Depletion of oil and gas producing properties is determined principally by the unit-of-production method and is based on estimated recoverable reserves. Depreciation of other property, plant and equipment is generally computed on the straight-line method based upon the estimated useful life of each asset. The weighted average lives range from 12 to 30 years for refining, marketing and pipeline assets, 11 to 16 years for service equipment and marine fleets, and five to seven years for corporate and other assets.

                          TESORO PETROLEUM CORPORATION

     Oil and gas properties are accounted for using the full-cost method of accounting. Under this method, all costs associated with property acquisition and exploration and development activities are capitalized into cost centers that are established on a country-by-country basis. For each cost center, the capitalized costs are subject to a limitation so as not to exceed the present value of future net revenues from estimated production of proved oil and gas reserves, net of income tax effect, plus the lower of cost or estimated fair value of unproved properties included in the cost center. Capitalized costs within a cost center, together with estimates of costs for future development, dismantlement and abandonment, are amortized on a unit-of-production method using the proved oil and gas reserves for each cost center. The Company's investment in certain oil and gas properties is excluded from the amortization base until the properties are evaluated. Gain or loss is recognized only on the sale of oil and gas properties involving significant reserves. Proceeds from the sale of insignificant reserves and undeveloped properties are applied to reduce the costs in the cost centers.

  Income Taxes

     Deferred tax assets and liabilities are recognized for future income tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Measurement of deferred tax assets and liabilities is based on enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

  Environmental Expenditures

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that extend the life, increase the capacity, or mitigate or prevent environmental contamination, are capitalized. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the cost can be reasonably estimated. Such amounts are based on the estimated timing and extent of remedial actions required by applicable governing agencies, experience gained from similar sites on which environmental assessments or remediation has been completed, and the amount of the Company's anticipated liability considering the proportional liability and financial abilities of other responsible parties. Generally, the timing of these accruals coincides with completion of a feasibility study or the Company's commitment to a formal plan of action. Estimated liabilities are not discounted to present value.

  Financial Instruments

     The carrying amount of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and certain accrued liabilities approximates fair value because of the short maturity of these instruments. The carrying amount of the Company's long-term debt and other obligations approximated the Company's estimates of the fair value of such items.

                          TESORO PETROLEUM CORPORATION

  Earnings Per Share

     Earnings per share have been determined in accordance with Statement of Financial Accounting Standard ("SFAS") No. 128 which establishes standards for computing and presenting basic and diluted earnings per share calculations. Basic earnings per share is determined by dividing net earnings by the weighted average number of common shares outstanding during the period. The Company's calculation of diluted earnings per share takes into account the effect of potentially dilutive shares, principally stock options, outstanding during the period. Prior period amounts have been restated to conform with the requirements of SFAS No. 128. Earnings per share calculations are presented below (in thousands except per share amounts):

                                                                         THREE MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,          MARCH 31,
                                           ---------------------------   -------------------
                                            1995      1996      1997       1997       1998
                                           -------   -------   -------   --------   --------
                                                                             (UNAUDITED)
Earnings Applicable to Common
  Shareholders (Basic and Diluted
  Numerator):
  Earnings before extraordinary item.....  $57,489   $76,800   $30,685   $ 6,131    $ 6,059
  Extraordinary loss on extinguishments
     of debt, aftertax...................   (2,857)   (2,290)       --        --         --
                                           -------   -------   -------   -------    -------
     Net earnings........................  $54,632   $74,510   $30,685     6,131      6,059
                                           =======   =======   =======   =======    =======
Basic:
  Weighted average common shares (Basic
     denominator)........................   24,557    25,999    26,410    26,430     26,309
                                           =======   =======   =======   =======    =======
  Basic earnings per share --

     Before extraordinary item...........  $  2.34   $  2.96   $  1.16   $  0.23    $  0.23
     Extraordinary loss, aftertax........    (0.12)    (0.09)       --        --         --
                                           -------   -------   -------   -------    -------
     Net.................................  $  2.22   $  2.87   $  1.16   $  0.23    $  0.23
                                           =======   =======   =======   =======    =======
Diluted:
  Weighted average common shares.........   24,557    25,999    26,410    26,430     26,309
  Incremental shares from assumed
     conversion of stock options and
     other...............................      550       500       458       399        480
                                           -------   -------   -------   -------    -------
  Total diluted shares (Diluted
     denominator)..                         25,107    26,499    26,868    26,829     26,789
                                           =======   =======   =======   =======    =======
  Diluted earnings per share --
     Before extraordinary item...........  $  2.29   $  2.90   $  1.14   $  0.23    $  0.23
     Extraordinary loss, aftertax........    (0.11)    (0.09)       --        --         --
                                           -------   -------   -------   -------    -------
     Net.................................  $  2.18   $  2.81   $  1.14   $  0.23    $  0.23
                                           =======   =======   =======   =======    =======

     In accordance with SFAS No. 128, restricted Common Stock awards totaling 350,000 shares and options to purchase 340,000 shares of Common Stock under the Company's special incentive compensation strategy (see Note K) were not included in the computations of earnings per share in the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998. No shares were issuable under this strategy during those periods since the attainment of a specified market price of the Company's Common Stock had not been reached during the periods presented. These awards and options remained outstanding at December 31, 1997 and March 31, 1998. See Note K regarding information related to the vesting of these awards and options subsequent to March 31, 1998.

                          TESORO PETROLEUM CORPORATION

  Stock-Based Compensation

     The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's Common Stock at the date of grant over the amount an employee must pay to acquire the stock. The Company has adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," as included in Note K.

  New Accounting Standards

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments in annual financial statements and requires that selected information about operating segments be included in interim financial reports issued to shareholders. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 becomes effective for the Company's 1998 year-end and need not be applied to interim financial information until 1999. In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes the disclosures related to pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets and eliminates certain disclosures previously required. SFAS No. 132 becomes effective for the Company in 1998. Both statements contain provisions for restatement of prior period information. The Company is evaluating the effects that these new statements will have on its financial reporting and disclosures. The new statements will have no effect on the Company's results of operations, financial position or cash flows.

     The Company adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income effective January 1, 1998. There are no material differences between net earnings and comprehensive income for all periods presented.

NOTE B -- BUSINESS SEGMENTS

     The Company's revenues are derived from three business segments: Refining and Marketing, Exploration and Production, and Marine Services.

     Refining and Marketing operates a petroleum refinery at Kenai, Alaska, which manufactures gasoline, jet fuel, diesel fuel, heavy oils and residual products. These products, together with products purchased from third parties, are sold at wholesale through terminal facilities and other locations in Alaska and the Pacific Northwest. In addition, Refining and Marketing markets gasoline, other petroleum products and convenience store items at retail through 35 Company-operated stations in Alaska. Refining and Marketing also markets petroleum products through 129 branded and 28 unbranded stations located in Alaska and the Pacific Northwest. Revenues from export sales, primarily to Far East markets, amounted to $18.5 million, $22.0 million and $16.1 million in the year ended December 31, 1995, 1996 and 1997, respectively, and $6.7 million and $5.9 million in the three months ended March 31, 1997 and 1998, respectively. The Company at times resells previously purchased crude oil, sales of which amounted to $75.8 million, $93.8 million and $44.4 million in the years ended December 31, 1995, 1996 and 1997, respectively, and $10.7 million and $10.5 million in the three months ended March 31, 1997 and 1998, respectively.

     The Exploration and Production segment is engaged in the exploration, production and development of natural gas and oil onshore in Texas, Louisiana and Bolivia. This segment also includes the transportation of natural gas, including the Company's production, to common carrier pipelines in South Texas. In Bolivia, the Company operates under four contracts with the Bolivian government to explore for and produce hydrocar-

                          TESORO PETROLEUM CORPORATION
bons. The Company's Bolivian natural gas production is sold under contract to the Bolivian government for export to Argentina. The majority of the Company's Bolivian natural gas and oil reserves are shut-in awaiting access to gas-consuming markets. Major developments in South America indicate that new markets may open for the Company's production in the near future. Construction of a new 1,900-mile pipeline that will link Bolivia's gas reserves with markets in Brazil commenced in 1997 and is expected to be operational in early 1999.

     Marine Services markets and distributes petroleum products and provides logistics services, primarily to the marine and offshore exploration and production industries operating in the Gulf of Mexico. This segment currently operates through 20 terminals along the Texas and Louisiana Gulf Coast and three terminals on the U.S. West Coast.

     Segment operating profit is gross operating revenues, gains and losses on asset sales and other income less applicable segment costs of sales, operating expenses, depreciation, depletion and other items. Income taxes, interest expense, interest income and corporate general and administrative expenses are not included in determining operating profit. In the Exploration and Production segment, operating profit in the year ended December 31, 1997 included income of $1.8 million for severance tax refunds and $2.2 million related to the collection of a receivable for prior years Bolivian production. Operating profit in the Exploration and Production segment in the year ended December 31, 1996 included $60 million of income from termination of a natural gas contract and $5 million for retroactive severance tax refunds, and the year ended December 31, 1995 included a gain of $33 million from the sale of certain interests in the Bob West Field. In the years ended December 31, 1995 and 1996, the Exploration and Production segment's operating profit included $47.1 million and $24.6 million, respectively, from the excess of natural gas contract prices over spot market prices (see Note D).

     Identifiable assets are those assets utilized by the segment. Corporate assets are principally cash, investments and other assets that cannot be directly associated with the operations of a business segment. Segment information is as follows (in millions):

                                                                                    THREE MONTHS
                                                                                        ENDED
                                                      YEARS ENDED DECEMBER 31,        MARCH 31,
                                                    ----------------------------   ---------------
                                                      1995       1996      1997     1997     1998
                                                    --------   --------   ------   ------   ------
                                                                                     (UNAUDITED)
REVENUES
  Gross operating revenues:
    Refining and Marketing --
      Refined products............................  $  664.5   $  620.8   $643.7   $155.8   $122.7
      Other, primarily crude oil resales and
         merchandise..............................     106.5      124.6     77.2     18.6     17.5
    Exploration and Production --
      U.S., including gas transportation..........     113.0       93.8     73.6     21.5     19.1
      Bolivia.....................................      11.7       13.7     11.2      1.9      3.1
    Marine Services...............................      74.5      122.5    132.2     35.5     32.8
                                                    --------   --------   ------   ------   ------
      Total Gross Operating Revenues..............     970.2      975.4    937.9    233.3    195.2
  Income from settlement of a natural gas contract
    and other.....................................      32.7       64.4      5.5      1.6      0.8
                                                    --------   --------   ------   ------   ------
         Total Revenues...........................  $1,002.9   $1,039.8   $943.4    234.9    196.0
                                                    ========   ========   ======   ======   ======

                          TESORO PETROLEUM CORPORATION

                                                                                    THREE MONTHS
                                                                                        ENDED
                                                      YEARS ENDED DECEMBER 31,        MARCH 31,
                                                    ----------------------------   ---------------
                                                      1995       1996      1997     1997     1998
                                                    --------   --------   ------   ------   ------
                                                                                     (UNAUDITED)
OPERATING PROFIT (LOSS)
  Refining and Marketing..........................  $    0.7   $    6.0   $ 20.5   $  0.1   $  6.5
  Exploration and Production --
    U.S., including gas transportation............     102.0      123.9     37.3     13.0      7.9
    Bolivia.......................................       7.6        8.8      8.6      1.0      1.7
  Marine Services.................................      (4.4)       6.1      6.3      0.9      1.8
                                                    --------   --------   ------   ------   ------
         Total Operating Profit...................     105.9      144.8     72.7     15.0     17.9
  Corporate and Unallocated Costs.................     (44.0)     (29.7)   (23.6)    (5.4)    (7.0)
                                                    --------   --------   ------   ------   ------
  Earnings Before Income Taxes and Extraordinary
    Item..........................................  $   61.9   $  115.1   $ 49.1   $  9.6   $ 10.9
                                                    ========   ========   ======   ======   ======
IDENTIFIABLE ASSETS
  Refining and Marketing..........................  $  313.3   $  317.0   $337.4   $298.6   $333.2
  Exploration and Production --
    U.S., including gas transportation............     136.7      143.6    158.2    121.2    165.6
    Bolivia.......................................      17.8       27.0     50.8     28.2     51.4
  Marine Services.................................      18.0       56.0     59.3     55.9     60.6
  Corporate.......................................      33.4       39.0     22.1     48.1     24.6
                                                    --------   --------   ------   ------   ------
         Total Assets.............................  $  519.2   $  582.6   $627.8   $552.0   $635.4
                                                    ========   ========   ======   ======   ======
DEPRECIATION, DEPLETION AND AMORTIZATION
  Refining and Marketing..........................  $   11.9   $   12.5   $ 12.7   $  3.1   $  3.0
  Exploration and Production --
    U.S., including gas transportation............      29.3       25.6     29.8      7.9      8.9
    Bolivia.......................................       0.3        1.3      1.5      0.2      0.5
  Marine Services.................................       0.3        1.2      1.7      0.4      0.6
  Corporate.......................................       0.8        0.9      0.7      0.1      0.2
                                                    --------   --------   ------   ------   ------
         Total Depreciation, Depletion and
           Amortization...........................  $   42.6   $   41.5   $ 46.4   $ 11.7   $ 13.2
                                                    ========   ========   ======   ======   ======
CAPITAL EXPENDITURES
  Refining and Marketing..........................  $    9.3   $   11.1   $ 43.9   $  2.9   $  2.0
  Exploration and Production --
    U.S., including gas transportation............      49.6       59.7     65.4      7.0     18.2
    Bolivia.......................................       3.8        6.9     27.5      4.0      2.3
  Marine Services.................................       0.4        6.9      9.4      2.2      1.2
  Corporate.......................................       0.8        0.4      1.3      0.2      0.1
                                                    --------   --------   ------   ------   ------
         Total Capital Expenditures...............  $   63.9   $   85.0   $147.5   $ 16.3   $ 23.8
                                                    ========   ========   ======   ======   ======

NOTE C -- ACQUISITIONS, EXPANSIONS AND DIVESTITURES

  Hawaii Refinery Acquisition

     On March 18, 1998, the Company entered into a stock sale agreement ("Hawaii Stock Sale Agreement") with BHP Hawaii Inc. and BHP Petroleum Pacific Islands Inc. (collectively, the "Sellers"), subsidiaries of The Broken Hill Proprietary Company Limited ("BHP"), whereby Tesoro purchased (the "Hawaii Acquisition") all of the outstanding stock of BHP Petroleum Americas Refining Inc. ("BHP Refining") and BHP Petroleum South Pacific Inc. ("BHP South Pacific"). The primary assets of BHP Refining and BHP South Pacific include a 95,000-barrel per day refinery and 32 retail gasoline stations located

                          TESORO PETROLEUM CORPORATION
in Hawaii. In addition, Tesoro and a BHP affiliate entered into a two-year crude supply agreement pursuant to which the BHP affiliate will assist Tesoro in acquiring crude oil feedstock sourced outside of North America and arrange for the transportation of such crude oil to the Hawaii refinery.

     The Hawaii Acquisition closed effective May 31, 1998. Tesoro paid $243.5 million in cash for the Hawaii Acquisition, including $5 million that was deposited into an escrow account in March 1998 and $68.5 million for estimated net working capital. The cash purchase price is subject to post-closing adjustments. In addition, Tesoro issued an unsecured, non-interest bearing, promissory note for the purchase in the amount of $50 million, payable in five equal annual installments of $10 million each, beginning in 2009. The note provides for early payment to the extent of one-half of the amount by which earnings from the acquired assets, before interest expense, income taxes and depreciation, depletion and amortization, as specified in the note, exceed $50 million in any calendar year. The Hawaii Acquisition will be accounted for as a purchase whereby the purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition.

  Washington State Refinery Acquisition

     On May 1, 1998, the Company entered into a stock purchase agreement ("Anacortes Stock Purchase Agreement") with Shell Refining Holding Company ("Seller") and Shell Anacortes Refining Company ("SARC"), both subsidiaries of Shell Oil Company ("Shell"), whereby Tesoro will purchase (the "Washington Acquisition") all of the outstanding stock of SARC. SARC owns and operates a 108,000-barrel per day refinery in Anacortes, Washington ("Washington Refinery"). The Washington Acquisition, which is subject to approval by the Federal Trade Commission and the offices of the attorneys general of the States of Oregon and Washington as well as of other customary conditions, is anticipated to close in mid to late summer. Under the terms of the Anacortes Stock Purchase Agreement, the Company paid a $5 million deposit in May 1998 and has agreed to pay the balance of the purchase price into an escrow by July 10, 1998, if the stock purchase has not closed by that date.

     At closing, the Company will pay the Seller a cash purchase price of $237 million, less the deposit and any escrowed amounts, for the stock of SARC, and will also pay an additional amount for net working capital of SARC which has historically averaged approximately $60 million.

     See Note I for information related to financings of the Hawaii Acquisition and proposed Washington Acquisition (collectively, the "Acquisitions") and Note L for related environmental matters.

  Alaska Refining and Marketing

     In October 1997, the Company completed an expansion of its refinery hydrocracker unit which enables the Company to increase its jet fuel production. The expansion, together with the addition of a new, high-yield jet fuel hydrocracker catalyst, was completed at a cost of approximately $19 million. For information on financing of this expansion, see Note I.

     In December 1997, the Refining and Marketing segment purchased the Union 76 marketing assets in Southeast Alaska, consisting of one terminal, two retail stations and the rights to use the Union 76 trademark within Alaska. The Company also expanded its Alaskan retail operations throughout the year with construction of two new facilities and remodeling of three existing stations. Two uneconomic outlets in Alaska were closed in the year ended December 31, 1997.

  Exploration and Production

     In July 1997, the Company purchased the interests held by its former joint venture participant in the then existing two contract blocks in southern Bolivia, consisting of a 25% interest in Block 18 and a 27.4% interest in Block
20. The purchase price was approximately $20 million, which included $11.9 million for proved

                          TESORO PETROLEUM CORPORATION
reserves and $3.4 million for undeveloped acreage with the remainder for working capital and assumption of certain liabilities.

     In the U.S., the Exploration and Production segment purchased proved and unproved properties totaling $22 million during the year ended December 31, 1997. These purchases included the acquisition of interests in the Kent Bayou Field in Terrebonne Parish in southern Louisiana for $5 million and interests in the La Blanca, San Salvador and San Carlos Fields in the Frio/Vicksburg Trend of Hildago County in South Texas for $3.1 million during November 1997. Also included was the acquisition of interests in three natural gas fields in East Texas, including the Carthage Field in Panola County, the Woodlawn Field in Harrison County and the Oak Hill Field in Rusk County, for $5.1 million in December 1997.

     During the year ended December 31, 1996, the Company's Exploration and Production segment recorded acquisitions of proved and unproved properties totaling $25.7 million. The most significant of these was the purchase in December 1996 of interests in the Los Indios and La Reforma Fields, located in Hidalgo and Starr counties of South Texas, for $15 million. These two fields are in the Frio/Vicksburg Trend, which lies immediately adjacent to the Wilcox Trend. Other acquisitions in the year ended December 31, 1996 included the purchase of interests in the Berry R. Cox and the West Goliad Fields, both located in the Wilcox Trend, for $5.4 million and the purchase of acreage in East Texas for $5.3 million.

     In September 1995, the Company sold, effective April 1, 1995, certain interests in its producing and non-producing oil and gas properties located in the Bob West Field in South Texas. The interests sold included the Company's approximate 55% net revenue interest and 70% working interest in Units C, D and E and a convertible override in Unit F of the Bob West Field. Excluded from the sale were the Company's interests in the State Park and Sanchez-O'Brien leases and the Ramirez USA E-6 well within the Bob West Field. In total, the sale included interests in 14 gross producing wells amounting to 77 Bcf, or 40%, of the Company's total net proved domestic reserves at the time of the sale (see Note N). For the year ended December 31, 1995, natural gas production from the interests sold had contributed approximately $11.7 million to revenues and $4 million to operating profit in the Company's Exploration and Production segment. Consideration for the sale was $74 million, which was adjusted for production, capital expenditures and certain other items after the effective date to approximately $68 million in cash received at closing, resulting in a gain of approximately $33 million in the 1995 third quarter. The consideration received by the Company was used to redeem $34.6 million of the Company's outstanding
12 3/4% Subordinated Debentures in the year ended December 31, 1995, reduce borrowings under the Company's revolving credit facility and improve corporate liquidity (see Note I).

     For further information related to exploration and production activities, see Note N.

  Marine Services

     In February 1996, the Company purchased 100% of the capital stock of Coastwide Energy Services, Inc. ("Coastwide"). The consideration included approximately 1.4 million shares of Tesoro's Common Stock and $7.7 million in cash. The market price of Tesoro's Common Stock was $9.00 per share at closing of this transaction. In addition, Tesoro repaid approximately $4.5 million of Coastwide's outstanding debt. Coastwide was primarily a provider of logistical support services and a distributor of petroleum products to the offshore oil and gas industry in the Gulf of Mexico. The Company combined the Coastwide operation with its marine petroleum distribution operations, forming a Marine Services segment. The acquisition was accounted for as a purchase whereby the purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values.

                          TESORO PETROLEUM CORPORATION

NOTE D -- GAS PURCHASE AND SALES CONTRACT

  Resolution of Litigation in 1996

     On August 16, 1996, the Supreme Court of Texas issued a mandate that denied a motion for rehearing by Tennessee Gas Pipeline Company ("Tennessee Gas") and upheld all aspects of a Gas Purchase and Sales Agreement ("Tennessee Gas Contract") which had been the subject of litigation since 1990. As provided for in the Tennessee Gas Contract, the Company was selling a portion of the gas produced from the Bob West Field to Tennessee Gas at a maximum price as calculated in accordance with Section 102(b)(2) ("Contract Price") of the Natural Gas Policy Act of 1978. Subsequent to the mandate, the Company received cash of $67.7 million from Tennessee Gas, which included collection of a $59.6 million bonded receivable for underpayment for natural gas sold in prior periods. The remaining $8.1 million received was for interest and reimbursement of legal fees and court costs, which resulted in income during the 1996 third quarter. Tennessee Gas resumed paying the Contract Price to the Company for gas taken beginning with May 1996 volumes up until termination of the Tennessee Gas Contract discussed below.

  Settlement and Termination of Contract in 1996

     On December 24, 1996, the Company settled all other claims and disputes with Tennessee Gas, including litigation in Zapata County, Texas filed by Tennessee Gas, and agreed to terminate the Tennessee Gas Contract effective October 1, 1996. The Tennessee Gas Contract would have extended through January 1999. Under the settlement, the Company received $51.8 million and the right to recover severance taxes paid by Tennessee Gas of approximately $8.2 million, which resulted in income of $60 million to the Company during the 1996 fourth quarter. The severance taxes were subsequently collected in the year ended December 31, 1997.

NOTE E -- RECEIVABLES

     Concentrations of credit risk with respect to accounts receivable are limited, due to the large number of customers comprising the Company's customer base and their dispersion across the Company's industry segments and geographic areas of operations. The Company performs ongoing credit evaluations of its customers' financial condition and in certain circumstances requires letters of credit or other collateral arrangements. The Company's allowance for doubtful accounts is reflected as a reduction of receivables in the Consolidated Balance Sheets. The following table reconciles the change in the Company's allowance for doubtful accounts (in thousands):

                                                                            THREE MONTHS
                                                 YEARS ENDED DECEMBER 31,      ENDED
                                                 ------------------------    MARCH 31,
                                                  1995     1996     1997        1998
                                                 ------   ------   ------   ------------
                                                                            (UNAUDITED)
Balance at Beginning of Year...................  $1,816   $1,842   $1,515      $1,373
Charged to Costs and Expenses..................     300      589       23          10
Recoveries of Amounts Previously Written Off
  and Other....................................     122      (44)     189          37
Write-off of Doubtful Accounts.................    (396)    (872)    (354)       (128)
                                                 ------   ------   ------      ------
  Balance at End of Year.......................  $1,842   $1,515   $1,373      $1,292
                                                 ======   ======   ======      ======

                          TESORO PETROLEUM CORPORATION

NOTE F -- INVENTORIES

     Components of inventories were as follows (in thousands):

                                                         DECEMBER 31,
                                                      ------------------     MARCH 31,
                                                       1996       1997         1998
                                                      -------    -------    -----------
                                                                            (UNAUDITED)
Crude Oil and Wholesale Refined Products, at LIFO...  $55,858    $68,227      $75,983
Merchandise and Other Refined Products..............   13,539     13,377       14,424
Materials and Supplies..............................    5,091      5,755        7,386
                                                      -------    -------      -------
  Total Inventories.................................  $74,488    $87,359      $97,793
                                                      =======    =======      =======

     At December 31, 1996 and 1997, inventories valued using LIFO were lower than replacement cost by approximately $17.7 million and $4.4 million, respectively.

NOTE G -- ACCRUED LIABILITIES

     The Company's current accrued liabilities and noncurrent other liabilities as shown in the Consolidated Balance Sheets included the following (in thousands):

                                                         DECEMBER 31,
                                                      ------------------     MARCH 31,
                                                       1996       1997         1998
                                                      -------    -------    -----------
                                                                            (UNAUDITED)
Accrued Liabilities -- Current:
  Accrued environmental costs.......................  $ 5,367    $ 5,817      $ 6,199
  Accrued employee costs............................    7,759     12,406        9,014
  Accrued taxes other than income taxes.............    5,988      4,137        2,783
  Accrued interest..................................    1,155      1,349        1,126
  Other.............................................   12,987      7,663        9,504
                                                      -------    -------      -------
     Total Accrued Liabilities -- Current...........  $33,256    $31,372      $28,626
                                                      =======    =======      =======
Other Liabilities -- Noncurrent:
  Accrued postretirement benefits...................  $30,508    $32,206      $32,695
  Accrued environmental costs.......................    3,496      2,659        2,489
  Other.............................................    8,239      8,346        7,637
                                                      -------    -------      -------
     Total Other Liabilities -- Noncurrent..........  $42,243    $43,211      $42,821
                                                      =======    =======      =======

NOTE H -- INCOME TAXES

     The income tax provision included the following (in thousands):

                                                                      THREE MONTHS ENDED
                                       YEARS ENDED DECEMBER 31,           MARCH 31,
                                     -----------------------------    ------------------
                                      1995       1996       1997       1997       1998
                                     -------    -------    -------    -------    -------
                                                                         (UNAUDITED)
Federal -- Current.................  $   708    $16,206    $ 3,413    $1,197     $1,209
Federal -- Deferred................       --     17,405      9,421     1,254      1,569
Foreign............................    3,183      3,654      4,920       744      1,378
State..............................      488      1,082        681       249        675
                                     -------    -------    -------    ------     ------
  Income Tax Provision.............  $ 4,379    $38,347    $18,435    $3,444     $4,831
                                     =======    =======    =======    ======     ======

                          TESORO PETROLEUM CORPORATION

     Deferred income taxes and benefits are provided for differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Temporary differences and the resulting deferred tax assets and liabilities are summarized as follows (in thousands):

                                                          DECEMBER 31,
                                                      --------------------    MARCH 31,
                                                        1996        1997        1998
                                                      --------    --------   -----------
                                                                             (UNAUDITED)
Deferred Federal Tax Assets:
  Investment tax and other credits..................  $ 11,962    $  9,639    $  9,039
  Accrued postretirement benefits...................     9,941      10,480      10,688
  Settlement with Department of Energy..............     3,694       3,233       2,771
  Environmental reserve.............................     3,335       3,048       2,901
  Other.............................................     1,523       5,265       5,523
                                                      --------    --------    --------
     Total Deferred Federal Tax Assets..............    30,455      31,665      30,922
Deferred Federal Tax Liabilities:
  Accelerated depreciation and property-related
     items..........................................    47,147      57,778      58,604
                                                      --------    --------    --------
Net Deferred Federal Liability......................    16,692      26,113      27,682
State Income and Other Taxes........................     2,459       2,711       3,321
                                                      --------    --------    --------
  Net Deferred Tax Liability........................  $ 19,151    $ 28,824    $ 31,003
                                                      ========    ========    ========

     The following tables set forth the components of the Company's results of operations (in thousands) and a reconciliation of the normal statutory federal income tax rate with the Company's effective tax rate:

                                                                        THREE MONTHS
                                        YEARS ENDED DECEMBER 31,      ENDED MARCH 31,
                                      -----------------------------   ----------------
                                        1995       1996      1997      1997     1998
                                      --------   --------   -------   ------   -------
                                                                        (UNAUDITED)
Earnings Before Income Taxes and
  Extraordinary Item:
  U.S...............................  $ 55,221   $106,675   $40,200   $8,804   $ 8,669
  Foreign...........................     6,647      8,472     8,920      771     2,221
                                      --------   --------   -------   ------   -------
     Total Earnings Before Income
       Taxes and Extraordinary
       Item.........................  $ 61,868   $115,147   $49,120   $9,575   $10,890
                                      ========   ========   =======   ======   =======
Statutory U.S. Corporate Tax Rate...        35%        35%       35%      35%       35%
Effect of:
  Foreign income taxes, net of tax
     benefit........................         5          2         5        3         6
  State income taxes, net of tax
     benefit........................         1          1         1        3         4
  Accounting recognition of
     operating loss tax benefits....       (33)        (4)       --       --        --
  Other.............................        (1)        (1)       (4)      (5)       (1)
                                      --------   --------   -------   ------   -------
Effective Income Tax Rate...........         7%        33%       37%      36%       44%
                                      ========   ========   =======   ======   =======

     At December 31, 1997, the Company had approximately $6.9 million of investment tax credits and employee stock ownership credits available for carryover to subsequent years, which, if not used, will expire in the years 1999 through 2006. Additionally, at December 31, 1997, the Company had approximately $2.7 million of alternative minimum tax credit carryforwards, with no expiration dates, to offset future regular tax liabilities.

                          TESORO PETROLEUM CORPORATION

NOTE I -- LONG-TERM DEBT AND OTHER OBLIGATIONS

     Long-term debt and other obligations consisted of the following (in thousands):

                                                           DECEMBER 31,
                                                        ------------------    MARCH 31,
                                                         1996       1997        1998
                                                        -------   --------   -----------
                                                                             (UNAUDITED)
Liability to State of Alaska..........................  $62,079   $ 62,016    $ 61,780
Corporate Revolving Credit Facility...................       --     28,000      51,300
Marine Services Loan Facility.........................      883      5,611          --
Hydrocracker Loan.....................................       --     16,200      16,200
Vacuum Unit Loan......................................   11,250      9,107       8,572
Liability to Department of Energy.....................   10,555      9,235       7,916
Other.................................................    4,536      2,147       1,950
                                                        -------   --------    --------
                                                         89,303    132,316     147,718
Less Current Maturities...............................   10,043     17,002      11,428
                                                        -------   --------    --------
                                                        $79,260   $115,314    $136,290
                                                        =======   ========    ========

     Aggregate maturities of long-term debt and obligations for each of the five years following December 31, 1997 are as follows: 1998 -- $17.0 million;
1999 -- $11.9 million; 2000 -- $40.1 million; 2001 -- $13.6 million; and
2002 -- $5.6 million.

     In conjunction with closing the Hawaii Acquisition (see Note C), on May 29, 1998, the Company refinanced substantially all of its existing indebtedness (the "Refinancing") using revolving credit and term loans through an amended and restated credit facility, (the "Interim Credit Facility") provided by Lehman Commercial Paper, Inc. ("LCPI"). The Interim Credit Facility is comprised of a term loan facility aggregating $750 million and a revolving credit facility in the amount of $350 million. The Interim Credit Facility is guaranteed by substantially all of the Company's active direct and indirect subsidiaries (collectively, the "Guarantors"), and is secured by substantially all the domestic assets of the Company and each of the Guarantors. The Interim Credit Facility contains certain financial covenants and requirements customary in credit facilities of this nature. The total amount of funds required by Tesoro to complete the Hawaii Acquisition and the Refinancing, to pay related fees and expenses, and for general corporate purposes was approximately $432 million. The Company has obtained a commitment letter from LCPI to arrange a new senior credit facility (the "New Senior Credit Facility") in the amount of $500 million, which will replace the Interim Credit Facility. In addition to funding the cash consideration of the Acquisitions and Refinancing, the New Senior Credit Facility will provide the Company with increased letter of credit capacity and funds for future working capital needs and general corporate purposes, including the Company's 1998 capital budget. The Company anticipates recording an extraordinary loss on early extinguishment of debt of approximately $5 million, net of income tax benefit, for the Refinancing during the second quarter of 1998.

     On May 4, 1998, the Company filed a universal shelf registration statement ("Registration Statement") with the Securities and Exchange Commission ("SEC") for $600 million of debt or equity securities for acquisitions or general corporate purposes. The Registration Statement was declared effective by the SEC on May 14, 1998. The Company plans to offer Common Stock and Premium Income Equity Securities ("PIES") from the Registration Statement to provide partial funding for the Acquisitions discussed in Note C. The Company intends to offer newly issued shares of its Common Stock with estimated gross proceeds to the Company in the range of $80 million and PIES representing fractional interests in shares of Mandatorily Convertible Preferred Stock with estimated gross proceeds to the Company in the range of $143 million. The PIES will pay a cash dividend and will be mandatorily convertible into shares of Common Stock based upon a formula dependent upon the market price of Common Stock. The offerings of Common Stock and PIES are expected to close by the end of June 1998.

                          TESORO PETROLEUM CORPORATION

     In addition to the offerings of Common Stock and PIES, the Company plans a private offering of $300 million in notes ('Senior Subordinated Notes") eligible for Rule 144A in connection with its plans to finance the Acquisitions discussed in Note C. The Senior Subordinated Notes are expected to have a ten-year maturity without sinking fund requirements and will be subject to optional redemption by the Company after five years at declining premiums.

  Former Corporate Revolving Credit Facility

     Prior to May 29, 1998, the Company's amended and restated corporate revolving credit agreement ("Former Credit Facility"), which was replaced by the Interim Facility, provided total commitments of $150 million from a consortium of nine banks. The Company, at its option, had activated $100 million of these commitments. The Credit Facility provided for the issuance of letters of credit, and for cash borrowings up to $100 million, with the aggregate subject to a borrowing base (which amount exceeded total commitments at December 31, 1997). Outstanding obligations under the Credit Facility were collateralized by first liens on substantially all of the Company's trade receivables, product inventories and South Texas natural gas reserves and by a third lien on the Company's refinery.

     At December 31, 1997, the Company had outstanding cash borrowings of $28 million under the Former Credit Facility. During 1997, gross borrowings under the Former Credit Facility were $150 million, with $122 million of repayments. During 1995 and 1996, the Company's gross borrowings equaled repayments under the Credit Facility and totaled $262 million and $165 million, respectively. These cash borrowings were generally used on a short-term basis to finance working capital requirements and capital expenditures. Under the Former Credit Facility, at December 31, 1997, the Company had outstanding letters of credit of $34 million, primarily for royalty crude oil purchases from the State of Alaska. Unused availability, including unactivated commitments, under the Former Credit Facility at December 31, 1997 for additional borrowings and letters of credit totaled $88 million. The Company was also permitted to utilize unsecured letters of credit outside of the Former Credit Facility up to $40 million (none outstanding at December 31, 1997).

     Cash borrowings under the Former Credit Facility incurred interest at (i) the London Interbank Offered Rate ("LIBOR") plus 1.0% per annum or (ii) the prime rate per annum, at the Company's option. Fees on outstanding letters of credit under the Credit Facility were 1.0% per annum.

  State of Alaska

     In 1993, the Company entered into an agreement ("Agreement") with the State of Alaska ("State") that settled a contractual dispute with the State. Under the Agreement, the Company was obligated to make variable monthly payments to the State through December 2001 based on a per barrel charge on the volume of feedstock processed through the Company's Alaska refinery crude unit. In the year ended December 31, 1995, based on a per barrel throughput charge of 16 cents, the Company's variable payments to the State totaled $2.9 million. In the years ended December 31, 1996 and 1997, based on a per barrel throughput charge of 24 cents, the Company's variable payments to the State totaled $4.0 million and $4.4 million, respectively. In the three months ended March 31, 1998, based on a per barrel throughput charge of 30 cents, the Company's variable payments to the State totaled $1.4 million. The per barrel charge increased to 30 cents in 1998 with one cent annual incremental increases thereafter through 2001. The Agreement obligated the Company to pay the State $60 million in January 2002; provided, however, that such payment could be deferred indefinitely, at the Company's option, by continuing the variable monthly payments to the State beginning at 34 cents per barrel for 2002 and increasing one cent per barrel annually thereafter. Under the Agreement, variable monthly payments made after January 2002 would not reduce the $60 million obligation to the State. The imputed rate of interest used by the Company on the $60 million obligation was 13%.

     On May 29, 1998, the State released the Company from all payment obligations, and all mortgages, liens and security interests in connection therewith, under the Agreement in exchange for a payment of

                          TESORO PETROLEUM CORPORATION

$66.1 million. The Company is only obligated to continue payment of the per barrel throughput charge through 2001 with respect to barrels of feedstock processed at the refinery which exceed 50,000 barrels per day on a monthly basis, subject to a credit for an amount by which the barrels of feedstock processed after June 1, 1998 average less than 50,000 barrels per day on a monthly basis.

  Marine Services Loan Facility

     In January 1998, the Company terminated a $10 million loan facility which had provided a three-year line of credit to the Marine Services segment at the bank's prime rate. The outstanding balance of $5.6 million at December 31, 1997 was repaid and terminated in January 1998.

  Hydrocracker Loan

     In October 1997, the National Bank of Alaska ("NBA") and the Alaska Industrial Development and Export Authority ("AIDEA"), under a loan agreement ("Hydrocracker Loan") entered into between the Company and NBA, provided a $16.2 million loan to the Company towards the cost of its refinery hydrocracker expansion (see Note C). One-half of the loan was funded by NBA and the other half was funded by AIDEA. The Hydrocracker Loan which was to mature on or before April 1, 2005 and required 28 equal quarterly principal payments beginning April 1998 together with interest at the unsecured 90-day commercial paper rate (5.55% at December 31, 1997) adjusted quarterly plus (i) 2.6% per annum on 50% of the amount borrowed and (ii) 2.35% per annum on the other 50% borrowed. The Hydrocracker Loan was collateralized by a second lien on the refinery. As discussed above, the Hydrocracker Loan was repaid and terminated on May 29, 1998.

  Vacuum Unit Loan

     In 1994, the NBA and the AIDEA provided a $15 million loan to the Company towards the cost of the Company's refinery vacuum unit ("Vacuum Unit Loan"). The Vacuum Unit Loan which was to mature on January 1, 2002, required equal quarterly payments of approximately $536,000 and incurred interest at the unsecured 90-day commercial paper rate, adjusted quarterly, plus 2.6% per annum (8.11% at December 31, 1997) for two-thirds of the amount borrowed and at the National Bank of Alaska floating prime rate plus one-fourth of 1% per annum (8.75% at December 31, 1997) for the remainder. The Vacuum Unit Loan was collateralized by a first lien on the Company's refinery. As discussed above, the Vacuum Unit Loan was repaid and terminated on May 29, 1998.

  Department of Energy

     A Consent Order entered into by the Company with the Department of Energy ("DOE") in 1989 settled all issues relating to the Company's compliance with federal petroleum price and allocation regulations from 1973 through decontrol in 1981. At March 31, 1998, the Company's remaining obligation is to pay the DOE $7.9 million, exclusive of interest at 6%, over the next four years.

  Repurchase of Debentures and Notes

     In November 1996, the Company fully redeemed its two public debt issues, totaling approximately $74 million, at a price equal to 100% of the principal amount, plus accrued interest to the redemption date. The redemption of debt was comprised of $44.1 million of outstanding 13% Exchange Notes and $30 million of outstanding 12 3/4% Subordinated Debentures ("Subordinated Debentures"). The redemption was accounted for as an early extinguishment of debt in the 1996 third quarter, resulting in a pretax charge of $3.2 million ($2.3 million aftertax) which represented a write-off of unamortized bond discount and issue costs. The extraordinary loss on debt extinguishments of $2.9 million in 1995 related to the redemption of $34.6 million principal amount of Subordinated Debentures in December 1995.

                          TESORO PETROLEUM CORPORATION

NOTE J -- BENEFIT PLANS

  Retirement Plan

     For all eligible employees, the Company provides a qualified noncontributory retirement plan. Plan benefits are based on years of service and compensation. The Company's funding policy is to make contributions at a minimum in accordance with the requirements of applicable laws and regulations, but no more than the amount deductible for income tax purposes. The components of net pension expense for the Company's retirement plan are presented below (in thousands):

                                                          YEARS ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1995       1996       1997
                                                        -------    -------    -------
Service Costs.........................................  $ 1,147    $ 1,306    $ 1,502
Interest Cost.........................................    3,549      3,536      3,696
Actual Return on Plan Assets..........................   (8,299)    (6,212)    (8,817)
Net Amortization and Deferral.........................    4,288      1,687      4,105
                                                        -------    -------    -------
  Net Pension Expense.................................  $   685    $   317    $   486
                                                        =======    =======    =======

     For the three months ended March 31, 1997 and 1998, net pension expense for the Company's retirement plan totaled $89,000 and $47,000, respectively.

     The funded status of the Company's retirement plan and amounts included in the Company's Consolidated Balance Sheets are set forth in the following table (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1997
                                                              -------    -------
Actuarial Present Value of Benefit Obligation:
  Vested benefit obligation.................................  $40,539    $41,601
                                                              =======    =======
  Accumulated benefit obligation............................  $43,404    $44,877
                                                              =======    =======
Plan Assets at Fair Value...................................  $46,356    $50,982
Projected Benefit Obligation................................   50,163     52,685
                                                              -------    -------
Plan Assets Less Than Projected Benefit Obligation..........    3,807      1,703
Unrecognized Net Loss.......................................   (5,903)    (2,003)
Unrecognized Prior Service Costs............................      341        267
Unrecognized Net Transition Asset...........................    3,176      1,940
                                                              -------    -------
  Accrued Pension Liability.................................  $ 1,421    $ 1,907
                                                              =======    =======

     Retirement plan assets are primarily comprised of common stock and bond funds. Actuarial assumptions used to measure the projected benefit obligations included a discount rate of 7 1/2% and a compensation increase rate of 5% for December 31, 1995, 1996 and 1997. The expected long-term rate of return on assets was 8 1/2% for 1995, 1996 and 1997.

                          TESORO PETROLEUM CORPORATION

  Executive Security Plan

     The Company's executive security plan ("ESP") provides executive officers and other key personnel with supplemental death or retirement benefits in addition to those benefits available under the Company's group life insurance and retirement plans. These supplemental retirement benefits are provided by a nonqualified, noncontributory plan and are based on years of service and compensation. Contributions are made by the Company based upon the estimated requirements of the plan. The components of net pension expense for the ESP are presented below (in thousands):

                                                            YEARS ENDED DECEMBER 31,
                                                            -------------------------
                                                             1995     1996      1997
                                                            ------    -----    ------
Service Costs.............................................  $  364    $ 354    $  521
Interest Cost.............................................     205      204       363
Actual Return on Plan Assets..............................    (325)    (439)     (596)
Net Amortization and Deferral.............................     471      751     1,196
                                                            ------    -----    ------
  Net Pension Expense.....................................  $  715    $ 870    $1,484
                                                            ======    =====    ======

     For the three months ended March 31, 1997 and 1998, net pension expense for the ESP totaled $419,000 and $497,000, respectively.

     During the years ended December 31, 1995, 1996 and 1997, the Company incurred additional ESP expense of $1.5 million, $0.9 million and $1.2 million, respectively, for settlements, curtailments and other benefits resulting from employee terminations.

     The funded status of the ESP and amounts included in the Company's Consolidated Balance Sheets are set forth in the following table (in thousands):

                                                                DECEMBER 31,
                                                              ----------------
                                                               1996      1997
                                                              ------    ------
Actuarial Present Value of Benefit Obligation:
  Vested benefit obligation.................................  $3,300    $4,885
                                                              ======    ======
  Accumulated benefit obligation............................  $4,434    $5,585
                                                              ======    ======
Plan Assets at Fair Value...................................  $7,139    $7,732
Projected Benefit Obligation................................   6,467     8,683
                                                              ------    ------
Plan Assets in Excess of (Less Than) Projected Benefit
  Obligation................................................     672      (951)
Unrecognized Net Loss.......................................   4,532     6,442
Unrecognized Prior Service Costs............................     537       895
Unrecognized Net Transition Obligation......................     417       314
                                                              ------    ------
  Prepaid Pension Asset.....................................  $6,158    $6,700
                                                              ======    ======

     Assets of the ESP consist of a group annuity contract. Actuarial assumptions used to measure the projected benefit obligation at December 31, 1995, 1996 and 1997 included a discount rate of 7 1/2% and a compensation increase rate of 5%. The expected long-term rate of return on assets was 8% for 1995 and 1996 and 7% for 1997.

  Retiree Health Care and Life Insurance Benefits

     The Company provides health care and life insurance benefits to retirees who were participating in the Company's group insurance program at retirement. Health care is also provided to qualified dependents of participating retirees. These benefits are provided through unfunded, defined benefit plans. The health care

                          TESORO PETROLEUM CORPORATION
plans are contributory, with retiree contributions adjusted periodically, and contain other cost-sharing features such as deductibles and coinsurance. The life insurance plan is noncontributory. The Company funds its share of the cost of postretirement health care and life insurance benefits on a pay-as-you-go basis. The components of net periodic postretirement benefits expense, other than pensions, included the following (in thousands):

                                                            YEARS ENDED DECEMBER 31,
                                                           --------------------------
                                                            1995      1996      1997
                                                           ------    ------    ------
Health Care:
  Service costs..........................................  $  447    $  558    $  676
  Interest costs.........................................   1,399     1,294     1,304
                                                           ------    ------    ------
     Net Periodic Postretirement Expense.................  $1,846    $1,852    $1,980
                                                           ======    ======    ======
Life Insurance:
  Service costs..........................................  $  174    $  158    $  190
  Interest costs.........................................     584       548       580
                                                           ------    ------    ------
     Net Periodic Postretirement Expense.................  $  758    $  706    $  770
                                                           ======    ======    ======

     For the three months ended March 31, 1997 and 1998, retiree health care benefits totaled $472,000 and $508,000, respectively, and retiree life insurance benefits totaled $200,000 and $199,000, respectively.

     The following tables show the status of the plans reconciled with the amounts in the Company's Consolidated Balance Sheets (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1997
                                                              -------    -------
Health Care:
Accumulated Postretirement Benefit Obligation --
  Retirees..................................................  $12,549    $12,591
  Active participants eligible to retire....................    1,203      1,638
  Other active participants.................................    4,181      4,584
                                                              -------    -------
                                                               17,933     18,813
Unrecognized Net Gain.......................................    2,621      3,211
                                                              -------    -------
     Accrued Postretirement Benefit Liability...............  $20,554    $22,024
                                                              =======    =======
Life Insurance:
Accumulated Postretirement Benefit Obligation --
  Retirees..................................................  $ 6,274    $ 6,393
  Active participants eligible to retire....................      484        608
  Other active participants.................................    1,205      1,299
                                                              -------    -------
                                                                7,963      8,300
Unrecognized Net Loss.......................................     (115)      (380)
                                                              -------    -------
     Accrued Postretirement Benefit Liability...............  $ 7,848    $ 7,920
                                                              =======    =======

     The weighted average annual rate of increase in the per capita cost of covered health care benefits is assumed to be 8% for 1998, decreasing gradually to 6% by the year 2005 and remaining at that level thereafter. This health care cost trend rate assumption has a significant effect on the amount of the obligation and periodic cost reported. For example, an increase in the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement obligation at December 31, 1997 by $3.8 million and the aggregate of service cost and interest cost components of net periodic postretirement benefits for the year then ended by $0.5 million. Actuarial assumptions used to measure the accumulated

                          TESORO PETROLEUM CORPORATION
postretirement benefit obligation at December 31, 1995, 1996 and 1997 included a discount rate of 7 1/2% and a compensation rate increase of 5%.

  Thrift Plan

     The Company sponsors an employee thrift plan which provides for contributions by eligible employees into designated investment funds with a matching contribution by the Company. Employees may contribute up to 10% of their compensation, subject to certain limitations, and may elect tax deferred treatment in accordance with the provisions of Section 401(k) of the Internal Revenue Code. Effective October 1, 1996, the thrift plan was amended to change the Company's matching contribution from 50% (of up to 6% of the employee's eligible contribution) to 100% (of up to 4% of the employee's eligible contributions), with at least 50% of the Company's match invested in Common Stock of the Company. The Company's contributions amounted to $0.4 million, $0.8 million and $1.2 million during the year ended December 31, 1995, 1996 and 1997, respectively. For the three months ended March 31, 1997 and 1998, the Company's contributions amounted to $0.3 million and $0.4 million, respectively.

  Non-Employee Director Retirement Plan and Phantom Stock Plan

     The Company had previously established an unfunded Non-Employee Director Retirement Plan ("Director Retirement Plan"), which provided that any eligible non-employee director who had served on the Company's Board of Directors for at least three full years would be entitled to a retirement payment in cash beginning the later of the director's sixty-fifth birthday or such later date that the individual's service as a director ended. However, to more closely align director compensation with shareholders' interests, in March 1997, the Board of Directors amended the Director Retirement Plan to freeze the plan and convert all of the accrued benefits of the current directors under the plan to a lump-sum present value which was transferred to and became the initial account balance of the directors in the Tesoro Petroleum Corporation Board of Directors Deferred Phantom Stock Plan ("Phantom Stock Plan"). After the amendment and transfer, only those retired directors or beneficiaries who had begun receiving benefits remained participants in the Director Retirement Plan. At December 31, 1996 and 1997, the projected benefit obligation and present value of the vested and accumulated benefit obligations, discounted at 7 1/2%, of the Director Retirement Plan were estimated to be $0.8 million and $0.4 million, respectively. The Company's Consolidated Balance Sheets at December 31, 1996 and 1997 and March 31, 1998, included $0.7 million, $0.4 million and $0.4 million, respectively, in other liabilities related to the Director Retirement Plan.

     Upon establishment of the Phantom Stock Plan, the lump-sum accrued benefit of each of the current non-employee directors was transferred from the Director Retirement Plan into an account ("Account") in the Phantom Stock Plan. Under the Phantom Stock Plan, a yearly credit of $7,250 (prorated to $6,042 for 1997) is made to the Account of each director in units, based upon the closing market price of the Company's Common Stock on the date of credit. In addition, a director may elect to have the value of his cash retainer fee deposited quarterly into the Account in units. The value of each Account balance, which is a function of the amount, if any, by which the market value of the Company's Common Stock changes, is payable in cash at retirement, death, disability or termination, if vested. In the year ended December 31, 1997 and the three months ended March 31, 1998, the Company incurred expenses of approximately $127,000 and $84,000, respectively, related to the Phantom Stock Plan due to the increase in the market price of the Company's Common Stock.

NOTE K -- STOCKHOLDERS' EQUITY

     For information related to a universal shelf registration and related offerings of Common Stock and PIES, see Note I.

                          TESORO PETROLEUM CORPORATION

  Stock Repurchase Program

     On May 7, 1997, the Company's Board of Directors authorized the repurchase of up to 3 million shares (approximately 11% of outstanding shares) of Tesoro Common Stock in a buyback program that was scheduled to conclude at the end of 1998. Under the program, subject to certain conditions, the Company repurchased from time to time Tesoro Common Stock in the open market and through privately negotiated transactions. Purchases depended on price, market conditions and other factors and were made primarily from cash flows. The repurchased Common Stock is accounted for as treasury stock and may be used for employee benefit plan requirements and other corporate purposes. During the year ended December 31, 1997, the Company used cash flows of $3.7 million to repurchase 236,800 shares of Common Stock, of which 20,347 shares have been reissued for an employee benefit plan. In connection with filing the Registration Statement discussed in Note I, the Company's Board of Directors approved terminating the repurchase of Tesoro's Common Stock since it is inconsistent with the shelf registration and the Company's growth strategy (see Note I).

  Stock Plans and Incentive Compensation Strategy

     The Company has two employee incentive stock plans, the Amended and Restated Executive Long-Term Incentive Plan ("1993 Plan") and Amended Incentive Stock Plan of 1982 ("1982 Plan"), and the 1995 Non-Employee Director Stock Option Plan ("1995 Plan") (collectively, the "Plans"). Shares of unissued Common Stock reserved for the Plans were 2,717,611 at December 31, 1997.

     The 1993 Plan provides for the grant of up to 2,650,000 shares of the Company's Common Stock in a variety of forms, including restricted stock, incentive stock options, nonqualified stock options, stock appreciation rights and performance share and performance unit awards. Stock options may be granted at exercise prices not less than the fair market value on the date the options are granted. The options granted generally become exercisable after one year in 20%, 25% or 33% increments per year and expire ten years from date of grant. The 1993 Plan will expire, unless earlier terminated, as to the issuance of awards in the year 2003. At December 31, 1997, the Company had 66,420 shares available for future grants under the 1993 Plan.

     In the year ended December 31, 1997, the Compensation Committee of the Board of Directors granted 175,000 phantom stock options to an executive officer of the Company. These phantom stock options, which were granted at 100% of the fair market value of the Company's Common Stock on the grant date, vest in 15% increments in each of the first three years and the remaining 55% increment vests in the fourth year. Upon exercise, the executive officer would be entitled to receive in cash the difference between the fair market value of the Common Stock on the date of the phantom stock option grant and the fair market value of Common Stock on the date of exercise. At the discretion of the Compensation Committee, these phantom stock options may be converted to traditional stock options upon sufficient shares becoming available under the 1993 Plan.

     The 1982 Plan expired in 1994 as to issuance of stock appreciation rights, stock options and stock awards; however, grants made before the expiration date that have not been fully exercised remain outstanding pursuant to their terms.

     The 1995 Plan provides for the grant of up to an aggregate of 150,000 nonqualified stock options to eligible non-employee directors of the Company. The option price per share is equal to the fair market value per share of the Company's Common Stock on the date of grant. The term of each option is ten years, and an option first becomes exercisable six months after the date of grant. Under the 1995 Plan, each person serving as a non-employee director on February 23, 1995 or elected thereafter, initially received an option to purchase 5,000 shares of Common Stock. Thereafter, each non-employee director, while the 1995 Plan is in effect and shares are available to grant, will be granted an option to purchase 1,000 shares of Common Stock on the next day after each annual meeting of the Company's stockholders but not later than June 1, if no annual meeting

                          TESORO PETROLEUM CORPORATION
is held. At December 31, 1997, the Company had 68,000 options outstanding and 77,000 shares available for future grants under the 1995 Plan.

     In June 1996, the Company's Board of Directors unanimously approved a special incentive compensation strategy in order to encourage a longer-term focus for all employees to perform at an outstanding level. The strategy provides eligible employees with incentives to achieve a significant increase in the market price of the Company's Common Stock. Under the strategy, awards would be earned only if the market price of the Company's Common Stock reaches an average price per share of $20 or higher over any 20 consecutive trading days after June 30, 1997 and before December 31, 1998 (the "Performance Target"). In connection with this strategy, non-executive employees will be able to earn cash bonuses equal to 25% of their individual payroll amounts for the previous twelve complete months and certain executives have been granted, from the 1993 Plan, a total of 340,000 stock options at an exercise price of $11.375 per share, the fair market value (as defined in the 1993 Plan) of a share of the Company's Common Stock on the date of grant, and 350,000 shares of restricted Common Stock, all of which vest only upon achieving the Performance Target.

     On May 12, 1998, the Performance Target was achieved which will result in a pretax charge of approximately $23 million ($13 million in cash and $10 million related to the vesting of restricted stock awards and stock options) in the second quarter of 1998. On an aftertax basis, the charge will be approximately $15 million, representing 6% of the total aggregate increase in shareholder value since approval of the special incentive strategy in 1996.

     A summary of stock option activity in the Plans is set forth below:

                                                            NUMBER OF
                                                             OPTIONS      WEIGHTED-AVERAGE
                                                           OUTSTANDING     EXERCISE PRICE
                                                           -----------    ----------------
Outstanding December 31, 1994............................   1,496,293          $ 6.37
  Granted................................................     450,000            8.34
  Exercised..............................................    (507,467)           4.85
  Forfeited and expired..................................    (266,745)           9.10
                                                            ---------
Outstanding December 31, 1995............................   1,172,081            7.16
  Granted................................................   1,095,500           13.45
  Exercised..............................................    (315,664)           5.67
  Forfeited and expired..................................     (95,171)           8.50
                                                            ---------
Outstanding December 31, 1996............................   1,856,746           11.05
  Granted................................................     431,000           16.73
  Exercised..............................................     (43,800)           8.45
  Forfeited and expired..................................     (36,013)           8.40
                                                            ---------
Outstanding December 31, 1997............................   2,207,933           12.26
                                                            =========

     At December 31, 1995, 1996 and 1997, exercisable stock options totaled 0.4 million, 0.4 million and 0.7 million, respectively.

                          TESORO PETROLEUM CORPORATION

     The following table summarizes information about stock options outstanding under the Plans at December 31, 1997:

                                  OPTIONS OUTSTANDING
                   -------------------------------------------------        OPTIONS EXERCISABLE
                                 WEIGHTED-AVERAGE                      ------------------------------
    RANGE OF         NUMBER         REMAINING       WEIGHTED-AVERAGE     NUMBER      WEIGHTED-AVERAGE
 EXERCISE PRICES   OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
 ---------------   -----------   ----------------   ----------------   -----------   ----------------
$ 3.92 to $ 7.19      179,740        5.2 years           $ 4.52           159,272         $ 4.42
$ 7.20 to $10.45      551,100        7.5 years             8.65           279,300           8.84
$10.46 to $13.72      398,593        8.4 years            11.41            31,593          11.68
$13.73 to $16.98    1,078,500        9.2 years            15.72           210,173          14.94
                    ---------                                           ---------
$ 3.92 to $16.98    2,207,933        8.3 years            12.26           680,338           9.82
                    =========                                           =========

     The Company applies APB No. 25 and related interpretations in accounting for its stock plans. Accordingly, no compensation expense has been recognized for stock option transactions or the incentive compensation strategy discussed above. Had compensation cost for the Plans been determined based on the fair value at the grant dates for awards (granted after January 1, 1995) in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's pro forma net earnings in the years ended December 31, 1995, 1996 and 1997 would have been approximately $53.8 million ($2.19 per basic share, $2.15 per diluted share), $72.6 million ($2.79 per basic share, $2.74 per diluted share), and $28.5 million ($1.08 per basic share, $1.06 per diluted share), respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of 45%, 30% and 32%; risk free interest rates of 6.1%, 6.6% and 6.7%; expected lives of seven years; and no dividend yields for the years 1995, 1996 and 1997, respectively. The estimated fair value per share of options granted during the years 1995, 1996 and 1997 were $3.65, $4.26 and $5.96, respectively, and the fair value per share of restricted stock awards in the year 1996 was $0.95 per share.

NOTE L -- COMMITMENTS AND CONTINGENCIES

 Operating Leases

     The Company has various noncancellable operating leases related to buildings, equipment, property and other facilities. These long-term leases have remaining primary terms generally up to ten years, with terms of certain rights-of-way extending up to 34 years, and generally contain multiple renewal options. Future minimum annual lease payments as of December 31, 1997, for operating leases having initial or remaining noncancelable lease terms in excess of one year, excluding marine charters, were as follows (in thousands):

1998........................................................  $ 6,135
1999........................................................    3,378
2000........................................................    2,907
2001........................................................    2,514
2002........................................................    2,272
Remainder...................................................   13,962
                                                              -------
  Total Minimum Lease Payments..............................  $31,168
                                                              =======

     In addition to the long-term lease commitments above, the Company has leases for two vessels that are primarily used to transport crude oil and refined products to and from the Company's refinery. At December 31, 1997, future minimum annual lease payments remaining for these two vessels, which include operating costs, are approximately $28 million for each of the years 1998 and 1999 and $16 million for the year 2000. Operating costs related to these vessels, which may vary from year to year, comprised approximately

                          TESORO PETROLEUM CORPORATION

30% of the total minimum payments during 1997. The Company also enters into various month-to-month and other short-term rentals, including a charter of a vessel primarily used to transport refined products from the Company's refinery to the Far East.

     Total rental expense for short-term and long-term leases, excluding marine charters, amounted to approximately $10 million, $12 million, $11 million, $4 million and $4 million for the years ended December 31, 1995, 1996 and 1997 and three months ended March 31, 1997 and 1998, respectively. In addition, expenses related to charters of marine vessels were approximately $26 million, $30 million, $34 million, $8 million and $8 million for the years ended December 31, 1995, 1996 and 1997 and three months ended March 31, 1997 and 1998, respectively.

 Environmental

     The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which change frequently, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites or install additional controls or other modifications or changes in use for certain emission sources. The Company is currently involved with a waste disposal site near Abbeville, Louisiana, at which it has been named a potentially responsible party under the Federal Superfund law. Although this law might impose joint and several liability upon each party at the site, the extent of the Company's allocated financial contributions to the cleanup of the site is expected to be limited based upon the number of companies, volumes of waste involved, and an estimated total cost of approximately $500,000 among all of the parties to close the site. The Company is currently involved in settlement discussions with the Environmental Protection Agency ("EPA") and other potentially responsible parties at the Abbeville, Louisiana site. The Company expects, based on these discussions, that its liability will not exceed $25,000. The Company is also involved in remedial responses and has incurred cleanup expenditures associated with environmental matters at a number of sites, including certain of its own properties.

     At December 31, 1997 and March 31, 1998, the Company's accruals for environmental expenses amounted to $8.5 million and $8.7 million, respectively, which included a noncurrent liability of $2.7 million and $2.5 million, respectively, for remediation of the Kenai Pipe Line Company's ("KPL") properties that has been funded by the former owners of KPL through a restricted escrow deposit. Based on currently available information, including the participation of other parties or former owners in remediation actions, the Company believes these accruals are adequate.

     To comply with environmental laws and regulations, the Company anticipates that it will make capital improvements of approximately $7 million in the year 1998 and $2 million in the year 1999. In addition, capital expenditures for alternate secondary containment systems for existing storage tank facilities are estimated to be $2 million in the year 1998 and $2 million in the year 1999 with a remaining $5 million to be spent by 2002.

     Conditions that require additional expenditures may exist for various Company sites, including, but not limited to, the Company's refinery, retail gasoline stations (current and closed locations) and petroleum product terminals, and for compliance with the Clean Air Act. The amount of such future expenditures cannot currently be determined by the Company.

  Crude Oil Purchase Contracts

     The Company has a contract with the State of Alaska for the purchase of royalty crude oil covering the period January 1, 1996 through December 31, 1998. The contract provides for the purchase of 30% of the State's ANS royalty crude oil produced from the Prudhoe Bay Unit at prices based on royalty values computed by the State. During the year ended December 31, 1997, the Company purchased approximately

                          TESORO PETROLEUM CORPORATION

35,700 barrels per day of ANS crude oil under this contract. The contract contains provisions that, under certain conditions, allow the Company to temporarily or permanently reduce its purchase obligations. Under this contract, the Company is required to utilize in its refinery operations volumes equal to at least 80% of the ANS crude oil purchased from the State. The Company is presently in discussions with the State in regard to extending this contract for an additional year.

     The Company also purchases approximately 6,000 barrels per day of ANS crude oil from a producer under a contract with a term of one year beginning January 1, 1998.

     During October 1997, the Company began purchasing all of the approximately 34,000 barrels per day of Cook Inlet crude oil production from various producers under contracts extending through December 1998. A contract to purchase 4,500 barrels per day, of the 34,000 barrels per day, has been extended through March 31, 2001.

NOTE M -- QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                          QUARTERS
                                           ---------------------------------------      TOTAL
                                           FIRST      SECOND     THIRD      FOURTH       YEAR
                                           ------     ------     ------     ------     --------
                                                  (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
1996
  Revenues:
     Gross operating revenues............  $238.6     $233.8     $262.8     $240.2     $  975.4
     Income from settlement of natural
       gas contract......................      --         --         --       60.0         60.0
     Other income........................     5.0        0.1       (0.7)        --          4.4
                                           ------     ------     ------     ------     --------
          Total Revenues.................  $243.6     $233.9     $262.1     $300.2     $1,039.8
                                           ======     ======     ======     ======     ========
  Operating Profit.......................  $ 20.7     $ 27.6     $ 25.2     $ 71.3     $  144.8
                                           ======     ======     ======     ======     ========
  Earnings Before Extraordinary Item.....  $  6.0     $ 12.0     $ 16.2     $ 42.6     $   76.8
  Extraordinary Loss on Debt
     Extinguishments, Net................      --         --       (2.3)        --         (2.3)
                                           ------     ------     ------     ------     --------
          Net Earnings...................  $  6.0     $ 12.0     $ 13.9     $ 42.6     $   74.5
                                           ======     ======     ======     ======     ========
  Net Earnings Per Share -- Basic........  $ 0.24     $ 0.46     $ 0.53     $ 1.62     $   2.87
  Net Earnings Per Share -- Diluted......  $ 0.23     $ 0.45     $ 0.52     $ 1.59     $   2.81
  Market Price Per Common Share:
     High................................  $    9 1/8 $   11 5/8 $   13 1/2 $   15 1/2
     Low.................................  $    8     $    8 1/4 $   10 1/2 $   12 7/8
1997
  Revenues:
     Gross operating revenues............  $233.3     $210.7     $251.0     $242.9     $  937.9
     Other income........................     1.6        2.6        0.4        0.9          5.5
                                           ------     ------     ------     ------     --------
          Total Revenues.................  $234.9     $213.3     $251.4     $243.8     $  943.4
                                           ======     ======     ======     ======     ========
  Operating Profit.......................  $ 15.0     $ 19.9     $ 19.4     $ 18.4     $   72.7
                                           ======     ======     ======     ======     ========
  Net Earnings...........................  $  6.1     $  9.7     $  8.0     $  6.9     $   30.7
                                           ======     ======     ======     ======     ========
  Net Earnings Per Share -- Basic........  $ 0.23     $ 0.36     $ 0.30     $ 0.26     $   1.16
  Net Earnings Per Share -- Diluted......  $ 0.23     $ 0.36     $ 0.30     $ 0.26     $   1.14
  Market Price per Common Share:
     High................................  $   14 1/2 $   15     $   18 3/16 $   18 3/16
     Low.................................  $   10 3/8 $   10 1/4 $   14 3/4 $   15

                          TESORO PETROLEUM CORPORATION

     During the three months ended March 31, 1998, the Company's quarterly financial data was as follows: gross operating revenues of $195.2 million; other income of $0.8 million; operating profit of $17.9 million; net earnings of $6.1 million; earnings per share, basic and diluted, of $0.23 per share; and high and low Common Stock market prices per share of $17 7/8 and $14 13/16, respectively.

     The 1996 first quarter included pretax other income of $5 million related to retroactive severance tax refunds. The 1996 third quarter included pretax income of $8 million for interest and reimbursement of costs from Tennessee Gas (see Note D) and an aftertax extraordinary loss of $2.3 million for the early extinguishment of debt (see Note I). The contract with Tennessee Gas was terminated during the 1996 fourth quarter resulting in pretax income of $60 million (see Note D). Operating profit included approximately $8 million pretax in each of the first, second and third quarters of 1996 from the excess of natural gas contract prices over spot market prices.

     Pretax other income related to severance tax refunds of $1.6 million and $0.2 million were recorded in the 1997 first and second quarters, respectively. Pretax other income of $2.2 million related to the collection of a Bolivian receivable for prior years production was recorded in the 1997 second quarter.

NOTE N -- OIL AND GAS PRODUCING ACTIVITIES

     The information presented below represents the oil and gas producing activities of the Company's Exploration and Production segment, excluding amounts related to its U.S. natural gas transportation operations. Other information pertinent to the Exploration and Production segment is contained in Notes B, C and D.

  Capitalized Costs Relating to Oil and Gas Producing Activities

                                                               DECEMBER 31,
                                                     --------------------------------
                                                       1995        1996        1997
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Capitalized Costs:
  Proved properties................................  $119,836    $179,433    $251,604
  Unproved properties not being amortized..........     5,118      12,344      31,918
                                                     --------    --------    --------
                                                      124,954     191,777     283,522
  Accumulated depreciation, depletion and
     amortization..................................    51,549      78,222     112,562
                                                     --------    --------    --------
     Net Capitalized Costs.........................  $ 73,405    $113,555    $170,960
                                                     ========    ========    ========

     The Company's investment in oil and gas properties included $31.9 million in unevaluated properties, primarily undeveloped leasehold costs and seismic costs, which have been excluded from the amortization base at December 31, 1997. Of this amount, $5.6 million and $26.3 million of such costs were incurred in the years ended December 31, 1996 and 1997, respectively. The Company anticipates that the majority of these costs will be included in the amortization base during the next two years.

                          TESORO PETROLEUM CORPORATION

  Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities

                                                         U.S.      BOLIVIA     TOTAL
                                                        -------    -------    -------
                                                               (IN THOUSANDS)
YEAR ENDED DECEMBER 31, 1995
  Property acquisition, unproved......................  $ 1,432    $    --    $ 1,432
  Exploration.........................................   10,011      2,994     13,005
  Development.........................................   38,003        792     38,795
                                                        -------    -------    -------
                                                        $49,446    $ 3,786    $53,232
                                                        =======    =======    =======
YEAR ENDED DECEMBER 31, 1996
  Property acquisitions --
     Proved...........................................  $20,454    $    --    $20,454
     Unproved.........................................    5,216         --      5,216
  Exploration.........................................   11,830      6,704     18,534
  Development.........................................   22,228        149     22,377
                                                        -------    -------    -------
                                                        $59,728    $ 6,853    $66,581
                                                        =======    =======    =======
YEAR ENDED DECEMBER 31, 1997
  Property acquisitions --
     Proved...........................................  $14,723    $11,892    $26,615
     Unproved.........................................    7,127      3,370     10,497
  Exploration.........................................   24,584     10,972     35,556
  Development.........................................   17,798      1,279     19,077
                                                        -------    -------    -------
                                                        $64,232    $27,513    $91,745
                                                        =======    =======    =======

  Results of Operations from Oil and Gas Producing Activities

     The following table sets forth the results of operations for oil and gas producing activities, in the aggregate by geographic area, with income tax expense computed using the statutory tax rate for the period adjusted for permanent differences, tax credits and allowances.

                                                        U.S.       BOLIVIA       TOTAL
                                                        ----       --------      -----
                                                      (IN THOUSANDS EXCEPT AS INDICATED)
YEAR ENDED DECEMBER 31, 1995
  Gross revenues -- sales to unaffiliates(a)........  $107,276     $11,707     $118,983
  Production costs..................................    12,005         600       12,605
  Administrative support and other..................     2,842       3,289        6,131
  Gain on sales of assets(e)........................    33,532          --       33,532
  Depreciation, depletion and amortization..........    29,004         250       29,254
                                                      --------     -------     --------
  Pretax results of operations......................    96,957       7,568      104,525
  Income tax expense................................    33,935       4,718       38,653
                                                      --------     -------     --------
  Results of operations from producing
     activities(c)..................................  $ 63,022     $ 2,850     $ 65,872
                                                      ========     =======     ========
  Depletion per Mcfe................................  $   0.69     $  0.03
                                                      ========     =======

                          TESORO PETROLEUM CORPORATION

                                                        U.S.       BOLIVIA       TOTAL
                                                        ----       --------      -----
                                                      (IN THOUSANDS EXCEPT AS INDICATED)
YEAR ENDED DECEMBER 31, 1996
  Gross revenues -- sales to unaffiliates(a)........  $ 88,358     $13,701     $102,059
  Production costs..................................     5,326         837        6,163
  Administrative support and other..................     3,649       2,830        6,479
  Depreciation, depletion and amortization..........    25,235       1,279       26,514
  Income from settlement of a natural gas
     contract(d)....................................    60,000          --       60,000
  Income from severance tax refunds.................     5,000          --        5,000
                                                      --------     -------     --------
  Pretax results of operations......................   119,148       8,755      127,903
  Income tax expense................................    41,702       5,439       47,141
                                                      --------     -------     --------
  Results of operations from producing
     activities(c)..................................  $ 77,446     $ 3,316     $ 80,762
                                                      ========     =======     ========
  Depletion per Mcfe................................  $   0.79     $  0.15
                                                      ========     =======
YEAR ENDED DECEMBER 31, 1997
  Gross revenues -- sales to unaffiliates(a)........  $ 68,843     $11,189     $ 80,032
  Production costs..................................     7,424         932        8,356
  Administrative support and other..................     2,217       2,321        4,538
  Depreciation, depletion and amortization..........    29,350       1,538       30,888
  Other income(b)...................................     3,238       2,184        5,422
                                                      --------     -------     --------
  Pretax results of operations......................    33,090       8,582       41,672
  Income tax expense................................    11,582       4,915       16,497
                                                      --------     -------     --------
  Results of operations from producing
     activities(c)..................................  $ 21,508     $ 3,667     $ 25,175
                                                      ========     =======     ========
  Depletion per net equivalent thousand cubic feet
     ("Mcfe").......................................  $   0.93     $  0.19
                                                      ========     =======

---------------

(a) Revenues included the effects of natural gas commodity price agreements which amounted to a gain of $0.3 million ($0.01 per thousand cubic feet ("Mcf")) in the year ended December 31, 1995 and losses of $3.1 million ($0.11 per Mcf) and $1.6 million ($0.05 per Mcf) in the years ended December 31, 1996 and 1997, respectively. The Company had entered into these agreements to reduce risks caused by fluctuations in the prices of natural gas in the spot market. During the years ended December 31, 1995, 1996 and 1997, the Company used such agreements to set the price of 38%, 30% and 9%, respectively, of the natural gas that it sold in the spot market. The Company has no remaining natural gas price agreements outstanding at December 31, 1997 or March 31, 1998.

(b) Primarily represents income from retroactive severance tax refunds in the U.S. operations and income related to a collection of a receivable in Bolivian operations.

(c)  Excludes corporate general and administrative expenses and financing costs.

(d)  See Note D.

(e) Represents gain on sale of certain interests in the Bob West Field (see Note C).

  Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves (Unaudited)

     The following table sets forth the computation of the standardized measure of discounted future net cash flows relating to proved reserves and the changes in such cash flows in accordance with SFAS No. 69. The standardized measure is the estimated excess future cash inflows from proved reserves less estimated future production and development costs, estimated future income taxes and a discount factor. Future cash inflows represent expected revenues from production of year-end quantities of proved reserves based on year-end

                          TESORO PETROLEUM CORPORATION
prices and any fixed and determinable future escalation provided by contractual arrangements in existence at year-end. Escalation based on inflation, federal regulatory changes and supply and demand are not considered. Estimated future production costs related to year-end reserves are based on year-end costs. Such costs include, but are not limited to, production taxes and direct operating costs. Inflation and other anticipatory costs are not considered until the actual cost change takes effect. Estimated future income tax expenses are computed using the appropriate year-end statutory tax rates. Consideration is given for the effects of permanent differences, tax credits and allowances. A discount rate of 10% is applied to the annual future net cash flows.

     The methodology and assumptions used in calculating the standardized measure are those required by SFAS No. 69. The standardized measure is not intended to be representative of the fair market value of the Company's proved reserves. The calculations of revenues and costs do not necessarily represent the amounts to be received or expended by the Company.

                                                       U.S.      BOLIVIA      TOTAL
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
DECEMBER 31, 1995
  Future cash inflows..............................  $265,379    $120,510    $385,889
  Future production costs..........................    53,095      32,005      85,100
  Future development costs.........................     8,625       7,548      16,173
                                                     --------    --------    --------
  Future net cash flows before income tax
     expense.......................................   203,659      80,957     284,616
  10% annual discount factor.......................    34,920      32,231      67,151
                                                     --------    --------    --------
  Discounted future net cash flows before income
     taxes.........................................   168,739      48,726     217,465
  Discounted future income tax expense(a)..........    45,939      25,897      71,836
                                                     --------    --------    --------
  Standardized measure of discounted future net
     cash flows....................................  $122,800    $ 22,829    $145,629
                                                     ========    ========    ========
DECEMBER 31, 1996
  Future cash inflows..............................  $376,103    $368,119    $744,222
  Future production costs..........................    66,524      72,766     139,290
  Future development costs.........................    13,156      30,632      43,788
                                                     --------    --------    --------
  Future net cash flows before income tax
     expense.......................................   296,423     264,721     561,144
  10% annual discount factor.......................    73,687     130,915     204,602
                                                     --------    --------    --------
  Discounted future net cash flows before income
     taxes.........................................   222,736     133,806     356,542
  Discounted future income tax expense (a).........    70,251      80,102     150,353
                                                     --------    --------    --------
  Standardized measure of discounted future net
     cash flows....................................  $152,485    $ 53,704    $206,189
                                                     ========    ========    ========
DECEMBER 31, 1997
  Future cash inflows..............................  $347,904    $490,337    $838,241
  Future production costs..........................    81,011      86,546     167,557
  Future development costs.........................    29,362      48,860      78,222
                                                     --------    --------    --------
  Future net cash flows before income tax
     expense.......................................   237,531     354,931     592,462
  10% annual discount factor.......................    70,036     148,461     218,497
                                                     --------    --------    --------
  Discounted future net cash flows before income
     taxes.........................................   167,495     206,470     373,965
  Discounted future income tax expense(a)..........    32,284     107,318     139,602
                                                     --------    --------    --------
  Standardized measure of discounted future net
     cash flows(b).................................  $135,211    $ 99,152    $234,363
                                                     ========    ========    ========

                          TESORO PETROLEUM CORPORATION

---------------

(a) For Bolivia, the discounted future income tax expense includes Bolivian taxes of $21.6 million, $69.4 million and $105.0 million as of December 31, 1995, 1996 and 1997, respectively, and U.S. income taxes of $4.3 million, $10.7 million and $2.3 million at December 31, 1995, 1996 and 1997, respectively.

(b) Gross rates for the Company's Bolivian production were increased from 40 million cubic feet ("MMcf") per day to 120 MMcf per day in the year 2000 due to the anticipated completion of the Bolivia-Brazil pipeline during early 1999 as discussed in Note B. This increase accounted for approximately $57 million of the standardized measure of discounted future net cash flows for Bolivia at December 31, 1997.

  Changes in Standardized Measure of Discounted Future Net Cash Flows
(Unaudited)

                                                        1995        1996       1997
                                                      ---------   --------   --------
                                                              (IN THOUSANDS)
Sales of oil and gas produced, net of production
  costs.............................................  $(106,378)  $(93,275)  $(69,567)
Net changes in prices and production costs..........    (32,931)    39,409    (88,473)
Extensions, discoveries and improved recovery.......     83,045     81,201     42,191
Changes in future development costs.................     19,221    (17,704)    (7,495)
Revisions of previous quantity estimates............     60,800     (7,244)    15,819
Purchases (sales) of minerals in-place..............    (48,698)    55,484     79,024
Changes in timing of Bolivian production............         --         --     10,271
Extension of Bolivian contract terms................         --     26,564         --
Other changes in Bolivian Hydrocarbons Law..........         --     32,894         --
Accretion of discount...............................     14,878     14,563     20,619
Net changes in income taxes.........................      6,917    (71,332)    25,785
                                                      ---------   --------   --------
Net increase (decrease).............................     (3,146)    60,560     28,174
Beginning of period.................................    148,775    145,629    206,189
                                                      ---------   --------   --------
End of period.......................................  $ 145,629   $206,189   $234,363
                                                      =========   ========   ========

                          TESORO PETROLEUM CORPORATION

  Reserve Information (Unaudited)

     The following estimates of the Company's net proved oil and gas reserves are based on evaluations prepared by Netherland, Sewell & Associates, Inc., except for U.S. net reserves at December 31, 1997 which were prepared by in-house engineers and audited by Netherland, Sewell & Associates, Inc. Reserves were estimated in accordance with guidelines established by the Securities and Exchange Commission and Financial Accounting Standards Board, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements.

                                                               U.S.      BOLIVIA    TOTAL
                                                              -------    -------   -------
NET PROVED GAS RESERVES (millions of cubic feet)(a)
  December 31, 1994.........................................  129,099     95,756   224,855
     Revisions of previous estimates........................   46,239       (553)   45,686
     Extensions, discoveries and other additions............   50,201         --    50,201
     Production.............................................  (41,789)    (6,807)  (48,596)
     Sales of minerals in-place.............................  (77,373)        --   (77,373)
                                                              -------    -------   -------
  December 31, 1995.........................................  106,377     88,396   194,773
     Extension of Bolivian contract terms(b)................       --     32,998    32,998
     Other changes in Bolivian Hydrocarbons Law(b)..........       --     56,704    56,704
     Revisions of previous estimates........................   (4,792)      (149)   (4,941)
     Extensions, discoveries and other additions............   22,977     59,964    82,941
     Production.............................................  (32,081)    (7,412)  (39,493)
     Purchases of minerals in-place.........................   24,309         --    24,309
                                                              -------    -------   -------
  December 31, 1996.........................................  116,790    230,501   347,291
     Revisions of previous estimates........................   (3,063)    30,567    27,504
     Extensions and discoveries.............................   33,648         --    33,648
     Production.............................................  (31,409)    (7,131)  (38,540)
     Purchases of minerals in-place.........................   30,527     81,229   111,756
                                                              -------    -------   -------
  December 31, 1997 (c).....................................  146,493    335,166   481,659
                                                              =======    =======   =======
NET PROVED DEVELOPED GAS RESERVES (millions of cubic feet)
  December 31, 1994.........................................  110,071     81,558   191,629
  December 31, 1995.........................................   95,930     72,500   168,430
  December 31, 1996.........................................  107,509    123,154   230,663
  December 31, 1997 (c).....................................  112,385    181,402   293,787

                          TESORO PETROLEUM CORPORATION

                                                               U.S.      BOLIVIA    TOTAL
                                                              -------    -------   -------
NET PROVED OIL RESERVES (thousands of barrels)(a)
  December 31, 1994.........................................       --      1,793     1,793
     Revisions of previous estimates........................        1         10        11
     Extensions, discoveries and other additions............        8         --         8
     Production.............................................       (1)      (207)     (208)
                                                              -------    -------   -------
  December 31, 1995.........................................        8      1,596     1,604
     Extension of Bolivian contract terms(b)................       --        459       459
     Other changes in Bolivian Hydrocarbons Law(b)..........       --        913       913
     Revisions of previous estimates........................       (4)       150       146
     Extensions, discoveries and other additions............       --        840       840
     Production.............................................      (10)      (214)     (224)
     Purchases of minerals in-place.........................      188         --       188
                                                              -------    -------   -------
  December 31, 1996.........................................      182      3,744     3,926
     Revisions of previous estimates........................       (5)       349       344
     Extensions and discoveries.............................       87         --        87
     Production.............................................      (43)      (189)     (232)
     Purchases of minerals in-place.........................      430      1,301     1,731
                                                              -------    -------   -------
  December 31, 1997 (c).....................................      651      5,205     5,856
                                                              =======    =======   =======
NET PROVED DEVELOPED OIL RESERVES (thousands of barrels)
  December 31, 1994.........................................       --      1,627     1,627
  December 31, 1995.........................................        4      1,407     1,411
  December 31, 1996.........................................      126      2,291     2,417
  December 31, 1997 (c).....................................      296      3,137     3,433

---------------

(a) The Company is required to file annual estimates of its proved reserves with the Department of Energy. Such filings have been consistent with the information presented herein.

(b) Under a new Hydrocarbons Law passed by the Bolivian government in 1996, the Company converted its Contracts of Operation for Block 18 and Block 20 into four Shared Risk Contracts, which, among other matters, extend the Company's term of operation, provide more favorable acreage relinquishment terms and provide for a more favorable royalty and tax structure.

(c) No major discovery or adverse event has occurred since December 31, 1997 that would cause a significant change in net proved reserve volumes.

                                  * * * * * *

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of BHP Petroleum Americas Refining Inc.
and BHP Petroleum South Pacific Inc.:

     We have audited the accompanying combined balance sheets of BHP Petroleum Americas Refining Inc. and BHP Petroleum South Pacific Inc. (the Company) as of May 31, 1997 and 1996, and the related combined statements of operations, stockholders' equity and cash flows for each of the three years in the period ended May 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of BHP Petroleum Americas Refining Inc. and BHP Petroleum South Pacific Inc. as of May 31, 1997 and 1996, and the combined results of their operations and their cash flows for each of the three years in the period ended May 31, 1997, in conformity with generally accepted accounting principles.

/s/  ARTHUR ANDERSEN LLP

Honolulu, Hawaii
March 31, 1998

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                   YEARS ENDED MAY 31,
                                                           ------------------------------------
                                                              1995         1996         1997
                                                           ----------   ----------   ----------
REVENUES
  Sales and other revenue -- trade.......................  $  752,044   $  741,631   $  886,380
  Sales and other revenue -- affiliates..................      79,908       72,992      111,258
  Other income...........................................         750          905          211
                                                           ----------   ----------   ----------
          Total Revenue..................................     832,702      815,528      997,849
                                                           ----------   ----------   ----------

OPERATING COSTS AND EXPENSES
  Cost of sales..........................................     720,597      711,131      881,991
  Operating and selling..................................      42,148       43,661       43,363
  Depreciation and amortization..........................      27,745       29,507       30,596
  Refinery assets write-down to fair value (Note 5)......          --           --       88,813
  Goodwill write-off (Notes 2 and 5).....................          --           --       30,351
                                                           ----------   ----------   ----------
          Total Operating Costs and Expenses.............     790,490      784,299    1,075,114
                                                           ----------   ----------   ----------

OPERATING INCOME (LOSS)..................................      42,212       31,229      (77,265)
  General and administrative.............................     (22,319)     (21,238)     (24,731)
  Interest...............................................     (11,274)      (9,887)      (9,976)
  Capitalized interest...................................         857          765        1,269
                                                           ----------   ----------   ----------

INCOME (LOSS) BEFORE INCOME TAXES........................       9,476          869     (110,703)
Income tax benefit (provision)...........................      (4,673)      (1,474)      30,125
                                                           ----------   ----------   ----------

NET INCOME (LOSS)........................................  $    4,803   $     (605)  $  (80,578)
                                                           ==========   ==========   ==========

    The accompanying notes are an integral part of these combined financial statements.

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                 AS OF MAY 31,
                                                              --------------------
                                                                1996        1997
                                                              --------    --------
                                      ASSETS

CURRENT ASSETS
  Cash......................................................  $  1,043    $  1,420
  Accounts receivable, net..................................    43,913      47,675
  Due from affiliates -- trade..............................    10,742       9,906
  Due from affiliates -- other..............................    22,369      22,115
  Inventories...............................................    52,354      83,864
  Other current assets......................................     5,712       4,802
                                                              --------    --------
          Total current assets..............................   136,133     169,782
                                                              --------    --------
PROPERTY, PLANT AND EQUIPMENT, net of accumulated
  depreciation and amortization(Note 5).....................   378,235     303,442
                                                              --------    --------
NON-CURRENT ASSETS
  Goodwill, net of accumulated amortization (Note 5)........    32,931          --
  Other.....................................................     7,653       4,220
                                                              --------    --------
          Total non-current assets..........................    40,584       4,220
                                                              --------    --------
          Total Assets......................................  $554,952    $477,444
                                                              ========    ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Cash overdraft............................................  $  6,668    $  6,840
  Accounts payable..........................................     7,557      12,287
  Due to affiliates -- trade................................     4,587      29,933
  Capital lease obligations, current portion................       685       1,055
  Accrued liabilities.......................................    13,213      20,782
                                                              --------    --------
          Total current liabilities.........................    32,710      70,897
                                                              --------    --------
NOTES PAYABLE TO AFFILIATE -- noncurrent....................   145,000     145,000
CAPITAL LEASE OBLIGATIONS, net of current portion...........     5,917       9,361
DEFERRED INCOME TAXES.......................................    66,014      30,659
OTHER LIABILITIES...........................................    31,746      28,540
COMMITMENTS AND CONTINGENCIES (Note 14)
STOCKHOLDERS' EQUITY
  Common stock, no par value, 1,000,500 shares authorized,
     issued and outstanding.................................     8,208       8,208
  Additional paid-in capital................................    52,362      52,362
  Retained earnings:
     BHP Petroleum Americas Refining Inc....................   204,205     122,378
     BHP Petroleum South Pacific Inc........................     8,790      10,039
                                                              --------    --------
          Total stockholders' equity........................   273,565     192,987
                                                              --------    --------
          Total Liabilities and Stockholders' Equity........  $554,952    $477,444
                                                              ========    ========

    The accompanying notes are an integral part of these combined financial statements.

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                            COMMON STOCK       ADDITIONAL                  TOTAL
                                         -------------------    PAID-IN     RETAINED   STOCKHOLDERS'
                                          SHARES     AMOUNT     CAPITAL     EARNINGS      EQUITY
                                         ---------   -------   ----------   --------   -------------
Balance May 31, 1994
  BHP Petroleum Americas Refining
     Inc...............................        500   $ 8,008    $ 42,000    $200,219     $250,227
  BHP Petroleum South Pacific Inc......  1,000,000       200      10,362       8,578       19,140
                                         ---------   -------    --------    --------     --------
          Total........................  1,000,500     8,208      52,362     208,797      269,367
  Net income...........................         --        --          --       4,803        4,803
                                         ---------   -------    --------    --------     --------

Balance May 31, 1995...................  1,000,500     8,208      52,362     213,600      274,170
  Net loss.............................         --        --          --        (605)        (605)
                                         ---------   -------    --------    --------     --------

Balance May 31, 1996...................  1,000,500     8,208      52,362     212,995      273,565
  Net loss.............................         --        --          --     (80,578)     (80,578)
                                         ---------   -------    --------    --------     --------

Balance, May 31, 1997..................  1,000,500   $ 8,208    $ 52,362    $132,417     $192,987
                                         =========   =======    ========    ========     ========

    The accompanying notes are an integral part of these combined financial statements.

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   YEARS ENDED MAY 31,
                                                              ------------------------------
                                                                1995       1996       1997
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................  $  4,803   $   (605)  $(80,578)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Refinery assets write-down to fair value..................        --         --     88,813
  Goodwill write-off........................................        --         --     30,351
  Depreciation and amortization.............................    27,745     29,507     30,596
  Deferred income taxes.....................................    (6,067)       285    (35,355)
  Changes in:
     Accounts receivable, net...............................   (44,397)     7,767     (3,762)
     Due from affiliates, trade and other...................    29,368       (786)     1,090
     Inventories............................................    (6,803)    18,916    (31,510)
     Other assets...........................................     2,569     (8,903)     4,343
     Accounts payable and accrued liabilities...............    13,644     (4,343)    12,471
     Due to affiliates, trade...............................    (1,274)   (15,106)    25,346
     Other liabilities......................................     4,499      4,008     (3,206)
                                                              --------   --------   --------
  Net cash provided by operating activities.................    24,087     30,740     38,599

CASH FLOWS FROM INVESTING ACTIVITIES --
  Additions to property plant and equipment.................   (23,461)   (29,568)   (37,467)

CASH FLOWS FROM FINANCING ACTIVITIES --
  Repayment of principal on capital leases..................      (527)      (654)      (755)
                                                              --------   --------   --------
Net increase in cash........................................        99        518        377
Cash, beginning of period...................................       426        525      1,043
                                                              --------   --------   --------
Cash, end of period.........................................  $    525   $  1,043   $  1,420
                                                              ========   ========   ========
Supplemental disclosures:
  Acquisition of equipment under capital lease..............  $     --   $  1,900   $  4,569
  Fixed assets from parent company, at book value...........  $     --   $  7,540   $     --

    The accompanying notes are an integral part of these combined financial statements.

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION

     BHP Petroleum Americas Refining Inc. (BHPPAR), a Hawaii corporation, and BHP Petroleum South Pacific Inc. (BHPPSP), a California corporation, collectively referred to as "the Company," are affiliated companies and wholly-owned indirect subsidiaries of The Broken Hill Proprietary Company Limited (BHP), an Australian company. All capital and financing requirements of the Company are provided for by BHP, except for capital and operating leases.

     BHPPAR operates an oil refinery, product storage and distribution facilities, and retail gasoline stations in the state of Hawaii. Crude oil is purchased through other BHP affiliates and shipped to Hawaii by tanker. Refined product exports usually are sold through other BHP affiliates. BHPPSP is a petroleum products marketer in American Samoa, and operates the government-owned product storage and distribution facilities. BHPPSP purchases most of its refined products from BHPPAR.

     The Companies were part of a consolidated group, Pacific Resources, Inc. and Subsidiaries (PRI), purchased by BHP in March 1989. The purchase price was allocated to assets and liabilities based on fair values at the acquisition date. The purchase price in excess of fair values was reported as goodwill until May 1997 when the refinery assets were written down to estimated fair value and the unamortized goodwill was written off (see Note 5).

     There have been changes in the former PRI group since 1989: certain subsidiaries were liquidated, others were merged or became subsidiaries of other BHP affiliates. In 1995 two affiliates, BHP Petroleum Americas Terminals Inc. (Terminals), and BHP Petroleum Americas Gas Express Inc. (Gas Express), were merged into BHPPAR. In connection with this reorganization, all employees of Terminals, Gas Express and parent company, BHP Hawaii Inc., became employees of BHPPAR. The 1995 financial statements reflect the results of operations of these combined entities, consistent with the presentation in 1996 and 1997.

2. SIGNIFICANT ACCOUNTING POLICIES

     Combined Financial Statements -- The combined financial statements include the accounts of BHPPAR and BHPPSP. These companies are combined to present the financial position and results of operations of BHP's downstream petroleum refining and marketing business. The combined financial statements have been prepared using the historical costs and results of operations of the affiliated entities. There were no significant differences in accounting methods or their application among the combining entities. All significant intercompany balances and transactions between the combined entities are eliminated.

     Use of Estimates and Presentation -- Preparation of the combined financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions which affect the amounts of assets and liabilities, and disclosure of contingencies at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

     Financial Instruments -- The carrying amounts of financial instruments, including cash, accounts receivable, accounts payable, and certain other current liabilities, approximate fair value because of the short maturity of these instruments. The carrying amounts of the Company's long-term notes payable and other obligations approximate the Company's estimate of fair values of such items.

     Hedging Activities -- The Company periodically enters into hedging arrangements through BHP affiliates to manage petroleum price risks and not for speculative purposes. Gains and losses from hedging are recognized in income when the hedged transaction occurs. Historically, gains and losses from hedging transactions have not been material.

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Inventories -- Crude oil and refined products are valued at the lower of cost or market (net realizable value). Cost is determined primarily on the last-in, first-out (LIFO) basis. Other inventories held for sale, materials and supplies are stated at the lower of average cost, not in excess of market.

     Property, Plant and Equipment -- Property, plant and equipment is stated at cost. Major replacements, renewals and improvements are capitalized. Maintenance, repairs and replacements, which do not improve or extend the lives of assets, are charged to expense. Depreciation and amortization, including amortization of assets under capital leases, are computed using the straight-line method over estimated useful lives or lease terms, if shorter. Estimated useful lives range up to 20 years for buildings and up to 25 years for plant and equipment.

     Refinery Maintenance Turnaround Costs -- The costs of refinery unit shutdown and maintenance turnaround costs are included in other assets and amortized over the estimated period of benefit, generally one to three years, depending on the process unit.

     Goodwill -- Goodwill represents BHP's purchase price in excess of the fair values of net BHPPAR assets acquired in March 1989, after providing noncurrent deferred tax liabilities on the difference between the assets' fair values and their income tax basis. Goodwill was amortized on a straight-line, 20 year rate until the goodwill was determined to be without further value and was written off in May 1997 (see Note 5).

     Income Taxes -- Deferred tax assets and liabilities are recognized for future income tax effects of temporary differences between financial statement carrying amounts and the related income tax bases of assets and liabilities. Deferred income tax assets and liabilities measurements are based on enacted tax rates expected to apply when the temporary differences are expected to be settled. The effect of tax rate changes on deferred tax assets and liabilities is recognized when rate changes are enacted.

     Income taxes are computed and recorded as if each company were filing separate tax returns, although BHPPAR and BHPPSP are included in different federal and state consolidated income tax returns which include other BHP companies in the affiliated groups. Current income tax liabilities or refunds are settled with BHP through intercompany accounts.

     Environmental Expenditures -- Environmental expenditures for current operations are expensed or capitalized, as appropriate. Expenditures are capitalized if they extend the useful lives of assets, increase capacity, or mitigate or prevent environmental contamination. Expenditures are expensed if they are for existing conditions caused by past operations, and if the expenditures will not contribute to future revenue generation. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and when costs can be estimated reasonably. Such amounts are based on the estimated timing and extent of remedial actions required by regulatory agencies, experience gained from other sites where assessments and remediation have been completed, and the amount of the Company's estimated liability, considering proportional liability and financial abilities of other responsible parties. Adjustments to accrued liabilities are made as changes in conditions and estimated costs become known.

     Pension Plans and Other Post-Employment Benefits -- Pension costs are accounted for in conformity with Statements of Financial Accounting Standards No. 87 and 88. Funding is based on required contributions under the Employee Retirement Income Security Act of 1974. Other post-employment benefits, primarily medical insurance, are accounted for in conformity with Statement of Financial Accounting Standards No. 106.

3. RECEIVABLES

     The Company operates in a single industry, marketing refined petroleum products in a limited geographic area, primarily Hawaii and American Samoa. The markets are subject to economic and industry changes,

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

including changes in market prices and sources of supply. Concentration of credit risk in trade receivables is limited by the numbers and variety of customers. In October 1997, BHP sold a Hawaii gas services subsidiary (the Gas Company) to an unrelated company. The Gas Company continues to purchase naphtha and propane (LPG) from the refinery. Receivables from the Gas Company amounted to $3,243 and $3,886 at May 31, 1996 and 1997, respectively.

     BHPPSP operates the government-owned fuel storage facilities and markets to a wide range of customers in American Samoa. The facilities management contract expired in 1997 and was awarded to a competitor. BHPPSP has contested the award, but there is no assurance that the company will be able to continue as the facilities operator and/or as a marketer in American Samoa. Transfer of operations to a competitor could increase the collection risk of receivables in that market. BHPPSP's receivables, net of allowance for doubtful accounts, amounted to $3,331 and $4,273 at May 31, 1996 and 1997, respectively.

     The company performs on-going credit evaluations of its customers financial condition, and in some circumstances requires prepayment or letters of credit. The allowance for doubtful accounts is included in the combined balance sheets as a reduction of receivables. The allowance for doubtful accounts as of May 31, 1995, 1996 and 1997, was $1,561, $734 and $698, respectively.

4. INVENTORIES

     Inventories at May 31 consisted of:

                                                               1996      1997
                                                              -------   -------
Crude oil and refined products..............................  $42,107   $73,601
Merchandise and packaged petroleum products.................      896     1,243
Materials and supplies......................................    9,351     9,020
                                                              -------   -------
Total inventories...........................................  $52,354   $83,864
                                                              =======   =======

     At May 31, 1996 and 1997, crude oil and product inventories at LIFO cost amounting to $41.0 million and $71.5 million, respectively, were below current cost by approximately $10.7 million and $7.0 million, respectively.

5. PROPERTY, PLANT AND EQUIPMENT, GOODWILL, AND RELATED WRITE-DOWNS

     Principal assets include the oil refinery, its buildings and its property site on the island of Oahu. The Company owns pipelines connecting the refinery to an off-shore, single-point mooring, to a barge harbor near the refinery, and to Honolulu International Airport and Honolulu Harbor. Marketing facilities include product storage and distribution terminals on the islands of Maui and Hawaii, as well as retail gas stations.

     In 1997 BHP developed a plan to sell the Company, engaged an investment advisor, completed an appraisal of assets, and began discussions with potential buyers. Management determined that net book value of refinery assets had been impaired based in part on the appraisal. The refinery property, plant and equipment were written down to estimated fair value in May 1997, based on an evaluation of these assets, related operating results, and in accordance with provisions of Statement of Financial Accounting Standards No. 121. The write-down, net of accumulated depreciation, amounted to $88.8 million ($54.2 million after a $34.6 million reduction in deferred income taxes), as summarized below. BHP reached an agreement in March 1998 to sell the Company, and as a result of the sale, the Company anticipates recognizing an estimated loss of approximately $120-125 million, in addition to the loss recognized in May 1997 (see

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Note 15). Substantially all of the loss is expected to be allocated to a further reduction in the fair value of the property, plant and equipment.

                                                                1996        1997
                                                              ---------   ---------
Land and buildings..........................................  $  67,708   $  70,451
Plant and equipment, including capital leases...............    548,067     582,076
                                                              ---------   ---------
Total before revaluation write-down.........................    615,775     652,527
Accumulated depreciation and amortization...................   (237,540)   (260,272)
                                                              ---------   ---------
Property, plant and equipment, net before write-down........    378,235     392,255
                                                              ---------   ---------
Less write-down to estimated fair value:
  Land and buildings........................................         --     (23,451)
  Plant and equipment.......................................         --    (325,634)
  Accumulated depreciation and amortization.................         --     260,272
                                                              ---------   ---------
          Net write-down to estimated fair value............         --     (88,813)
                                                              ---------   ---------
Property, plant and equipment, net..........................  $ 378,235   $ 303,442
                                                              =========   =========

     In connection with management's determination that the carrying amount of refinery assets had become impaired, it was also determined that goodwill had no continuing value. Therefore, the remaining net goodwill of $30,351 ($51,636, net of accumulated amortization of $21,285) was also written off in May 1997. Annual goodwill amortization expense included in statements of operations was $2,580 for each of the three years ended May 31, 1997.

6. LEASES

     The company leases equipment and some properties under various lease agreements covering periods through 2024. Properties include the pipeline corridor from the refinery to Honolulu International Airport and Honolulu Harbor, as well as land underlying terminal facilities and most of the gas stations. The Company also uses product terminals owned by others, including deliveries at Honolulu Harbor, Honolulu International Airport, and all sales in American Samoa. Rent, through-put fees, and storage fees are paid for use of these facilities. Certain operating leases contain provisions for renegotiation or escalation of rents based on operating costs or usage. Rent expense for operating leases, including leases with terms of a month or less, was $13,696 in 1995, $13,125 in 1996 and $13,330 in 1997.

     Capital leases are for tugs and barges used in transportation of petroleum products within Hawaii. Cost and accumulated amortization of capitalized leased assets at May 31 amounted to:

                                                               1996        1997
                                                              -------     -------
Capitalized leases -- cost..................................  $12,204     $15,023
Accumulated amortization....................................   (5,965)     (5,123)
                                                              -------     -------
Capitalized leases included in property -- net..............  $ 6,239     $ 9,900
                                                              =======     =======

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Minimum lease commitments under non-cancelable leases (excluding leases with terms of one year or less) at May 31, 1997 are summarized below:

                           FISCAL                             OPERATING    CAPITAL
                            YEAR                               LEASES      LEASES
------------------------------------------------------------  ---------    -------
1998........................................................  $ 12,186     $ 2,005
1999........................................................    10,763       1,884
2000........................................................     9,394       1,677
2001........................................................     9,441       1,634
2002........................................................     8,221       1,468
Thereafter..................................................    96,027       6,659
                                                              --------     -------
Total minimum lease payments................................  $146,032      15,327
                                                              ========
Less amount representing interest...........................                (4,911)
                                                                           -------
Present value of net minimum lease payments.................                10,416
Less current portion........................................                (1,055)
                                                                           -------
Noncurrent portion..........................................               $ 9,361
                                                                           =======

7. ACCRUED LIABILITIES

     Accrued current liabilities at May 31 included the following:

                                                               1996       1997
                                                              -------    -------
Environmental costs.........................................  $ 3,190    $ 3,950
Accrued employee compensation...............................    5,502     10,768
Taxes, other than income taxes..............................    4,239      5,908
Other accrued liabilities...................................      282        156
                                                              -------    -------
Total accrued liabilities, current..........................  $13,213    $20,782
                                                              =======    =======

8. NOTES PAYABLE TO AFFILIATE

     Noncurrent debt consists of two unsecured promissory notes totaling $145 million, payable to BHPPAR's parent company, BHP Hawaii Inc. The notes are payable 395 days from demand, and interest is payable at the monthly average short-term Applicable Federal Rate, as determined under Internal Revenue Code Sec. 1274(d). Interest rates ranged from 5.56% to 7.43% in 1995, 5.05% to 6.37% in 1996, and 5.63% to 6.23% in 1997. The rates for May 1996 and 1997 were 5.76%
and 6.23%, respectively. Interest is paid as accrued through settlement of inter-company accounts. Interest expense on the notes was $9,415 in 1995, $8,364 in 1996, and $8,734 in 1997.

9. INCOME TAXES

     The income tax provision (benefit) for the three years ended May 31, 1997, included:

                                                         1995       1996       1997
                                                        -------    ------    --------
Current income tax provision..........................  $10,738    $1,990    $  5,285
Deferred tax benefit..................................   (6,065)     (516)    (35,410)
                                                        -------    ------    --------
Total income tax provision (benefit)..................  $ 4,673    $1,474    $(30,125)
                                                        =======    ======    ========

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The deferred income tax benefit in 1997 includes the deferred tax effect of the fair value write-down of refinery property, plant and equipment.

     The following table reconciles taxes on income at the normal 35% Federal income tax rate with the effective tax rate:

                                                         1995      1996       1997
                                                        ------    ------    ---------
Earnings (loss) before income taxes...................  $9,476    $  869    $(110,703)
                                                        ------    ------    ---------
Tax provision (benefit) at U.S. corporate tax rate....  $3,317    $  304    $ (38,746)
Effect of:
  Write-off / amortization of goodwill................     900       903       11,526
  State income taxes, net of Federal tax effects......     470       149       (3,027)
  Other...............................................     (14)      118          122
                                                        ------    ------    ---------
Income tax provision (benefit)........................  $4,673    $1,474    $ (30,125)
                                                        ======    ======    =========
Effective combined income tax rate....................    49.3%    169.6%        27.2%
                                                        ======    ======    =========

     The effective tax rates are significantly different than "normal" because of the amortization and write-off of goodwill related to BHP's 1989 acquisition of BHPPAR.

     Deferred income tax liabilities and assets, resulting from timing differences, as of May 31, 1996 and 1997:

                                                               1996       1997
                                                              -------    -------
Deferred Federal tax assets:
  Accrued vacation pay, incentive compensation..............  $ 1,824    $   692
  Accrued retirement benefits...............................    4,376      4,417
  Environmental provisions..................................    7,862      7,236
  Other.....................................................      895        995
                                                              -------    -------
          Total deferred tax assets.........................   14,957     13,340
Deferred Federal tax liabilities:
  Accelerated depreciation and other property items.........   71,844     39,410
  Refinery turn-around costs................................    2,011        976
  Other.....................................................      525        525
                                                              -------    -------
          Total deferred tax liabilities....................   74,380     40,911
                                                              -------    -------
Net Federal deferred tax liability..........................   59,423     27,571
Net State deferred tax liability............................    6,591      3,088
                                                              -------    -------
Deferred income tax liability -- net........................  $66,014    $30,659
                                                              =======    =======

10. RETIREMENT PLANS

     Employees are covered by a qualified noncontributory defined benefit pension plan. BHPPAR and BHPPSP participate with many other BHP affiliates in the BHP (USA) Pension Plan, and the plan's actuary allocates assets and liabilities to the participating entities, as well as determining annual costs and recommended contributions. The plan's benefit formula is a final-pay formula. The plan funding policy is to fund a contribution of at least the minimum funding requirement, but no more than the maximum tax-deductible contribution.

     The following plan information covers all the employees of the Company, as well as certain employees and retirees of affiliates which were merged into BHPPAR or disposed of during the three years ended

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

May 31, 1997. Plan assets exceeded projected benefit obligations, with respect to BHPPAR and BHPPSP, at May 31, 1996 and 1997. The following tables present pension expense, funded status and major actuarial assumptions used to determine amounts.

              NET PERIODIC PENSION COST                  1995       1996       1997
              -------------------------                 -------    -------    -------
Service cost..........................................  $ 1,330    $ 1,530    $ 1,550
Interest cost.........................................    1,420      1,470      1,660
Actual return on plan assets..........................   (2,600)    (3,000)    (4,920)
Net amortization and deferral.........................    1,381      1,521      3,061
                                                        -------    -------    -------
Net periodic pension cost.............................  $ 1,531    $ 1,521    $ 1,351
                                                        =======    =======    =======

        FUNDED STATUS OF PENSION PLANS AS OF MAY 31            1996       1997
        -------------------------------------------           -------    -------
Actuarial present value of accumulated benefit obligation:
  Vested....................................................  $13,670    $14,380
  Total.....................................................  $16,490    $17,610
                                                              -------    -------
Projected benefit obligation................................  $22,060    $24,420
Plan assets at fair value...................................   22,540     27,120
                                                              -------    -------
Plan assets in excess of projected benefit obligation.......      480      2,700
Unrecognized net gain.......................................   (2,590)    (4,800)
Unrecognized prior service cost.............................    1,093      1,002
                                                              -------    -------
Accrued net pension liability...............................  $(1,017)   $(1,098)
                                                              =======    =======

     The accrued net pension liability is included in other liabilities (noncurrent) in the accompanying balance sheets.

                                                                1995    1996    1997
                                                                ----    ----    ----
Discount rate...............................................    8.00%   7.75%   7.75%
Rate of increase in future compensation levels..............    5.00    5.00    5.00
Expected long-term rate of return on plan assets............    8.50    8.50    8.50

     In addition to the defined benefit plan, the Company is a participating sponsor in a defined contribution plan. The BHP Retirement Savings Plan (RSP) is a deferred compensation plan which covers employees of the Company and other BHP entities in the U.S. The Company matches and contributes an amount equal to each employee's contribution up to 6 percent of the employee's salary and incentive compensation. Plan contributions charged to expense amounted to $1,071, $1,222 and $1,421 in 1995, 1996 and 1997, respectively.

     Liabilities also are accrued for supplemental retirement benefits for executives. The unfunded liabilities and expense are actuarially determined. Payments are made for vested benefits after retirement.

11. OTHER RETIREMENT BENEFITS

     Certain medical and life insurance benefits are provided for qualified retirees and their qualified dependents. Employees who retire at ages 55-61 with at least 15 years of continuous service, or who retire at age 62, or later, with at least 10 years of continuous service, become eligible for these benefits. The health care plan is contributory with retiree contributions adjusted periodically. The life insurance plan is noncontributory. Plan expense and liabilities are accrued as actuarially determined and funded on a pay-as-you-go basis. The

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

following tables present the composition of post-retirement benefit expense and the accumulated post-retirement benefit obligation.

  COMPONENTS OF NET PERIODIC POST-RETIREMENT BENEFIT COST     1995    1996    1997
  -------------------------------------------------------     ----    ----    ----
Service cost................................................  $108    $100    $ 83
Interest cost on accumulated benefit obligation.............   601     528     424
Amortization of unrecognized net transition asset...........   (48)    (48)    (48)
Amortization of unrecognized (gain) loss....................     8      --     (78)
                                                              ----    ----    ----
Net periodic post-retirement benefit cost...................  $669    $580    $381
                                                              ====    ====    ====

  ACCRUED POST-RETIREMENT BENEFIT OBLIGATION AS OF MAY 31        1996      1997
  -------------------------------------------------------       ------    ------
Retirees and beneficiaries..................................    $4,742    $4,553
Active participants eligible to retire......................       264       282
Other active participants...................................       733       873
                                                                ------    ------
Total post-retirement benefit obligation....................     5,739     5,708
Unrecognized transition asset...............................       776       728
Unrecognized gain...........................................     1,614     1,441
                                                                ------    ------
Accrued post-retirement benefit obligation..................    $8,129    $7,877
                                                                ======    ======

     The accrued obligation is included in other liabilities (noncurrent) in the accompanying balance sheets. Amounts to be paid during the next twelve months are included in current liabilities.

     The weighted average rate of increase in the per capita cost of covered health care benefits was assumed to be 8% for 1997, decreasing by 1/2% per year to 5.5% in 2002 and thereafter. A 1% increase in the health care cost trend rate would increase the accumulated post-retirement benefit obligation by $149 at May 31, 1997, and the net periodic service and interest cost by $13 for the year. Actuarial assumptions used to measure the accrued post-retirement obligation at May 31, 1995, 1996 and 1997 included a discount rate of 7.75% and a compensation rate increase of 6%.

12. RELATED PARTY BALANCES AND TRANSACTIONS

     The Company enters into transactions with BHP-affiliated companies primarily for petroleum operations and general financing activities. Crude oil is purchased through BHP Petroleum affiliates in the U.S., Australia and Singapore. Crude oil transportation costs are either included in the purchase price or paid to an affiliated BHP Transport company. Export products are sold through BHP Petroleum affiliates. Amounts due to and from BHP-affiliated companies as of May 31 were:

                                                                1996        1997
                                                              --------    --------
Due from affiliates:
  Current -- trade receivables..............................  $ 10,742    $  9,906
  Current -- other..........................................    22,369      22,115
Due to affiliates:
  Current -- trade payables.................................     4,587      29,933
Noncurrent notes payable, interest at variable rate.........   145,000     145,000

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Transactions with BHP-affiliated companies for the three years ended May 31, 1997 were:

                                                         1995       1996       1997
                                                       --------   --------   --------
Revenues:
  Sales and other revenue............................  $ 79,908   $ 72,992   $111,258
Operating Costs and Expenses:
  Petroleum purchases, including freight.............   575,175    584,714    614,076
  Guarantee fees, included in operating costs........     1,213      1,539        617
  Interest on noncurrent promissory notes............     9,415      8,364      8,734
  Securitization fees, included in interest..........     1,287         --         --

     Sales of refined products to BHP affiliates are negotiated with reference to current published market prices. Sales include export cargoes marketed primarily in Asia. Also, naphtha and LPG are sold to a Hawaii gas utility affiliate (the Gas Company) under term contracts. BHP sold the Gas Company to an unrelated company effective October 31, 1997 (see Note 15).

     Domestic (Alaskan North Slope) crude oil is purchased from a BHP Petroleum affiliate at their cost, net of their price hedging transactions. BHPPAR also imports crude oil, primarily from Australia and Asia, under term agreements with BHP Petroleum affiliates, and purchase prices are determined by a formula using current published market prices.

13. FUTURES CONTRACTS

     BHPPAR has a term agreement with a third-party customer for the sale of physical product in exchange for futures contracts (plus a cash location/quality differential), which are settled through a BHP Petroleum affiliate. The futures contracts are sold ratably over each month, and proceeds from selling the futures contracts at current market prices (plus the cash differential) determine the sales value of product delivered during the month. Futures contracts at May 31, 1996 and 1997, are summarized below (amounts in 000's):

                                                                1996        1997
                                                              ---------   ---------
Contract barrels............................................        250         240
Contract amounts............................................  $   5,597   $   5,645
Unrealized gains (losses)...................................  $    (257)  $     (19)
Maturity dates..............................................  June 1996   June 1997

14. COMMITMENTS AND CONTINGENCIES

     The Company is party to litigation and claims in the normal course of business. The outcome of individual matters is not predictable. However, management believes that the ultimate resolution of all of these matters, after considering insurance coverages, is not likely to have a material adverse effect on the Company's combined financial statements.

  Environmental

     The Company's operations are subject to various Federal and state environmental laws and regulations. The Company has received notices of violation or potential liability from the U.S. Environmental Protection Agency
(EPA), the State of Hawaii Department of Health (HDOH) and private parties relating to various environmental matters associated with the Company's ownership and/or operations of its assets. Generally, the timing of liability accruals corresponds with the completion of remedial investigations or feasibility studies, and are adjusted as necessary. Although the amount of future environmental expenditures cannot be

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

determined with certainty, Company management believe that compliance with present laws will not have a material adverse effect on its financial statements. Environmental provisions as of May 31 were as follows:

                                                               1996      1997
                                                              -------   -------
Accrued liabilities -- current..............................  $ 3,190   $ 3,950
Other liabilities -- noncurrent.............................   19,785    16,724
                                                              -------   -------
Total.......................................................  $22,975   $20,674
                                                              =======   =======

     Total environmental expense, including provisions, charged to cost of sales and operating expense, amounted to $9,003, $7,198 and $4,936 in 1995, 1996, and 1997, respectively.

     Refinery -- Based on an inspection conducted by a U.S. EPA consultant, the EPA issued a Notice of Violation (NOV) in June 1997 against BHP Hawaii and BHPPAR pursuant to Section 311 of the Clean Water Act (CWA). The NOV alleged violations of the Spill Prevention, Control and Countermeasures (SPCC) regulations of the CWA. The Company has submitted information in response to EPA requests. The EPA has subsequently dropped its allegations relating to the oil releases and the parties remain engaged in settlement discussions over issues relating to the refinery's SPCC plan.

     In 1993, BHPPAR settled an administrative complaint filed by the EPA in May 1991. The complaint alleged various Resource Conservation and Recovery Act
(RCRA) violations at the refinery involving surface impoundment closure and groundwater monitoring requirements. The settlement, embodied in a Consent Agreement/Final Order (dated July 1993) required BHPPAR to pay a fine (which was satisfied); conduct certain groundwater monitoring tasks and closure of the surface impoundments (which have been done and for which final EPA approval was received in January 1996); complete a supplemental environmental project (which has been done); and investigate and, if required, implement Corrective Action under RCRA in and about the refinery site (which is in progress). A report of the investigation results, dated March 1997, was submitted to the EPA. The majority of the costs related to the closure plans have been expended. At May 31, 1997, $1.9 million remained in other liabilities to provide for estimated post-closure monitoring costs over a 30 year period.

     Under authority of the Emergency Planning and Community Right-to-Know Act (EPCRA), the EPA issued a Request for Information relating to past releases of reportable quantities of regulated EPCRA substances and oil. Pertinent data and documentation were transmitted to the EPA. A Notice of Violation (NOV) was issued in June 1997 against BHP Hawaii and BHPPAR, alleging eight violations. The Company has submitted further information in response. The matter remains subject to EPA review. No penalty amounts have been assessed to date.

     Under a permit application and required compliance certification submitted by BHPPAR pursuant to Title V of the Clean Air Act (CAA), BHPPAR noted several regulatory requirements that were not being met at the time of submission, and included a schedule for addressing or correcting these in accordance with application regulations. BHPPAR has implemented corrective measures to address the foregoing items in accordance with its proposed compliance schedule. Under authority of the CAA, the EPA asked for additional information relating to such past non-compliance matters. BHPPAR provided the information and documents requested. In 1996 the EPA issued a Finding of Violation (FOV) against BHP Hawaii and BHPPAR. The parties have engaged in settlement negotiations and no penalty amount has been assessed. It is not anticipated that any penalty imposed or settlement concluded will have a material adverse effect on the Company's financial condition.

     Honolulu Harbor -- Properties adjacent to Honolulu Harbor have been impacted by the conduct of a variety of industrial activities since the beginning of this century. The HDOH, under the authority of the

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Hawaii Environmental Response Law, requested information from various owners and operators in the area surrounding the harbor to determine the extent of hydrocarbon contamination. A group of owners and operators, including BHP Hawaii Inc., on behalf of the Company, have entered into a voluntary agreement with the HDOH to undertake an initial phase of environmental site investigation in exchange for certain commitments from the HDOH, including the notification of additional potentially responsible parties to participate in this activity. A provision of $600 was accrued for the estimated costs of this initial phase. An additional $2.8 million was accrued to perform hydrogeological studies and groundwater monitoring in the vicinity of Pier 29 which was formerly leased and operated by the Company.

     Honolulu International Airport -- As a result of environmental site assessments commissioned by the State of Hawaii Department of Transportation
(HDOT) in conjunction with the proposed development of properties in the vicinity of the airport, the HDOT requested that costs be shared among certain facility owners and operators to remedy an alleged hydrocarbon condition in the area. At the time of the site assessment, BHPPAR operated certain aboveground fuel tanks located near the development area. The HDOT subsequently deferred its development plans indefinitely. BHPPAR sold its interests in the fuel tank facilities and underlying real property to an adjacent tank farm operator which continues to operate the facilities. To date no claims or demands have been made against BHPPAR. The Company has accrued $1.6 million for estimated hydrocarbon recovery and clean-up costs.

     Gas Express Retail Gas Stations -- The Company has sixteen stations which have been subject to known petroleum product releases. Of these, eight have received "no further action" determinations from the HDOH, and one has a "no further action" request pending. Of the remaining stations, one site has been scheduled for demolition and the reconstruction of a new gas station facility. Contaminated soil is to be removed at the time of demolition. Another station has been completely reconstructed and a request for "no further action" status is in the process of being submitted. Five remaining stations are currently still being investigated and/or remediated in accordance with regulatory requirements. The Company is responsible to assure proper closure of the underground storage tank systems in compliance with regulatory requirements when each of its stations is eventually taken out of service. As closures occur, the Company incurs costs for the excavation of soils, the removal and disposal of tanks, environmental site assessments and media remediation, if necessary, as well as costs to buy-out unexpired lease commitments and write-off any unamortized improvements. The Company has prepared cost estimates for the closure of each site. As of May 31, 1997, total closure costs were estimated to be $14.3 million, of which $7.7 million has been provided for. Of this amount, $2.7 million was provided for stations with known or suspected product leakage. The remainder of the estimated closure costs are being accrued over the remaining terms of stations' respective leases.

  Capital Expenditure Commitments

     The Company had capital projects in progress at May 31, 1997, which were expected to require an additional $11.6 million to complete.

15. SUBSEQUENT EVENTS

  Sale of Company to Tesoro Petroleum Corporation -- March 1998

     On March 18, 1998, the Company's stockholders entered into a stock sale agreement with Tesoro Petroleum Corporation (Tesoro), whereby Tesoro will purchase all of the outstanding common stock of BHPPAR and BHPPSP. The sale is expected to close by the end of May 1998, subject to regulatory review and other customary conditions. The price to be paid at closing amounts to $275 million in cash (including a $5 million escrow deposit). After closing, the cash price will be increased by the amount that net working capital sold exceeds $100 million, or reduced by the amount that net working capital is less than $100 million. In addition, Tesoro will issue an unsecured, non-interest bearing, promissory note for $50 million payable in

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

five equal annual installments of $10 million each, beginning in 2009. The note will provide for earlier payment, depending on earnings performance of the acquired assets.

     The parties will execute a separate environmental agreement at closing, whereby the selling stockholders will indemnify Tesoro and the Company for environmental costs arising out of conditions which exist at, or existed prior to, closing subject to a maximum limit of $9.5 million. The environmental indemnity will survive for a ten-year period. Certain environmental liabilities of the Companies will be retained by BHP and are not subject to the $9.5 million indemnity.

     As a result of the sale, the Company anticipates recognizing an estimated loss of approximately $120-125 million. This estimated loss will increase or decrease based on results of operations and changes in noncurrent assets and liabilities through the closing date. Substantially all of the loss is expected to be allocated to a further reduction in the fair value of the property, plant and equipment.

  Sale of the Gas Company -- October 1997

     An affiliated Hawaii company, Gasco, Inc. (the Gas Company), was sold effective October 31, 1997. The Gas Company provides public utility gas service and non-utility propane (LPG) to residential and commercial customers throughout Hawaii. The Gas Company continues to purchase naphtha, for the manufacture of synthetic natural gas, and liquefied petroleum gas from BHPPAR under term contracts. Sales to the Gas Company are included in sales to affiliates in the accompanying statements of operations and in related-party information (see Note
12). Sales to the Gas Company amounted to $21.3 million in 1995, $21.4 million in 1996, and $21.8 million in 1997.

                                  * * * * * *

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

                       COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                               SEVEN MONTHS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1997
                                                              --------    --------
REVENUES
  Sales and other revenue -- trade..........................  $520,483    $456,817
  Sales and other revenue -- affiliates.....................    61,929      74,684
  Other income..............................................         3           3
                                                              --------    --------
          Total Revenue.....................................   582,415     531,504
                                                              --------    --------
OPERATING COSTS AND EXPENSES
  Cost of sales.............................................   504,913     460,310
  Operating and selling.....................................    24,190      25,543
  Depreciation and amortization (Note 4)....................    16,834          --
                                                              --------    --------
          Total Operating Costs and Expenses................   545,937     485,853
                                                              --------    --------
OPERATING INCOME............................................    36,478      45,651
  General and administrative................................   (10,325)    (10,648)
  Interest..................................................    (5,934)     (5,802)
  Capitalized interest......................................       749       1,097
                                                              --------    --------
INCOME BEFORE INCOME TAXES..................................    20,968      30,298
Income tax provision........................................    (8,783)    (11,876)
                                                              --------    --------
NET INCOME..................................................  $ 12,185    $ 18,422
                                                              ========    ========

    The accompanying notes are an integral part of these combined financial statements.

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

                            COMBINED BALANCE SHEETS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                                1996       1997
                                                              --------   --------
                                     ASSETS

CURRENT ASSETS
  Cash......................................................  $  3,978   $  2,704
  Accounts receivable, net..................................    59,865     45,044
  Due from affiliates -- trade..............................     7,742      7,096
  Due from affiliates -- other..............................    42,333      4,513
  Inventories...............................................    63,682     84,331
  Other current assets......................................     3,700      3,539
                                                              --------   --------
          Total current assets..............................   181,300    147,227
                                                              --------   --------
PROPERTY, PLANT AND EQUIPMENT, net of accumulated
  depreciation and amortization.............................   382,101    331,247
                                                              --------   --------
NON-CURRENT ASSETS
  Goodwill, net of accumulated amortization (Note 4)........    31,426         --
  Other.....................................................     7,570      3,350
                                                              --------   --------
          Total non-current assets..........................    38,996      3,350
                                                              --------   --------
          Total Assets......................................  $602,397   $481,824
                                                              ========   ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Cash overdraft............................................  $  8,485   $  4,842
  Accounts payable..........................................    18,610     10,545
  Due to affiliates -- trade................................    29,799     20,485
  Capital lease obligations, current portion................       685      1,007
  Accrued liabilities.......................................    12,842     12,667
                                                              --------   --------
          Total current liabilities.........................    70,421     49,546
                                                              --------   --------
NOTES PAYABLE TO AFFILIATE -- noncurrent....................   145,000    145,000
CAPITAL LEASE OBLIGATIONS, net of current portion...........     5,496      8,751
DEFERRED INCOME TAXES.......................................    62,839     36,086
OTHER LIABILITIES...........................................    32,891     31,032
COMMITMENTS AND CONTINGENCIES (Note 7)
STOCKHOLDERS' EQUITY
  Common stock, no par value, 1,000,500 shares authorized,
     issued and
     outstanding............................................     8,208      8,208
  Additional paid-in capital................................    52,362     52,362
  Retained earnings:
     BHP Petroleum Americas Refining Inc....................   216,490    140,517
     BHP Petroleum South Pacific Inc........................     8,690     10,322
                                                              --------   --------
          Total stockholders' equity........................   285,750    211,409
                                                              --------   --------
          Total Liabilities and Stockholders' Equity........  $602,397   $481,824
                                                              ========   ========

    The accompanying notes are an integral part of these combined financial statements.

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                              SEVEN MONTHS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1997
                                                              --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................  $ 12,185   $ 18,422
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................    16,834         --
  Deferred income taxes.....................................    (3,175)     5,427
  Changes in:
     Accounts receivable, net...............................   (15,952)     2,631
     Due from affiliates, trade and other...................   (16,964)    20,412
     Inventories............................................   (11,328)      (467)
     Other assets...........................................     2,095      2,133
     Accounts payable and accrued liabilities...............    12,499    (11,855)
     Due to affiliates, trade...............................    25,212     (9,448)
     Other liabilities......................................     1,145      2,492
                                                              --------   --------
  Net cash provided by operating activities.................    22,551     29,747
CASH FLOWS FROM INVESTING ACTIVITIES --
  Additions to property plant and equipment.................   (19,195)   (27,805)
CASH FLOWS FROM FINANCING ACTIVITIES --
  Repayment of principal on capital leases..................      (421)      (658)
                                                              --------   --------
Net increase in cash........................................     2,935      1,284
Cash, beginning of period...................................     1,043      1,420
                                                              --------   --------
Cash, end of period.........................................  $  3,978   $  2,704
                                                              ========   ========

    The accompanying notes are an integral part of these combined financial statements.

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION

     BHP Petroleum Americas Refining Inc. (BHPPAR), a Hawaii corporation, and BHP Petroleum South Pacific Inc. (BHPPSP), a California corporation, collectively referred to as "the Company," are affiliated companies and wholly-owned indirect subsidiaries of The Broken Hill Proprietary Company Limited (BHP), an Australian company. All capital and financing requirements of the Company are provided for by BHP, except for capital and operating leases.

     BHPPAR operates an oil refinery, product storage and distribution facilities, and retail gasoline stations in the state of Hawaii. Crude oil is purchased through other BHP affiliates and shipped to Hawaii by tanker. Refined product exports usually are sold through other BHP affiliates. BHPPSP is a petroleum products marketer in American Samoa, and operates the government-owned product storage and distribution facilities. BHPPSP purchases most of its refined products from BHPPAR.

     The Companies were part of a consolidated group, Pacific Resources, Inc. and Subsidiaries (PRI), purchased by BHP in March 1989. The purchase price was allocated to assets and liabilities based on fair values at the acquisition date. The purchase price in excess of fair values was reported as goodwill until May 1997 when the refinery assets were written down to estimated fair value and the unamortized goodwill was written off.

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

     The Company's interim combined financial statements and notes thereto have been prepared by management without audit. Accordingly, the accompanying financial statements reflect all adjustments that, in the opinion of management, are necessary for a fair presentation of results for the periods presented. Such adjustments are of a normal recurring nature. Certain information and notes normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. However, management believes that the disclosures presented herein are adequate to make the information not misleading.

     Combined Financial Statements -- The combined financial statements include the accounts of BHPPAR and BHPPSP. These companies are combined to present the financial position and results of operations of BHP's downstream petroleum refining and marketing business. The combined financial statements have been prepared using the historical costs and results of operations of the affiliated entities. There were no significant differences in accounting methods or their application among the combining entities. All significant intercompany balances and transactions between the combined entities are eliminated.

     Use of Estimates and Presentation -- Preparation of the combined financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions which affect the amounts of assets and liabilities, and disclosure of contingencies at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

     Financial Instruments -- The carrying amounts of financial instruments, including cash, accounts receivable, accounts payable, and certain other current liabilities, approximate fair value because of the short maturity of these instruments. The carrying amounts of the Company's long-term notes payable and other obligations approximate the Company's estimate of fair values of such items.

     Hedging Activities -- The Company periodically enters into hedging arrangements through BHP affiliates to manage petroleum price risks and not for speculative purposes. Gains and losses from hedging are

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

recognized in income when the hedged transaction occurs. Historically, gains and losses from hedging transactions have not been material.

     Inventories -- Crude oil and refined products are valued at the lower of cost or market (net realizable value). Cost is determined primarily on the last-in, first-out (LIFO) basis. Other inventories held for sale, materials and supplies are stated at the lower of average cost, not in excess of market.

     Property, Plant and Equipment -- Property, plant and equipment is stated at cost. Major replacements, renewals and improvements are capitalized. Maintenance, repairs and replacements, which do not improve or extend the lives of assets, are charged to expense. In accordance with provisions of Statement of Financial Accounting Standards No. 121, no depreciation or amortization has been recorded since May 1997. In previous years, depreciation and amortization, including amortization of assets under capital leases, were computed using the straight-line method over estimated useful lives or lease terms, if shorter. Estimated useful lives range up to 20 years for buildings and up to 25 years for plant and equipment.

     Refinery Maintenance Turnaround Costs -- The costs of refinery unit shutdown and maintenance turnaround costs are included in other assets and amortized over the estimated period of benefit, generally one to three years, depending on the process unit.

     Goodwill -- Goodwill represents BHP's purchase price in excess of the fair values of net BHPPAR assets acquired in March 1989, after providing noncurrent deferred tax liabilities on the difference between the assets' fair values and their income tax basis. Goodwill was amortized on a straight-line, 20 year rate until the goodwill was determined to be without further value and was written off in May 1997.

     Income Taxes -- Deferred tax assets and liabilities are recognized for future income tax effects of temporary differences between financial statement carrying amounts and the related income tax bases of assets and liabilities. Deferred income tax assets and liabilities measurements are based on enacted tax rates expected to apply when the temporary differences are expected to be settled. The effect of tax rate changes on deferred tax assets and liabilities is recognized when rate changes are enacted.

     Income taxes are computed and recorded as if each company were filing separate tax returns, although BHPPAR and BHPPSP are included in different federal and state consolidated income tax returns which include other BHP companies in the affiliated groups. Current income tax liabilities or refunds are settled with BHP through intercompany accounts.

     Environmental Expenditures -- Environmental expenditures for current operations are expensed or capitalized, as appropriate. Expenditures are capitalized if they extend the useful lives of assets, increase capacity, or mitigate or prevent environmental contamination. Expenditures are expensed if they are for existing conditions caused by past operations, and if the expenditures will not contribute to future revenue generation. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and when costs can be estimated reasonably. Such amounts are based on the estimated timing and extent of remedial actions required by regulatory agencies, experience gained from other sites where assessments and remediation have been completed, and the amount of the Company's estimated liability, considering proportional liability and financial abilities of other responsible parties. Adjustments to accrued liabilities are made as changes in conditions and estimated costs become known.

     Pension Plans and Other Post-Employment Benefits -- Pension costs are accounted for in conformity with Statements of Financial Accounting Standards No. 87 and 88. Funding is based on required contributions under the Employee Retirement Income Security Act of 1974. Other post-employment benefits, primarily medical insurance, are accounted for in conformity with Statement of Financial Accounting Standards No. 106.

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3. INVENTORIES

     Inventories at December 31 consisted of:

                                                               1996       1997
                                                              -------    -------
Crude oil and refined products..............................  $53,977    $75,366
Merchandise and packaged petroleum products.................      868      1,189
Materials and supplies......................................    8,837      7,776
                                                              -------    -------
Total inventories...........................................  $63,682    $84,331
                                                              =======    =======

     At December 31, 1996 and 1997, crude oil and product inventories at LIFO cost were below current cost by approximately $16.3 million and $7.8 million, respectively.

4. PROPERTY, PLANT AND EQUIPMENT, GOODWILL, RELATED WRITE-DOWNS, AND CHANGE IN DEPRECIATION METHOD

     In 1997 BHP developed a plan to sell the Company, engaged an investment advisor, completed an appraisal of assets, and began discussions with potential buyers. Management determined that net book value of refinery assets had been impaired based in part on the appraisal. The refinery property, plant and equipment were written down to estimated fair value in May 1997, based on an evaluation of these assets, related operating results, and in accordance with provisions of Statement of Financial Accounting Standards (SFAS) No. 121. The write-down, net of accumulated depreciation, amounted to $88.8 million ($54.2 million after a $34.6 million reduction in deferred income taxes). In accordance with SFAS No. 121, no depreciation and amortization expense has been included in the financial statements since May 1997. BHP reached an agreement in March 1998 to sell the Company, and as a result of the sale, the Company anticipates recognizing an estimated loss of approximately $120-125 million, in addition to the loss recognized in May 1997 (see Note 8). Substantially all of the loss is expected to be allocated to a further reduction in the fair value of the property, plant and equipment.

     In connection with management's determination that the carrying amount of refinery assets had become impaired, it was also determined that goodwill had no continuing value. Therefore, the remaining net goodwill of $30,351 ($51,636, net of accumulated amortization of $21,285) was also written off in May 1997. Goodwill amortization expense included in statements of operations was $1,505 for the seven months ended December 31, 1996.

5. INCOME TAXES

     The income tax provisions were 42% and 39% of income before income taxes for the seven months ended December 31, 1996 and 1997, respectively. The effective income tax rates differed from the normal 35% Federal income tax rate because of state income taxes and the effects of permanent differences between book and tax income, primarily the amortization of goodwill in 1996.

6. RELATED PARTY BALANCES AND TRANSACTIONS

     The Company enters into transactions with BHP-affiliated companies primarily for petroleum operations and general financing activities. Crude oil is purchased through BHP Petroleum affiliates in the U.S., Australia and Singapore. Crude oil transportation costs are either included in the purchase price or paid to an affiliated BHP Transport company. Export products are sold through BHP Petroleum affiliates.

     Sales of refined products to BHP affiliates are negotiated with reference to current published market prices. Sales include export cargoes marketed primarily in Asia. Also, naphtha and LPG were sold to a Hawaii

                      BHP PETROLEUM AMERICAS REFINING INC.
                        BHP PETROLEUM SOUTH PACIFIC INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

gas utility affiliate (the Gas Company) under term contracts. BHP sold the Gas Company to an unrelated company effective October 31, 1997, and continues to sell products to the Gas Company.

     Domestic (Alaskan North Slope) crude oil is purchased from a BHP Petroleum affiliate at their cost, net of their price hedging transactions. BHPPAR also imports crude oil, primarily from Australia and Asia, under term agreements with BHP Petroleum affiliates, and purchase prices are determined by a formula using current published market prices.

7. COMMITMENTS AND CONTINGENCIES

     The Company is party to litigation and claims in the normal course of business. The outcome of individual matters is not predictable. However, management believes that the ultimate resolution of all of these matters, after considering insurance coverages, is not likely to have a material adverse effect on the Company's combined financial statements.

  Environmental

     The Company's operations are subject to various Federal and state environmental laws and regulations. The Company has received notices of violation or potential liability from the U.S. Environmental Protection Agency
(EPA), the State of Hawaii Department of Health (HDOH) and private parties relating to various environmental matters associated with the Company's ownership and/or operations of its assets. There have been no significant changes in environmental matters disclosed in the audited financial statements for the fiscal year ended May 31, 1997.

8. SUBSEQUENT EVENT

     On March 18, 1998, the Company's stockholders entered into a stock sale agreement with Tesoro Petroleum Corporation (Tesoro), whereby Tesoro will purchase all of the outstanding common stock of BHPPAR and BHPPSP. The sale is expected to close by the end of May 1998, subject to regulatory review and other customary conditions. The price to be paid at closing amounts to $275 million in cash (including a $5 million escrow deposit). After closing, the cash price will be increased by the amount that net working capital sold exceeds $100 million, or reduced by the amount that net working capital is less than $100 million. In addition, Tesoro will issue an unsecured, non-interest bearing, promissory note for $50 million payable in five equal annual installments of $10 million each, beginning in 2009. The note will provide for earlier payment, depending on earnings performance of the acquired assets.

     The parties will execute a separate environmental agreement at closing, whereby the selling stockholders will indemnify Tesoro and the Company for environmental costs arising out of conditions which exist at, or existed prior to, closing subject to a maximum limit of $9.5 million. The environmental indemnity will survive for a ten-year period. Certain environmental liabilities of the Companies will be retained by BHP and are not subject to the $9.5 million indemnity.

     As a result of the sale, the Company anticipates recognizing an estimated loss of approximately $120-125 million. This estimated loss will increase or decrease based on results of operations and changes in noncurrent assets and liabilities through the closing date. Substantially all of the loss is expected to be allocated to a further reduction in the fair value of the property, plant and equipment.

                                  * * * * * *

                      BHP PETROLEUM AMERICAS REFINING INC.

                        BHP PETROLEUM SOUTH PACIFIC INC.
                       COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                TEN MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
REVENUES
  Sales and other revenue -- trade..........................  $763,454    $651,585
  Sales and other revenue -- affiliates.....................    94,322      90,363
                                                              --------    --------
          Total Revenue.....................................   857,776     741,948
                                                              --------    --------
OPERATING COSTS AND EXPENSES
  Cost of sales.............................................   759,555     640,699
  Operating and selling.....................................    36,807      36,796
  Depreciation and amortization (Note 5)....................    24,288          --
  Refinery assets write-down to fair value (Note 5).........        --     125,049
                                                              --------    --------
          Total Operating Costs and Expenses................   820,650     802,544
                                                              --------    --------
OPERATING INCOME (LOSS).....................................    37,126     (60,596)
  General and administrative................................   (14,363)    (15,787)
  Interest..................................................    (8,491)     (8,309)
  Capitalized interest......................................     1,130       1,168
                                                              --------    --------
INCOME (LOSS) BEFORE INCOME TAXES...........................    15,402     (83,524)
Income tax benefit (provision)..............................    (6,908)     21,800
                                                              --------    --------
NET INCOME (LOSS)...........................................  $  8,494    $(61,724)
                                                              ========    ========

    The accompanying notes are an integral part of these combined financial statements.

                      BHP PETROLEUM AMERICAS REFINING INC.

                        BHP PETROLEUM SOUTH PACIFIC INC.
                            COMBINED BALANCE SHEETS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                AS OF MARCH 31,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
CURRENT ASSETS
  Cash......................................................  $  2,066    $  2,519
  Accounts receivable, net..................................    69,655      53,245
  Due from affiliates -- trade..............................    15,193          --
  Due from affiliates -- other..............................    16,723      31,059
  Inventories...............................................    79,353      71,050
  Other current assets......................................     2,969       3,919
                                                              --------    --------
          Total current assets..............................   185,959     161,792
                                                              --------    --------
PROPERTY, PLANT AND EQUIPMENT, net of accumulated
  depreciation and amortization.............................   383,734     209,804
                                                              --------    --------
NON-CURRENT ASSETS
  Goodwill, net of accumulated amortization (Notes 2 & 5)...    30,781          --
  Other.....................................................     7,314       3,295
                                                              --------    --------
          Total non-current assets..........................    38,095       3,295
                                                              --------    --------
          Total Assets......................................  $607,788    $374,891
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Cash overdraft............................................  $  6,953    $  5,130
  Accounts payable..........................................    32,181      11,959
  Due to affiliates -- trade................................    22,923      29,742
  Capital lease obligations, current portion................       685       1,003
  Accrued liabilities.......................................    12,340      12,901
                                                              --------    --------
          Total current liabilities.........................    75,082      60,735
                                                              --------    --------
NOTES PAYABLE TO AFFILIATE -- noncurrent....................   145,000     145,000
CAPITAL LEASE OBLIGATIONS, net of current portion...........     5,350       8,433
DEFERRED INCOME TAXES.......................................    67,794          --
OTHER LIABILITIES...........................................    32,503      29,460
COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDERS' EQUITY
  Common stock, no par value, 1,000,500 shares authorized,
     issued and outstanding.................................     8,208       8,208
  Additional paid-in capital................................    52,362      52,362
  Retained earnings:
     BHP Petroleum Americas Refining Inc....................   212,325      60,762
     BHP Petroleum South Pacific Inc........................     9,164       9,931
                                                              --------    --------
          Total stockholders' equity........................   282,059     131,263
                                                              --------    --------
          Total Liabilities and Stockholders' Equity........  $607,788    $374,891
                                                              ========    ========

    The accompanying notes are an integral part of these combined financial statements.

                      BHP PETROLEUM AMERICAS REFINING INC.

                        BHP PETROLEUM SOUTH PACIFIC INC.
                       COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                TEN MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................  $  8,494    $(61,724)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Refinery assets write-down to fair value..................        --     125,049
  Depreciation and amortization.............................    24,288          --
  Deferred income taxes.....................................     1,780     (30,659)
  Changes in:
     Accounts receivable, net...............................   (25,742)     (5,570)
     Due from affiliates, trade and other...................     1,195         962
     Inventories............................................   (26,999)     12,814
     Other assets...........................................     3,082       1,808
     Accounts payable and accrued liabilities...............    24,036      (9,919)
     Due to affiliates, trade...............................    18,336        (191)
     Other liabilities......................................       757         920
                                                              --------    --------
          Net cash provided by operating activities.........    29,227      33,490
CASH FLOWS FROM INVESTING ACTIVITIES --
  Additions to property plant and equipment.................   (27,637)    (31,411)
CASH FLOWS FROM FINANCING ACTIVITIES --
  Repayment of principal on capital leases..................      (567)       (980)
                                                              --------    --------
Net increase in cash........................................     1,023       1,099
Cash, beginning of period...................................     1,043       1,420
                                                              --------    --------
Cash, end of period.........................................  $  2,066    $  2,519
                                                              ========    ========

    The accompanying notes are an integral part of these combined financial statements.

                      BHP PETROLEUM AMERICAS REFINING INC.

                        BHP PETROLEUM SOUTH PACIFIC INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION

     BHP Petroleum Americas Refining Inc. (BHPPAR), a Hawaii corporation, and BHP Petroleum South Pacific Inc. (BHPPSP), a California corporation, collectively referred to as "the Company," are affiliated companies and wholly-owned indirect subsidiaries of The Broken Hill Proprietary Company Limited (BHP), an Australian company. All capital and financing requirements of the Company are provided for by BHP, except for capital and operating leases.

     BHPPAR operates an oil refinery, product storage and distribution facilities, and retail gasoline stations in the state of Hawaii. Crude oil is purchased through other BHP affiliates and shipped to Hawaii by tanker. Refined product exports usually are sold through other BHP affiliates. BHPPSP is a petroleum products marketer in American Samoa, and operates the government-owned product storage and distribution facilities. BHPPSP purchases most of its refined products from BHPPAR.

     The Companies were part of a consolidated group, Pacific Resources, Inc. and Subsidiaries (PRI), purchased by BHP in March 1989. The purchase price was allocated to assets and liabilities based on fair values at the acquisition date. The purchase price in excess of fair values was reported as goodwill until May 1997 when the refinery assets were written down to estimated fair value and the unamortized goodwill was written off.

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

     The Company's interim combined financial statements and notes thereto have been prepared by management without audit. Accordingly, the accompanying financial statements reflect all adjustments that, in the opinion of management, are necessary for a fair presentation of results for the periods presented. Such adjustments are of a normal recurring nature. Certain information and notes normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. However, management believes that the disclosures presented herein are adequate to make the information not misleading.

     Combined Financial Statements -- The combined financial statements include the accounts of BHPPAR and BHPPSP. These companies are combined to present the financial position and results of operations of BHP's downstream petroleum refining and marketing business. The combined financial statements have been prepared using the historical costs and results of operations of the affiliated entities. There were no significant differences in accounting methods or their application among the combining entities. All significant intercompany balances and transactions between the combined entities are eliminated.

     Use of Estimates and Presentation -- Preparation of the combined financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions which affect the amounts of assets and liabilities, and disclosure of contingencies at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

     Financial Instruments -- The carrying amounts of financial instruments, including cash, accounts receivable, accounts payable, and certain other current liabilities, approximate fair value because of the short maturity of these instruments. The carrying amounts of the Company's long-term notes payable and other obligations approximate the Company's estimate of fair values of such items.

     Hedging Activities -- The Company periodically enters into hedging arrangements through BHP affiliates to manage petroleum price risks and not for speculative purposes. Gains and losses from hedging are

                      BHP PETROLEUM AMERICAS REFINING INC.

                        BHP PETROLEUM SOUTH PACIFIC INC.
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

recognized in income when the hedged transaction occurs. Historically, gains and losses from hedging transactions have not been material.

     Inventories -- Crude oil and refined products are valued at the lower of cost or market (net realizable value). Cost is determined primarily on the last-in, first-out (LIFO) basis. Other inventories held for sale, materials and supplies are stated at the lower of average cost, not in excess of market.

     Property, Plant and Equipment -- Property, plant and equipment is stated at cost. Major replacements, renewals and improvements are capitalized. Maintenance, repairs and replacements, which do not improve or extend the lives of assets, are charged to expense. The assets of the Company are held for sale and, in accordance with provisions of Statement of Financial Accounting Standards No. 121, the fixed assets have been written down to fair value, and no depreciation or amortization has been recorded since May 1997. In previous years, depreciation and amortization, including amortization of assets under capital leases, were computed using the straight-line method over estimated useful lives or lease terms, if shorter. Estimated useful lives range up to 20 years for buildings and up to 25 years for plant and equipment.

     Refinery Maintenance Turnaround Costs -- The costs of refinery unit shutdown and maintenance turnaround costs are included in other assets and amortized over the estimated period of benefit, generally one to three years, depending on the process unit.

     Goodwill -- Goodwill represents BHP's purchase price in excess of the fair values of net BHPPAR assets acquired in March 1989, after providing noncurrent deferred tax liabilities on the difference between the assets' fair values and their income tax basis. Goodwill was amortized on a straight-line, 20 year rate until the goodwill was determined to be without further value and was written off in May 1997.

     Income Taxes -- Deferred tax assets and liabilities are recognized for future income tax effects of temporary differences between financial statement carrying amounts and the related income tax bases of assets and liabilities. Deferred income tax assets and liabilities measurements are based on enacted tax rates expected to apply when the temporary differences are expected to be settled. The effect of tax rate changes on deferred tax assets and liabilities is recognized when rate changes are enacted.

     Income taxes are computed and recorded as if each company were filing separate tax returns, although BHPPAR and BHPPSP are included in different federal and state consolidated income tax returns which include other BHP companies in the affiliated groups. Current income tax liabilities or refunds are settled with BHP through intercompany accounts.

     Environmental Expenditures -- Environmental expenditures for current operations are expensed or capitalized, as appropriate. Expenditures are capitalized if they extend the useful lives of assets, increase capacity, or mitigate or prevent environmental contamination. Expenditures are expensed if they are for existing conditions caused by past operations, and if the expenditures will not contribute to future revenue generation. Liabilities are recorded when environmental assessments and/or remedial efforts are probable and when costs can be estimated reasonably. Such amounts are based on the estimated timing and extent of remedial actions required by regulatory agencies, experience gained from other sites where assessments and remediation have been completed, and the amount of the Company's estimated liability, considering proportional liability and financial abilities of other responsible parties. Adjustments to accrued liabilities are made as changes in conditions and estimated costs become known.

     Pension Plans and Other Post-Employment Benefits -- Pension costs are accounted for in conformity with Statements of Financial Accounting Standards No. 87 and 88. Funding is based on required contributions under the Employee Retirement Income Security Act of 1974. Other post-employment benefits, primarily medical insurance, are accounted for in conformity with Statement of Financial Accounting Standards No. 106.

                      BHP PETROLEUM AMERICAS REFINING INC.

                        BHP PETROLEUM SOUTH PACIFIC INC.
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3. SALE OF THE COMPANY TO TESORO PETROLEUM CORPORATION

     On March 18, 1998, the Company's stockholders entered into a stock sale agreement with Tesoro Petroleum Corporation (Tesoro), whereby Tesoro will purchase all of the outstanding common stock of BHPPAR and BHPPSP. The sale is expected to close by the end of May 1998, subject to regulatory review and other customary conditions. The price to be paid at closing amounts to $275 million in cash (including a $5 million escrow deposit). After closing, the cash price will be increased by the amount that net working capital sold exceeds $100 million, or reduced by the amount that net working capital is less than $100 million. In addition, Tesoro will issue an unsecured, non-interest bearing, promissory note for $50 million payable in five equal annual installments of $10 million each, beginning in 2009. The note will provide for earlier payment, depending on earnings performance of the acquired assets.

     The parties will execute a separate environmental agreement at closing , whereby the selling stockholders will indemnify Tesoro and the Company for environmental costs arising out of conditions which exist at, or existed prior to, closing subject to a maximum limit of $9.5 million. The environmental indemnity will survive for a ten-year period. Certain environmental liabilities of the Companies will be retained by BHP and are not subject to the $9.5 million indemnity.

4. INVENTORIES

     Inventories at March 31 consisted of:

                                                               1997       1998
                                                              -------    -------
Crude oil and refined products..............................  $69,366    $62,519
Merchandise and packaged petroleum products.................      954      1,139
Materials and supplies......................................    9,033      7,392
                                                              -------    -------
          Total inventories.................................  $79,353    $71,050
                                                              =======    =======

     At March 31, 1997 crude oil and product inventories at LIFO cost were below current cost by approximately $4.9 million. At March 31, 1998 crude oil and product inventories were stated at estimated net realizable value which was $7.8 million less than LIFO cost.

5. PROPERTY, PLANT AND EQUIPMENT, GOODWILL, RELATED WRITE-DOWNS, AND CHANGE IN DEPRECIATION METHOD

     In 1997 BHP developed a plan to sell the Company, engaged an investment advisor, completed an appraisal of assets, and began discussions with potential buyers. Management determined that net book value of refinery assets had been impaired based in part on the appraisal. The refinery property, plant and equipment were written down to estimated fair value in May 1997, based on an evaluation of these assets, related operating results, and in accordance with provisions of Statement of Financial Accounting Standards (SFAS) No. 121. The write-down, net of accumulated depreciation, amounted to $88.8 million. As described in Note 3, BHP reached an agreement to sell the Company to Tesoro in March 1998. Based on the provisions of the agreement, assets were written down an additional $125.0 million. In accordance with SFAS No. 121, no depreciation and amortization expense has been included in the financial statements since May 1997.

     In connection with management's determination that the carrying amount of refinery assets had become impaired, it was also determined that goodwill had no continuing value. Therefore, the remaining net goodwill of $30,351 ($51,636, net of accumulated amortization of $21,285) was also written off in May 1997. Goodwill amortization expense included in statements of operations was $2,150 for the ten months ended March 31, 1997.

                      BHP PETROLEUM AMERICAS REFINING INC.

                        BHP PETROLEUM SOUTH PACIFIC INC.
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6. INCOME TAXES

     The income tax provision (benefit) was 45% and (26)% of income (loss) before income taxes for the ten months ended March 31, 1997 and 1998, respectively. The effective income tax rates differed from the normal 35% Federal income tax rate because of state income taxes and the effects of permanent differences between book and tax income, primarily the amortization of goodwill in 1997. In 1998 the effective income tax benefit was reduced by a valuation allowance of $10.6 million for all net deferred tax assets as of March 31, 1998. Management believes that it is more likely than not that the net deferred tax assets will not be realized, in part due to the pending sale of the Company.

7. RELATED PARTY BALANCES AND TRANSACTIONS

     The Company enters into transactions with BHP-affiliated companies primarily for petroleum operations and general financing activities. Crude oil is purchased through BHP Petroleum affiliates in the U.S., Australia and Singapore. Crude oil transportation costs are either included in the purchase price or paid to an affiliated BHP Transport company. Export products are sold through BHP Petroleum affiliates.

     Sales of refined products to BHP affiliates are negotiated with reference to current published market prices. Sales include export cargoes marketed primarily in Asia. Also, naphtha and LPG were sold to a Hawaii gas utility affiliate (the Gas Company) under term contracts. BHP sold the Gas Company to an unrelated company effective October 31, 1997, and continues to sell products to the Gas Company.

     Domestic (Alaskan North Slope) crude oil is purchased from a BHP Petroleum affiliate at their cost, net of their price hedging transactions. BHPPAR also imports crude oil, primarily from Australia and Asia, under term agreements with BHP Petroleum affiliates, and purchase prices are determined by a formula using current published market prices.

8. COMMITMENTS AND CONTINGENCIES

     The Company is party to litigation and claims in the normal course of business. The outcome of individual matters is not predictable. However, management believes that the ultimate resolution of all of these matters, after considering insurance coverages, is not likely to have a material adverse effect on the Company's combined financial statements.

     The Company's operations are subject to various Federal and state environmental laws and regulations. The Company has received notices of violation or potential liability from the U.S. Environmental Protection Agency
(EPA), the State of Hawaii Department of Health (HDOH) and private parties relating to various environmental matters associated with the Company's ownership and/or operations of its assets. There have been no significant changes in environmental matters disclosed in the audited financial statements for the fiscal year ended May 31, 1997.

                                  * * * * * *

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholder of Shell Anacortes Refining Company

In our opinion, the accompanying balance sheet and the related statements of income and shareholder's equity and of cash flows present fairly, in all material respects, the financial position of Shell Anacortes Refining Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for the year ended December 31, 1997 and for the period from inception (January 4, 1996) through December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/  PRICE WATERHOUSE LLP
Price Waterhouse LLP

Houston, Texas
May 29, 1998

                        SHELL ANACORTES REFINING COMPANY

                              STATEMENT OF INCOME
                             (THOUSANDS OF DOLLARS)

                                              FOR THE PERIOD
                                              FROM INCEPTION       FOR THE        THREE MONTHS ENDED
                                             (JANUARY 4, 1996)    YEAR ENDED          MARCH 31,
                                                  THROUGH        DECEMBER 31,    --------------------
                                             DECEMBER 31, 1996       1997          1997        1998
                                             -----------------   ------------    --------    --------
                                                                                     (UNAUDITED)
REVENUES:
  Sales
     Third Parties.........................      $296,168         $  544,295     $130,553    $127,513
     Related Parties.......................       525,120            545,623      160,662      73,918
  Interest and other income................           732                 52          120          30
                                                 --------         ----------     --------    --------
  Total Revenues...........................       822,020          1,089,970      291,335     201,461
                                                 --------         ----------     --------    --------
COSTS AND EXPENSES:
  Purchases of raw materials
     Third Parties.........................       542,949            888,057      260,887     161,142
     Related Parties.......................       153,848             61,557       11,442      19,475
  Other operating expenses.................        58,352             68,750        3,000      11,025
  Depreciation and amortization............         8,607             12,715        3,101       3,703
  Operating taxes..........................        11,458             18,584        5,043       3,752
  Selling, general and administrative......         7,547             14,277        3,042       2,512
  Research and development.................         1,083              1,137          357         291
  Interest expense on advances.............             9                252           37          10
                                                 --------         ----------     --------    --------
                                                  783,853          1,065,329      286,909     201,910
                                                 --------         ----------     --------    --------
  Income (loss) before income taxes........        38,167             24,641        4,426        (449)
  Income tax...............................        13,444              8,902        1,636         (80)
                                                 --------         ----------     --------    --------
  Net income (loss)........................      $ 24,723         $   15,739     $  2,790    $   (369)
                                                 ========         ==========     ========    ========

         The accompanying notes are an integral part of this statement.

                        SHELL ANACORTES REFINING COMPANY

                                 BALANCE SHEET
                             (THOUSANDS OF DOLLARS)

                                                             AS OF          AS OF          AS OF
                                                          DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                                              1996           1997           1998
                                                          ------------   ------------   ------------
                                                                                        (UNAUDITED)
                                               ASSETS

Current Assets:
  Cash and cash equivalents.............................    $     25       $     25       $     25
  Advances to Shell Oil Company.........................          --          6,470             --
  Owing by related parties..............................      45,991         17,512         11,313
  Other receivables.....................................       1,486            363          1,287
  Inventories of product and crude......................       4,987         25,321         37,398
  Inventories of materials and supplies.................       3,676          3,774          3,907
  Other current assets..................................       1,777          1,789          4,349
                                                            --------       --------       --------
          Total Current Assets..........................      57,942         55,254         58,279
  Property, Plant and Equipment at cost, less
     accumulated depreciation and amortization..........     188,876        184,424        184,641
  Other Noncurrent Assets...............................       7,524          8,093          8,774
                                                            --------       --------       --------
          TOTAL ASSETS..................................    $254,342       $247,771       $251,694
                                                            ========       ========       ========

                                LIABILITIES AND SHAREHOLDER'S EQUITY

Current Liabilities:
  Accounts payable......................................    $  5,601       $  5,030       $  6,266
  Advances from Shell Oil Company.......................       5,656             --             --
  Income, operating, and consumer taxes.................       4,557          1,290            952
  Owing to related parties..............................         637            380          3,553
  Other current liabilities.............................       3,855          3,753          3,881
                                                            --------       --------       --------
          Total Current Liabilities.....................      20,306         10,453         14,652
  Long-Term Liabilities.................................      13,240         14,149         14,412
  Deferred Income Taxes.................................      24,059         25,693         25,523
                                                            --------       --------       --------
          Total Liabilities.............................      57,605         50,295         54,587
                                                            --------       --------       --------
Shareholder's Equity:
  Common Stock:
     3,000 shares authorized, issued and outstanding at
       $1.00 par value..................................           3              3              3
     Additional Paid in Capital.........................     181,011        181,011        181,011
     Retained Earnings..................................      15,723         16,462         16,093
                                                            --------       --------       --------
          Total Shareholder's Equity....................     196,737        197,476        197,107
                                                            --------       --------       --------
          TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY....    $254,342       $247,771       $251,694
                                                            ========       ========       ========

         The accompanying notes are an integral part of this statement.

                        SHELL ANACORTES REFINING COMPANY

                       STATEMENT OF SHAREHOLDER'S EQUITY
                             (THOUSANDS OF DOLLARS)

                                                               ADDITIONAL
                                                      COMMON    PAID-IN     RETAINED
                                                      STOCK     CAPITAL     EARNINGS    TOTAL
                                                      ------   ----------   --------   --------
Initial Capital Contribution........................   $--      $      1    $     --   $      1
Contribution of Anacortes refinery net assets.......     3       181,010          --    181,013
Net income..........................................    --            --      24,723     24,723
Dividends...........................................    --            --      (9,000)    (9,000)
                                                       ---      --------    --------   --------
Balance at December 31, 1996........................     3       181,011      15,723    196,737
Net income..........................................    --            --      15,739     15,739
Dividends...........................................    --            --     (15,000)   (15,000)
                                                       ---      --------    --------   --------
Balance at December 31, 1997........................     3       181,011      16,462    197,476
Net income (loss) (unaudited).......................    --            --        (369)      (369)
                                                       ---      --------    --------   --------
Balance at March 31, 1998 (unaudited)...............   $ 3      $181,011    $ 16,093   $197,107
                                                       ===      ========    ========   ========

         The accompanying notes are an integral part of this statement.

                        SHELL ANACORTES REFINING COMPANY

                            STATEMENT OF CASH FLOWS
                             (THOUSANDS OF DOLLARS)

                                                    FROM INCEPTION                          THREE MONTHS ENDED
                                                   (JANUARY 4, 1996)        FOR THE             MARCH 31,
                                                        THROUGH           YEAR ENDED       --------------------
                                                   DECEMBER 31, 1996   DECEMBER 31, 1997     1997        1998
                                                   -----------------   -----------------   --------    --------
                                                                                               (UNAUDITED)
Cash Flow Provided by Operating Activities:
  Net income (loss)..............................      $ 24,723            $ 15,739        $  2,790    $   (369)
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization..............         8,607              12,715           3,101       3,703
      Deferred income taxes......................         2,620               1,634           1,019        (170)
      (Increases) decreases in working capital:
         Owing by related parties................       (33,525)             28,479          45,990       6,199
         Other receivables.......................        (1,419)              1,123         (22,169)       (924)
         Inventories of product and crude........         1,013             (20,334)        (19,170)    (12,077)
         Inventories of materials and supplies...         1,252                 (98)            (48)       (133)
         Other current assets....................          (447)                (12)             88      (2,560)
         Accounts payable........................         2,240                (571)         (1,896)      1,236
         Income, operating and consumer taxes....         3,642              (3,267)          1,462        (338)
         Owing to related parties................        (1,750)               (257)          6,572       3,173
         Other current liabilities...............           122                (102)           (594)        128
      Other noncurrent items.....................         1,450                 340             141        (418)
                                                       --------            --------        --------    --------
  Net Cash Provided by Operating Activities......         8,528              35,389          17,286      (2,550)
                                                       --------            --------        --------    --------
Cash Flow Used for Investing Activities:
  Capital expenditures...........................        (4,892)             (8,157)         (2,625)     (3,456)
  Proceeds from property sales and salvage, net
    of removal costs.............................          (293)               (106)             20        (464)
  Advances to Shell Oil Company..................            --              (6,470)         (5,275)      6,470
                                                       --------            --------        --------    --------
  Net Cash Used for Investing Activities.........        (5,185)            (14,733)         (7,880)      2,550
                                                       --------            --------        --------    --------
Cash Flow Used for Financing Activities:
  Proceeds from issuance of common stock.........             1                  --              --          --
  Dividends to shareholder.......................        (9,000)            (15,000)         (3,750)         --
  Advances from Shell Oil Company................         5,656              (5,656)         (5,656)         --
                                                       --------            --------        --------    --------
  Net Cash Used for Financing Activities.........        (3,343)            (20,656)         (9,406)         --
                                                       --------            --------        --------    --------
Net increase in cash and cash equivalents........      $     --            $     --        $     --    $     --
                                                       ========            ========        ========    ========
Cash and cash equivalents
  Balance at Beginning of period.................      $     25            $     25        $     25    $     25
      Increase in cash and cash equivalents......            --                  --              --          --
                                                       --------            --------        --------    --------
  Balance at End of period.......................      $     25            $     25        $     25    $     25
                                                       ========            ========        ========    ========

Interest Paid....................................      $      9            $    252        $     37    $      9
                                                       ========            ========        ========    ========
Income taxes paid................................      $ 28,355            $  7,700        $     --    $  1,000
                                                       ========            ========        ========    ========

         The accompanying notes are an integral part of this statement.

                        SHELL ANACORTES REFINING COMPANY

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION

     Shell Anacortes Refining Company ("the Company") was incorporated in the state of Delaware on January 4, 1996. The total number of authorized shares for the Company is 3,000 shares of common stock with a par value of $1 per share. On April 1, 1996, Shell Oil Products Company ("SOPC"), a subsidiary of Shell Oil Company ("Shell"), acquired 100 shares of common stock of the Company for $1,000. On April 30, 1996, through a series of transactions amongst Shell subsidiaries, the 100 shares of the Company's stock, which were previously owned by SOPC, were transferred to Shell Refining Holdings Company ("SRHC") in exchange for their stock.

     On May 1, 1996, a series of transactions were executed amongst Shell and certain subsidiaries of Shell which culminated in SRHC contributing the assets and property described in the Subscription Agreement as Anacortes Refinery Assets, comprised of property, plant and equipment, crude and product inventory, store stock, catalysts and deferred taxes on property, plant and equipment, to the Company in exchange for 2,900 shares of the Company's stock. Prior to May 1, 1996, the Anacortes Refinery Assets were owned by Shell. Therefore, refinery operations for the Company effectively began on May 1, 1996 upon contribution of the assets to the Company. The Company recorded the contributed assets at the predecessor's book value of approximately $181,013 thousand as the assets were contributed and ultimately held by entities under control.

     On May 1, 1996, simultaneously with the contribution of the Anacortes Refinery Assets, the Company assumed certain Shell net liabilities, as follows, in exchange for an equal amount of cash to settle these net liabilities (in thousands):

Net Working Capital Deficits................................   $ 7,066
Deferred Tax Assets.........................................      (497)
Prepaid Qualified Pension Plan..............................    (7,000)
Unqualified Pension Plan Liabilities........................       500
Other Postretirement Employee Benefits Liabilities..........    11,900
Deferred Tax on Postretirement Liabilities..................    (1,890)
                                                               -------
Cash Received...............................................   $10,079
                                                               =======

     The cash payment was accounted for as a component of the Revolver (See Note
3).

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Uses of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Cash Equivalents -- Cash equivalents consist of all highly liquid investments that are readily convertible to cash and have a maturity of three months or less at date of acquisition.

     Inventories -- Inventories of crude oil and products are valued at the lower of cost, predominantly on a last-in, first-out (LIFO) basis, or market, and include certain costs directly related to the production process. Materials and supplies are carried at average cost or less.

     Depreciation and Amortization -- Properties, plant and equipment are depreciated on a straight-line basis over their estimated useful lives which range between four and twenty years. Gains and losses are not recognized for normal retirements of properties, plant and equipment subject to composite group amortization or depreciation. Gains or losses from abnormal retirements or sales are recognized currently in income. Expenditures for maintenance and repairs are expensed as incurred.

                        SHELL ANACORTES REFINING COMPANY

     Income Taxes -- The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". SFAS No. 109 prescribes an asset and liability approach in accounting for income taxes. It requires that deferred tax assets and liabilities be determined using enacted tax laws for the estimated future tax effects attributable to temporary differences and carryforwards; the effects of future tax laws or rates are not anticipated. Under this method, future financial results will be impacted by the effect of future changes in income tax rates on cumulative deferred income tax balances.

     Fair Value of Financial Instruments -- The reported amounts of financial instruments such as cash equivalents, advances to Shell Oil Company and owing by related parties, approximate fair value because of their short maturities.

     Concentration of risk -- All of the Company's trade receivables are from Shell. Although collection of these receivables could be influenced by economic factors affecting the petroleum industry, the risk of significant loss is considered remote.

     Impairment of Long-Lived Assets -- Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of affected assets may not be recoverable. Long-lived assets were tested for impairment by comparing carrying amounts with estimated future cash flows expected from use of the assets and from their disposition. Estimates of future cash flows were developed utilizing internal estimates of future costs, product prices, capital costs and salvage values. At December 31, 1996 and December 31, 1997, no impairment write-down of reported balances was necessary.

     Interim Financial Data -- The interim financial data for the three months ended March 31, 1998 and March 31, 1997 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim period.

NOTE 3 -- TRANSACTIONS WITH RELATED PARTIES

     The Company has entered into transactions with related parties including Shell and certain of its subsidiaries. Such transactions were in the ordinary course of business and include the purchase, sale and transportation of crude oil and refined products, as well as charges for certain general, administrative and other functions performed by Shell and its affiliates for the Company. The aggregate amounts of related party transactions during 1997 and 1996 were (in thousands):

                                                                        FOR THE PERIOD
                                                                        FROM INCEPTION
                                                                       (JANUARY 4, 1996)
                                                                            THROUGH
                                                              1997     DECEMBER 31, 1996
                                                            --------   -----------------
Sales and other operating revenue.........................  $545,623       $525,120
Purchases and transportation..............................    61,557        153,848
Selling, general, and administrative......................    12,952          6,553
Research and development..................................     1,137          1,083
Interest income on Revolver...............................        35            732
Interest expense on Revolver..............................       252              9

  Purchases, Sales and Receivables

     Under various agreements between Shell and the Company, Shell arranges on behalf of the Company feedstock purchases in the Company's name from third parties and refined product sales in the Company's name to third parties. For feedstock purchases, Shell remits payments to the suppliers and charges the

                        SHELL ANACORTES REFINING COMPANY

Company for the cost via intercompany accounts. Pursuant to an agreement with Shell for sales to third parties, the Company records an intercompany receivable from Shell and Shell collects the payments from the customers on behalf of the Company and credits the Company through the intercompany account. As a result of this agreement, the Company has sales and purchases with third parties yet cash on these transactions is settled via the Company's owing by/to related parties account with Shell. Since the legal right of offset exists with Shell, trade receivables and trade payables are reflected as a net amount within the owing by/to related parties balance. The Company also has entered into transactions with related parties for the purchase of feedstocks and the sale of refined products. The related trade payables and trade receivables are also included in the owing by/to related parties balance.

     At December 31, 1997 and 1996, trade receivables and trade payables, including the reconciliation to owing by related were as follows (in thousands):

                                                                 AS OF          AS OF
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1996
                                                              ------------   ------------
Trade receivables...........................................    $86,502        $111,367
Trade payables..............................................     67,914          83,708
                                                                -------        --------
Net owing by related parties balance for trade receivables
  and payables..............................................     18,588          27,659
Receivable for overpayment of taxes (see below).............         --          17,872
Other owing by related parties, net.........................     (1,076)            460
                                                                -------        --------
Owing by related parties....................................    $17,512        $ 45,991
                                                                =======        ========

  Advances with Shell

     The Company is party to a Revolving Credit and Cash Management Agreement (the "Revolver") with Shell. Under the Agreement, the Company will advance its excess cash (including net cash resulting from the proceeds of the refining business) to Shell, and Shell will pay the Company interest on such advances at a rate equal to the prime rate established from time to time by The Chase Manhattan Bank (N.A.), less one percent. In addition, under the Agreement, Shell has irrevocably committed to make a line of credit available to the Company in an aggregate principal amount not exceeding $40 million. The Company may draw on this line of credit on demand. Funds advanced by Shell to the Company under this line of credit will bear interest at the prime rate established from time to time by The Chase Manhattan Bank (N.A.).

     The funds maintained in the Revolver are liquid and available for use at the Company's discretion. Funds advanced to Shell under the Revolver as of December 31, 1997 amounted to $6.5 million and the interest rate on the amount outstanding at December 31, 1997 was 7.5%. As of December 31, 1996, funds advanced to the Company by Shell amounted to $5.7 million and the interest rate on the amount outstanding at December 31, 1996 was 8.25%. Under the Revolver there were amounts advanced to Shell and amounts due to Shell at various times throughout the period from the date of commencement of the Revolver (April 1, 1996) to December 31, 1997. Interest income earned on the funds advanced to Shell for the year ended December 31, 1997 and the period from inception (January 4, 1996) to December 31, 1996 amounted to $35 thousand and $732 thousand, respectively. Interest expense incurred on the funds advanced from Shell for the year ended December 31, 1997 and the period from inception (January 4, 1996) to December 31, 1996 amounted to $252 thousand and $9 thousand, respectively.

  Cost Sharing and other charges

     Under the Cost Sharing Agreement between Shell and the Company, research, development, and technology service costs related to the refining of crude oil and other raw materials are allocated to the

                        SHELL ANACORTES REFINING COMPANY

Company based upon a percentage equal to the Company's equivalent distillation capacity as compared to the combined capacity for all refineries participating under the agreement. The Company is required under the agreement to pay Shell its share of estimated research, development, and technology service costs on a monthly basis. The Company is also charged for certain overhead administrative expenses at rates which have been agreed upon by the Company and Shell.

  Receivable for overpayment of taxes

     The Company files a separate tax return; however, for the period from inception (January 4, 1996) through December 31, 1996, the Company paid their estimated tax liability to SRHC which then remitted the taxes for itself and certain of its subsidiaries, including the Company, to the Internal Revenue Service. The amount submitted by the Company exceeded their tax liability by approximately $17 million due to estimates of the tax liability differing from actual results. The amount due for the overpayment is recorded in the owing by related parties balance.

NOTE 4 -- INVENTORIES OF CRUDE OILS AND REFINED PRODUCTS

     Inventories are carried on a LIFO basis which was lower than current cost by $1.6 million at December 31, 1997 and $12.3 million at December 31, 1996.

     A portion of Shell's inventory was held on consignment by the Company. The title to and ownership of such inventory is intended to remain with Shell until purchased by the refining company in accordance with the Feedstock Consignment Agreement. For the year ended December 31, 1997 and the period from inception (January 4, 1996) through December 31, 1996, $13,395 thousand and $14,690 thousand, respectively, of crude and refined products were purchased from consignment. As of December 31, 1997, all the consigned crude inventory had been purchased by the Company with some product inventory remaining on consignment.

     During the period from May 1, 1996, the date of contribution of the Anacortes Refinery Assets, to December 31, 1996 inventory quantities were reduced. This reduction resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years, as the inventory was contributed at book value, as compared with the 1996 purchases for the period from May 1, 1996 to December 31, 1996, the effect of which decreased operating expenses by approximately $2,825 thousand.

NOTE 5 -- PROPERTY, PLANT AND EQUIPMENT

     Investments in property, plant and equipment as of December 31, 1997 and 1996, respectively, are reported at historical cost as follows (in thousands):

                                     1997                             1996
                        ------------------------------   ------------------------------
                          COST     RESERVE*     NET        COST     RESERVE*     NET
                        --------   --------   --------   --------   --------   --------
Land..................  $  2,808              $  2,808   $  2,808              $  2,808
Manufacturing
  assets..............   342,844   $161,228    181,616    334,693   $148,625    186,068
                        --------   --------   --------   --------   --------   --------
          Total.......  $345,652   $161,228   $184,424   $337,501   $148,625   $188,876
                        ========   ========   ========   ========   ========   ========

* Accumulated depreciation and amortization.

                        SHELL ANACORTES REFINING COMPANY

NOTE 6 -- TAXES

     Operating and income taxes incurred by the Company in 1997 and 1996 were as follows (in thousands):

                                                                         FOR THE PERIOD
                                                                         FROM INCEPTION
                                                                        (JANUARY 4, 1996)
                                                                             THROUGH
                                                                          DECEMBER 31,
                                                               1997           1996
                                                              -------   -----------------
Operating Taxes
------------------------------------------------------------
  Hazardous substance.......................................  $ 8,092        $ 3,978
  Business and occupation...................................    5,745          4,980
  Real and personal property................................    2,089          1,192
  Payroll...................................................    1,377            657
  Other.....................................................    1,281            651
                                                              -------        -------
                                                              $18,584        $11,458
                                                              =======        =======
Federal and Other Incomes Taxes
------------------------------------------------------------
  Current:
     Federal................................................  $ 6,758        $10,484
     State..................................................      510            340
  Deferred:
     Federal................................................    1,634          2,620
                                                              -------        -------
                                                              $ 8,902        $13,444
                                                              =======        =======

     Total income tax expense for 1997 and 1996 was equivalent to an effective tax rate of 36% and 35%, respectively. Reconciliation to the expected tax at the U.S. statutory rate of 35% is as follows (in thousands):

                                                                        FOR THE PERIOD
                                                                        FROM INCEPTION
                                                                       (JANUARY 4, 1996)
                                                                            THROUGH
                                                                         DECEMBER 31,
                                                               1997          1996
                                                              ------   -----------------
Expected tax at statutory rate..............................  $8,624        $13,358
State tax...................................................     332            221
Other.......................................................     (54)          (135)
                                                              ------        -------
                                                              $8,902        $13,444
                                                              ======        =======

                        SHELL ANACORTES REFINING COMPANY

     Deferred income taxes are provided for the temporary differences between the tax basis of the Company's assets and liabilities and the amounts reported in the financial statements. Significant components of deferred tax liabilities and assets as of December 31, 1997 and December 31, 1996 are as follows (in millions):

                                                              1997   1996
                                                              ----   ----
Deferred tax liabilities:
------------------------------------------------------------
  Depreciation of properties, plant, and equipment..........  $30    $27
  Other.....................................................    2      1
                                                              ---    ---
          Total deferred tax liabilities....................   32     28
                                                              ---    ---
Deferred tax assets:
------------------------------------------------------------
  Other postretirement liabilities..........................    4      4
  Other.....................................................    2     --
                                                              ---    ---
          Total deferred tax assets.........................    6      4
                                                              ---    ---
          Net deferred tax liabilities......................  $26    $24
                                                              ===    ===

     The Company has assessed the need for establishing a valuation allowance for its deferred tax assets and has determined that such an allowance is unnecessary.

NOTE 7 -- POSTRETIREMENT BENEFITS

     The employees associated with fuels operations of the refinery became employees of the refinery subsidiary on April 1, 1996. In participation with Shell, the Company currently provides health care benefits for retired employees and their dependents. Eligibility for such benefits requires retirement from the Company with entitlement to an immediate pension generally upon the earlier of the attainment of age 50, when such age plus years of service equals 80, or the attainment of age 65. Other postretirement benefits provided to the employees include life insurance benefits. These life insurance benefits are primarily funded by employees; as a result, the cost of such benefits to the Company is not material.

     The health care benefits for retired employees and their dependents are provided by Shell's unfunded defined benefit plans. The benefit is defined as the Company's contributions to such plans. Annually, retirees are advised of the amount of the Company's monthly contribution to the plans for the following year and the monthly amount such retirees must pay for the particular coverage desired. Retiree health care costs allocated from Shell amounted to $503 thousand in 1997 and $364 thousand in 1996. Other long-term liabilities include $11.9 million in connection with retiree health care cost allocations as of both December 31, 1997 and 1996.

     As of May 1, 1996, the pre-existing liabilities of the refinery subsidiaries for post-retirement benefits of $11.9 million were conveyed to the Company in addition to an equal amount of cash to settle the net liabilities, based on actuarial data.

                        SHELL ANACORTES REFINING COMPANY

NOTE 8 -- PENSION PLAN AND PROVIDENT FUND

     The Company participates with Shell in the Shell Pension Plan (Plan), the Benefit Restoration Plan, the Senior Staff Plan, and the Shell Provident Fund. The Plan covers substantially all of the Company's employees. Benefits are based on years of service and the employee's average final compensation. The prepaid cost (accrued liability) conveyed to the Company on May 1, 1996 in addition to an equal amount of cash to settle the net liability, based on actuarial data was as follows (in millions):

                                                               MAY 1,
                                                                1996
                                                               ------
Qualified Pension Plan
  Employees.................................................    $  3
  Pensioners and deferred vested............................       4
                                                                ----
                                                                $  7
                                                                ====
Non-qualified Pension Plan
  Employees.................................................    $(.3)
  Pensioners and deferred vested............................     (.2)
                                                                ----
                                                                $(.5)
                                                                ====

     There were no contributions to the Shell Pension Trust since May 1, 1996 due to the full-funding limitation of the applicable law. The Benefits Restoration Plan generally provides for payments of amounts in excess of limits imposed by federal tax law on benefit payments under the Shell Pension Plan. The Senior Staff Plan provides for defined monthly supplemental pension payments to members of the senior staff (consisting of certain officers and other high ranking employees). Both of these plans are unfunded. The Shell Provident Fund covers employees of the Company after stated periods of service, and provides for contributions by the employing company based on a stated percentage of the employees' salaries and wages. Employees may also contribute amounts up to a stated percentage. The Company's portion of the total cost of the Shell Provident Plan and the Shell Pension Plan was $1,306 thousand and $523 thousand, respectively, in 1997, and was $774 thousand and $540 thousand, respectively, in 1996.

NOTE 9 -- CONTINGENCIES AND OTHER MATTERS

     The Company and related Shell subsidiaries are named defendants in certain lawsuits and named parties in certain governmental proceedings arising in the ordinary course of business. While the outcome of such contingencies, lawsuits or other proceedings against the Company cannot be predicted with certainty, management expects that such liability, to the extent not provided for through insurance or otherwise, will not have material adverse effect on the financial statements of the Company.

     In connection with the commencement of operations of the Company, Shell agreed to retain liability for, and indemnify the Company for all other liabilities and costs arising as the result of governmental or private claims, suits or enforcement actions, either threatened or asserted prior to May 1, 1996 or arising out of acts or incidents occurring prior to May 1, 1996, except for environmental claims, suits or actions. As to environmental claims, suits or actions, either private or governmental, and all other environmental costs and expenses, Shell has agreed to indemnify the Company for all liabilities and costs (including those for claims, suits or actions) in any year which exceed the budgeted environmental expenditures for such year.

                        SHELL ANACORTES REFINING COMPANY

NOTE 10 -- SUBSEQUENT EVENTS

     On January 15, 1998, Shell Oil and Texaco Inc. ("Texaco") reached an agreement on the formation and operational start up of Equilon Enterprises LLC ("Equilon"). Equilon is a joint venture which combines major elements of both companies' western and midwestern United States refining and marketing businesses and both companies' nationwide trading, transportation and lubricants businesses.

     The Company will be sold as part of a settlement agreement with the Federal Trade Commission involving the joint venture with Texaco. Beginning in December 1997, the Company must be held separate from all other operations within Shell and Texaco. On May 1, 1998, Shell Oil Company entered into an agreement to sell the stock of the Company to Tesoro Petroleum Corporation ("Tesoro"). Tesoro will acquire the Company for $237 million plus an additional payment for net working capital at the time of closing. The Federal Trade Commission and the states of Oregon and Washington will have final approval of the transaction and Tesoro as the buyer.

     Also as part of Federal Trade Commission agreement, effective January 1, 1998, the Company acquired all the third parties contracts in the state of Oregon previously held by Shell and purchased the associated inventory in the state of Oregon.

PROSPECTUS

                          TESORO PETROLEUM CORPORATION
                             SENIOR DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                             ---------------------

                             TESORO CAPITAL TRUST I

                            TESORO CAPITAL TRUST II
                            TESORO CAPITAL TRUST III
                           TRUST PREFERRED SECURITIES
  (GUARANTEED TO THE EXTENT SET FORTH HEREIN BY TESORO PETROLEUM CORPORATION)
                             ---------------------

                             SUBSIDIARY GUARANTORS
                              (AS DEFINED HEREIN)
                    SUBSIDIARY GUARANTEES OF DEBT SECURITIES

     Tesoro Petroleum Corporation ("Tesoro" or the "Company") may offer and sell from time to time together or separately in one or more series its (i) unsecured debt securities which may be senior (the "Senior Debt Securities"), senior subordinated ("Senior Subordinated Debt Securities") or subordinated (the "Subordinated Debt Securities" and, together with the Senior Debt Securities and Senior Subordinated Debt Securities, the "Debt Securities") consisting of notes, debentures or other evidences of indebtedness, (ii) shares of preferred stock, no par value (the "Preferred Stock"), which may be issued in the terms of depositary shares evidenced by depositary receipts (the "Depositary Shares"),
(iii) Depositary Shares, (iv) shares of common stock, par value $0.16 2/3 per share (the "Common Stock"), (v) stock purchase contracts ("Stock Purchase Contracts") to purchase shares of Common Stock or Preferred Stock and (vi) stock purchase units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and Trust Preferred Securities (as defined below) or debt obligations of third parties, including U. S. Treasury securities, securing the holder's obligation to purchase Common Stock or Preferred Stock under the Stock Purchase Contract, or any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, in each case in amounts, at prices and in terms to be determined at or prior to the time of sale. The Company's payment obligations under any series of Debt Securities may be jointly and severally guaranteed by certain of the Company's direct and indirect wholly-owned subsidiaries (each a "Guarantor," and collectively the "Guarantors").

     Tesoro Capital Trust I, Tesoro Capital Trust II and Tesoro Capital Trust III (individually, a "Tesoro Capital Trust" and collectively, the "Tesoro Capital Trusts"), each a statutory business trust formed under the laws of the State of Delaware, may offer and sell, from time to time, trust preferred securities, representing undivided beneficial interests in the assets of the respective Tesoro Capital Trusts ("Trust Preferred Securities"). Tesoro will be the beneficial owner of all the beneficial ownership interests represented by common securities of each of the Tesoro Capital Trusts (the "Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities"). Holders of the Trust Preferred Securities will be entitled to receive preferential cumulative cash distributions accumulating from the date of original issuance and payable periodically as specified in the applicable supplement to this prospectus (a "Prospectus Supplement"). Subordinated Debt Securities may be issued and sold by Tesoro from time to time in one or more series to a Tesoro Capital Trust, or a trustee of such Tesoro Capital Trust, in connection with the investment of the proceeds from the offering of Trust Securities of such Tesoro Capital Trust. The Subordinated Debt Securities purchased by a Tesoro Capital Trust may be subsequently distributed pro rata to holders of Trust Securities in connection with the dissolution of such Tesoro Capital Trust upon the occurrence of certain events as may be described in a related Prospectus Supplement. The payment of distributions with respect to Trust Preferred Securities of each of the Tesoro Capital Trusts out of monies held by each of the Tesoro Capital Trusts, and payment on liquidation, redemption or otherwise with respect to such Trust Preferred Securities, will be guaranteed by Tesoro to the extent described herein (each a "Trust Guarantee"). See "Description of the Trust Guarantees." Tesoro's obligations under the Trust Guarantees will be subordinate and junior in right of payment to all other liabilities of Tesoro and rank pari passu with the most senior preferred stock, if any, issued from time to time by Tesoro.

                                                        (Continued on next page)

    FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE SECURITIES AND THE TRUST PREFERRED SECURITIES, SEE "RISK FACTORS" ON PAGE 3.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

May 14, 1998

(Continued from previous page)

     The Common Stock, the Preferred Stock, the Depositary Shares, Debt Securities, Stock Purchase Units, Stock Purchase Contracts and Trust Securities offered hereby are collectively hereinafter referred to as the "Securities." The Securities will be limited to an aggregate initial public offering price not to exceed approximately $600 million, or, in the case of Debt Securities, the equivalent thereof in one or more foreign currencies, including composite currencies. The Securities may be offered, separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of sale and set forth in a related Prospectus Supplement.

     Certain specific terms of the particular Securities for which this Prospectus is being delivered will be set forth in a related Prospectus Supplement, including, where applicable, (i) in the case of Debt Securities and the Subsidiary Guarantees thereof, the specific designation, aggregate principal amount, authorized denominations, maturities, interest rate or rates (which may be fixed or variable), the date or dates on which interest, if any, shall be payable, the place or places where principal of and premium, if any, and interest, if any, on such Debt Securities of the series will be payable, terms of optional or mandatory redemption or any sinking fund or analogous provisions, currency or currencies, or currency unit or currency units of denomination and payment if other than U.S. dollars, the initial public offering price, terms relating to temporary or permanent global securities, provisions regarding convertibility or exchangeability, if any, provisions regarding registration of transfer or exchange, the proceeds to the Company and other special terms; (ii) in the case of Preferred Stock, the specific designations, the number of shares, dividend rights (including, if applicable, the manner of calculation thereof), and any liquidation, redemption, conversion, exchange, voting and other rights, the initial public offering price and other special terms; (iii) in the case of Depositary Shares, the aggregate number of Depositary Shares offered, the fractional share of Preferred Stock represented by each such Depositary Share and the purchase price thereof; (iv) in the case of Common Stock, the terms of the offering and sales thereof; (v) in the case of Stock Purchase Contracts, the number of shares of Common Stock issuable thereunder, the purchase price of the Common Stock, the date or dates on which the Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice versa, and the terms of the offering and sale thereof, (vi) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Trust Preferred Securities or debt obligations of third parties securing the holder's obligation to purchase the Common Stock under the Stock Purchase Contracts, and the terms of the offering and the sale thereof, and (vii) in the case of the Trust Preferred Securities or the related Trust Guarantees, the specific designation, aggregate offering amount, denomination, term, coupon rate, time of payment of distributions, terms of redemption at the option of Tesoro or repayment at the option of the holder, provisions regarding convertibility or exchangeability for capital stock of Tesoro, the designation of the Trustee(s) acting under the applicable Indenture or Trust Guarantee and the public offering price.

     The Securities may be offered and sold to or through underwriters, dealers, or agents as designated from time to time, or through a combination of such methods, and also may be offered and sold directly to one or more other purchasers. See "Plan of Distribution." The names of, and the principal amounts or number of shares to be purchased by, underwriters, dealers or agents, and the compensation of such underwriters, dealers or agents, including any applicable fees, commissions, and discounts, will be set forth in the related Prospectus Supplement. No Securities may be sold without delivery of a Prospectus Supplement describing such series or issue of Securities and the method and terms of offering thereof.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE DEBT SECURITIES, INCLUDING STABILIZING AND SYNDICATE COVERING TRANSACTIONS. THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Common Stock is listed for trading on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange (the "PSE") under the trading symbol "TSO," and reports, proxy statements and other information concerning the Company may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and at the offices of the PSE, 301 Pine Street, San Francisco, California 94104.

     No separate financial statements of the Tesoro Capital Trusts have been included or incorporated by reference herein. Neither the Tesoro Capital Trusts nor the Company considers such financial statements material to holders of Trust Preferred Securities because (i) all of the voting securities of each Tesoro Capital Trust will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) no Tesoro Capital Trust has independent operations but rather each exists for the purpose of issuing securities representing undivided beneficial interests in the assets of such Tesoro Capital Trust and investing the proceeds thereof in Subordinated Debt Securities, and
(iii) the obligations of the Tesoro Capital Trusts under the Trust Preferred Securities are fully and unconditionally guaranteed on a subordinated basis by the Company to the extent set forth herein. See "The Tesoro Capital Trusts" and "Description of Trust Guarantees." Upon the granting of relief by the Commission pursuant to SAB 53, the Company intends to provide only abbreviated information concerning the Tesoro Capital Trusts in the Company's Exchange Act reports.

     This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to such Registration Statement for further information with respect to the Company, the Tesoro Capital Trusts and the Securities offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the Commission by the Company pursuant to the Exchange Act are incorporated herein by reference:

1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended on Form 10-K/A, filed April 30, 1998.

2. The Company's Current Report on Form 8-K, dated as of May 13, 1998.

3. The description of the Common Stock included in the Company's Registration Statement on Form 8-A dated April 21, 1969, as amended by a Form 8 dated April 23, 1969.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner of a Security, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Tesoro Petroleum Corporation, 8700 Tesoro Drive, San Antonio, Texas 78217-6218, Attention: Vice President and Treasurer, (telephone: (800) 837-6768).

                       CERTAIN FORWARD-LOOKING STATEMENTS

     Statements in this Prospectus and the accompanying Prospectus Supplement (including the documents incorporated by reference herein) concerning the Company which are (a) projections of revenues, earnings, earnings per share, capital expenditures or other financial items, (b) statements of plans and objectives for future operations, including acquisitions, (c) statements of future economic performance, or (d) statements of assumptions or estimates underlying or supporting the foregoing are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The ultimate accuracy of forward-looking statements is subject to a wide range of business risks and changes in circumstances, and actual results and outcomes often differ from expectations. Any number of important factors could cause actual results to differ materially from those in the forward-looking statements herein, including the following: the timing and extent of changes in commodity prices and underlying demand and availability of crude oil and other refinery feedstocks, refined products, and natural gas; actions of customers and competitors; changes in the cost or availability of third-party vessels, pipelines and other means of transporting feedstocks and products; state and federal environmental, economic, safety and other policies and regulations, any changes therein, and any legal or regulatory delays or other factors beyond the Company's control; execution of planned capital projects; weather conditions affecting the Company's operations or the areas in which the Company's products are marketed; future well performance; the extent of Tesoro's success in acquiring oil and gas properties and in discovering, developing and producing reserves; political developments in foreign countries; the conditions of the capital markets and equity markets during the periods covered by the forward-looking statements; earthquakes or other natural disasters affecting operations; adverse rulings, judgments, or settlements in litigation or other legal matters, including unexpected environmental remediation costs in excess of any reserves; and adverse changes in the credit ratings assigned to the Company's trade credit. For more information with respect to the foregoing, see the Form 10-K. The Company undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  THE COMPANY

     The Company and its subsidiaries are engaged in petroleum refining, distributing and marketing of petroleum products, marine logistics services and the exploration and production of natural gas and oil. These operations are conducted through three business segments: Refining and Marketing, Exploration and Production, and Marine Services.

     The Company's Refining and Marketing segment operates a petroleum refinery at Kenai, Alaska, markets refined products through a large network of branded stations in Alaska and is expanding its marketing presence in the Pacific Northwest. This segment is also a major supplier of jet fuel to the Anchorage airport and diesel fuel to Alaska's fishing and marine industry. The Company's Marine Services segment operates through a network of 23 marine terminals located in Louisiana and Texas and on the West Coast, distributing petroleum products and providing logistics services to the offshore Gulf of Mexico drilling industry and other customers. The Company's Exploration and Production segment focuses on exploration, development and production of natural gas and oil onshore in Texas, Louisiana and Bolivia. The Company's net proved worldwide reserves totaled 517 billion cubic feet equivalents of natural gas at year-end 1997. The Company is focused on its long-term strategy to maximize returns and develop full value of its assets through strategic expansions, acquisitions and diversifications in all three of its operating segments.

     Tesoro was incorporated in Delaware in 1968 (a successor by merger to a California corporation incorporated in 1939). Its principal executive offices are located at 8700 Tesoro Drive, San Antonio, Texas 78217-6218 and its telephone number is (800) 837-6768.

                              RECENT DEVELOPMENTS

HAWAII REFINERY ACQUISITION

     On March 18, 1998, Tesoro entered into a stock sale agreement ("Hawaii Stock Sale Agreement") to purchase (the "Hawaii Acquisition") all of the outstanding stock of two subsidiaries of The Broken Hill Proprietary Company Limited ("BHP") (together, "BHP Hawaii"). BHP Hawaii owns and operates a 95,000-barrel per day refinery in Kapolei, Hawaii, on the island of Oahu, approximately 20 miles west of Honolulu, and 32 retail gasoline stations on the islands of Oahu, Maui and Hawaii. The Hawaii Acquisition, which is subject to regulatory review and other customary conditions, is anticipated to close on May 29, 1998. Under the terms of the Hawaii Stock Sale Agreement, the Company has deposited $5 million into an escrow account for this acquisition.

     At closing the cash purchase price for the Hawaii Acquisition is currently estimated to be approximately $275 million less the $5 million escrow deposit. In addition, Tesoro will issue an unsecured, non-interest bearing promissory note (the "BHP Note") in the amount of $50 million, payable in five equal annual installments of $10 million each, beginning on the eleventh anniversary date of the closing. The BHP Note provides for earlier payment if the financial performance of BHP Hawaii exceeds certain thresholds. The purchase price will be adjusted after the closing for the amount by which the working capital of BHP Hawaii differs from $100 million at the closing date.

     In order to ensure the continuity of crude supply to Hawaii Refinery, Tesoro will also enter into a two year agreement with an affiliate of BHP to assist Tesoro in acquiring crude oil feedstock sources outside of North America and arranging for transportation of such crude oil to the Hawaii Refinery.

WASHINGTON STATE REFINERY ACQUISITION

     On May 1, 1998, the Company entered into a stock purchase agreement ("Anacortes Stock Purchase Agreement") with Shell Refining Holding Company ("Seller") and Shell Anacortes Refining Company ("SARC"), both subsidiaries of Shell Oil Company, whereby the Company will purchase all of the outstanding stock of SARC. SARC owns and operates a 108,000-barrel a day refinery in Anacortes, Washington, which is approximately 60 miles north of Seattle. The acquisition, which is subject to approval by the Federal Trade Commission and the offices of the attorneys general of the States of Oregon and

Washington as well as other customary conditions, is anticipated to close in mid to late summer. Under the terms of the Anacortes Stock Purchase Agreement, the Company has paid a $5 million deposit and has agreed to pay the balance of the purchase price into an escrow by June 30, 1998 if the stock purchase has not closed by that date.

     At closing the Company will pay the Seller a cash purchase price of $237 million, less the deposit and any escrowed amounts, for the stock of SARC, plus the value of the working capital of SARC at the time of closing which is estimated to be approximately $60 million. The SARC Stock Purchase Agreement contains representations and warranties and other general provisions that are customary for transactions of this nature.

                           THE TESORO CAPITAL TRUSTS

     Each of Tesoro Capital Trust I, Tesoro Capital Trust II and Tesoro Capital Trust III is a statutory business trust created under Delaware law pursuant to
(i) a separate declaration of trust (each a "Declaration") executed by Tesoro, as sponsor for such Tesoro Capital Trust (the "Sponsor"), and the Trustees (as defined herein) for such Tesoro Capital Trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State. Each Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "TIA"). Each Tesoro Capital Trust exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) investing the gross proceeds from the sale of the Trust Securities in Subordinated Debt Securities issued by Tesoro and (iii) engaging in only those other activities necessary or incidental thereto.

     All of the Trust Common Securities issued by each of the Tesoro Capital Trusts will be directly or indirectly owned by Tesoro. The Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities except that upon an event of default under the applicable Declaration, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption, and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. Tesoro will, directly or indirectly, acquire Trust Common Securities in an aggregate liquidation amount equal to 3% of the total capital of each Tesoro Capital Trust. A majority of the Trustees (the "Regular Trustees") of each Tesoro Capital Trust will be persons who are employees or officers of or affiliated with Tesoro. One trustee of each Tesoro Capital Trust will be a financial institution that will be unaffiliated with Tesoro and that will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act, pursuant to the terms set forth in a Prospectus Supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one trustee of each Tesoro Capital Trust will have its principal place of business or reside in the State of Delaware (the "Delaware Trustee" and, together with the Regular Trustees and the Property Trustee, the "Trustees"). Each Tesoro Capital Trust's business and affairs will be conducted by the Trustees appointed by the Company, as the direct or indirect holder of all the Trust Common Securities. Except in certain limited circumstances, the holder of the Trust Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Trustees of a Tesoro Capital Trust. The duties and obligations of the Trustees shall be governed by the Declaration of each Tesoro Capital Trust. The Company will pay all fees and expenses related to the Tesoro Capital Trusts and the offering of Trust Securities, the payment of which will be guaranteed by the Company. The office of the Delaware Trustee for each Tesoro Capital Trust in the State of Delaware is Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890. The principal place of business of each Tesoro Capital Trust shall be c/o Tesoro Petroleum Corporation, 8700 Tesoro Drive, San Antonio 78217-6218 (telephone: (800) 837-6768).

                           THE SUBSIDIARY GUARANTORS

     The Subsidiary Guarantors, listed on the "Table of Other Co-Registrants" set forth immediately following the cover page of the Registration Statement of which this Prospectus is a part, constitute substantially all of the direct and indirect active subsidiaries of the Company, as of the date of this Prospectus. Each or all Subsidiary Guarantors may jointly and severally guarantee the payment obligations of the Company under any series of Debt Securities offered by this Prospectus, as set forth in a related Prospectus Supplement.

                                USE OF PROCEEDS

     Unless otherwise specified in a Prospectus Supplement, the net proceeds received by the Company from the sale of the Securities will be used to finance acquisitions, refinance certain existing indebtedness and for general corporate purposes. Funds not required immediately for such purposes may be invested in marketable securities and short-term investments. The Tesoro Capital Trusts will use all proceeds received from the sale of the Trust Preferred Securities to purchase Subordinated Debt Securities from the Company.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                               YEARS ENDED DECEMBER 31,
                                                         -------------------------------------
                                                         1997    1996    1995    1994    1993
                                                         -----   -----   -----   -----   -----
Ratio of Earning to Fixed Charges......................  3.61x   5.64x   3.28x   2.00x   1.97x
Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividend Requirements................  3.61x   5.64x   3.28x   1.80x   1.33x

     For purposes of calculating this ratio: (i) "fixed charges" consist of interest expense (whether expensed or capitalized), amortization of debt discount and issuance costs and the portion of rental expense estimated to be equivalent to interest; and (ii) "earnings" represent earnings before income taxes and extraordinary loss on extinguishments of debt plus fixed charges, excluding capitalized interest.

                                  RISK FACTORS

     THE SECURITIES TO BE OFFERED HEREBY MAY INVOLVE A HIGH DEGREE OF RISK. SUCH RISKS WILL BE SET FORTH IN THE PROSPECTUS SUPPLEMENT RELATING TO SUCH SECURITY. IN ADDITION, CERTAIN RISK FACTORS, IF ANY, RELATING TO THE COMPANY'S BUSINESS WILL BE SET FORTH IN A PROSPECTUS SUPPLEMENT.

                         DESCRIPTION OF DEBT SECURITIES

     The following is a description of certain general terms and provisions of the Debt Securities. The particular terms of any series of Debt Securities will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

     Debt Securities may be issued from time to time in one or more series by the Company. The Debt Securities will constitute either indebtedness designated as Senior Indebtedness ("Senior Debt Securities"), indebtedness designated as Senior Subordinated Indebtedness ("Senior Subordinated Debt Securities") or indebtedness designated as Subordinated Indebtedness ("Subordinated Debt Securities"). The Company may issue Debt Securities with different terms from those of Debt Securities previously issued without the consent of holders of previously issued series of Debt Securities. The particular terms of each series of Debt Securities offered by a particular Prospectus Supplement will be described therein. Senior Debt Securities, Senior Subordinated Debt Securities and Subordinated Debt Securities will each be issued under a separate indenture (individually, an "Indenture" and, collectively, the "Indentures") to be entered into prior to the issuance of such Debt Securities. See "-- Subordination". There will be a separate Trustee (individually, a "Trustee" and, collectively, the "Trustees") under each Indenture. Information regarding the Trustee under an Indenture will be included in any Prospectus Supplement relating to the Debt Securities issued thereunder.

     The following discussion includes a summary description of material terms of the Indentures, other than terms that are specific to a particular series of Debt Securities and related Subsidiary Guarantees, if any, and that will be described in the Prospectus Supplement relating to such series. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures, including the definitions therein of certain terms capitalized in this Prospectus. Wherever particular Sections or Articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated herein or therein by reference.

     To the extent applicable to the Debt Securities of a particular series, as indicated in the applicable Prospectus Supplement, there are no provisions of the Indentures that afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

GENERAL

     The Senior Debt Securities will be issued under an indenture (the "Senior Indenture"), to be entered into among the Company, any Subsidiary Guarantors and a Senior Indenture Trustee. The Senior Subordinated Debt Securities will be issued under a separate Indenture (the "Senior Subordinated Indenture") to be entered into among the Company, any Subsidiary Guarantor and a Senior Subordinated Indenture Trustee. The Subordinated Debt Securities will be issued under a separate indenture (the "Subordinated Indenture") also to be entered into between the Company, any Subsidiary Guarantors and the Subordinated Trustee. The Senior Indenture, the Senior Subordinated Indenture and the Subordinated Indenture are sometimes collectively referred to herein as the "Indentures" and individually as an "Indenture." The Indentures are subject to and governed by the TIA, and may be supplemented from time to time following execution.

     The terms of the Debt Securities include those stated in the applicable Indenture and those made part of such Indenture by reference to the TIA. The Debt Securities are subject to all such terms, and holders of Debt Securities are referred to the applicable Indenture and the TIA for a statement of those terms.

     The statements set forth below in this section are brief summaries of certain provisions contained in the Indentures, do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the Indentures, including the definitions of certain terms therein, and the TIA. Capitalized terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the Indentures. For purposes of this section, the term "Company" refers to Tesoro Petroleum Corporation only and does not include its subsidiaries.

TERMS

     The Debt Securities will be direct, unsecured obligations of the Company. The indebtedness represented by the Senior Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The indebtedness represented by the Senior Subordinated Securities will be subordinated in right of payment to the prior payment in full of all Senior Debt (as defined in a related Prospectus Supplement and the Applicable Indenture) of the Company and senior to any future junior subordinated indebtedness of the Company as described below under "-- Subordination." The indebtedness represented by the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt (as defined in a related Prospectus Supplement and the Applicable Indenture) of the Company as described below under "-- Subordination."

     In the event Subordinated Debt Securities are issued to a Tesoro Capital Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Tesoro Capital Trust, such Subordinated Debt Securities subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such Tesoro Capital Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Subordinated Debt Securities will be issued to a Tesoro Capital Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Tesoro Capital Trust.

     Reference is made to the Prospectus Supplement relating to the particular series offered thereby for the terms of such Debt Securities, including where applicable: (a) the form and title of the Debt Securities and whether such Debt Securities are Senior Debt Securities, Senior Subordinated Securities or Subordinated Debt Securities; (b) the aggregate principal amount of the Debt Securities and any limit on such aggregate principal amount; (c) the date or dates on which the Debt Securities may be issued; (d) the date or dates on which the principal of and premium, if any, on the Debt Securities shall be payable;
(e) the rate or rates (which may be fixed or variable) at which the Debt Securities shall bear interest, if any, and the date or dates from which such interest shall accrue; (f) the dates on which interest, if any, shall be payable and the record dates for the interest payment dates; (g) the place or places where the principal of and premium, if any, and interest, if any, on the Debt Securities of the series will be payable; (h) the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which, the Debt Securities may be redeemed at the option of the Company or otherwise; (i) any optional or mandatory redemption or any sinking fund or analogous provisions; (j) if other than denominations of $1,000 and integral multiples thereof, the denominations in which the Debt Securities of the series shall be issuable; (k) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities which shall be payable upon declaration of the acceleration of the maturity thereof in accordance with the provisions of the applicable Indenture; (l) whether payment of the principal of and premium, if any, and interest, if any, on the Debt Securities shall be without deduction for taxes, assessments, or governmental charges paid by the holders; (m) the currency or currencies, or currency unit or currency units, in which the principal of and premium, if any, and interest, if any, on the Debt Securities shall be denominated, payable, redeemable or purchasable, as the case may be; (n) any Events of Default with respect to the Debt Securities that differ from those set forth in the applicable Indenture; (o) whether the Debt Securities will be convertible; (p) whether the Debt Securities of such series shall be issued as a global certificate or certificates and, in such case, the identity of the depositary for such series; (q) provisions regarding the convertibility or exchangeability of the Debt Securities; (r) covenants restricting the Company's and its subsidiaries' ability to make certain types of payments and investments, incur indebtedness and dispose of assets; and (s) any other terms not inconsistent with the provisions of the applicable Indenture.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities of any series will be issued only in fully registered form in denominations of $1,000 or any integral multiple thereof. The Debt Securities of a series may be issuable in the form of one or more global certificates, which will be denominated in an amount equal to all or a portion of the aggregate principal amount of such Debt Securities. See "-- Global Debt Securities."

     Each Indenture provides that the Debt Securities may be issued in one or more series, in each case as established from time to time in, or pursuant to authority granted by, a resolution of the board of directors of the Company or as established in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

     One or more series of Debt Securities offered hereby may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The federal income tax consequences and special considerations applicable to any such series of Debt Securities will be described generally in the Prospectus Supplement relating thereto.

GLOBAL DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with, or on behalf of, a depositary (the "Global Note Depositary"), or its nominee, identified in the Prospectus Supplement relating to such series. Unless and until such global certificate or certificates are exchanged in whole or in part for Debt Securities in individually certificated form, a global Debt Security may not be transferred or exchanged except as a whole to a nominee of the Global Note Depositary for such global Debt Security, or by a nominee for the Global Note Depositary to the Global Note Depositary, or to a successor of the Global Note Depositary or a nominee of such successor, except in the circumstances described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in a global Debt Security representing all or a portion of a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

SUBSIDIARY GUARANTEES

     The Company's payment obligations under any series of the Debt Securities may be jointly and severally guaranteed (the "Subsidiary Guarantees") by one or more Subsidiaries of the Company (the "Guarantors"), including the Subsidiary Guarantors named herein. Any Subsidiary of the Company that guarantees any Indebtedness of the Company may be required to execute a Subsidiary Guarantee and become a Guarantor under the applicable Indenture. The terms of any such Subsidiary Guarantee will be set forth in the applicable Prospectus Supplement. However, the obligations of each Guarantor under its Subsidiary Guarantee will be limited to the maximum amount the Guarantors are permitted to guarantee under applicable law without creating a "fraudulent conveyance."

     Each Indenture may restrict the consolidation or merger with or into a Guarantor or provide for the release of a Subsidiary Guarantee, as set forth in a related Prospectus Supplement and the Applicable Indenture.

     Each of the Indentures may provide that if any Subsidiary of the Company guarantees any Indebtedness of the Company that is not a party to the Indenture, then such Subsidiary shall (i) execute a supplemental indenture in form and substance satisfactory to the Trustee thereunder providing that such Subsidiary shall become a Guarantor under the applicable Indenture and (ii) deliver an opinion of counsel to the effect, inter alia, that such supplemental indenture has been duly authorized and executed by such Subsidiary.

CHANGE OF CONTROL

     Each of the Indentures will provide that, with respect to a series of Debt Securities, in the event that there shall occur a Change of Control (as defined in a related Prospectus Supplement and the Applicable Indenture), then the Company may be required to make an Offer (as described under "-- Procedures for Offers" below) to purchase all or any part (equal to $1,000 or an integral multiple thereof) of each holder's Debt Securities of the applicable series at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase. Such right to require the repurchase of Debt

Securities shall not continue after a discharge of the Company from its obligations with respect to the Debt Securities. See "-- Defeasance."

     A Change of Control purchase feature of a series of Debt Securities may, in certain circumstances, make it more difficult or discourage a takeover of the Company and, as a result, may make removal of incumbent management more difficult. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future.

     If a Change of Control were to occur, the Company may not have sufficient liquid assets to satisfy its obligation to purchase all of the Debt Securities that might be delivered by holders seeking to exercise the purchase right and make any payments that may become necessary, if not waived.

     The provisions of each of the Indentures would not necessarily afford holders of the Debt Securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect such holders.

COVENANTS

     The particular covenants, including covenants relating to the issuance of Subordinated Debt Securities to a Tesoro Capital Trust or a trustee of such Tesoro Capital Trust, relating to any series of Debt Securities will be described in the Prospectus Supplement relating to such series. If any such covenants are described, the Prospectus Supplement will also state whether the "covenant defeasance" provisions described below also apply.

PROCEDURES FOR OFFERS

     Within 30 days following a Change of Control, the Company will mail to each holder of Debt Securities, at such holder's registered address, a notice stating: (i) the Offer is being made as a result of a Change of Control, the length of time the Offer shall remain open, and the maximum aggregate principal amount of Debt Securities that will be accepted for payment pursuant to such Offer, (ii) the purchase price, the amount of accrued and unpaid interest as of the Purchase Date, and the Purchase Date, (iii) the circumstances and material facts regarding such Change of Control, to the extent known to the Company (including, but not limited to, information with respect to pro forma and historical financial information after giving effect to such Change of Control, and information regarding the Person or Persons acquiring control), and (iv) such other information required by each of the Indentures and applicable laws and regulations.

     On the Purchase Date for any Offer, the Company will (1) accept for payment all Debt Securities tendered pursuant to such Offer, (2) deposit with the Paying Agent the aggregate purchase price of all Debt Securities accepted for payment and any accrued and unpaid interest on such Debt Securities as of the Purchase Date, and (3) deliver or cause to be delivered to each of the Trustees all Debt Securities tendered pursuant to the Offer. If less than all Debt Securities tendered pursuant to any Offer are accepted for payment by the Company for any reason, selection of the Debt Securities to be purchased will be in compliance with the requirements of the principal national securities exchange, if any, on which any series of Debt Securities is listed or, if not so listed, by lot or by such method as each of the Trustees shall deem fair and appropriate; provided that Debt Securities accepted for payment in part shall only be purchased in integral multiples of $1,000. The Paying Agent will promptly mail to each holder of Debt Securities accepted for payment an amount equal to the purchase price for such Debt Securities plus any accrued and unpaid interest. Each of the Trustees will promptly authenticate and mail to holders of Debt Securities accepted for payment in part new Debt Securities equal in principal amount to any unpurchased portion of each holder's Debt Securities, and any Debt Securities not accepted for payment in whole or in part shall be promptly returned to the holder thereof. On and after a Purchase Date, interest will cease to accrue on the Debt Securities accepted for payment. The Company will announce the results of the Offer to holders of the Debt Securities on or as soon as practicable after the Purchase Date.

     The Company will comply with all applicable requirements of Rule 14e-1 under the Exchange Act and all other applicable securities laws and regulations thereunder, to the extent applicable, in connection with any offer.

EVENTS OF DEFAULT

     Each Indenture provides that the following will be Events of Default with respect to any series of Debt Securities issued thereunder: (a) failure to pay any interest on any Debt Security of such series when due, continued for 30 days; (b) failure to pay principal of (or premium, if any, on) any Debt Security of such series when due; (c) failure to perform or comply with any covenant or warranty of the Company contained in the Debt Securities of such series or in the applicable Indenture, continued for 30 days after written notice as provided in the Indenture (other than a default otherwise specifically dealt with in the applicable Indenture or in any supplemental indenture); (d) failure to deposit a sinking fund payment, if any, when and as due by the terms of a Debt Security of such series; (e) except as permitted by the applicable Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture); (f) certain events in bankruptcy, insolvency or reorganization affecting the Company or any Guarantor; and (g) any other Event of Default set forth in the applicable supplemental indenture and Prospectus Supplement relating to the Debt Securities of such series.

     If an Event of Default under either Indenture with respect to Debt Securities of any series at the time outstanding shall occur and be continuing, then in every such case either the applicable Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series may accelerate the maturity of all Debt Securities of that series; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the applicable Indenture.

     Each Indenture provides that no holder of any Debt Security will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee thereunder written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Debt Security for enforcement of payment of the principal of (and premium, if any) or interest on such Debt Security on or after the respective due dates expressed in such Debt Security.

     Subject to provisions in each Indenture relating to its duties in case an Event of Default shall have occurred and be continuing, neither Trustee is under an obligation to exercise any of its rights or powers under such Indenture at the request or direction of any holders of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Trustee thereunder reasonable indemnity. Subject to the provisions in each Indenture for the indemnification of the Trustee thereunder, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or exercising any trust or power conferred on such Trustee.

     The Company will be required to furnish to each Trustee annually a statement as to the performance by the Company of certain of its obligations under the applicable Indenture and as to any default in such performance.

DEFEASANCE

     Each Indenture provides that, at the option of the Company, (A) if applicable, the Company will be discharged from any and all obligations in respect of the Debt Securities of any series issued under such Indenture or (B) if applicable, the Company may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the applicable Indenture and the Debt Securities of any series issued thereunder, and that such Debt Securities shall no longer be subject to the subordination provisions in the case of either (A) or (B) upon irrevocable deposit with the applicable Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized accounting firm to pay the principal of and premium, if any, and each installment of interest, if any, on such Debt Securities. With respect to clause (B), the obligations under the applicable Indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants above shall remain in full force and effect. Such trust may only be established if, among other things (i) with respect to clause (A), the Company has received from, or there has been published by, the IRS a ruling or there has been a change in law, which in the Opinion of Counsel provides that holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (B), the Company has delivered to the applicable Trustee an Opinion of Counsel to the effect that the holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default with respect to such Debt Securities shall have occurred or be continuing; (iii) the Company has delivered to the applicable Trustee an Opinion of Counsel to the effect that such deposit shall not cause such Trustee or the trust so created to be subject to the Investment Company Act of 1940; and (iv) certain other customary conditions precedent.

SUBORDINATION

     Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on the Senior Subordinated Debt Securities and Subordinated Debt Securities will be subordinated to the extent provided in the respective Senior Subordinated Indenture and Subordinated Indenture in right of payment to the prior payment in full of all Senior Debt, but the obligation of the Company to make payment of the principal of and interest on the Senior Subordinated Debt Securities or Subordinated Debt Securities will not otherwise be affected. Except as provided in a Prospectus Supplement, no payment of principal or interest may be made on the Senior Subordinated Debt Securities or Subordinated Debt Securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default. The Subordinated Indenture may also provide that Subordinated Debt Securities issued thereunder are subordinated and junior in right of payment to the prior payment in full of all existing or future Senior Subordinated Debt Securities. After all Senior Debt is paid in full and until the Senior Subordinated Debt Securities or Subordinated Debt Securities (as the case may be) are paid in full, Holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to Holders have been applied to the payment of Senior Debt. By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than holders of the Subordinated Debt Securities.

MODIFICATION AND WAIVER

     Modifications and amendments of either Indenture may be made by the Company and the applicable Trustee with the consent of the holders of a majority in aggregate principal amount of all outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any such Debt Security, (b) reduce the principal amount of (or the premium), or interest on, any such Debt Security, (c) change the place or currency of payment of principal of (or premium), or interest on, any such Debt Security, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security, (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, (f) reduce the percentage of aggregate principal amount of outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults, or (g) modify any provisions of such Indenture relating to the modification and amendment of such Indenture or the waiver of past defaults or covenants, except as otherwise specified in a Prospectus Supplement.

     The holders of a majority in aggregate principal amount of the outstanding Debt Securities of a series may waive compliance by the Company with certain restrictive provisions of the applicable Indenture. The holders of a majority in aggregate principal amount of the outstanding Debt Securities of a series may waive any past default under the applicable Indenture. In the case of any series of Subordinated Debt Securities held as trust assets of a Tesoro Capital Trust, the consent of the holders of all of the holders of the Preferred Trust Securities and Common Trust Securities of such Tesoro Capital Trust may be required under the Declaration of Trust of such Tesoro Capital Trust.

THE TRUSTEE

     Both Indentures provide that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the applicable Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under such Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     Both Indentures and the provisions of the TIA incorporated by reference therein contain limitations on the rights of each of the Trustees, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. Each of the Trustees are permitted to engage in other transactions with the Company or any Affiliate; provided, however, that if it acquires any conflicting interest (as defined in the applicable Indenture or in the TIA), it must eliminate such conflict or resign.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES OR STOCKHOLDERS

     No director, officer, employee or stockholder, as such, of the Company or any of its affiliates shall have any personal liability in respect of the obligations of the Company under either of the Indentures or the Debt Securities by reason of his, her or its status as such.

APPLICABLE LAW

     The Indentures are, and the Debt Securities offered hereby will be, governed by, and construed in accordance with, the laws of the State of New York.

                         DESCRIPTION OF PREFERRED STOCK

     The Company's Board of Directors, without any further action by the stockholders of the Company, is authorized to issue up to 5,000,000 shares of Preferred Stock, and to divide the Preferred Stock into one or more series, and to fix by resolution or resolutions any of the designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of the shares of each such series, including, but not limited to, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences, and the number of shares constituting each such series. The issuance of Preferred Stock may have the effect of delaying, deterring, or preventing a Change in Control of the Company. Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular series of Preferred Stock will be described in the Prospectus Supplement relating to that series.

The description of the terms of the particular series of Preferred Stock set forth in the related Prospectus Supplement does not purport to be complete and is qualified in its entirety by reference to the certificate of designation relating to the particular series of Preferred Stock.

     The designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of the Preferred Stock of each series will be fixed by the certificate of designation relating to such series. The Prospectus Supplement relating to each series will specify the terms of the Preferred Stock as follows:

          (a) The maximum number of shares to constitute such series and the distinctive designation thereof;

          (b) The annual dividend rate, if any, on shares of such series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, and whether dividends will be cumulative;

          (c) The price at which, and the terms and conditions on which, the shares of such series may be redeemed, including the time during which shares of such series may be redeemed and any accumulated dividends thereon that the holders of shares of such series shall be entitled to receive upon the redemption thereof;

          (d) The liquidation preference, if any, and any accumulated dividends thereon, that the holders of shares of such series shall be entitled to receive upon the liquidation, dissolution, or winding up of the affairs of the Company;

          (e) Whether or not the shares of such series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

          (f) The terms and conditions, if any, on which the shares of such series shall be convertible into, or exchangeable for, debt securities, shares of any other class or classes of capital stock of the Company, or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange, whether such conversion or exchange will be mandatory and the method, if any, of adjusting the same;

        (g) The voting rights, if any, on the shares of such series; and

          (h) Any or all other preferences and relative, participating, operational, or other special rights, qualifications, limitations, or restrictions thereof.

     The federal income tax consequences and special considerations applicable to any such series of Preferred Stock will be generally described in the Prospectus Supplement relating thereto.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     The following summary and the summary in any Prospectus Supplement of the terms and provisions of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable Deposit Agreement, which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part.

     The Company may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than full shares of Preferred Stock. In the event such option is exercised, the Company will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the applicable Prospectus Supplement) of a share of a particular series of Preferred Stock as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (a "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (a "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock underlying by such Depositary Share, to all the rights and preferences of the Preferred Stock underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional interests in shares of Preferred Stock in accordance with the terms of the offering.

     Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense. In addition, subject to the terms of the Deposit Agreement, holders of Depositary Shares are entitled to withdraw and receive, upon surrender of Depositary Receipts, certificates evidencing the fractional number of shares of Preferred Stock (but only whole shares thereof) represented by such Depositary Receipts. Partial shares of Preferred Stock will not be issued.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the number of such Depositary Shares owned by such holders. The Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributable will be held by the Depositary (without liability for interest thereon) and will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, in proportion to the number of such Depositary Shares owned by such holders, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable to effect such distribution, including the sale of such property and distribution of the net proceeds from such sale to such holders.

REDEMPTION OF DEPOSITARY SHARES

     If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock represented by Depositary Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock represented by Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding under such Deposit Agreement. Each Deposit Agreement will provide that each holder of Depositary Shares at the time any such amendment becomes effective that continues to hold such Depositary Shares will be deemed to have consented to such amendment and will be bound thereby. A Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock underlying such Depositary Shares in connection with any liquidation, dissolution or winding up of holdings and such distribution has been distributed to the holders of the related Depositary Receipts.

CHARGES OF DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of any Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Shares and any redemption or conversion of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of Preferred Stock upon surrender of Depositary Receipts, as are expressly provided in the relevant Deposit Agreement to be for their accounts.

MISCELLANEOUS

     The Depositary will forward to holders of Depositary Receipts all reports and communications from the Company that are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

     Neither any Depositary nor the Company will assume any obligation or will be subject to any liability under a Deposit Agreement to holders of the Depositary Shares other than for its negligence or willful misconduct. Neither any Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under a Deposit Agreement. The obligations of the Company and any Depositary under a Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and any Depositary may rely on written advice of counsel or accountants, on information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed in good faith to be competent to give such information and on documents believes to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

     A Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove any Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

                          DESCRIPTION OF COMMON STOCK

     The Company's Certificate of Incorporation, as amended, currently authorizes the Company to issue up to 50,000,000 shares of Common Stock. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. There are no redemption provisions with respect to any shares of Common Stock. All of the outstanding shares of Common Stock are, and the Common Stock offered hereby will be, upon issuance against full payment of the purchase price therefor, fully paid and nonassessable. As of April 22, 1998 there were issued and outstanding 26,668,910 shares of Common Stock.

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services L.L.C.

                  DESCRIPTION OF THE STOCK PURCHASE CONTRACTS
                          AND THE STOCK PURCHASE UNITS

     The Company may issue Stock Purchase Contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock or Preferred Stock at a future date or dates. The consideration per share of Common Stock or Preferred Stock may be fixed at the time of the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. Any such formula may include anti-dilution provisions to adjust the number of shares issuable pursuant to such Stock Purchase Contracts upon the occurrence of certain events. The Stock Purchase Contracts may be issued separately or as a part of Stock Purchase Units consisting of a Stock Purchase Contract and Debt Securities, Trust Preferred Securities or debt obligations of third parties, including U. S. Treasury securities, securing the holders' obligations to purchase the Common Stock or Preferred Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Contracts or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the Prospectus Supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depository arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

     Each Tesoro Capital Trust may issue, from time to time, only one series of Trust Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each Tesoro Capital Trust authorizes the Regular Trustees of such Tesoro Capital Trust to issue on behalf of such Tesoro Capital Trust one series of Trust Preferred Securities. The Declaration will be qualified as an indenture under the TIA. The Trust Preferred Securities will have such terms, including distributions, redemption, voting, conversion, exchange, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act. Reference is made to the Prospectus Supplement relating to the Trust Preferred Securities of the Tesoro Capital Trust for specific terms, including (a) the distinctive designation of such Trust Preferred Securities;

(b) the number of Trust Preferred Securities issued by such Tesoro Capital Trust; (c) the annual distribution rate (or method of determining such rate) for Trust Preferred Securities issued by such Tesoro Capital Trust and the date or dates upon which such distributions shall be payable; provided, however, that distributions on such Trust Preferred Securities shall be payable on a quarterly basis to holders of such Trust Preferred Securities as of a record date in each quarter during which such Trust Preferred Securities are outstanding; (d) whether distributions on Trust Preferred Securities issued by such Tesoro Capital Trust shall be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Trust Preferred Securities issued by such Tesoro Capital Trust shall be cumulative;
(e) the amount or amounts which shall be paid out of the assets of such Tesoro Capital Trust to the holders of Trust Preferred Securities of such Tesoro Capital Trust upon voluntary or involuntary dissolution, winding-up or termination of such Tesoro Capital Trust; (f) the obligation, if any, of such Tesoro Capital Trust to purchase or redeem Trust Preferred Securities issued by such Tesoro Capital Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Trust Preferred Securities issued by such Tesoro Capital Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (g) the voting rights, if any, of Trust Preferred Securities issued by such Tesoro Capital Trust in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for the approval by the holders of Trust Preferred Securities, or of Trust Preferred Securities issued by one or more Tesoro Capital Trusts, or of both, as a condition to specified action or amendments to the Declaration of such Tesoro Capital Trust; (h) the terms and conditions, if any, upon which the assets of such Tesoro Capital Trust may be distributed to holders of Trust Preferred Securities; (i) provisions regarding convertibility or exchangeability of the Trust Preferred Securities for capital stock of Tesoro; (j) if applicable, any securities exchange upon which the Trust Preferred Securities shall be listed; and (k) any other relevant rights, preferences, privileges, limitations or restrictions of Trust Preferred Securities issued by such Tesoro Capital Trust not inconsistent with the Declaration of such Tesoro Capital Trust or with applicable law. All Trust Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of the Trust Guarantees." Any U.S. federal income tax considerations applicable to any offering of Trust Preferred Securities will be described in the Prospectus Supplement relating thereto.

     In connection with the issuance of Trust Preferred Securities, each Tesoro Capital Trust will issue one series of Trust Common Securities. The Declaration of each Tesoro Capital Trust authorizes the Regular Trustees of such trust to issue on behalf of such Tesoro Capital Trust one series of Trust Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Trust Common Securities issued by a Tesoro Capital Trust will be substantially identical to the terms of the Trust Preferred Securities issued by such Tesoro Capital Trust, and the Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities except that, upon an event of default under the Declaration, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. Except in certain limited circumstances, the Trust Common Securities will also carry the right to vote to appoint, remove or replace any of the Trustees of a Tesoro Capital Trust. All of the Trust Common Securities of each Tesoro Capital Trust will be directly or indirectly owned by the Company.

                      DESCRIPTION OF THE TRUST GUARANTEES

     Set forth below is a summary of information concerning the Trust Guarantees which will be executed and delivered by Tesoro from time to time for the benefit of the holders of the Trust Preferred Securities. Each Trust Guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as indenture trustee under each Trust Guarantee (the "Trust Guarantee Trustee"). The terms of each Trust Guarantee will be those set forth in such Trust Guarantee and those made part of such Trust Guarantee by the Trust Indenture Act. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Trust Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act.

Each Trust Guarantee will be held by the Trust Guarantee Trustee for the benefit of the holders of the Trust Preferred Securities of the applicable Tesoro Capital Trust.

GENERAL

     Pursuant to each Trust Guarantee, Tesoro will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Trust Preferred Securities issued by a Tesoro Capital Trust, the Trust Guarantee Payments (as defined herein) (except to the extent paid by such Tesoro Capital Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such Tesoro Capital Trust may have or assert. The following payments with respect to Trust Preferred Securities issued by a Tesoro Capital Trust to the extent not paid by such Tesoro Capital Trust (the "Trust Guarantee Payments"), will be subject to the Trust Guarantee thereon (without duplication): (i) any accrued and unpaid distributions which are required to be paid on such Trust Preferred Securities, to the extent such Tesoro Capital Trust shall have funds available therefor; (ii) the redemption price, including all accrued and unpaid distributions (the "Redemption Price"), to the extent such Tesoro Capital Trust has funds available therefor with respect to any Trust Preferred Securities called for redemption by such Tesoro Capital Trust; and
(iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Tesoro Capital Trust (other than in connection with the distribution of the assets of such Tesoro Capital Trust to the holders of Trust Preferred Securities or the redemption of all of the Trust Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Trust Preferred Securities to the date of payment, to the extent such Tesoro Capital Trust has funds available therefor and (b) the amount of assets of such Tesoro Capital Trust remaining available for distribution to holders of such Trust Preferred Securities in liquidation of such Tesoro Capital Trust. Tesoro's obligation to make a Trust Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Trust Preferred Securities or by causing the applicable Tesoro Capital Trust to pay such amounts to such holders.

     Each Trust Guarantee will be a full and unconditional guarantee with respect to the Trust Preferred Securities issued by the applicable Tesoro Capital Trust, but will not apply to any payment of distributions except to the extent such Tesoro Capital Trust shall have funds available therefor. If Tesoro does not make interest payments on the Subordinated Debt Securities purchased by a Tesoro Capital Trust, such Tesoro Capital Trust will not pay distributions on the Trust Preferred Securities issued by such Tesoro Capital Trust and will not have funds available therefor. See "Description of the Subordinated Debt Securities -- Certain Covenants."

     Tesoro has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Tesoro Capital Trusts with respect to the Trust Common Securities (the "Trust Common Securities Guarantees") to the same extent as the Trust Guarantees, except that upon an event of default under the Subordinated Indenture, holders of Trust Preferred Securities shall have priority over holders of Trust Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS

     In each Trust Guarantee, Tesoro will covenant that, so long as any Trust Preferred Securities issued by the applicable Tesoro Capital Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such Trust Guarantee or the Declaration of such Tesoro Capital Trust, then (a) Tesoro shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make any liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Tesoro Common Stock in connection with the satisfaction by Tesoro of its obligations under any employee benefit plans or the satisfaction by Tesoro of its obligations pursuant to any contract or security requiring Tesoro to purchase shares of Company Common Stock or, (ii) the purchase of fractional interests in shares of Company capital stock as a result of a reclassification of Company capital stock or the exchange or conversion of one class or series of Company capital stock for another class or series of Company capital stock or make any guarantee payments with respect to the foregoing and (b) Tesoro shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by Tesoro which rank pari passu with or junior to the Subordinated Debt Securities.

MODIFICATION OF THE TRUST GUARANTEES; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of Trust Preferred Securities (in which case no vote will be required), each Trust Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Trust Preferred Securities issued by the applicable Tesoro Capital Trust. The manner of obtaining any such approval of holders of such Trust Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Trust Guarantee shall bind the successors, assigns, receivers, trustees and representatives of Tesoro and shall inure to the benefit of the holders of the Trust Preferred Securities of the applicable Tesoro Capital Trust then outstanding.

TERMINATION

     Each Trust Guarantee will terminate as to the Trust Preferred Securities issued by the applicable Tesoro Capital Trust upon the first to occur of (a) full payment of the Redemption Price of all Trust Preferred Securities of such Tesoro Capital Trust, (b) distribution of the assets of such Tesoro Capital Trust to the holders of the Trust Preferred Securities of such Tesoro Capital Trust, and (c) full payment of the amounts payable upon liquidation of such Tesoro Capital Trust in accordance with the Declaration of such Tesoro Capital Trust. Each Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities issued by the applicable Tesoro Capital Trust must restore payment of any sums paid under such Trust Preferred Securities or such Trust Guarantee.

EVENTS OF DEFAULT

     An event of default under a Trust Guarantee will occur upon the failure of Tesoro to perform any of its payment or other obligations thereunder.

     The holders of a majority in liquidation amount of the Trust Preferred Securities relating to such Trust Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Guarantee Trustee in respect of the Trust Guarantee or to direct the exercise of any trust or power conferred upon the Trust Guarantee Trustee under such Trust Preferred Securities. If the Trust Guarantee Trustee fails to enforce such Trust Guarantee, any holder of Trust Preferred Securities relating to such Trust Guarantee may institute a legal proceeding directly against Tesoro to enforce the Trust Guarantee Trustee's rights under such Trust Guarantee, without first instituting a legal proceeding against the relevant Tesoro Capital Trust, the Trust Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if Tesoro has failed to make a guarantee payment, a holder of Trust Preferred Securities may directly institute a proceeding against Tesoro for enforcement of the Trust Guarantee for such payment. Tesoro waives any right or remedy to require that any action be brought first against such Tesoro Capital Trust or any other person or entity before proceeding directly against Tesoro.

STATUS OF THE TRUST GUARANTEES

     The Trust Guarantees will constitute unsecured obligations of Tesoro and will rank (i) subordinate and junior in right of payment to all other liabilities of Tesoro; (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by Tesoro and with any guarantee now or hereafter entered into by Tesoro in respect of any preferred or preference stock of any affiliate of Tesoro; and (iii) senior to the Tesoro Common Stock. The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities issued by the applicable Tesoro Capital Trust, by acceptance thereof, agrees to the subordination provisions and other terms of the Trust Guarantee relating thereto.

     The Trust Guarantees will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Trust Guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE TRUST GUARANTEE TRUSTEE

     The Trust Guarantee Trustee, prior to the occurrence of a default with respect to a Trust Guarantee, undertakes to perform only such duties as are specifically set forth in such Trust Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Trust Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Trust Guarantee at the request of any holder of Trust Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

     The Company and certain of its affiliates may, from time to time, maintain a banking relationship with the Trust Guarantee Trustee.

GOVERNING LAW

     The Trust Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
           THE SUBORDINATED DEBT SECURITIES AND THE TRUST GUARANTEES

     As long as Tesoro makes payments of interest and other payments when due on the Subordinated Debt Securities, such payments will be sufficient to cover distributions and other payments due on the Trust Preferred Securities, primarily because (i) the aggregate principal amount of the Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation preference of the Trust Securities; (ii) the interest rate and interest and other payment dates of the Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Trust Preferred Securities; (iii) Tesoro shall pay for all and any costs, expenses and liabilities of the Tesoro Capital Trusts except the Tesoro Capital Trusts' obligations to holders of the Trust Preferred Securities under the Trust Preferred Securities of the Tesoro Capital Trusts; and (iv) the Declaration of each Tesoro Capital Trust further provides that such Tesoro Capital Trust will not engage in any activity that is not consistent with the limited purposes of such Tesoro Capital Trust.

     Payments of distributions and other amounts due on the Trust Preferred Securities of a Tesoro Capital Trust (to the extent such Tesoro Capital Trust has funds available for the payment of such distributions) are irrevocably guaranteed by Tesoro as and to the extent set forth under "Description of Trust Guarantees." Taken together, Tesoro's obligations under the Subordinated Debt Securities, the Subordinated Indenture, the Declarations of the Tesoro Capital Trusts and the Trust Guarantees provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each of the Tesoro Capital Trust's obligations under the Trust Preferred Securities. If and to the extent that Tesoro does not make payments on the Subordinated Debt Securities, the Tesoro Capital Trusts will not pay distributions or other amounts due on the Trust Preferred Securities. The Trust Guarantees do not cover payment of distributions when a Tesoro Capital Trust does not have sufficient funds to pay such distributions. In such event, the remedies of a holder of the Trust Preferred Securities of such Tesoro Capital Trust are described herein under "Description of the Trust Guarantees -- Events of Default." The obligations of Tesoro under the Trust Guarantees are subordinate and junior in right of payment to all Senior Indebtedness of Tesoro.

     Notwithstanding anything to the contrary in the Subordinated Indenture and to the extent set forth therein, Tesoro has the right to set-off any payment it is otherwise required to make thereunder with and to the extent Tesoro has theretofore made, or is concurrently on the date of such payment making, a payment under a Trust Guarantee.

     A holder of Trust Preferred Securities of a Tesoro Capital Trust may institute a legal proceeding directly against Tesoro to enforce its rights under the Trust Guarantee with respect to such Tesoro Capital Trust without first instituting a legal proceeding against the Trust Guarantee Trustee, such Tesoro Capital Trust or any other person or entity.

     The Trust Preferred Securities of a Tesoro Capital Trust evidence a beneficial interest in such Tesoro Capital Trust. The Tesoro Capital Trusts exist for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in Subordinated Debt Securities. A principal difference between the rights of a holder of Trust Preferred Securities and a holder of Subordinated Debt Securities is that a holder of Subordinated Debt Securities is entitled to receive from Tesoro the principal amount of and interest accrued on Subordinated Debt Securities held, while a holder of Trust Preferred Securities is entitled to receive distributions from a Tesoro Capital Trust (or from Tesoro under the Trust Guarantee) if and to the extent such Tesoro Capital Trust has funds available for the payment of such distributions.

     Upon any voluntary or involuntary termination, winding-up or liquidation of a Tesoro Capital Trust involving the liquidation of the Subordinated Debt Securities, the holders of the Trust Preferred Securities of such Tesoro Capital Trust will be entitled to receive, out of assets held by such Tesoro Capital Trust and after satisfaction of liabilities to creditors of such Tesoro Capital Trust as provided by applicable law, the liquidation distribution in cash. See "Description of Trust Preferred Securities." Upon any voluntary or involuntary liquidation or bankruptcy of Tesoro, the Property Trustee of a Tesoro Capital Trust, as holder of the Subordinated Debt Securities of such Trust, would be a subordinated creditor of Tesoro, subordinated in right of payment to all Senior Indebtedness of Tesoro, but entitled to receive payment in full of principal and interest, before any shareholders of Tesoro receive payments or distributions. Since Tesoro is the guarantor under the Trust Guarantees and has agreed to pay for all costs, expenses and liabilities of the Tesoro Capital Trusts (other than the Tesoro Capital Trusts' obligations to the holders of the Trust Preferred Securities), the positions of a holder of Trust Preferred Securities and a holder of Subordinated Debt Securities relative to other creditors and to shareholders of Tesoro in the event of liquidation or bankruptcy of Tesoro would be substantially the same.

     A default or event of default under any Senior Indebtedness of Tesoro will not constitute a default or Event of Default under the Subordinated Indenture. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness of Tesoro, the subordination provisions of the Subordinated Indenture provide that no payments may be made in respect of the Subordinated Debt Securities until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Subordinated Debt Securities would constitute an Event of Default under the Subordinated Indenture with respect thereto.

                              PLAN OF DISTRIBUTION

     The Company and any Tesoro Capital Trust may offer or sell the Securities and the Trust Preferred Securities, respectively, to or through one or more underwriters, dealers or agents as designated from time to time, or through a combination of such methods and also may offer or sell the Securities and the Trust Preferred Securities, respectively, directly to one or more other purchasers. The Company and any Tesoro Capital Trust may sell the Securities and the Trust Preferred Securities, respectively, as soon as practicable after effectiveness of the Registration Statement of which this Prospectus is a part.

     A Prospectus Supplement will set forth the terms of the offering of the particular series of Securities offered thereby, including: (i) the name or names of any underwriters or agents; (ii) the initial public offering or purchase price of such series of Securities; (iii) any underwriting discounts, commissions, and other items constituting underwriters' compensation and any other discount, concessions, or commissions allowed or reallowed or paid by any underwriters to other dealers; (iv) any commissions paid to any agents; (v) the net proceeds to the Company from the sales; (vi) the net proceeds to a Tesoro Capital Trust; and (vii) any securities exchanges or markets on which the Securities may be listed.

     Unless otherwise set forth in the Prospectus Supplement relating to a particular series of Securities, the obligations of the underwriters to purchase such series of Securities will be subject to certain conditions precedent and each of the underwriters with respect to such series of Securities will be obligated to purchase all of the Securities of such series allocated to it if any such Securities are purchased. Any initial public offering price and any discounts or concessions allowed, reallowed, or paid to dealers may be changed from time to time.

     The Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company or the Tesoro Capital Trust, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company or the Tesoro Capital Trust, and its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the Securities remarketed thereby.

     The Securities may be offered and sold by the Company or any Tesoro Capital Trust, respectively, directly or through agents designated by the Company or any Tesoro Capital Trust from time to time. Unless otherwise indicated in the related Prospectus Supplement, each such agent will be acting on a best efforts basis for the period of its appointment. Any agent participating in the distribution of Securities may be deemed to be an "underwriter," as that term is defined in the Securities Act, of the Securities so offered and sold. The Securities also may be sold to dealers at the applicable price to the public set forth in the Prospectus Supplement relating to such series of Securities. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company or a Tesoro Capital Trust, to indemnification by the Company or such Tesoro Capital Trust against certain civil liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company in the ordinary course of business.

     Other than the Common Stock, Preferred Stock and Senior Debt Securities, all Securities offered will be a new issue of securities with no established trading market. Any underwriter to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Securities may or may not be listed on a national securities exchange or a foreign securities exchange, except that the Common Stock is listed for trading on the NYSE and the PSE. Any Common Stock sold pursuant to a Prospectus Supplement will be listed for trading on the NYSE and the PSE, subject to official notice of issuance. No assurance can be given as to the liquidity of or the trading markets for any Securities.

                                 LEGAL MATTERS

     The validity of the Securities will be passed upon for the Company and the Trusts by Fulbright & Jaworski L.L.P., Washington, D.C. Certain matters of Delaware law relating to the validity of the Trust Preferred Securities will be
passed upon for the Company and the Tesoro Capital Trusts by           ,
Wilmington, Delaware, special Delaware counsel to the Company and the Tesoro Capital Trusts. If the Securities are being distributed in an underwritten offering, the validity of the Securities will be passed upon for the underwriters by counsel identified in the related Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The information incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 relating to estimated proved reserves of oil and gas and the related estimates of future net cash flows and present values thereof as of December 31, 1995, December 31, 1996 and December 31, 1997 have been prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers, and are incorporated by reference herein upon the authority of such firm as an expert in petroleum engineering.

     [map reflecting the locations of certain of the Company's operations]

UPSTREAM

DOMESTIC EXPLORATION AND PRODUCTION Domestically, the Company's Exploration and Production operations are focused in Louisiana and Texas. The Company has net proved reserves in the U.S. of more than 150 Bcfe located in four core areas: the Wilcox Trend in South Texas, the Val Verde Basin in Southwest Texas, the Frio/Vicksburg Trend along the U.S. Gulf Coast and the East Texas Basin.

LATIN AMERICAN EXPLORATION AND PRODUCTION Internationally, the Company's Exploration and Production operations are focused in Bolivia. The Company has proved reserves in Bolivia of more than 366 Bcfe. A significant portion of the Company's Bolivian proved developed reserves is currently shut-in due to limited access to markets. However, during 1997, third parties commenced construction on a new 1,900-mile gas pipeline from Bolivia to Brazil, which the Company believes will significantly increase the market for its Bolivian production.

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     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus Supplement, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus Supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus Supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates. This Prospectus Supplement does not constitute an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                          ---------------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                               PAGE
                                               -----
Summary......................................    S-1
Forward-Looking Statements...................   S-14
Risk Factors.................................   S-15
Use of Proceeds..............................   S-25
Capitalization...............................   S-26
Pro Forma Financial Statements...............   S-27
Selected Historical Financial Data...........   S-33
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.................................   S-35
Business.....................................   S-53
Management...................................   S-73
Principal Stockholders.......................   S-77
Description of Indebtedness..................   S-80
Description of Capital Stock.................   S-84
Description of PIES..........................   S-87
Description of Depositary Arrangements.......   S-98
Underwriting.................................  S-102
Legal Matters................................  S-104
Experts......................................  S-104
Index to Financial Statements................    F-1

                     Prospectus
Available Information........................      i
Incorporation of Certain Documents by
  Reference..................................      i
Certain Forward-Looking Statements...........     ii
The Company..................................      1
Recent Developments..........................      1
The Tesoro Capital Trusts....................      2
The Subsidiary Guarantors....................      2
Use of Proceeds..............................      3
Ratio of Earnings to Fixed Charges...........      3
Risk Factors.................................      3
Description of Debt Securities...............      4
Description of Preferred Stock...............     10
Description of Depositary Shares.............     11
Description of Common Stock..................     14
Description of the Stock Purchase Contracts
  and the Stock Purchase Units...............     14
Description of the Trust Preferred
  Securities.................................     14
Description of the Trust Guarantees..........     15
Relationship Among the Trust Preferred
  Securities, the Subordinated Debt
  Securities and the Trust
  Guarantees.................................     18
Plan of Distribution.........................     19
Legal Matters................................     20
Experts......................................     20

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                                   9,000,000
                                 PREMIUM INCOME
                       EQUITY SECURITIES(SM) ("PIES(SM)")

                                  TESORO LOGO

                                TESORO PETROLEUM
                                  CORPORATION
                        Consisting of Depositary Shares,
                      Each Representing One One-Hundredth
                        of a Share of 7 1/4% Mandatorily
                          Convertible Preferred Stock

                          ---------------------------

                             PROSPECTUS SUPPLEMENT
                                 June 26, 1998
                          ---------------------------

                                LEHMAN BROTHERS

                                 HOWARD, WEIL,
                             LABOUISSE, FRIEDRICHS
                                  INCORPORATED

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